   As filed with the Securities and Exchange Commission on December 14, 2001
                                                          Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               -----------------
                      Resolution Performance Products LLC
              (Exact name of registrant as specified in charter)

         Delaware                    2821                   76-0607613
      (State or other          (Primary Standard         (I.R.S. Employer
       jurisdiction        IndustrialClassification   Identification Number)
    ofincorporation or           Code Number)
       organization)

                            RPP Capital Corporation
              (Exact name of registrant as specified in charter)

         Delaware                    2821                   76-0660306
      (State or other          (Primary Standard         (I.R.S. Employer
       jurisdiction        IndustrialClassification   Identification Number)
    ofincorporation or           Code Number)
       organization)

                         1600 Smith Street, Suite 2400
                             Houston, Texas 77002
                                (888) 949-2502
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                               -----------------

                              Marvin O. Schlanger
                            Chairman and President
                      Resolution Performance Products LLC
                         1600 Smith Street, Suite 2416
                             Houston, Texas 77002
                                (888) 949-2502
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                               -----------------

                                With a copy to:
                             Rosa A. Testani, Esq.
                                O'Sullivan LLP
                             30 Rockefeller Plaza
                           New York, New York 10112
                                (212) 408-2400

                               -----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

                               -----------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          Proposed        Proposed
                                             Amount       Maximum          Maximum
         Title of Each Class of              to be     Offering Price     Aggregate        Amount of
       Securities to be Registered         Registered     Per Note    Offering Price(1) Registration Fee
---------------------------------------------------------------------------------------------------------
13 1/2% Senior Subordinated Notes due 2010 $75,000,000      100%         $75,000,000        $17,925
---------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee.

                               -----------------

   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                Subject to Completion. Dated December 14, 2001.
PROSPECTUS

                            [LOGO] SMALL RESOLUTION
                      Resolution Performance Products LLC
                            RPP Capital Corporation

       Offer to Exchange All Outstanding $75,000,000 Principal Amount of
                  13 1/2% Senior Subordinated Notes Due 2010
                      For $75,000,000 Principal Amount of
                  13 1/2% Senior Subordinated Notes Due 2010
          Which Have Been Registered Under the Securities Act of 1933

The Exchange Offer:

 . We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that have been registered.

 . You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

 .  The exchange offer expires at 5:00 PM, New York City time, on      , 2002,
   unless we extend the offer.

The Exchange Notes:

 . The terms of the exchange notes to be issued in the exchange offer are substantially identical to the old notes, except that the exchange notes will be freely tradable by persons who are not affiliated with us.

 . No public market currently exists for the old notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

 . The exchange notes, like the old notes, will be unsecured, will not be guaranteed by any of our current subsidiaries, and will rank

    -- junior to all of our existing and future senior or secured debt;

    -- junior to all existing and future liabilities of our current subsidiaries;

    -- equally with all of our other existing and future unsecured senior subordinated debt; and

    -- senior to all subordinated debt that we may incur in the future, of which none currently exists.

You should carefully consider the risk factors beginning on page 14 of this prospectus before participating in the exchange offer.

                               -----------------

    Neither the Securities and Exchange Commission nor any state securities commission has
approved or disapproved of these securities or passed upon the adequacy or accuracy
of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

                  The date of this prospectus is      , 2001.

                               TABLE OF CONTENTS

                                                            Page
                                                            ----
                Market and Industry Data and Forecasts.....   2
                Summary....................................   3
                Risk Factors...............................  14
                The Exchange Offer.........................  26
                Use of Proceeds............................  35
                Capitalization.............................  36
                Selected Historical and Pro Forma Financial
                  Information..............................  37
                Unaudited Pro Forma Financial
                  Information..............................  39
                Management's Discussion and Analysis of
                  Financial Condition and Results of
                  Operations...............................  48
                Business...................................  64
                Management.................................  85

                                                          Page
                                                          ----
                 Security Ownership of Certain Beneficial
                   Owners and Management.................  93
                 The Transactions........................  95
                 Certain Relationships and Related
                   Transactions..........................  98
                 Description of the Credit Agreement..... 109
                 Description of the Notes................ 112
                 Book-Entry; Delivery and Form........... 157
                 Exchange Offer; Registration Rights..... 159
                 U.S. Federal Income Tax Considerations.. 162
                 Plan of Distribution.................... 163
                 Legal Matters........................... 163
                 Experts................................. 163
                 Where You Can Find More Information..... 164
                 Index to Financial Statements........... F-1

                               -----------------

   Unless otherwise indicated in this prospectus, (1) the terms "RPP LLC," "we," "our," "ours" and "us" refer to Resolution Performance Products LLC and its subsidiaries, including the non-U.S. subsidiaries acquired in connection with or following the recapitalization described below, or, where the context requires, the operations of our predecessor, the epoxy resins and versatic acids and derivatives business of the Royal Dutch/Shell Group of Companies, (2) the term "RPP Capital" refers to RPP Capital Corporation, our wholly-owned subsidiary and a co-obligor on the notes, (3) the term "Issuers" refers to RPP LLC and RPP Capital, (4) the term "RPP Inc." refers to Resolution Performance Products Inc., our parent company, formerly known as Shell Epoxy Resins Inc. and (5) the term "RPP B.V." refers to Resolution Holdings B.V., our wholly-owned subsidiary. The financial data included in this prospectus relating to the period prior to the recapitalization come from the financial statements of the epoxy resins and versatic acids and derivatives business of Shell.

                               -----------------

Until      , 2002 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes, whether or not participating in this exchange offer, may be required to deliver a prospectus.

                    MARKET AND INDUSTRY DATA AND FORECASTS

   This prospectus includes market share and industry data and forecasts that we obtained from industry publications and surveys, consultant surveys and internal company surveys. The Chemical Economics Handbook--SRI International (1999 edition and updates thereto), reports prepared by the American Plastics Council, Inc. and FIDES (European Plastics Council), and studies prepared on our behalf by each of CPI Consulting Associates (1999) and Garnett Consulting
(1999), were the primary sources for third-party industry data and forecasts. Industry surveys and publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal company surveys, which we believe to be reliable based upon management's knowledge of the industry, have not been verified by independent sources. Except where otherwise noted, statements as to our position relative to our competitors or as to our market share for (a) epoxy resins are based on historical 2000 sales volume of liquid epoxy resins, (b) versatic acids and derivatives are based on historical 2000 sales volume and (c) bisphenol-A are based on historical 2000 production capacity.

                                  * * * * * *

   EPIKOTE(R) Resins, EPON(R) Resins, EPI-CURE(R) Curing Agents, EPI-REZ(R) Waterborne Resins, HELOXY(R) Modifiers, CARDURA(R) Glycidyl Ester, and VeoVa(R) Monomers are some of our primary trademarks. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

   The following summary highlights selected information from this prospectus and may not contain all of the information that you should consider before investing in the notes. This prospectus includes the specific terms of the notes, as well as information regarding our business, the recapitalization and related financing transactions and detailed financial data. You should read this prospectus in its entirety.

                                 OUR BUSINESS

   We are the leading global supplier of epoxy resins with an estimated market share in 2000 of 39% in the United States, 30% in Europe and 14% in Asia Pacific, and are also the leading global manufacturer of versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials, due to their excellent adhesion, effective corrosion resistance, strong electrical insulation and mechanical strength properties. We manufacture the two principal components, or intermediates, of epoxy resins, which are bisphenol-A, or BPA, and epichlorohydrin, or ECH. We are a global business with customers in three principal geographic regions. Regional sales based on customer location are comprised of the following: Americas (49% of revenues for the nine months ended September 30, 2001), Europe (37%) and Asia Pacific (14%). For the year ended December 31, 2000 and the nine months ended September 30, 2001, we generated pro forma revenue of $952 million and $670 million, respectively, pro forma Consolidated EBITDA (as described on page 13) of $151 million and $107 million, respectively, pro forma operating income of $96 million and $70 million, respectively, and pro forma net income of $12 million and $10 million, respectively. For the year ended December 31, 2000, we generated pro forma adjusted Consolidated EBITDA (as described on page 13) of $158 million.

   On November 14, 2000, RPP Holdings LLC, an affiliate of Apollo Management IV, L.P. acquired control of RPP Inc., our parent, in a recapitalization transaction. Prior to the recapitalization, RPP Inc. was a wholly owned subsidiary of the Royal Dutch/Shell Group of Companies. The total consideration paid in the recapitalization was approximately $857.7 million in cash and retained securities (net of $8.5 million of excess cash at RPP LLC used to fund the transactions), subject to adjustment, and a contingent subordinated note for up to $127 million, issued by RPP Inc. In connection with the recapitalization, RPP Holdings and some members of our management invested $185 million of cash and Shell had retained an investment of $15 million. We entered into a new senior secured credit agreement and distributed the proceeds from borrowings thereunder, together with the proceeds from the November 2000 offering of $200 million principal amount of 13 1/2% Senior Subordinated Notes due 2010, to RPP Inc. which in turn used the proceeds to fund $701.4 million of the recapitalization. As of December 1, 2001, on a fully-diluted basis for all management options and stock issuable under RPP Inc.'s stock option plan and restricted unit plan, Apollo Management and its affiliates and other institutional investors own (through their ownership of RPP Holdings) approximately 81.9% of the outstanding common stock of RPP Inc., management owns (through its ownership of RPP Holdings and RPP Inc.) approximately 11.3% of the outstanding common stock of RPP Inc. and Shell owns approximately 6.8% of the outstanding common stock of RPP Inc.

   The following chart summarizes our ownership (fully-diluted for all options and stock to management issuable under RPP Inc.'s stock option plan and restricted unit plan) and capital structure as of December 1, 2001:

                                    [GRAPHIC]

                                   FLOW CHART
--------
* Apollo Management, other institutional investors and some members of management have invested in RPP Inc. indirectly through their ownership of RPP Holdings. Although not depicted above, RPP Holdings directly owns 90.9% of the equity of RPP Inc. Apollo Management controls RPP Holdings.

                  SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

   On November 14, 2001, we completed the private offering of our 13 1/2% senior subordinated notes due 2010. We entered into a registration rights agreement with the placement agents in the private placement offering of the old notes. Under that agreement, we agreed to deliver to you this prospectus and to complete the exchange offer within 210 days after the date of original issuance of the old notes. You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

   . the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

   . the exchange notes are not entitled to the rights which are applicable to the old notes under the registration rights agreement; and

   . our obligation to pay additional interest on the old notes if (a) the exchange offer registration statement of which this prospectus forms a part is not declared effective by May 13, 2002 or (b) if the exchange offer is not consummated by June 12, 2002, in each case, at incremental rates ranging from 0.25% per annum to 1.0% per annum depending on how long we fail to comply with these deadlines, does not apply to the exchange notes.

The Exchange Offer..   We are offering to exchange up to $75.0 million
                       aggregate principal amount of 13 1/2% senior subordinated notes which have been registered under the Securities Act for up to $75.0 million aggregate principal amount of 13 1/2% senior subordinated notes which were issued on November 14, 2001. Old notes may be exchanged only in integral multiples of $1,000.

Resales.............   Based on an interpretation by the staff of the
                       Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you

                       . are acquiring the exchange notes in the ordinary
                         course of business, and

                       . have not engaged in, do not intend to engage in, and
                         have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

                       Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for the old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

                       Any holder of old notes who

                       . is our affiliate,

                       . does not acquire the exchange notes in the ordinary
                         course of its business, or

                       . tenders in the exchange offer with the intention to
                         participate, or for the purpose of participating, in a distribution of exchange notes, cannot rely on the position of the staff of the Commission express in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date;
  Withdrawal of
  Tenders...........   The exchange offer will expire at 5:00 PM, New York City
                       time, on   , 2002, or such later date and time to which
                       we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the
  Exchange Offer....   The exchange offer is subject to customary conditions,
                       some of which we may waive. See "The Exchange
                       Offer--Conditions to Exchange Offer."

Procedures for
  Tendering Old Notes  If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

                       By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                       . any exchange notes that you receive will be acquired
                         in the ordinary course of your business;

                       . you have no arrangement or understanding with any
                         person or entity to participate in the distribution of the exchange notes;

                       . if you are a broker-dealer that will receive exchange
                         notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

                       . you are not our "affiliate" as defined in Rule 405
                         under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery
  Procedures........   If you wish to tender your old notes and your old notes
                       are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's
                       Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer--Guaranteed
                       Delivery Procedures."

Effect on Holders of
  Old Notes.........   As a result of the making of, and upon acceptance for
                       exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay liquidated damages as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold your old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of
  Failure to Exchange  All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

U.S. Federal Income
  Tax Considerations   The exchange of old notes for exchange notes in the
                       exchange offer should not be a taxable event for U.S.
                       federal income tax purposes. See "U.S. Federal Income
                       Tax Considerations."

Use of Proceeds.....   We will not receive any cash proceeds from the issuance
                       of the exchange notes in the exchange offer.

Exchange Agent......   The Bank of New York is the exchange agent for the
                       exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned
                       "The Exchange Offer--Exchange Agent."

                  SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

   The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the exchange notes, see "Description of the Notes."

Issuers.....................  Resolution Performance Products LLC and RPP
                              Capital Corporation.

Exchange Notes Offered......  $75,000,000 aggregate principal amount of 13 1/2%
                              Senior Subordinated Notes due 2010. The exchange notes offered hereby are an additional issuance of our 13 1/2% Senior Subordinated Notes Due 2010 and will be treated as a single class with the existing $200 million principal amount of such notes originally issued on November 14, 2000 and any old notes that are not exchanged in the exchange offer.

Maturity....................  November 15, 2010.

Interest....................  Interest will be payable semi-annually in cash on
                              May 15 and November 15, beginning November 15,
                              2001.

                              Holders of old notes whose old notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from November 15, 2001, the most recent date to which interest on the old notes has been paid, to the date of issuance of the exchange notes. Consequently, holders who exchange their old notes for exchange notes will receive the same interest payment on May 15, 2002 (the first interest payment date with respect to the old notes and the exchange notes following consummation of the exchange offer) that they would have received if they had not accepted the exchange offer.
Optional Redemption.........  We may redeem any of the exchange notes beginning on November 15, 2005. The initial redemption price is 106.750% of their principal amount, plus accrued interest. The redemption price will decline each year after 2005 and will be 100% of their principal amount, plus accrued interest, beginning on November 15, 2008.

                              In addition, if a change of control occurs before November 15, 2005, we may redeem the exchange notes at a redemption price equal to 100% of their principal amount, plus accrued interest, plus a "make-whole" premium.

Excess Cash Flow Repurchase
  Offer.....................  If we have excess cash flow for any fiscal year, we will be required, subject to certain
                              exceptions and limitations, to make an offer to purchase, on a pro rata basis, exchange notes with 50% of the excess cash flow, reduced however by the amount of any similar payments we elect or are required to make to our senior lenders or other holders of senior indebtedness, at a price equal to 100% of their principal amount plus accrued interest to the date of purchase. The term excess cash flow has the same meaning specified in the credit agreement as in effect on November 14, 2000, without giving effect to any amendments thereto.

Change of Control...........  Upon the occurrence of a change of control, holders of the exchange notes will have the right to require us to repurchase their notes at a price equal to 101% of their principal amount plus accrued interest to the date of repurchase. We may not have sufficient funds available at the time of any change of control to make any required debt repayment.

Ranking.....................  The exchange notes will be senior subordinated unsecured obligations. The exchange notes will rank equally in right of payment with all of our senior subordinated unsecured indebtedness, including the $200 million of existing notes, and will rank senior to all of our subordinated indebtedness. The exchange notes will be junior to all of our senior or secured indebtedness and all liabilities of our subsidiaries that do not guarantee the exchange notes. Because none of our existing subsidiaries guarantee the exchange notes, the notes will be junior to all existing and future liabilities of our current subsidiaries.

                              As of September 30, 2001, after giving effect to the offering of the old notes and the use of proceeds therefrom, we would have had:

                              . $326.0 million of senior indebtedness;

                              . $277.5 million of senior subordinated
                                indebtedness consisting of the existing notes and the old notes; and

                              . no subordinated indebtedness.

                              As of September 30, 2001, our subsidiaries had $200 million of liabilities.

Certain Covenants...........  The terms of the exchange notes and indenture will restrict our ability and the ability of our restricted subsidiaries to:

                              . incur more indebtedness, including guarantees;

                              . create liens;

                              . pay dividends and make distributions in respect
                                of our capital stock;

                              . enter into agreements that restrict our
                                subsidiaries' ability to pay dividends or make distributions;

                              . redeem or repurchase our capital stock;

                              . make investments or other restricted payments;

                              . sell assets;

                              . issue or sell stock of restricted subsidiaries;

                              . enter into transactions with affiliates;

                              . merge or consolidate; and

                              . incur senior subordinated indebtedness.

                              These covenants are subject to a number of important exceptions.

                                 RISK FACTORS

   See "Risk Factors" beginning on page 14 for a discussion of certain risks relating to us, our business and an investment in the exchange notes before participating in the exchange offer.

                               -----------------

   We are a Delaware limited liability company formed in May 1999 and a wholly-owned subsidiary of Resolution Performance Products Inc., a Delaware corporation formed in June 1999 which acquired all of the assets and certain liabilities of the epoxy resins business of Shell pursuant to a contribution agreement dated July 1, 1999. RPP Capital Corporation, our wholly-owned subsidiary, is a Delaware corporation formed in October 2000 to serve as a co-issuer of the notes and has nominal assets and no operations. Our principal executive offices are located at 1600 Smith Street, Houston, Texas 77002 and our telephone number is (888) 949-2502.

            SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

   The following table sets forth summary historical financial information, summary unaudited pro forma financial information and other historical and pro forma financial data. The historical statement of income data for the fiscal years ended December 31, 1998, 1999 and 2000 and the historical balance sheet data as of December 31, 1999 and 2000 are derived from our audited consolidated and combined financial statements included elsewhere in this prospectus. The historical statement of income data for the fiscal years ended December 31, 1996 and 1997 and the historical balance sheet data as of December 31, 1997 and 1998 are derived from our audited combined financial statements that are not included herein. The historical statement of income data for the nine months ended September 30, 2001 and September 30, 2000 and the historical balance sheet data as of December 31, 1996 and September 30, 2001 are derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the period. The results of operations for the interim periods are not necessarily indicative of the operating results for the entire year or any future period.

   The summary unaudited pro forma statement of income data for the fiscal year ended December 31, 2000 gives effect to the recapitalization transactions, the acquisition of the remaining 50% of the Elenac GmbH Resins Business and the offering of the old notes and the use of proceeds therefrom as if they had occurred at the beginning of the period presented. The unaudited pro forma statement of income data for the nine months ended September 30, 2001 gives effect to the offering of the old notes and the use of proceeds therefrom as if they had occurred at the beginning of the period presented. The unaudited pro forma balance sheet data gives effect to the offering of the old notes and the use of proceeds therefrom as if they had occurred on September 30, 2001. We do not claim or represent that the following summary unaudited pro forma financial information is indicative of the results that would have been reported had the recapitalization transactions, the acquisition of the remaining 50% of the Elenac GmbH Resins Business and the offering of the old notes and the use of proceeds therefrom actually occurred on the dates indicated above, nor is it indicative of our future results. There can be no assurance that the assumptions used by management (which they believe are reasonable) in the preparation of the summary unaudited pro forma financial information will prove to be correct.

   The information contained in this table should also be read in conjunction with "Unaudited Pro Forma Financial Information," "Selected Historical and Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated and combined financial statements and accompanying notes thereto included elsewhere in this prospectus.

                                                       Historical(1)                                Pro Forma
                                 ---------------------------------------------------------  -------------------------


                                                                                                             For the
                                                                             For the nine                  nine months
                                                                             months ended   For the fiscal    ended
                                  For the fiscal years ended December 31,    September 30,    year ended    September
                                 -----------------------------------------  --------------   December 31,      30,
                                   1996     1997     1998   1999     2000    2000    2001        2000         2001
                                 -------- --------  ------ -------  ------  ------  ------  -------------- -----------
                                                     (in millions, except ratios and percentages)
Statement of Income Data:
Revenues........................ $1,009.8 $1,016.3  $995.4 $ 941.8  $948.9  $708.6  $670.4      $952.0       $670.4
Purchases and variable product
 costs..........................    530.4    571.7   539.5   510.0   578.8   439.5   388.5       550.3        388.5
Operating expenses..............    198.6    194.8   197.4   182.4   165.8   126.4   110.2       165.2        110.2
Selling, general and
 administrative expenses........     61.5     60.9    62.0    59.1    53.9    39.8    45.5        62.3         45.5
Depreciation and amortization(2)     56.8     56.6    35.1    34.0    34.0    25.7    25.4        34.0         25.4
Research and development
 expenses.......................     36.4     34.1    29.2    30.8    25.6    17.6    19.9        25.8         19.9
Special charges(3)..............      0.5     (1.4)   24.1     6.0    49.4     1.7    11.0        18.0         11.0
Operating income................    125.6     99.6   108.1   119.5    41.4    57.9    69.9        96.4         69.9
Interest expense, net...........       --       --      --      --     9.0      --    52.2        75.1         54.4
Income from equity investment...      2.0      2.0     1.0     2.0     3.0     2.2     0.6         2.9          0.6
Net income......................     82.5     66.5    66.7    76.5    19.4    37.3    11.1        12.1          9.7
Other Financial Data:
Cash flows from operating
 activities.....................       --       --      -- $ 134.0  $114.0  $ 58.0  $ 77.0      $111.0       $ 75.0
Cash flows from investing
 activities.....................       --       --      --  (103.0)  (17.0)  (12.0)    5.0       (17.0)         5.0
Cash flows from financing
 activities.....................       --       --      --   (31.0)  (78.0)  (46.0)  (77.0)      (78.0)       (77.0)
Consolidated EBITDA(4)(5).......       --       --      -- $ 161.5  $127.8  $ 87.5  $106.9      $151.3       $106.9
Consolidated EBITDA margin(6)...       --       --      --    17.1%   13.5%   12.3%   15.9%       15.9%        15.9%
Capital expenditures(7)......... $   51.0 $   42.0  $ 59.0 $  34.0  $ 18.0  $  9.0  $ 14.0      $ 18.0       $ 14.0
Balance Sheet Data
 (at period end):
Total assets.................... $  791.7 $  775.1  $719.0 $ 743.0  $792.0  $716.0  $737.5         N/A       $739.9
Total debt......................       --       --      --      --  $681.4      --  $601.1         N/A       $603.5

--------
(1) Historical financial information for the fiscal years ended December 31, 1996, 1997, 1998, 1999 and for the nine months ended September 30, 2000 were restated to reflect the retroactive effect of the change in our method of accounting for our inventories in the United States from LIFO (last-in, first-out) method to FIFO (first-in, first-out) method, effective November 1, 2000.
(2) Effective January 1, 1998, we revised the useful life of certain manufacturing facilities from 10 years to 20 years. This change in estimate reduced 1998 depreciation expense by $22.0.
(3) Special charges consist of non-recurring costs such as transaction, transition and severance costs related to restructuring or cost reduction programs. Transition costs, which are determined by management, are expenses incurred outside the ordinary course of business that relate to the activities required to establish RPP LLC as an independent company. Special charges also include $0.5, $(1.4), $24.1, $6.0 and $3.0 of employee severance costs for the fiscal years ended December 31, 1996, 1997, 1998, and 1999 and for the nine months period ended September 30, 2001, respectively.
(4) Consolidated EBITDA represents income before income taxes, interest expense, special charges and depreciation and amortization. Consolidated EBITDA for the periods presented corresponds with the identically titled definition used as a measure in the indenture and our credit agreement for determining our compliance with covenants contained in those agreements. In addition, Consolidated EBITDA is presented because it is used by investors to analyze and compare operating performance and to determine a company's ability to service and/or incur debt. However, Consolidated EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Consolidated EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies.
(5)Pro forma Consolidated EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. Pro forma Consolidated EBITDA as shown for the fiscal year ended December 31, 2000 has not been adjusted by $6.6 of projected annual reduction of fixed costs that were previously announced in connection with the recapitalization transactions consisting of (x) $2.5 relating to overhead to be eliminated by actions such as closing several Asian sales operations and conversion to distributorships, reducing certain identified discretionary expenses, headcount reductions, rationalization of warehouse space and reductions in packaging costs from the conversion of a particular labeling system, (y) $2.0 relating to manufacturing cost improvements for activities previously performed by Shell, with regard to which management has developed a plan for these services to be performed either in-house or on a contract basis at a lower cost and by the expected cancellation of other miscellaneous manufacturing related agreements in Europe, and (z) $2.1 relating to the expected cancellation of certain agreements with Shell where we believe we can perform similar services, at a lower cost, such as agreements that relate to the optimization of our research and development function (which we expect will be completed by the end of 2001) and the cessation and replacement of certain services for our Japanese joint venture. Adjusting pro forma Consolidated EBITDA shown above for these items, we would have had pro forma adjusted Consolidated EBITDA of $158 for the fiscal year ended December 31, 2000. We expect to incur additional one-time costs to achieve these cost savings of approximately $3.1 which are not reflected in these cost savings. While we consider the numerical specificity of these projected cost savings to be reasonable, they are based on various assumptions that are subject to inherent uncertainty. Management does not believe that achieving these cost savings will have a negative effect on revenues. We are unable to give any assurance that the cost savings will be realized within the time frame we currently expect or at all, that the costs necessary to achieve any of these savings will not exceed our expectations or that they will not have a negative effect on revenues. For a discussion of important factors that could cause actual results to differ materially from our projections, see "Risk Factors--Projected Information" and "--Forward-Looking Statements."
(6)Consolidated EBITDA margin is calculated as a percentage of revenues. Pro forma Consolidated EBITDA margin is calculated as a percentage of pro forma revenues.
(7)The capital expenditure amounts for the year ended December 31, 1999 exclude the repurchase of certain equipment held under a synthetic lease. During 1998, we entered into a sale/leaseback transaction for certain of our assets. In 1999, we repurchased these assets, requiring an outlay of $71.

                                 RISK FACTORS

   You should carefully consider the risks described below before participating in this exchange offer. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risk Factors Related to an Investment in the Notes

  Substantial Indebtedness--Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments on the notes.

   As a result of the transactions, we are a highly leveraged company. As of September 30, 2001, we would have had, on a pro forma basis after giving effect to the offering of the old notes and the use of proceeds therefrom, $603.5 million of outstanding indebtedness, including approximately $326.0 million of indebtedness other than the $200 million of existing notes and the $75 million of old notes, all of which would have been senior to the notes. In addition to the amount then outstanding, we could have borrowed an additional $149 million under the revolving credit facility which, if borrowed, also would have been senior to the notes. Further, as of September 30, 2001, our subsidiaries had $200 million of liabilities, all of which ranks senior in right of payment to the notes. This level of indebtedness could have important consequences for you, including the following:

   . it may limit our ability to borrow money or sell stock for our working capital, capital expenditures, debt service requirements or other purposes;

   . it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

   . we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

   . it may make us more vulnerable to a downturn in our business or the economy;

   . the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

   . a substantial portion of our cash flow from operations could be dedicated to the repayment of our indebtedness and would not be available for other purposes; and

   . there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

  Substantial Indebtedness--Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

   The terms of the indenture do not prohibit us from incurring significant additional indebtedness in the future. As of September 30, 2001, on a pro forma basis after giving effect to the offering of the old notes and the use of proceeds therefrom we would have had $149 million available for additional borrowing under the revolving credit facility under the credit agreement, including the subfacility for letters of credit. All borrowings under the credit agreement will be senior to the notes. Accordingly, at September 30, 2001, on a pro forma basis, we could have had borrowings of up to $475.0 million outstanding under the credit agreement, all of which would have been senior to the notes.

  Subordination--Your right to receive payments on the notes will be junior to the credit agreement and possibly all future borrowings such that, if we go bankrupt, we may not be able to make payments on the notes because we first need to pay all of these senior obligations in full.

   The notes are unsecured, and we will have other debt obligations that come before the notes, including, on a pro forma basis, all $475.0 million of indebtedness borrowed or available for borrowing under the credit agreement and any additional senior debt we may incur. Consequently, in the event of any payment or distribution of our assets upon bankruptcy, liquidation or reorganization, the holders of senior debt must be paid in full before any payments may be made on the notes. Sufficient assets may not remain to make full payment on the notes. As of September 30, 2001, on a pro forma basis after giving effect to the offering of the old notes and the use of proceeds therefrom we would have had $326.0 million of indebtedness other than the $200 million of existing notes and the $75 million of notes, all of which would have been senior to the notes. In addition to the amount then outstanding, we could have borrowed an additional $149 million under the revolving credit facility which, if borrowed, also would have been senior to the notes. Further, as of September 30, 2001, our subsidiaries had $200 million of liabilities, all of which ranks senior in right of payment to the notes.

   If we default in payment of any of our senior debt, we will not pay on the notes unless the default has been cured or waived. In addition, even if we are repaying our senior debt on time, payments on the notes may be blocked for up to 180 consecutive days if we default on the senior debt in some other way. If we default under the credit agreement and the lenders require immediate repayment of the entire principal amount borrowed, we may not be able to repay them and also repay the notes in full.

  No Subsidiary Guarantees--We will rely on our subsidiaries for funds necessary to meet our financial obligations, including the notes. Because our subsidiaries have other creditors and are not obligated to repay and do not guarantee repayment of the notes, you cannot rely on our subsidiaries to make any payments on the notes directly to you or to make sufficient distributions to enable us to satisfy our obligations to you under the notes.

   Although we are an operating company, all of our foreign operations are conducted through our subsidiaries. We may in the future create domestic subsidiaries. For the nine months ended September 30, 2001, approximately 48% of our revenues were generated by our foreign subsidiaries. We will depend in part on those subsidiaries for dividends and other payments to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on the notes. In addition, the earnings from, or other available assets of, these operating subsidiaries, together with our domestic operations, may not be sufficient to make distributions to enable us to pay interest on the notes when due or principal of the notes at maturity.

   Our subsidiaries have no direct obligation to pay amounts due on the notes and do not guarantee the notes. If any or all of our subsidiaries become the subject of a bankruptcy, liquidation or reorganization, the creditors of the subsidiary or subsidiaries, including debt holders, must be paid in full out of the subsidiary's or subsidiaries' assets before any monies may be distributed to us as the holder of the equity in the subsidiary or subsidiaries. As a result, in general, the notes have the effect of being subordinated to existing and future third party indebtedness and other liabilities of those subsidiaries, including trade payables. As of September 30, 2001, our subsidiaries had $200 million of liabilities. Our subsidiaries are also able to borrow under the credit agreement.

  Ability to Service Debt--We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

   Our ability to make payments on our indebtedness, including the notes, depends on our ability to generate cash in the future. Our estimated annual debt service in 2001, after giving effect to the offering of the old notes and the use of proceeds therefrom would be approximately $195.7 million. The issuance of the notes to repay indebtedness outstanding under the credit agreement will increase our annual interest expense by $3.0 million in 2001 on a pro forma basis. The estimated debt service for 2001 after giving effect to this offering and the use of proceeds therefrom consists of the following:

   . $25.0 million and $24.1 million voluntary principal payments made in the first and third quarters of 2001, respectively;

   . scheduled mandatory principal payments totaling $3.5 million;

  . a $77.8 million principal payment made on November 14, 2001 with the net proceeds from the old notes; and

   . interest payments totaling $65.3 million.

An increase of 1.0% in the interest rates payable on the floating rate portion of indebtedness under the credit agreement not covered by interest swap contracts, would increase our 2001 estimated annual debt service requirements by approximately $1.4 million. For the year ended December 31, 2000, our pro forma cash flows from operating activities after giving effect to the recapitalization transactions and the offering of the old notes and the use of proceeds therefrom would have been approximately $111 million. For the nine months ended September 30, 2001, our pro forma cash flows from operating activities after giving effect to the offering and the use of proceeds therefrom would have been approximately $75 million. Accordingly, we will have to continue to generate significant cash flows from operations to meet our debt service requirements. If we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing or sell assets. This may make it more difficult for us to obtain financing on terms that are acceptable to us, or at all. Without this financing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances.

   The credit agreement limits our ability to sell assets and also restricts the use of proceeds from that sale. Moreover, the credit agreement is secured by substantially all of our assets. We may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the notes. Furthermore, a substantial portion of our assets are, and may continue to be, intangible assets, such as customer relationships and proprietary knowledge, which are not reflected on the balance sheet. Therefore, it may be difficult for us to pay you in the event of an acceleration of the notes or to repurchase the notes upon a change of control.

  Restrictive Debt Covenants--Restrictive covenants in the credit agreement and the indenture may prevent us from pursuing business strategies that could otherwise improve our results of operations.

   The indenture and the credit agreement limit our ability, among other things, to:

   . incur additional indebtedness or contingent obligations;

   . pay dividends or make distributions to our members;

   . repurchase or redeem our equity interests;

   . make investments;

   . grant liens;

   . make capital expenditures;

   . enter into transactions with our members and affiliates;

   . sell assets; and

   . acquire the assets of, or merge or consolidate with, other companies.

   In addition, the credit agreement requires us to maintain financial ratios, such as

   . a minimum ratio of Consolidated EBITDA to interest expense; and

   . a maximum ratio of debt to Consolidated EBITDA.

   Complying with these restrictive covenants and financial ratios in the indenture and the credit agreement may impair our ability to finance our future operations or capital needs or to engage in other favorable business activities.

  Failure to Exchange Old Notes--If you do not properly tender your old notes, you will continue to hold unregistered old notes and be subject to the same limitations on your ability to transfer old notes.

   We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in the exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

   . if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

   . if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

   We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

   After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

  No Prior Market for the Exchange Notes--An active trading market may not develop for the exchange notes, in which case, the trading market liquidity and the market price quoted for the exchange notes could be adversely affected.

   The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or automated dealer quotation system. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those exchange notes.

Risks Related to Our Business

  Absence of History as a Stand-alone Company--We historically operated as a division of Shell and we may not be as profitable without the benefit of Shell's infrastructure as we become a stand-alone company.

   We have a limited independent operating history. As a subsidiary of Shell, we relied on the operational, financial, administrative and information systems resources and infrastructure of Shell. As a result of the recapitalization, we were required to hire our own financial, administrative and information systems staff as well as enter into new operating and other agreements with Shell, some of which are transitional and others of which are long term, so that we will have the resources necessary to operate as an independent company. Our transition to an independent company and continued dependence on Shell for some services where we share facilities with one another involve the following risks:

   . Sharing Facilities with Shell--a majority of our facilities are co-located within major Shell facilities, through which we need access to conduct our business. We also depend upon operating agreements with Shell for utility and other site services at these facilities. Although we have contractual access rights, if

     Shell inhibits access to our own facilities through its facilities, our business may be harmed. Similarly, if Shell ceases to provide the services under the operating agreements, we may not be able to obtain or provide these services at prices or costs that would allow us to remain competitive.

   . Administrative and Information Technology Support--as we complete the transition to stand-alone operation, we are relying on contractual arrangements with Shell to provide operational, administrative, human resources, environmental and information services. We also need Shell's cooperation in our effort to develop independent information technology and accounting systems. If Shell fails to supply these administrative services under the agreements or to cooperate in the transition phase, we could experience higher replacement costs and our profits could decrease.

   . Human Resources-- We are also relying on agreements with Shell for Shell to provide us, on a temporary basis, with the services of approximately ten employees who have elected to remain with Shell. If Shell does not provide us with these employees or we cannot replace them on a timely basis, our revenues and profits may decline.

   . Trade Names--since the recapitalization, we can no longer use Shell trademarks and trade names. Our inability to use the Shell trademark and trade names may result in decreased demand for our products and reduced revenues.

   . Financial Statements--our historical combined financial statements are based upon assumptions and estimates arising during our ownership by Shell, including the allocation of costs and indebtedness. Our financial statements therefore may not necessarily reflect what the results of operations, financial position and cash flows would have been if we were a stand-alone company during the period presented or what they will be in the future.

Even if these risks do not materialize, we may have underestimated the costs of running our business and successfully implementing our business strategy. For a description of the long term and transitional agreements that we have entered into with Shell referred to in the above paragraph, see "Certain Relationships and Related Transactions--Ongoing Relationship with Shell."

  Competition--Competition from our competitors could result in price reductions for our products, a decrease in our market share position and reduced profitability.

   We face significant competition in the markets in which we operate. Competition in our industry is based upon a number of considerations, such as price, product innovation, product quality and distribution capability. In the epoxy resins industry, we compete primarily with Dow Chemical and Vantico Group S.A. (formerly a division of CIBA Specialty Chemicals). There are also several other companies, predominantly in Asia and Eastern Europe, most of whom participate locally and in export markets. These competitors may have competitive advantages (including, in some cases, lower costs) which may enable them to impact prices for our products. Additionally, other competitors may emerge, either through the development of new business, or the purchase of existing businesses, with different competitive advantages which we may not be able to foresee or to which we may not be able to adequately respond in a timely manner. In addition, our industry is capital intensive. This can cause continued production as long as prices are sufficient to cover marginal costs even if prices are not adequate to cover all costs. As a result, any significant overcapacity in the industry could lead to substantial price competition. Several of our competitors are in the process of adding capacity for BPA and epoxy resins.

   In the BPA and versatic acids and derivatives product lines, we also face competition from other manufacturers, many of which have significantly greater financial and other resources than ours. These competitors may be better able than we are to withstand changes in market conditions. In the BPA industry, Mitsubishi sold Aristech Chemical Corporation to Sunoco, Inc. as of January 1, 2001. We may not have sufficient financial resources to respond to these competitive pressures and to continue to make investments in our manufacturing facilities or for product development or to be successful in otherwise realizing or maintaining any of our competitive advantages.

  End-Use Markets--We sell products to mature, highly competitive industries that have undergone consolidation, and these larger customers may pressure us into lowering our prices which could harm our profitability. Also, if we lose one or more of our major customers, our results of operations could be adversely affected.

   Many of our customers are in mature industries, which have undergone consolidation. As a result, in many end-use markets, such as aerospace, automotive and heavy electrical equipment manufacture, there are only a few large potential customers for our products. As our customers grow larger, and their industries grow more concentrated, the few remaining large entities may develop greater bargaining power and adversely affect our competitive position. Consolidation trends in these industries have caused significant pricing pressure on our products, and continued consolidation in these and other industries may force prices lower, which would adversely affect our business and financial position. Despite increasing volumes from 1997 to 2000, our revenues have declined each year through 1999 (and revenues for the year 2000 increased less than 1%), as a result of declining prices and adverse currency impacts. We may not be able to maintain all or any portion of announced price increases for any extended period of time and we cannot assure you that we will not lose any significant customers or volume in the future as a result of these price increases. Historically, there have been instances where we and our competitors have unsuccessfully attempted to increase prices.

   Our top twenty customers accounted for approximately 55% of our revenues in 2000. In particular, Bayer, which purchases BPA from us, accounted for approximately 10% of our revenues in 2000 (approximately $99 million). Bayer has recently constructed another facility for the production of BPA and is reducing its purchases of BPA from us over the next three years. The loss of one or more of our major customers, or a material reduction in sales to these customers, could result in reduced revenues and operating income.

  Cyclicality--The industry in which we operate can be cyclical and significant increases in the price of our raw materials or production overcapacity in the industry could lead to price reductions for our products, increased costs and lower profit margins.

   The results in our business can be negatively impacted by supply and demand movements of our final products and our raw materials. We use large quantities of raw materials in manufacturing our products, primarily phenol and acetone for the manufacture of BPA and propylene and chlorine for the manufacture of ECH. In 2000, costs for these new materials comprised approximately 41% of our total costs excluding interest expense and special charges. Significant increases in the price of raw materials could adversely affect our operating margins. The price of raw materials is a function of, among other things, manufacturing capacity, demand, and the price of crude oil and natural gas feedstocks. The base petrochemical industry historically has experienced alternating periods of tight supply, causing prices to increase, followed by periods of substantial capacity addition, resulting in oversupply, declining prices and reduction in the use of existing production capacity. A significant increase in raw material prices would cause our costs to increase and could reduce our margins and profitability.

   Our end-use market is also impacted by cyclical movements in certain industries served directly or indirectly by us, including the automotive, aerospace, electronics, food and beverage packaging, domestic appliances and construction industries. The cyclical nature of pricing and investment in our industry is likely to continue and as such, we may experience periods of overcapacity, declining prices and lower profit margins at times in the future. In addition, external factors beyond our control, such as general economic conditions, competitors' actions, international events and circumstances and governmental regulation in the United States and in other foreign jurisdictions can cause volatility in raw material prices, as well as fluctuations in demand for our products, product prices, volumes and margins. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Demand may not grow as we expect, especially in the event of an economic downturn. In fact, the slowing global economy has lowered the demand for BPA and epoxy resins in the nine months ended September 30, 2001. The slowdown of the global economy continues to impact demand in the fourth quarter of 2001 and may continue to impact demand in the first quarter of 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

  Projected Information--We may not achieve our projected cost savings and demand increases, and even if we do, we may not be profitable.

   Even if we are successful as a stand-alone company, we may not realize the cost savings that we anticipate from the recapitalization, and other initiatives or projected demand increases may not occur for the following reasons:

   . Any cost savings may be offset by costs incurred in operating as a stand-alone company, including the cost of implementation.

   . The cost savings are based on estimates and assumptions which may prove to be incorrect.

   . The cost savings may be offset by increases in other expenses, problems unrelated to the recapitalization and other initiatives or an adverse impact on net income resulting from the cost savings themselves.

   . Our costs may increase due to increases in the cost of our raw materials, many of which are petroleum-based products.

   . We may not realize the cost savings that we anticipate if we experience problems under our agreements with Shell or at the facilities we share with Shell.

   . Our industry is subject to general economic conditions and demand is not likely to grow as quickly, if at all, or could decrease in an economic downturn.

   For a further discussion of important factors that could cause actual results to differ materially from the results referred to in the forward-looking statements contained in this prospectus, see "--Forward-Looking Statements."

  Forward-Looking Statements--Our actual results may be materially different than those referred to in our forward-looking statements.

   This prospectus contains "forward-looking statements" that involve risks and uncertainties. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information and, in particular, appear under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," "forecasts," "plans," "intends," "believes" and variations of these words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will result or be achieved.

   There are a number of risks and uncertainties that could cause our actual results to differ materially from the results referred to in the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this prospectus are set forth elsewhere in this prospectus, including the other factors discussed under this heading "Risk Factors." As stated elsewhere in this prospectus, these risks, uncertainties and other important factors include, among others:

   . general economic and business conditions;

   . industry trends;

   . increases in our leverage;

   . changes in our ownership structure;

   . restrictions contained in our debt agreements;

   . the cost of developing our own stand-alone systems and infrastructure;

   . the continuity or replacement of systems and services being provided to us by Shell or its affiliates;

   . changes in business strategy, development plans or cost savings plans;

   . competition;

   . changes in distribution channels or competitive conditions in the markets or countries where we operate;

   . the highly cyclical nature of the end-use markets in which we participate;

   . the loss of any of our major customers;

   . raw material costs and availability;

   . ability to attain and maintain any price increases for our products;

   . changes in demand for our products;

   . availability of qualified personnel;

   . foreign currency fluctuations and devaluations and political instability in our foreign markets;

   . the loss of our intellectual property rights;

   . availability, terms and deployment of capital;

   . changes in, or the failure or inability to comply with, government regulation, including environmental regulations; and

   . increases in the cost of compliance with laws and regulations, including environmental laws and regulations.

   There may be other factors that may cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

  Supply Agreements--We are dependent on long-term supply agreements with Shell and others, and if they do not timely deliver our raw materials to us, we may have to use alternative higher cost sources, if available, for our raw materials or delay or cancel shipment of our products, any of which actions could decrease our profit margins and adversely affect our business.

   We rely on long-term supply agreements with Shell and other key suppliers for most of our raw material supply. The loss of a key source of supply or a delay in shipments could have an adverse effect on our business.

Should any of our suppliers fail to deliver or should any of our key long-term supply contracts be canceled, we would be forced to purchase raw materials in the open market, and no assurances can be given that we would be able to make these purchases or at prices that would allow us to remain competitive. Some of our raw materials are provided to us by one supplier and we could incur significant time and expense if we had to replace the supplier. In addition, several of our feedstocks at various facilities are transported through a pipeline from one supplier. If we were unable to receive these feedstocks through these pipeline arrangements, we may not be able to obtain them from other suppliers at competitive prices or in a timely manner.

  Dependence Upon Key Personnel--If we lose our senior management or the new members of our management team do not work together successfully with the former Shell management team, we may be unable to focus on our business or pursue additional opportunities.

   We are dependent on the services of our senior management team, including Marvin O. Schlanger, our Chairman and Chief Executive Officer. The loss of Mr. Schlanger, with his twenty-five years of experience in the chemical industry, would adversely affect our ability to implement our business strategy. In addition, Mr. Schlanger, Jeffrey M. Nodland, our President and Chief Operating Officer, and J. Travis Spoede, our Executive Vice President and Chief Financial Officer, were not part of the senior management team that existed prior to the recapitalization transaction. Accordingly, there is a very limited history of our senior management team working together. If the new and old members of our senior management are not successful in working together as a team, management's attention may be diverted from our business and we may fail to implement our business strategy or take advantage of future business opportunities.

  Exchange Rate Fluctuations--Our worldwide operations subject us to currency translation risk and currency transaction risk which could cause our results to fluctuate significantly from period to period and hinder us from making our debt service payments.

   The financial condition and results of operations of each operating subsidiary are reported in the relevant local currency and then translated into U.S. dollars at the applicable currency exchange rate for inclusion in our financial statements. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. For the nine months ended September 30, 2001, we generated 48% of our total revenues from companies incorporated outside the United States, and we incurred 50% of our total expenses from companies incorporated outside the United States. Significant changes in the value of the Netherland Guilder relative to the U.S. dollar could also have an adverse effect on our financial condition and results of operations and our ability to meet interest and principal payments on euro-denominated debt, including certain borrowings under the credit agreement, and U.S. dollar denominated debt, including the notes and certain borrowings under the credit agreement.

   In addition to currency translation risks, we incur currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it receives revenues. We do not currently have any separate hedging contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Given the volatility of exchange rates, we may not be able to effectively manage our currency transaction and/or translation risks. Volatility in currency exchange rates may cause our profits to decrease or result in a loss.

  International Operations--As a global business, we are exposed to local business risks in several different countries which could increase our operating costs and adversely affect our results of operations.

   We manufacture and distribute our products in many countries around the world. We are, and may increasingly become, confronted with different political, social, legal and regulatory requirements in many jurisdictions. These include:

   . tariffs and trade barriers;

   . hyperinflation;

   . exchange controls;

   . requirements relating to withholding taxes on remittances and other payments by subsidiaries;

   . different regimes controlling the protection of our intellectual property;

   . restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions; and

   . restrictions on our ability to repatriate dividends from our subsidiaries.

   Our international operations also expose us to different local political and business risks and challenges. For example:

   . We may be faced with political and social instability in countries in which we operate that could result in nationalization or seizure of our assets;

   . We are faced with potential difficulties in staffing and managing local operations; and

   . We have to design local solutions to manage credit risks of local customers and distributors.

   Our expansion in emerging markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not succeed in developing and implementing policies and strategies that are effective in each location where we do business.

  Environmental Regulation--The cost of complying with environmental laws and regulations, including clean-up costs for existing and future environmental conditions, could be significant and reduce our operating income.

   We are subject to extensive regulation under environmental laws by federal, state and local governmental entities and foreign authorities. These laws impose liability for damages to the environment and/or natural resources, establish requirements to remediate contamination and to limit discharges of hazardous substances to air and water from ongoing operations, and provide for substantial fines and potential criminal sanctions for violations. They are complex, change frequently and have tended to become more stringent over time. These laws affect how we operate our business, and govern the investigation and remediation of environmental conditions at current and former facilities and offsite disposal areas. For instance, we are currently investigating whether there is an economically feasible means of replacing the current ECH production process with a chlorine-free process at the Pernis facility. If we find a feasible replacement solution by 2006, the Pernis facility will be required to implement it by 2010 at a cost which could be material. In addition, at our facilities that are physically part of larger, Shell-run facilities, our operations may be affected by agreements we reach with Shell regarding ongoing environmental compliance. Individuals may also seek recovery of damages for alleged personal injury or property damage due to exposure to hazardous substances at or from our facilities or to substances otherwise owned, sold or controlled by us. Accordingly, complying with existing and future environmental laws and regulations that affect our business could impose material costs and liabilities on us.

   Shell's agreement generally to indemnify us for environmental damages associated with environmental conditions that occurred or existed before the closing date of the recapitalization may not adequately protect us from liability for these and other environmental matters due to both contractual limitations in the agreement and the nature of the environmental laws, which may impose strict liability.

   We are responsible for any environmental damages associated with environmental conditions arising from our business following the closing of the recapitalization. Estimated costs for future environmental compliance and remediation or other costs are often imprecise. Based on current available facts, present laws and regulations, current technology, and Shell's agreement to indemnify us, we do not need to accrue additional liabilities at this time. However, it is not possible to predict accurately the amount or timing of costs resulting from regulatory changes or future events. We anticipate that, in the future, we will continue to face environmental liabilities and incur costs for environmental matters in connection with our business operations and contractual obligations and these costs could be material.

  Occupational Health and Safety Laws and Regulations--The cost of complying with laws and regulations to which our raw materials, chemicals, substances and products are subject could be significant and reduce our operating income.

   Our products (including the raw materials and intermediates we handle) and operational processes are subject to rigorous federal, state, local and/or foreign occupational health and safety laws, regulations and/or investigations. There is a risk associated with key raw materials, chemicals, substances and/or products that are currently characterized or may, in the future, be recharacterized as having a toxicological or health related impact on the environment, our customers or employees. For example, some of the raw materials, chemicals, substances and/or products used in our business are classified as highly hazardous chemicals by the Occupational Safety and Health Administration. Additionally, some raw materials, chemicals, substances and/or products have been classified as probable human and definite animal carcinogens and have been associated with possible endocrine disruption. If existing standards applicable to relevant raw materials, chemicals, substances and/or products are amended or if raw materials, chemicals, substances and/or products that are not currently covered become covered, it could result in increased costs in order to comply with amended or new requirements and/or claims brought by individuals exposed to these substances and may affect our ability to operate certain plants. Changes in federal, state, local and/or foreign occupational health and safety laws and regulations may also affect the marketability of some of our products and may, in the future, impose additional costs and reduce our profits.

  Intellectual Property--We may not be able to adequately protect our intellectual property rights, which could cause our revenues to decrease, or we may be subject to claims that we are infringing upon the rights of others, which could increase our operating costs and reduce our profitability.

   As of September 30, 2001, we owned or licensed or have rights to approximately 1,500 patents and patent applications. We rely on patents to protect our intellectual property. While a presumption of validity exists with respect to patents issued to us in the United States and other jurisdictions, there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. The laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. Furthermore, pending patent applications filed by us may not result in an issued patent, or, if patents are issued to us, the patents may not provide meaningful protection against competitors or against competitive technologies. You should be aware that the expiration of a patent can result in intense competition with consequent erosion of profit margins.

   Proprietary protection of our formulations, processes, apparatuses and other technology is also important to our business. We rely upon unpatented proprietary expertise and continuing technological innovation and other trade secrets to develop and maintain our competitive position. Others may obtain knowledge of trade secrets through independent development or other access by legal means. The failure of our patents to protect our formulations, processes, apparatuses, technology, or proprietary know-how could result in loss of revenues and decreased profits.

   Currently, there is no material pending litigation against us regarding any intellectual property claim but we cannot assure you that there will not be future claims. Intellectual property claims, with or without merit, could subject us to costly litigation and divert our technical and management personnel from their regular responsibilities. Furthermore, successful claims could suspend the manufacture of products using the contested invention and result in loss of revenues and decreased profits.

  Concentration of Ownership and Control of Us--We are controlled by an affiliate of Apollo and its interests as an equity holder may conflict with yours as a creditor.

   As of December 1, 2001, RPP Holdings owned 90.9% of the outstanding voting stock of our parent company, RPP Inc., which owns all of our equity interests. RPP Holdings is an affiliate of, and is controlled by, Apollo. Accordingly, Apollo has the power to control us and RPP Inc. The interests of Apollo may not in all cases be aligned with yours. For example, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions, that, in their judgment, could enhance their equity investment, even though these transactions might involve risks to the holders of the notes if the transactions resulted in our being more highly leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our equity holders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from RPP Holdings or other investors to reduce our leverage and pay our debts, while RPP Holdings might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets.

                              THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

   We have entered into a registration rights agreement with the placement agents in the private placement offering of the $75 million of old notes in which we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to cause such offer to be consummated within 210 days following the original issue of the old notes. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to have the registration statement of which this prospectus forms a part declared effective by May 13, 2002 or the exchange offer consummated by June 12, 2002. The old notes were issued on November 14, 2001.

   Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the Commission to declare effective a shelf registration statement with respect to the resale of the old notes and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

   . if pursuant to any changes in law, Commission rules or regulations or prevailing interpretations thereof by the staff of the Commission do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

   . the exchange offer is not consummated within 210 days after the original issue of the old notes; and

   . if the placement agents in the private offering of old notes hold old notes that have the status of an unsold allotment or any other holder of old notes who is not able to participate in the exchange offer so requests in writing on or before the 60th day after the consummation of the exchange offer.

   If we fail to comply with our obligations under the registration rights agreement to have the registration statement of which this prospectus forms a part declared effective by May 13, 2002 or the exchange offer consummated by June 12, 2002, we will be required to pay additional interest to holders of the old notes.

   Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in the exchange offer will be required to make the following representations:

   . any exchange notes will be acquired in the ordinary course of its business;

   . such holder has no arrangement with any person to participate in the distribution of the exchange notes; and

   . such holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of either us or RPP Capital or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Resale of Exchange Notes

   Based on interpretations of the Commission staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

   . such holder is not an "affiliate" of either of the Issuers within the meaning of Rule 405 under the Securities Act;

   . such exchange notes are acquired in the ordinary course of the holder's business; and

   . the holder does not intend to participate in the distribution of such exchange notes.

   Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

   . cannot rely on the position of the staff of the Commission set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

   . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

   This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding these procedures for the transfer of exchange notes.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

   The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

   The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

   As of the date of this prospectus, $75.0 million aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

   We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Commission. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

   We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the exchange and registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Certain Conditions to the Exchange Offer."

   Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

   The exchange offer will expire at 5:00 PM, New York City time on           ,
2002, unless, in our sole discretion, we extend it.

   In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

   We reserve the right, in our sole discretion:

   . to delay accepting for exchange any old notes;

   . to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such deal, extension or termination to the exchange agent; or

   . subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

   Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment.

   Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

   Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

   . the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

   . the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Commission; or

   . any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

   In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

   . the representations described under "--Purpose and Effect of the Exchange
     Offer", "--Procedures for Tendering" and "Plan of Distribution", and

   . such other representations as may be reasonably necessary under applicable
     Commission rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

   We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

   We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

   These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

   In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

   Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

   . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

   . comply with DTC's Automated Tender Offer Program procedures described below.

   In addition, either:

   . the exchange agent must receive old notes along with the letter of transmittal; or

   . the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

   . the holder must comply with the guaranteed delivery procedures described below.

   To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "--Exchange Agent" prior to the expiration date.

   The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

   The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

   Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

   . make appropriate arrangements to register ownership of the old notes in such owner's name; or

   . obtain a properly completed bond power from the registered holder of old notes.

   The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

   Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

   . by a registered holder who has not completed the box entitled "Special
     Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

   . for the account of an eligible institution.

   If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

   If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by the Issuers, they should also submit evidence satisfactory to the Issuers of their authority to deliver the letter of transmittal.

   The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

   . DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

   . such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

   . the agreement may be enforced against such participant.

   We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

   . old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC; and

   . a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

   By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

   . any exchange notes that the holder receives will be acquired in the ordinary course of its business;

   . the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

   . if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

   . if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

   . the holder is not an "affiliate", as defined in Rule 405 of the Securities
     Act, of either of the Issuers or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

   The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent's account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

   . the tender is made through an eligible institution;

   . prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

     --setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

     --stating that the tender is being made thereby; and

     --guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

   . the exchange agent receives such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

   Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

   . the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under "--Exchange Agent", or

   . holders must comply with the appropriate procedures of DTC's Automated
     Tender Offer Program system.

   Any such notice of withdrawal must:

   . specify the name of the person who tendered the old notes to be withdrawn;

   . identify the old notes to be withdrawn (including the principal amount of such old notes); and

   . where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

   If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

   . the serial numbers of the particular certificates to be withdrawn; and

   . a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

   If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have validity tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

   The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

   For Overnight Courier and by Hand Delivery        By Hand Delivery Before
       after 4:30 pm on Expiration Date:           4:30 pm on Expiration Date:

              The Bank of New York                     The Bank of New York
        c/o United States Trust Company          c/o United States Trust Company
                  of New York                              of New York
          30 Broad Street, 14th Floor                30 Broad Street, B-Level
            New York, NY 10004-2304                  New York, NY 10004-2304

        By Registered or Certified Mail:

              The Bank of New York
        c/o United States Trust Company
                  of New York
                  P.O. Box 84
             Bowling Green Station
            New York, NY 10274-0084


                       Telephone Number:  (800) 548-6565
                       Facsimile Number:  (646) 458-8111

   Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

   Our expenses in connection with the exchange offer include:

   . Commission registration fees;

   . fees and expenses of the exchange agent and trustee;

   . accounting and legal fees and printing costs; and

   . related fees and expenses.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

   . certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

   . tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

   . a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

   If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

   Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

   Holders of old notes who do not exchange their old notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such old notes:

   . as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

   . otherwise as set forth in the offering memorandum distributed in connection with the private placement offering of the old notes.

   In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the Commission staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

   . could not rely on the applicable interpretations of the Commission; and

   . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

   We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Other

   Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

   We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness.

   The net proceeds of the offering of the old notes, which amounted to $77.7 million, were used to repay indebtedness outstanding under our credit agreement plus accrued interest as follows:

  .  approximately $19.4 million of the term A loan; and

  .  approximately $58.3 million of the term B loan.

   At September 30, 2001, outstanding borrowings under our credit agreement total approximately $403.7 million, consisting of:

  . $103.7 million under a term A loan facility, which represents the outstanding portion of the $100 million term A loan that was incurred on November 14, 2000 to finance the recapitalization. The term A loan currently bears interest at the rate of 6.735% per annum and matures on November 14, 2006; and

  . $300.0 million under a term B loan facility, which represents the outstanding portion of the $350 million term B loan that was incurred on November 14, 2000 to finance the recapitalization. The term B loan currently bears interest at a weighted average rate of 7.20% per annum and matures on November 14, 2008.

                                CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 2001 on an actual basis and on a pro forma basis to reflect the offering of the old notes and the use of proceeds therefrom to refinance borrowings under our credit facility.

   This table should be read in conjunction with the audited consolidated and combined financial statements, including the notes thereto, "Unaudited Pro Forma Financial Information," "Selected Historical and Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

                                                             September 30, 2001
                                                            -----------------
                                                            Actual    Pro Forma
                                                            ------    ---------
                                                               (in millions)
Cash and cash equivalents.................................. $ 24.4     $ 24.4
                                                            ======     ======
Debt:
   Credit agreement........................................ $403.7(1)  $326.0(2)
   Existing notes, net of discount on the existing notes...  197.4      197.4
   Notes offered hereby plus premium.......................     --       80.1
                                                            ------     ------
   Total debt.............................................. $601.1     $603.5
                                                            ------     ------
Total owner's deficit(3)...................................   43.4       43.4
                                                            ------     ------
Total capitalization....................................... $557.7     $560.1
                                                            ======     ======

--------
(1) Represents $103.7 million and $300.0 million outstanding under the term A loan facility and term B loan facility respectively. As of September 30, 2001, we had no borrowings under the revolving credit facility and $1 million of letters of credit resulting in additional borrowing capacity of $149 million, subject to certain conditions.
(2) Represents $84.3 million and $241.7 million outstanding under the term A loan facility and term B loan facility, respectively. As of September 30, 2001, on a pro forma basis we would have had no borrowings under the revolving credit facility and $1 million of letters of credit resulting in additional borrowing capacity of $149 million, subject to certain conditions.
(3) Includes the following (in millions):

Rollover of investment from Shell.................................... $ 15
Proceeds from new member investment..................................  185
                                                                      ----
                                                                      $200
                                                                      ====

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

   The following table presents selected historical financial information and selected pro forma financial information. The historical statement of income data for the fiscal years ended December 31, 1998, 1999 and 2000 and the historical balance sheet data as of December 31, 1999 and 2000 are derived from our audited consolidated and combined financial statements included elsewhere in this prospectus. The historical statement of income data for the fiscal years ended December 31, 1996 and 1997 and the historical balance sheet data as of December 31, 1997 and 1998 are derived from our audited combined financial statements that are not included herein. The historical statement of income data for the nine months ended September 30, 2001 and September 30, 2000 and the historical balance sheet data as of December 31, 1996 and September 30, 2001 are derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of the operating results for the entire year or any future period.

   The unaudited pro forma statement of income and related information for the fiscal year ended December 31, 2000 reflect the recapitalization transactions, the acquisition of the remaining 50% of the Elenac GmbH Resins Business and the offering of the old notes and the use of proceeds therefrom as if they had occurred at the beginning of the period presented. The unaudited pro forma statement of income and related information for the nine months ended September 30, 2001 reflect the offering of the old notes and the use of proceeds therefrom as if they had occurred at the beginning of the period presented. The unaudited pro forma balance sheet data gives effect to the offering of the old notes and the use of proceeds therefrom as if they had occurred on September 30, 2001. The pro forma adjustments were applied to the historical financial statements to reflect and account for the transactions as such and, accordingly, do not affect the historical basis of our assets and liabilities. It is important that you read this information along with the unaudited pro forma financial information and the related notes. We do not claim or represent that the following summary unaudited pro forma financial information is indicative of the results that would have been reported had the recapitalization transactions, the acquisition of the remaining 50% of the Elenac GmbH Resins Business and the offering of the old notes and the use of proceeds therefrom actually occurred on the dates indicated above, nor is it indicative of our future results. There can be no assurance that the assumptions used by management (which they believe are reasonable) in the preparation of the selected unaudited pro forma financial information will prove to be correct. The following table should also be read in conjunction with "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated and combined financial statements and accompanying notes thereto included elsewhere in this prospectus.

                                                                               Historical(1)
                                             --------------------------------------------------------------------------------


                                                                                                                For the nine
                                                                                                                months ended
                                                                For the fiscal years ended                     September 30,
                                             ---------------------------------------------------------------  ---------------
                                             December 31, December 31, December 31, December 31, December 31,
                                                 1996         1997         1998         1999         2000      2000     2001
                                             ------------ ------------ ------------ ------------ ------------ -------  ------
                                                                              (in millions, except ratios and percentages)
Statement of Income Data:
Revenues....................................   $1,009.8     $1,016.3      $995.4      $ 941.8       $948.9     $708.6  $670.4
Purchases and variable product costs........      530.4        571.7       539.5        510.0        578.8      439.5   388.5
Operating expenses..........................      198.6        194.8       197.4        182.4        165.8      126.4   110.2
Selling, general and administrative expenses       61.5         60.9        62.0         59.1         53.9       39.8    45.5
Depreciation and amortization(2)............       56.8         56.6        35.1         34.0         34.0       25.7    25.4
Research and development expenses...........       36.4         34.1        29.2         30.8         25.6       17.6    19.9
Special charges(3)..........................        0.5         (1.4)       24.1          6.0         49.4        1.7    11.0
Operating income............................      125.6         99.6       108.1        119.5         41.4       57.9    69.9
Interest expense, net.......................         --           --          --           --          9.0         --    52.2
Income from equity investment...............        2.0          2.0         1.0          2.0          3.0        2.2     0.6
Net income..................................       82.5         66.5        66.7         76.5         19.4       37.3    11.1

Other Financial Data:
Cash flows provided by operating activities.         --           --          --      $ 134.0       $114.0    $  58.0  $ 77.0
Cash flows provided by (used for) investing
 activities.................................         --           --          --       (103.0)       (17.0)    (12.0)     5.0
Cash flows provided by (used for) financing
 activities.................................         --           --          --        (31.0)       (78.0)    (46.0)   (77.0)
Consolidated EBITDA(4)(5)...................         --           --          --      $ 161.5        127.8      $87.5  $106.9
Consolidated EBITDA margin(6)...............         --           --          --         17.1%        13.5%      12.3%   15.9%
Capital expenditures(7).....................   $   51.0     $   42.0      $ 59.0      $  34.0       $ 18.0       $9.0  $ 14.0
Cash interest expense(8)....................         --           --          --           --          8.7         --    52.0
Ratio of earnings to fixed charges(9).......         NM           NM          NM           NM          4.4x        NM     1.3x

Balance Sheet Data (at period end):
Total assets................................   $  791.7     $  775.1      $719.0      $ 743.0       $792.0    $ 716.0   737.5
Total debt..................................         --           --          --           --       $681.4         --  $601.1

                                                      Pro Forma
                                             ---------------------------



                                                               For the
                                             For the fiscal  nine months
                                               year ended       ended
                                              December 31,  September 30,
                                                  2000          2001
                                             -------------- -------------

Statement of Income Data:
Revenues....................................     $952.0        $670.4
Purchases and variable product costs........      550.3         388.5
Operating expenses..........................      165.2         110.2
Selling, general and administrative expenses       62.3          45.5
Depreciation and amortization(2)............       34.0          25.4
Research and development expenses...........       25.8          19.9
Special charges(3)..........................       18.0          11.0
Operating income............................       96.4          69.9
Interest expense, net.......................       75.1          54.4
Income from equity investment...............        2.9           0.6
Net income..................................       12.1           9.7

Other Financial Data:
Cash flows provided by operating activities.     $111.0        $ 75.0
Cash flows provided by (used for) investing
 activities.................................      (17.0)          5.0
Cash flows provided by (used for) financing
 activities.................................      (78.0)        (77.0)
Consolidated EBITDA(4)(5)...................      151.3        $106.9
Consolidated EBITDA margin(6)...............       15.9%         15.9%
Capital expenditures(7).....................     $ 18.0        $ 14.0
Cash interest expense(8)....................       73.0          54.5
Ratio of earnings to fixed charges(9).......        1.3x          1.3x

Balance Sheet Data (at period end):
Total assets................................        N/A        $739.9
Total debt..................................        N/A        $603.5

--------
(1)Historical financial information for the fiscal years ended December 31, 1996, 1997, 1998, 1999 and for the nine months ended September 30, 2000 were restated to reflect the retroactive effect of the change in our method of accounting for our inventories in the United States from LIFO (last-in, first-out) method to FIFO (first-in, first-out) method, effective November 1, 2000.
(2)Effective January 1, 1998, we revised the useful life of certain manufacturing facilities from 10 years to 20 years. This change in estimate reduced 1998 depreciation expense by $22.0.
(3)Special charges consist of non-recurring costs such as transaction, transition and severance costs related to restructuring or cost reduction programs. Transition costs, which are referred to in the indenture and as determined by management, are expenses incurred outside the ordinary course of business that relate to the activities required to establish RPP LLC as an independent company. Special charges also include $0.5, $(1.4), $24.1, $6.0 and $3.0 of employee severance costs for the fiscal years ended December 31, 1996, 1997, 1998 and 1999 and for the nine months ended September 30, 2001, respectively.
(4)Consolidated EBITDA represents income before income taxes, interest expense, special charges and depreciation and amortization. Consolidated EBITDA for the periods presented corresponds with the identically titled definition used as a measure in the indenture and our credit agreement for determining our compliance with covenants contained in those agreements. In addition, Consolidated EBITDA is presented because it is used by investors to analyze and compare operating performance and to determine a company's ability to service and/or incur debt. However, Consolidated EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Consolidated EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies.
(5)Pro forma Consolidated EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. Pro forma Consolidated EBITDA as shown for the fiscal year ended December 31, 2000 has not been adjusted by $6.6 of projected annual reduction of fixed costs that were previously announced in connection with the recapitalization transactions consisting of (x) $2.5 relating to overhead to be eliminated by actions such as closing several Asian sales operations and conversions to distributorships, reducing certain identified discretionary expenses, headcount reductions, rationalization of warehouse space and reductions in packaging costs from the conversion of a particular labeling system, (y) $2.0 relating to manufacturing cost improvements for activities previously performed by Shell, with regard to which management has developed a plan for these services to be performed either in-house or on a contract basis at a lower cost and by the expected cancellation of other miscellaneous manufacturing related agreements in Europe, and (z) $2.1 relating to the expected cancellation of certain agreements with Shell where we believe we can perform similar services at a lower cost, such as agreements that relate to the optimization of our research and development function (which we expect will be completed by the end of 2001) and the cessation and replacement of certain services for our Japanese joint venture. Adjusting pro forma Consolidated EBITDA shown above for these items, we would have had pro forma adjusted Consolidated EBITDA of $158 for the fiscal year ended December 31, 2000. We expect to incur additional one-time costs to achieve these cost savings of approximately $3.1 which are not reflected in these cost savings. While we consider the numerical specificity of these projected cost savings to be reasonable, they are based on various assumptions that are subject to inherent uncertainty. Management does not believe that achieving these cost savings will have a negative effect on revenues. We are unable to give any assurance that the cost savings will be realized within the time frame we currently expect or at all, that the costs necessary to achieve any of these savings will not exceed our expectations or that they will not have a negative effect on revenues. For a discussion of important factors that could cause actual results to differ materially from our projections, see "Risk Factors--Projected Information" and "--Forward-Looking Statements."
(6)Consolidated EBITDA margin is calculated as a percentage of revenues. Pro forma Consolidated EBITDA margin is calculated as a percentage of pro forma revenues.
(7)The capital expenditure amounts for the year ended December 31, 1999 exclude the repurchase of certain equipment held under a synthetic lease. During 1998, we entered into a sale/leaseback transaction for certain of our assets. In 1999, we repurchased such assets, requiring an outlay of $71.
(8)Cash interest expense represents interest expense less amortization of debt issuance costs and the discount on the existing notes plus amortization of the premium on the notes offered hereby.
(9)For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of net interest expense including the amortization of deferred debt issuance costs, the discount on the existing notes and the premium on the notes offered hereby and one-third of rent expense which management believes to be representative of the interest factor thereon. Prior to the year ended December 31, 2000, the ratio of earnings to fixed charges on an historical basis was not meaningful because as an operating unit of Shell we did not incur interest charges and rent expense was an immaterial component of total allocations from Shell.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The unaudited pro forma balance sheet as of September 30, 2001 gives effect to the offering of the old notes and the use of proceeds therefrom as if they had occurred on September 30, 2001. The unaudited pro forma statement of income for the nine months ended September 30, 2001 gives effect to the offering of the old notes and the use of proceeds therefrom as if they had occurred at the beginning of the period presented. The unaudited pro forma statement of income for the year ended December 31, 2000, gives effect to the recapitalization transactions, the acquisition of the remaining 50% of the Elenac GmbH Resins Business and the offering of the old notes and the use of proceeds therefrom as if they had occurred at the beginning of the period presented.

   The unaudited pro forma adjustments, as described in the notes to the unaudited pro forma financial information, are based on available information and upon certain assumptions that our management believes are reasonable.

   We do not claim or represent that the unaudited pro forma statement of income information set forth below is indicative of the results that would have been reported had the recapitalization transactions, the acquisition of the remaining 50% of the Elenac GmbH Resins Business and the offering of the old notes and the use of proceeds therefrom actually occurred at the beginning of the periods presented above nor is it indicative of our future results. There can be no assurance that the assumptions used in the preparation of the unaudited pro forma financial information will prove to be correct. The unaudited pro forma financial information should be read in conjunction with our audited consolidated and combined financial statements and notes thereto included elsewhere in this prospectus.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                           As of September 30, 2001
                                 (in millions)

                                                                                     Pro Forma
                                                                     Historical (a) Adjustments  Pro Forma
                                                                     -------------- -----------  ---------
ASSETS
Current Assets:
   Cash.............................................................     $ 24.4        $  --      $ 24.4
   Receivables......................................................      116.8           --       116.8
   Due from related parties.........................................        2.5           --         2.5
   Prepaid assets...................................................        2.7           --         2.7
   Inventories......................................................      131.2           --       131.2
                                                                         ------        -----      ------
       Total current assets.........................................      277.6           --       277.6
Property and equipment, net.........................................      398.0           --       398.0
Intangible assets, net..............................................       17.6          2.4(b)     20.0
Investments in equity affiliates....................................        9.0           --         9.0
Deferred income taxes...............................................       35.3           --        35.3
                                                                         ------        -----      ------
       Total assets.................................................     $737.5        $ 2.4      $739.9
                                                                         ======        =====      ======
LIABILITIES AND MEMBER'S DEFICIT
Current Liabilities:
   Accounts payable--trade..........................................     $ 94.1        $  --      $ 94.1
   Other payables and accruals......................................       32.7           --        32.7
   Taxes payable....................................................        6.2           --         6.2
   Current portion of long-term debt................................        3.5         (3.5)(c)      --
                                                                         ------        -----      ------
       Total current liabilities....................................      136.5         (3.5)      133.0
Deferred income taxes...............................................        6.8           --         6.8
Capital lease obligation............................................        1.2           --         1.2
Interest rate swap obligation.......................................        6.0           --         6.0
Pension and other retirement obligations............................       32.8           --        32.8
Long-term debt......................................................      597.6          5.9(c)    603.5
                                                                         ------        -----      ------
       Total liabilities............................................      780.9          2.4       783.3
Member's deficit: 1,000,000 units authorized, 1,000,000 units issued
   Accumulated deficit..............................................       (7.5)          --        (7.5)
   Accumulated other comprehensive loss.............................      (35.9)          --       (35.9)
                                                                         ------        -----      ------
       Total owner's deficit........................................      (43.4)          --       (43.4)
                                                                         ------        -----      ------
Total liabilities and owner's net investment/member's deficit.......     $737.5        $ 2.4      $739.9

                                                                         ======        =====      ======

   See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                           As of September 30, 2001
                                 (in millions)

(a) Represents our historical unaudited balance sheet as of September 30, 2001.
(b) Reflects the debt issuance costs of $2.4 associated with the offering of the old notes.
(c) Reflects the issuance of the old notes and retirement of debt outstanding under the credit agreement with the proceeds therefrom, and the reclassification of short-term debt to long-term debt.

                                                             Pro Forma
                                                  Historical Adjustment Pro Forma
                                                  ---------- ---------- ---------
Senior Subordinated Notes, net...................   $197.4       80.1    $277.5
Bank Term A Loan.................................    103.7      (19.4)     84.3
Bank Term B Loan.................................    300.0      (58.3)    241.7
                                                    ------     ------    ------
                                                    $601.1     $  2.4    $603.5
                                                    ======     ======    ======

                      RESOLUTION PERFORMANCE PRODUCTS LLC

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                     Nine Months Ended September 30, 2001
                                 (in millions)

                                                         Pro Forma    RPP LLC
                                          Historical(a) Adjustments  Pro Forma
                                          ------------- -----------  ---------
 Revenues................................    $670.4        $  --      $670.4
 Costs and expenses:
    Purchases and variable product costs.     388.5           --       388.5
    Operating expenses...................     110.2           --       110.2
    Selling, general and administrative..      45.5           --        45.5
    Depreciation and amortization........      25.4           --        25.4
    Research and development.............      19.9           --        19.9
    Special charges......................      11.0           --        11.0
                                             ------        -----      ------
        Total............................     600.5           --       600.5
                                             ------        -----      ------
 Operating income........................      69.9           --        69.9
 Income from equity investment...........       0.6           --         0.6
 Interest expense, net...................      52.2          2.2 (b)    54.4
                                             ------        -----      ------
 Income before income taxes..............      18.3         (2.2)       16.1
 Income tax expense......................       7.2         (0.8)(c)     6.4
                                             ------        -----      ------
 Net income..............................    $ 11.1        $(1.4)     $  9.7
                                             ======        =====      ======


See accompanying Notes to Unaudited Pro Forma Consolidated Statement of Income.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                     Nine Months Ended September 30, 2001
                       (in millions, except percentages)

(a)Represents our historical unaudited consolidated statement of income for the nine months ended September 30, 2001.

(b)Reflects the following:

Interest expense resulting from the $75 of old notes at an interest rate of 13.5%............. $   7.6
Interest expense associated with the term A and B loans retired with proceeds from the old notes...................................................................................  (5.1)
The amortization of the premium on the $75 of old notes.......................................  (0.5)
Amortization of debt issuance costs of $2.4 associated with the old notes over the life of the
  old notes...................................................................................     0.2
                                                                                               -------
                                                                                               $   2.2
                                                                                               =======

   A change of 1% in interest rates on the aggregate amount outstanding under the revolver and the portion of term loans not covered by interest rate swap contracts would have an incremental effect on annual interest expense of approximately $1.4.

(c)Reflects the provision for income taxes at the statutory tax rate.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

       UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED STATEMENT OF INCOME

                         Year Ended December 31, 2000
                                 (in millions)

                                                           Elenac      Pro Forma
                                         Historical(a) Adjustments(b) Adjustments       Pro Forma
                                         ------------- -------------- -----------       ---------
Revenues................................    $948.9         $(2.1)       $  5.2(c)        $952.0
Costs and expenses:
   Purchases and variable product costs.     578.8          (4.1)        (24.4)(c)(d)     550.3
   Operating expenses...................     165.8           1.5          (2.1)(e)        165.2
   Selling, general and administrative..      53.9            --           8.4(c)(e)(f)    62.3
   Depreciation and amortization........      34.0            --            --             34.0
   Research and development.............      25.6           0.2            --             25.8
   Special charges......................      49.4            --         (31.4)(g)         18.0
                                            ------         -----        ------           ------
       Total............................     907.5          (2.4)        (49.5)           855.6
                                            ------         -----        ------           ------
Operating income........................      41.4           0.3          54.7             96.4
Income from equity investment...........       3.0          (0.1)           --              2.9
Interest expense, net...................      (9.0)           --         (66.1)(c)(h)     (75.1)
                                            ------         -----        ------           ------
Income before income taxes..............      35.4           0.2         (11.4)            24.2
Income tax expense/(benefit)............      16.0           0.1          (4.0)(c)(i)      12.1
                                            ------         -----        ------           ------
Net income..............................    $ 19.4         $ 0.1        $ (7.4)          $ 12.1
                                            ======         =====        ======           ======


    See accompanying Notes to Unaudited Pro Forma Consolidated and Combined
                             Statement of Income.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED
                              STATEMENT OF INCOME
                         Year Ended December 31, 2000
                       (in millions, except percentages)

(a) Represents our historical audited consolidated and combined statement of income for the year ended December 31, 2000. Certain reclassifications have been made to prior periods to conform to current period presentation.

(b) Prior to March 31, 2000, we owned 50% of the Elenac GmbH Resins Business and accounted for this investment on the equity basis. On March 31, 2000 we purchased the remaining 50% that we did not already own and therefore will fully consolidate the results of the Elenac GmbH Resins Business in subsequent periods. To reflect the pro forma effect of this purchase on our operations for fiscal 2000, the schedule below presents the historical results of operations of the Elenac GmbH Resins Business together with applicable entries necessary to effect 100% elimination of the effects of intercompany transactions between the Elenac GmbH Resins Business and our other manufacturing and marketing operations:

                                                    Elenac GmbH   Inter-Company
                                                  Resins Business Eliminations  Total
                                                  --------------- ------------- -----
Revenues.........................................      $ 8.8         $(10.9)    $(2.1)
Costs and expenses:
   Purchases and variable product costs..........        6.8          (10.9)     (4.1)
   Operating expenses............................        1.5             --       1.5
   Selling, general and administrative...........         --             --        --
   Depreciation and amortization.................         --             --        --
   Research and development......................        0.2             --       0.2
                                                       -----         ------     -----
       Total.....................................        8.5          (10.9)     (2.4)
Operating income.................................        0.3             --       0.3
Income from equity investment....................         --           (0.1)     (0.1)
Interest expense, net............................         --             --        --
                                                       -----         ------     -----
Income before income taxes.......................        0.3           (0.1)      0.2
Income tax expense...............................       (0.1)            --      (0.1)
                                                       -----         ------     -----
Net income.......................................      $ 0.2         $ (0.1)    $ 0.1
                                                       =====         ======     =====

(c) On January 8, 2001, we acquired Shell Epoxy Resins France S.A.S. Prior to November 1, 2000 the results of Resins France were fully consolidated in our results. To reflect the pro forma effect of this purchase on our operations for fiscal 2000, the schedule below presents the historical results of operations of Resins France from November 1, 2000 to the end of fiscal 2000, net of consolidation adjustments:

Revenues............................................................. $ 5.2
Costs and expenses:
   Purchases and variable product costs..............................   4.2
   Operating expenses................................................    --
   Selling, general and administrative...............................   0.6
   Depreciation and amortization.....................................    --
   Research and development..........................................    --
                                                                      -----
       Total.........................................................   4.8
Operating income.....................................................   0.4
Income from equity investment........................................    --
Interest expense, net................................................  (0.1)

                                                                      -----
Income before income taxes...........................................   0.3
Income tax expense...................................................  (0.1)
                                                                      -----
Net income........................................................... $ 0.2

                                                                      =====

(d)As an integral part of the recapitalization transactions, we have contractually negotiated, effective upon the closing of the recapitalization, to purchase feedstocks and other services from Shell, which effectively would have reduced our costs of production by $28.6, for the fiscal year ended December 31, 2000, if such contracts had been in place as of the beginning of the period. Of the $28.6 of feedstock reductions, $24.7 relates to the change in pricing of phenol. Prior to the transaction, phenol feedstock prices were based on a formula. We have executed a contract that bases phenol feedstock pricing more closely on discounted market rates. The cost reduction was calculated by multiplying the actual volume of phenol consumed by the difference in the historical formula based contract and the new market-based contract.

(e)As part of the recapitalization transactions we have negotiated several agreements for Shell to continue to provide services to us that we will need as a stand-alone business at a lower cost than we were historically allocated and we have reflected these agreements as if such contracts had been in place as of the beginning of the relevant period. In certain other areas in which we believe we can achieve operational or financial efficiencies, we have, or will, establish our own resources to perform these functions but have not made a pro forma adjustment to reflect these efficiencies. However, we have adjusted historical allocations from Shell for those functions that we plan to perform ourselves at a cost that exceeds our historical allocation. As a result of the agreements with Shell and our plans to perform certain functions ourselves, annual costs for the year ended December 31, 2000 have been increased by a net $4.8, of which $2.1 represents reductions in operating expenses, and $6.9 represents increases in selling, general and administrative expenses.

(f)Reflects the following:

Management fee charged to us by the majority shareholder of RPP Inc. in accordance with the new management agreement................................................................. $0.9
                                                                                            ====

(g)The unaudited pro forma statement of income for fiscal 2000 excludes the following non-recurring items that were directly attributable to the recapitalization transactions. All of the following items were recorded as period costs at the time of the recapitalization transactions. The pro forma adjustment for fiscal 2000 reflects the elimination of $31 of transaction costs relating to transaction due diligence and activities associated with the sale and recapitalization, including approximately $21 in legal fees and other due diligence, and $10 in financial services and advice, which were non-recurring items that were directly attributable to the recapitalization transactions. The remaining special charges included in the unaudited pro forma statement of income for fiscal 2000 consist of $18 of transition costs, the majority of which related to activities required to become an independent entity including organizational design, recruiting, establishment of fit for purpose work processes, information service fees as well as establishment of a new brand.

(h)Reflects the following:

Interest income resulting from $.9 of loans at an interest rate of 10.8%............................. $(0.1)
Interest expense resulting from a nominal $54.1 of revolver debt denominated in $9.1 at an interest
  rate of 8.0% and (Euro)48.2 at an interest rate of 7.8%............................................   3.7
Interest expense resulting from a nominal $100.0 of new bank term debt denominated in (Euro)107.2 at
  an interest rate of 7.8%...........................................................................   6.8
Interest expense resulting from $350.0 of new bank term debt at an interest rate of 8.8%.............  26.7
Interest expense resulting from the $200.0 of existing notes at an interest rate of 13.5%............  23.5
Commitment fee charge relating to the undrawn portion of the revolving credit facility...............   0.4
Amortization of discount on the existing notes of $2.7...............................................   0.2
Amortization of debt issuance costs of $17.3 associated with the term debt, revolver and the existing
  notes over the life of the related debt............................................................   1.9
                                                                                                      -----
                                                                                                      $63.1
                                                                                                      =====

   Also reflects the following as a result of the offering of the old notes and the use of proceeds therefrom to repay borrowings under our credit agreement:

    Interest expense resulting from the $75 of old notes at an interest rate of 13.5%................ $10.1
   Interest expense associated with the term A and B loans to be retired with proceeds from the old notes...........................................................................................  (6.8)
    The amortization of the premium on the $75 of old notes..........................................  (0.6)
   Amortization of debt issuance costs of $2.4 associated with the old notes over
     the life of the old notes.......................................................................   0.3
                                                                                                      -----
                                                                                                      $ 3.0
                                                                                                      =====

   A change of 1% in interest rates on the aggregate amount outstanding under the revolver and the portion of term loans not covered by interest rate swap contracts, would have an incremental effect on annual interest expense of approximately $1.2.

(i)Reflects the provision for income taxes at the statutory tax rate.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with "Selected Historical and Pro Forma Financial Information," "Unaudited Pro Forma Financial Information," and the audited and unaudited consolidated and combined financial statements, including the notes thereto, included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward looking statements that are subject to a number of risks and uncertainties. Our actual results may differ materially from the results discussed in these forward-looking statements. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements made below are discussed below and elsewhere in this prospectus, including under the heading "Risk Factors." There may be other factors that may cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

   The following covers periods before the completion of the recapitalization transactions, the acquisition of the remaining 50% of the Elenac GmbH Resins Business and the offering of the old notes and the use of proceeds therefrom. In connection with the recapitalization transactions, we have entered into new financing arrangements, altered our capital structure and entered into a number of operating and feedstock supply agreements with Shell. The results of operations and financial condition for the periods subsequent to the consummation of the recapitalization transactions will not necessarily be comparable to prior periods. The following should be read in conjunction with the "Unaudited Pro Forma Financial Information," "Selected Historical and Pro Forma Financial Information" and the audited and unaudited consolidated and combined financial statements and notes thereto included elsewhere in this prospectus.

Stand-Alone Company

   The historical financial information included in this prospectus for periods prior to the recapitalization is derived from the historical combined financial statements of the epoxy resins business of Shell. The preparation of this information is based on certain assumptions and estimates including allocations of costs from Shell. This information may not necessarily reflect what the results of operations, financial position and cash flows would have been if the epoxy resins business of Shell had been a separate, stand-alone entity during the periods presented or what the results of operations, financial position and cash flows will be in the future. In addition, our historical combined financial statements include certain assets, liabilities, revenues and expenses which were not historically recorded at the entity level of, but are associated with, our business and exclude certain expenses, such as the cost of borrowing money, that will be relevant to us as a stand-alone entity.

   During the periods prior to July 1999 presented in "--Results of Operations" below, our operations were conducted through various subsidiaries of Shell. In July 1999, Shell commenced a corporate restructuring program in which all of our manufacturing operations and primarily all of our marketing activities were transferred into our current legal entity structure. Certain feedstocks and a significant portion of our non-manufacturing operations were provided to us by other Shell subsidiaries. In connection with the recapitalization, we have entered into agreements with Shell under which Shell will provide us with various feedstocks and services including information technology, manufacturing site services and back-office accounting. We believe we have negotiated favorable agreements with Shell which include cost and service levels equal to or more beneficial to us than had historically been in place. These agreements have been reflected in the unaudited pro forma statement of income for the year ended December 31, 2000. However, in areas such as information technology, accounting and building maintenance where we believe we can achieve operational or financial efficiencies, we have, or will, obtain our own resources to perform these functions. For the purpose of the unaudited pro forma statement of income for the year ended December 31, 2000, we have adjusted historical allocations from Shell for those functions that we plan to perform ourselves at a cost that exceeds our historical allocation. As a result of the agreements with Shell and our plans to perform information technology, accounting and building maintenance functions ourselves, the fiscal 2000 unaudited pro forma statement of income reflects reductions in feedstock and other costs of $29 million and a net increase in other operating costs of $6 million. After giving effect to the recapitalization transactions (including the agreements with Shell), the acquisition of the remaining 50% of the Elenac GmbH Resins Business and the offering of the old notes and the use of proceeds therefrom as if they occurred at the beginning of the period, we would have generated pro forma Consolidated EBITDA of $151 million for the year ended December 31, 2000.

   We believe that the new management focus following the consummation of the recapitalization will lead to further opportunities for reductions in our operating costs. As previously announced in connection with the recapitalization transactions, we have identified annual savings of approximately $6.6 million from the reduction of fixed costs, of which:

   . $2.5 million relate to overhead to be eliminated by actions such as closing several Asian sales operations and conversions to distributorships, reducing certain identified discretionary expenses, headcount reductions, rationalization of warehouse space and reductions in packaging costs from the conversion of a particular labeling system,

   . $2.0 million relate to manufacturing cost improvements for activities previously performed by Shell, with regard to which management has developed a plan for these services to be performed either in-house or on a contract basis at a lower cost and by the expected cancellation of other miscellaneous manufacturing related agreements in Europe, and

   . $2.1 million relate to the expected cancellation of certain agreements with Shell where we believe we can perform similar services at a lower cost, such as agreements that relate to the optimization of our research and development function (which we expect will be completed by the end of 2001) and the cessation and replacement of certain services for our Japanese joint venture.

These projected cost savings are discussed in the supplemental disclosure accompanying pro forma Consolidated EBITDA but have not been reflected in the unaudited pro forma financial statements, except as noted above. To achieve these cost savings, we expect to incur additional one-time costs of approximately $3.1 million which are not reflected in these cost savings or the unaudited pro forma financial statements.

   If our savings are less than our estimates or adversely affect our revenues or operations, our results of operations will be less than we anticipate and the savings we projected in the supplemental disclosure accompanying pro forma Consolidated EBITDA will not be fully realized. For a discussion of important factors that could cause actual results to differ materially from these projections, see "Risk Factors--Projected Information" and "--Forward-Looking Statements."

Results of Operations

   The following table sets forth certain information derived from the audited consolidated and combined statements of operations of RPP LLC for the years ended December 31, 1998, 1999 and 2000 and the unaudited consolidated and combined statements of operations of RPP LLC for the nine months ended September 30, 2000 and 2001, expressed as a percentage of revenues. The following table and discussion should be read in conjunction with the information contained in our consolidated and combined financial statements and the notes thereto included elsewhere in this prospectus. Our historical results of operations set forth below for periods prior to the recapitalization may not necessarily reflect what would have occurred if the epoxy resins business of Shell had been a separate, stand-alone entity during the periods presented or what will occur in the future. See "Risk Factors--Absence of History as a Stand-Alone Company." Accordingly, there can be no assurance that the trends in the operating results will continue in the future.

                                             Year Ended   Nine Months Ended
                                            December 31,    September 30,
                                           -------------  ----------------
                                           1998 1999 2000  2000      2001
                                           ---- ---- ---- ----      ----
      Revenue............................. 100% 100% 100% 100%      100%
      Cost and expenses:
      Purchases and variable product costs  54   54   61   62        58
      Operating expenses..................  20   19   17   18        17
      Selling, general and administrative.   6    6    6    6         7
      Research and development............   3    3    3    4         4
      Depreciation and amortization.......   4    4    4    2         3
      Special charges.....................   2    1    5   --         1
                                           ---  ---  ---  ---       ---
         Total............................  89   87   96   92        90
      Operating income....................  11   13    4    8        10
      Income from equity investment.......  --   --   --   --        --
      Interest expense, net...............  --   --   --   --         7
                                           ---  ---  ---  ---       ---
      Income before income taxes..........  11   13    4    8         3
      Income tax expense..................   4    5    2    3         1
                                           ---  ---  ---  ---       ---
      Net income..........................   7    8    2    5         2
                                           ===  ===  ===  ===       ===
      Consolidated EBITDA (1).............  17%  17%  13%  12%       16%
                                           ===  ===  ===  ===       ===

--------
(1)Consolidated EBITDA represents income before income taxes, interest expense, special charges and depreciation and amortization. Consolidated EBITDA for the periods presented corresponds with the identically titled definition used as a measure in the indenture and our credit agreement for determining our compliance with covenants contained in those agreements. In addition, Consolidated EBITDA is presented because it is used by investors to analyze and compare operating performance and to determine a company's ability to service and/or incur debt. However, Consolidated EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Consolidated EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies.

   During the latter part of the fourth quarter of 2000 and continuing through the nine months ended September 30, 2001, the global economy began to experience a slowdown in the manufacturing sectors. Significant portions of our customers in the United States and internationally operate in these sectors. As a result, the chemical industry in general and we, to a lesser extent, experienced softness in product demand apart from expected seasonality. We believe that we experienced less product demand softness than the chemical industry overall because epoxy resins continue to substitute against other products as a result of its growing number of new end-use applications. Further, the multitude of epoxy end-use markets and the replacement of other materials with epoxy resins has served to soften demand declines in any one end-use market. There can be no assurances that this trend will not continue during the remainder of 2001 nor that we will be able to realize margins we have historically achieved as feedstock costs decline.

   The following is a discussion of significant financial statement items related to our audited consolidated and combined statements of income. See Note 5 and Note 12 to the consolidated and combined financial statements as of September 30, 2001 and December 31, 2000, respectively, included elsewhere in this prospectus for segment information.

  Revenue

   Our revenue is primarily generated through the sale of our three main product lines: (1) epoxy resins, (2) versatic acids and derivatives, and (3) sales of BPA to third parties. In addition, we sell small amounts of ECH to third parties. Revenue has historically been driven by volumes, market prices and foreign currency fluctuations. Revenue also includes other income derived primarily from royalty income and commission income.

  Purchases and Variable Product Costs

   Purchases and variable product costs are primarily comprised of feedstock costs. Feedstock costs are driven primarily by market conditions and exchange rates as volumes are generally consistent year over year. The significant feedstocks for which we are highly sensitive to the market prices are phenol, acetone, propylene and chlorine. We purchase chlorine, a primary raw material for ECH, under long-term supply contracts with third parties which provide us with producer-like economics by allowing us to buy this raw material at a margin above production cost and thereby lower our manufacturing costs. We also purchase propylene, the other primary raw material for ECH, under long-term supply agreements with Shell that are based on market price less negotiated volume discounts. We purchase phenol and acetone, the primary raw materials for BPA, under attractive supply contracts with Shell and other third parties that are based on discounted market prices and input-cost formulae. Because we are co-located with Shell at several of our facilities, our transportation and logistics costs for certain raw materials which Shell provides us are reduced. Variable manufacturing costs, which are primarily utilities, are also a significant component of this line item. Purchases and variable costs are reduced by the sale of by-products generated during the manufacturing process, primarily hydrochloric acid.

  Operating Expenses

   Operating expenses represents the costs associated with the non-variable operations of our manufacturing facilities. Included in operating costs are personnel related costs, manufacturing overhead, periodic maintenance, turnaround costs and environmental costs. Depreciation relating to manufacturing assets is included within depreciation and amortization.

  Selling, General and Administrative Expenses

   Selling, general and administrative expenses are comprised primarily of costs associated with non-manufacturing, non-research and development operations, including management, accounting, treasury, information technology, marketing and sales, and legal. This includes costs associated with health, safety and environmental projects.

  Depreciation and Amortization

   Depreciation is computed on a straight-line basis over the estimated useful lives of the respective assets. Estimated useful lives for plant and equipment, office buildings, tanks and pipelines are twenty years and range from three to ten years for other assets. Amortization is computed on a straight-line basis for intangibles such as patents.

  Research and Development Expenses

   Research and development expenses are costs associated with product or customer specific initiatives and costs associated with projects that seek improvements in manufacturing processes. Primarily all of our research and development expenses are generated in one of our three research facilities. To improve the investment return on our significant research and development expenditures and improve global sharing of ideas within our business, we intend to centrally manage all such costs.

  Special Charges

   Special charges consist of non-recurring type costs such as transaction, transition and severance costs related to restructuring or cost reduction programs.

  Income from Equity Investment

   Income from equity investment is related to unconsolidated equity investees.

  Interest Expense, net

   For periods after the recapitalization transactions, interest expense, net consists of interest expense payable with respect to borrowings under our credit agreement and the existing notes, offset by our interest income from short term cash investments. Interest expense also includes amortization of deferred financing costs and amortization of the discount for the notes. Historically, as part of Shell, we did not have any debt allocated to us except for operational accounts payable. As such, we did not have any interest expense prior to November 14, 2000.

  Income Taxes

   Prior to November 1, 2000, our operations have been included in the tax returns submitted by various Shell operating companies. The tax amounts reflected in our historical results have been allocated based on the amounts expected to be paid or received from the various Shell operating companies filing tax returns in which our operations were included. As of September 30, 2001 and December 31, 2000, we have accrued for income taxes and income taxes will consist of deferred and current income taxes. Additionally, we have made a
Section 338(h)(10) election to allow our recapitalization to be treated as an acquisition of assets for tax purposes. Accordingly, for tax purposes the bases of our U.S. assets will be stepped-up to their fair market values, and we will be able to depreciate our assets using higher bases than the historical amount. This tax basis step-up will reduce cash payments for income taxes over the next five years.

  Comparison of nine months ended September 30, 2001 to nine months ended September 30, 2000

  Revenue

   Revenue decreased by $39 million, or 5.5%, to $670 million for the nine months ended September 30, 2001 from $709 million in the prior year period. The decrease in revenue is a result of lower volume, partially offset by increased prices. The increase in prices was attributable to increases in resins, BPA and ECH, partially offset by decreases in versatics. Overall average prices increased by 3% from the prior year period. The increase in prices is primarily driven by our ability to negotiate and pass on certain increased costs of feedstock. Overall volumes decreased by 8% from the prior year period. Decreased volumes are primarily the result of a slowing global economy.

  Purchases and Variable Product Costs

   Purchases and variable product costs decreased by $52 million, or 11.8%, to $388 million from $440 million in the prior year period. This decrease was largely driven by lower sales volume and lower prices for feedstocks due to the decreasing price of crude oil and related petrochemical products.

  Operating Expenses

   Operating expenses decreased by $15 million, or 11.9%, to $111 million from $126 million in the prior year period. The decrease in operating expenses is primarily a result of lower costs for maintenance associated with several agreements with Shell that were not in place for the full prior year period.

  Selling, General and Administrative Expenses

   Selling, general and administrative expenses increased by $5 million, or 12.5%, to $45 million from $40 million in the prior year period. The increase is primarily a result of costs related to becoming an independent entity, which exceeds the historical allocations in the prior year period.

  Depreciation and Amortization

   Depreciation and amortization remained unchanged at $25 million.

  Research and Development Expenses

   Research and development costs increased by $2 million, or 11.1%, to $20 million from $18 million in the prior year period. The increase is primarily due to redeployed personnel and the absence of cost allocations made by Shell to other business units in the prior year period.

  Special Charges

   Special charges increased by $9 million to $11 million from $2 million in the prior year period. Transition costs for the current period consisted of $3 million for severance costs and $8 million for exit and relocation costs related to the cost restructuring program compared to $2 million in the prior year period. As a result of the restructuring program, 35 employees were terminated in 2001. In addition, seven foreign locations have been targeted and are in the process of being closed as of September 30, 2001. As of September 30, 2001 the remaining accrued severance and exit/relocation costs were $3 million. We expect to complete the restructuring program by the end of 2002. The prior year period reflects the commencement of the transition to become an independent entity.

  Operating Income

   Operating income increased by $12 million, or 20.7%, to $70 million from $58 million in the prior year period. The increase was primarily due to the decrease in purchase and variable product costs and operating expenses, partially offset by decreased revenue and increases in selling, general and administrative expenses, research and development costs and special charges.

  Income from Equity Investment

   Income from equity investment decreased by $1 million to $1 million from $2 million in the prior year period.

  Interest Expense, Net

   Interest expense, net, increased by $53 million primarily due to the increase in long-term debt resulting from the leveraged buy out recapitalization. No debt was outstanding in the prior year period.

  Income Before Income Taxes

   Income before taxes decreased by $42 million, or 70.0%, to $18 million from $60 million in the prior year period. The decrease is due to increased interest expense, net, partially offset by increased operating income.

  Income Tax Expense

   Income tax expense decreased by $16 million, or 69.6%, to $7 million from $23 million in the prior year period. The decrease is primarily related to the decreased taxable income resulting from increased interest expense, net, partially offset by increased operating income.

  Net Income

   Net income decreased by $26 million, or 70.3%, to $11 million from net income of $37 million in the prior year period. The decrease was due to decreased income before income taxes, partially offset by decreased income tax expense.

  Consolidated EBITDA

   Consolidated EBITDA increased $20 million, or 23%, to $107 million from $87 million in the prior year period. Consolidated EBITDA has not been adjusted by the annual $7 million of previously announced projected cost savings. The increase was primarily due to the decreases in purchase and variable product costs and operating expenses and increased special charges, partially offset by decreases revenue and income from equity investment, increases in selling, general and administrative expenses, research and development costs. During the nine months ended September 30, 2001, we achieved $2 million of these projected cost savings and project that we would have achieved an additional $3 million of cost savings if these cost savings programs were in effect at the beginning of the period. Including the effect of the previously announced cost savings, Consolidated EBITDA would have been $109 million.

   This financial information is being presented because it is an important measure that (i) management uses to analyze the business, (ii) is used in the calculation of the covenants under the indenture and the credit facility, and
(iii) is relevant to the bondholders and lenders to analyze our financial performance. This financial information should not be construed as being more important than the GAAP financial data included in this prospectus.

Comparison of 2000 results to 1999

  Revenues

   Total 2000 revenues increased by $7 million to $949 million, or 0.7%, over total 1999 revenues. Sales volumes improved 3% with resins volume growing 4% and versatics and BPA volumes unchanged. Resins volumes improved due to increased economic activity in Asia Pacific and Europe as sales in both regions improved.

   Product prices in 2000 were lower for both resins and versatics, and were improved for BPA. Resins prices fell 5% while versatics prices declined 10%. Resins prices were impacted by a 17% decline in the Euro and a challenging competitive environment, especially during the first half of 2000. Resins product prices in the U.S. during the first half of 2000 were lower compared to the same period in 1999 as we responded to the competitive market pricing. Resins prices in the U.S. began increasing during the latter half of 2000. European resins prices increased throughout 2000 in local currency. However, the weakening Euro negated most of these gains when converted to the U.S. dollar, resulting in a year-to-year decline of 9%. Versatics prices were also adversely impacted by the weakening Euro. Versatics, which generates the majority of its revenue in Europe, implemented price gains for the majority of the product line in Europe. However, when converted to the U.S. dollar, prices were 10% lower. BPA prices increased 16% compared to 1999. The price increase was largely a result of increases in underlying crude oil prices, upon which many of our customers' price formulae are based. We believe that there were no significant fluctuations in our market shares in 2000 compared to 1999.

  Purchases and Variable Product Costs

   Purchases and variable product costs increased by $69 million, or 14%, to $579 million. This increase was largely driven by the prices for feedstocks which were much higher in 2000 due to the increasing price of crude oil and related petrochemical products. Price increases for key raw materials ranged from 21% to 46% compared to 1999 levels in the United States and 9% to 55% in Europe. As a percentage of revenue, purchases and variable products costs increased 7%, primarily as a result of proportionately higher cost of raw materials. Historically, we have been able to pass through increases in our raw material costs to our customers. However, the increase in revenues from higher selling prices typically lags behind the increases in our raw material costs.

   In connection with the recapitalization transactions, several new feedstock contracts were implemented. If these new contracts had been in place during all of 2000 and 1999, raw material costs would have been reduced by approximately $29 million and $26 million, respectively.

  Operating Expenses

   Operating expenses decreased by $16 million, or 9%, to $166 million. In 2000, costs were lower by $7 million due to reduced maintenance turnaround activity as compared with 1999 which included extensive maintenance turnarounds at Deer Park, Norco and Pernis. Costs were also reduced as a result of the shutdown of the Durban facility, which incurred costs in early 1999, and the strong U.S. dollar also reduced operating expenses incurred in Europe when translated to the U.S. dollar.

  Selling, General and Administrative Expenses

   Selling, general and administrative expenses decreased by $5 million, or 8%, to $54 million. Cost improvement initiatives and lower staffing levels as the business has transitioned to independent status, as well as a reduction in charges previously allocated to the business as a unit of Shell, led to the decline.

   On a pro forma basis, selling, general and administrative expenses, which reflect the costs required to operate the business as an independent entity, declined from $63 million in 1999 to $62 million in 2000.

  Depreciation and Amortization

   Depreciation and amortization remained unchanged at $34 million.

  Research and Development Expenses

   Research and development costs decreased by $5 million to $26 million. The decrease is primarily due to continued rationalization of research and development spending and more efficient expenditure of engineering support and externally executed research and development.

  Special Charges

   Special charges increased by $43 million to $49 million. Transition costs are non-recurring expenses incurred outside the ordinary course of business and relate to the activities required to establish RPP LLC as an independent company. Transition costs were $18 million in 2000, the majority of which related to activities required to become an independent entity including organizational design, recruiting, establishment of fit for purpose work processes, information service fees as well as establishment of a new brand. Transition costs will continue to be incurred during 2001 at approximately the same amount incurred in 2000 as we complete the final activities necessary to become an independent company.

   Transaction costs of $31 million were expensed in 2000. These costs were for transaction due diligence and financing activities associated with the sale and recapitalization, including approximately $21 million in legal fees and other due diligence fees, and $10 million in financial services and advice.

   Severance costs were $0 million and $6 million in 2000 and 1999, respectively.

  Operating Income

   Operating income decreased by $79 million, or 66%, to $41 million. The decrease was primarily due to the increases in purchases and variable product costs and operating expenses.

  Income from Equity Investment

   Income from equity investment changed insignificantly.

  Interest Expense, Net

   Interest expense, net increased by $9 million primarily due to the increase in long term debt resulting from the recapitalization transactions, which included a leveraged buy out recapitalization. No debt was outstanding in 1999.

  Income Before Income Taxes

   Income before taxes decreased by $87 million, or 71%, to $35 million due to the decrease in operating income and increased interest expense, net.

  Income Tax Expense

   Income tax expense decreased by $29 million, or 64%, to $16 million.

  Net Income

   Net income for 2000 was $19 million, which was down 75% from $77 million for 1999. The decrease was due to decreased income before income taxes, partially offset by decreased income tax expense.

Comparison of 1999 to 1998

  Revenues

   Revenues for 1999 decreased by $53 million, or 5% compared to 1998. While overall sales volumes increased 4%, this increase was offset by declining sales prices. Prices declined as the business took actions to preserve our customer base in the face of increased imports of product from Asia into both the United States and Western Europe. The decrease was also impacted by the strengthening of the U.S. dollar relative to European currencies. There were no significant fluctuations in our market shares in 1999 compared to 1998.

  Purchases and Variable Product Costs

   Purchases and variable product costs decreased by $30 million, or 6%, to $510 million. This improvement was a function of the favorable feedstock pricing environment, especially relating to phenol and chlorine, that was prevalent during the first half of 1999.

  Operating Expenses

   Operating expenses decreased by $15 million, or 8%. The decrease was mainly a result of the implementation of organizational efficiencies and the strengthening U.S. dollar which reduced operating costs in Europe when translated to U.S. dollars in our financial statements. These factors were partially offset by the large amount of maintenance turnaround activity that occurred in 1999.

  Selling, General and Administrative Expenses

   Selling, general and administrative expenses decreased by $3 million, or 5%, to $59 million. The decrease was primarily due to cost reduction initiatives.

  Depreciation and Amortization

   Depreciation and amortization decreased by $1 million, or 3%, to $34 million. The decline is primarily the result of changes in foreign currency exchange rates and the sale and leaseback of certain assets.

  Research and Development

   Research and development costs increased by $2 million to $31 million, or 7%. The increase was due to specialty engineering costs.

  Special Charges

   Special charges decreased by $18 million, or 75%, to $6 million. The decrease was primarily the result of a comprehensive Shell Chemicals severance program that was announced in December 1998. The allocation of our proportionate share of this program amounted to $24 million in 1998 and $6 million in 1999.

  Operating Income

   Operating income increased by $12 million, or 11% to $120 million. The increase was due to a decrease in purchases and variable product costs and operating expenses, partially offset by decreased revenues.

  Income from Equity Investment

   Income from equity investment changed insignificantly.

  Income Before Income Taxes

   Income before income taxes increased by $13 million, or 12%, to $122 million due to the foregoing factors.

  Income Tax Expense

   Income tax expense increased by $3 million, or 7%, to $45 million.

  Net Income

   Net income for 1999 increased by $10 million, or 15%, to $77 million. The increase was due to increased income before income taxes, partially offset by increased income tax expense.

Liquidity and Capital Resources

   Prior to the consummation of the recapitalization transactions, we financed our operations through net cash provided by operating activities and contributions and advances from Shell. We also had participated in Shell's centralized treasury management system whereby all of our cash receipts were remitted to Shell and all of our cash disbursements were paid by Shell. While we were owned by Shell, we did not incur any long-term debt to fund our operations.

   After the consummation of the recapitalization transactions, we established our own centralized treasury management system. Instead of making distributions of our excess operating cash flow to Shell as done previously, we have been able to retain all of our operating cash flow to finance the working capital and other needs of our business. During the nine months ended September 30, 2001, our operating cash flow was more than our working capital needs, and we used this excess cash to make a $49.1 million voluntary principal payment that reduced the amount of long-term debt outstanding under the credit agreement. We expect to continue to finance our operations through net cash provided by operating activities, existing cash on hand and borrowings under our revolving credit facility. As a result of the high level of debt incurred as part of the recapitalization transactions, we will have to continue to generate significant cash flows to meet our current debt service requirements.

   In November 2000, RPP LLC and RPP Capital issued $200 million aggregate principal amount of 13 1/2% Senior Subordinated Notes due 2010 in a private offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. These notes were issued to bondholders at a discount of $3 million, and accordingly, we received gross proceeds of $197 million from the offering of these notes. In May 2001, RPP LLC and RPP Capital registered an identical series of notes with the Commission and completed an exchange of all of the old $200 million of notes for the existing registered notes. On November 14, 2001, RPP LLC and RPP Capital issued $75 million aggregate principal amount of old notes in a private offering pursuant to Rule 144A and Regulation S under the Securities Act. The old notes were issued to the bondholders at a premium of $5.1 million, plus accrued interest from May 15, 2001 and accordingly, we received gross proceeds of $85.1 million from the offering of the old notes. The old notes, the exchange notes offered hereby and the $200 million of existing notes will be treated as a single class of securities under the indenture. The notes may be redeemed in whole at any time or in part from time to time, on and after November 15, 2005, at the specified redemption prices set forth under "Description of the Notes--Redemption."

   The notes are senior subordinated unsecured obligations ranking junior in right of payment to all of our existing and future senior debt and all liabilities of our subsidiaries that do not guarantee the notes. The net proceeds from the issuance of the $200 million of existing notes were used to finance in part the recapitalization and related transaction costs and expenses. The net proceeds from the issuance of the old notes were used to repay borrowings under the credit agreement. Interest on the notes is payable semi-annually in cash on each May 15 and November 15, beginning May 15, 2001. The notes mature on November 15, 2010.

   On November 14, 2000, RPP Inc., RPP LLC, RPP Capital and Resolution Nederland B.V. entered into a $600 million credit agreement with a syndicate of financial institutions. The credit agreement provides for a six-year euro equivalent $100 million (at issuance) A term loan and an eight-year $350 million B term loan. Each term loan was fully drawn on November 14, 2000 and used to finance the recapitalization transactions, including certain related costs and expenses. In addition, the credit agreement provides for a six-year $150 million revolving credit facility, the euro equivalent of which is also available, to be used for, among other things, working capital and general corporate purposes of ours and our subsidiaries, including without limitation, certain permitted acquisitions. The revolving credit facility also includes a sub-limit for letters of credit in an amount not to exceed $50 million. At September 30, 2001, we had $103.7 million outstanding under the term A loan, $300.0 million outstanding under the term B loan, no borrowings outstanding under the revolving credit facility and $1 million in letters of credit that resulted in additional borrowing capacity of $149 million. During the fourth quarter of 2001, we made an additional voluntary principal payment of $13 million under the credit agreement.

   The credit agreement is secured by substantially all current and future assets of RPP LLC, including a pledge of 100% of the stock of our domestic subsidiaries and 66 2/3% of the stock of our foreign subsidiaries. Our borrowings and those of our subsidiaries under the credit agreement are guaranteed by RPP Inc. and borrowings by our indirect subsidiary, Resolution Nederland B.V., are also guaranteed by us. The credit agreement requires us to maintain certain minimum financial covenants including a minimum interest coverage ratio and a maximum total leverage ratio. In connection with the offering of the old notes, we amended the financial covenants in the credit agreement. As of September 30, 2001, we were in compliance with each of our financial covenants under the credit agreement. In addition, the credit agreement is not subject to advance rates or a borrowing base limit on availability.

   Borrowings that are maintained as dollar term loans or loans under the revolving credit facility denominated in dollars, accrue interest at either Citibank's prime lending base rate or the eurodollar rate plus, in each case, a

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

margin ranging from 1.25% to 3.75%, which margin is dependent upon our leverage, as determined on a quarterly basis. Interest rates on the borrowings maintained as euro term loans or loans under the revolving credit facility denominated in euros, accrue interest at the euro rate plus associated costs plus, in each case, a margin ranging from 2.25% to 3.0% depending our leverage, as determined on a quarterly basis.

   Interest period elections generally range from one to six months, or to the extent available, nine or twelve months for eurodollar and euro rate loans. With respect to eurodollar loans and euro rate loans, interest is payable at the end of each interest period or, for interest periods longer than three months, at least every 3 months. During the nine months ended September 30, 2001, we entered into interest rate swap agreements related to the term loan B for notional amounts of $50 million, $75 million, $100 million, $25 million and $50 million. The interest rate swap agreements fix the LIBOR portion of our interest rates at 5.41%, 5.25%, 5.41%, 4.61% and 4.39%, respectively.

   With respect to base rate loans, interest is payable quarterly on the last business day of each fiscal quarter. Calculation of all interest expense is based on the actual number of days elapsed in a year comprising 360 days. For each drawn letter of credit, we are required to pay a per annum fee equal to the spread over the eurodollar rate for the revolving credit facility, a fronting fee equal to 1/4 of 1% on the aggregate daily stated amount of each letter of credit, plus administrative charges. Additionally, we will pay a commitment fee ranging from 0.375% to 0.500% per annum, depending on our leverage ratio, which commitment fee is payable quarterly on the unused available portion of the revolving credit facility.

   Term loan A under the credit agreement requires quarterly principal reductions that began on March 31, 2001 and will continue through November 14, 2006. As a result of the voluntary prepayments related to term loan B, quarterly principal reductions are no longer required. The next scheduled principal payment related to term loan B is $300 million on November 14, 2008. Also, we may be required to make mandatory additional principal reductions, based on our excess cash flow and other events described in the credit agreement.

   On November 6, 2001, we entered into an amendment to the credit agreement, which, among other things, permitted us to issue the old notes so long as we prepaid the term loans with the proceeds therefrom and amended our financial covenants regarding consolidated interest coverage and adjusted total leverage.

   During the quarter ended September 30, 2001, we entered into five to seven year leases for equipment at an aggregate annual rental of $0.3 million. The equipment has been capitalized at its fair market value of $1.2 million, which approximates the present value of the minimum lease payments. We will continue to review capital leases as alternate sources of financing with favorable interest rates as opportunities arise.

   For the nine months ended September 30, 2001, we generated net cash provided by operating activities of $77 million, provided cash in investing activities of $5 million and used cash in financing activities of $77 million. Investing activities primarily consisted of expenditures for property, plant and equipment. In addition, we received a purchase price adjustment in connection with the recapitalization transaction in the amount of $19 million in the nine month period ended September 30, 2001. For the nine months ended September 30, 2000, we generated net cash provided by operating activities of $58 million, used cash in investing activities of $12 million and used cash in financing activities of $46 million. For the year ended December 31, 2000, we generated net cash provided by operating activities of $114 million, used cash in investing activities of $17 million and used cash in financing activities of $78 million, primarily due to the recapitalization transactions. For the year ended December 31, 1999, we generated net cash provided by operating activities of $134 million, used cash in investing activities of $103 million and used cash in financing activities of $31 million. For the year ended December 31, 1998, we generated net cash provided by operating activities of $136 million, provided cash by investing activities of $13 million and used cash in financing activities of $149 million. The decrease in cash provided by investing activities in 1999 from 1998 is due to a sale/lease back transaction of $71 million in 1999.

   Expenditures for property, plant and equipment totaled $14 million and $9 million for the periods ending September 30, 2001 and 2000, respectively. Of the $14 million, $5 million was related to maintenance and $9

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million was for projects related to growth and improved profitability, primarily related to an investment in our versatics business to improve the quality of these manufacturing assets. In addition, in January 2001 we spent $1 million in connection with the purchase of Shell Epoxy Resins France SAS. Expenditures for property, plant and equipment totaled $18 million, $105 million and $59 million for the years ending December 31, 2000, 1999 and 1998, respectively. The increase in capital expenditures for 1999 was related to a repurchase of equipment held under a synthetic lease totaling $71 million.

   Because we have an established infrastructure in place, our capital expenditures are generally not for the building of new plants but for their maintenance and occasional incremental expansion where justified by the expected return on investment. Capital expenditures for maintenance have historically been relatively low at $9 million to $16 million per year, and we expect this to continue for the next three to five years.

   During the third quarter ended September 30, 2001, a comprehensive information technology project was approved and commissioned, and will encompass new globally integrated software, hardware, networks and phone systems that will support our business at a higher level. We estimate that the project will run through the end of 2002 and will cost approximately $38 million. Of the $38 million, certain costs will be capitalized and certain other costs will be expensed to special charges depending upon various factors such as the type of financing arrangement, the phase of the project, and nature of the costs.

   The high level of debt incurred as a result of the recapitalization transactions and the subsequent issuance of the old notes may preclude us from borrowing any more funds. Based on our current level of operations and anticipated growth and cost savings, management believes that our cash flow from operations, together with existing cash and cash equivalents on hand and future borrowings under our revolving credit facility, if necessary, will be sufficient to fund our working capital needs and expenditures, for property, plant and equipment and debt service obligations, although no assurance can be given in this regard.

   While the effective interest rate on the old notes is higher than that of the related senior debt that was retired from the proceeds therefrom, as a result of the offering of the old notes, we realized greater flexibility in our debt structure along with an easing of certain covenants through an amendment to the credit agreement with our senior debt holders relating to the consolidated interest coverage and adjusted total leverage. Reference is made to "Description of the Credit Agreement" for a detailed discussion of our credit agreement and related covenants.

Environmental

   Our business is subject to various federal, state, local and foreign laws and regulations which govern environmental health and safety-related matters. Compliance with these laws and regulations requires substantial continuing financial commitments and planning. Moreover, the laws and regulations directly affect how we operate our business. For a more detailed discussion of the impact of environmental matters on our business, see "Risk Factors--Risks Related to Our Business--Environmental Regulation" and "Business-- Environmental/Occupational Health and Safety Matters."

   As of September 30, 2001, we have assessed that an environmental liability accrual is not needed based on the current available facts, present laws and regulations, and current technology. We accrue for environmental liabilities when the liability is probable and the costs are reasonably estimable.

   The fact that no additional accrual was provided in 2000 or in the nine months ended September 30, 2001 is influenced by agreements associated with the transactions whereby Shell generally will indemnify us for environmental damages associated with environmental conditions that occurred or existed before the closing date of the recapitalization, subject to certain limitations. In addition, management believes that we maintain adequate insurance coverage, subject to deductibles, for environmental remediation activities.

Effects of Currency Fluctuations

   We conduct operations in countries around the world. Therefore, our results of operations are subject to both currency transaction risk and currency translation risk. We incur currency transaction risk whenever we enter into either a purchase or sales transaction using a currency other than the local currency of the transacting entity. With

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respect to currency translation risk, our financial condition and results of operations are measured and recorded in the relevant domestic currency and then translated into U.S. dollars for inclusion in our audited consolidated and combined financial statements. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. The majority of our revenues and costs are denominated in U.S. dollars, with euro-related currencies also being significant. For the nine months ended September 30, 2001, 48% of our total revenues and 50% of our total expenses were from companies incorporated outside the United States. For the nine months ended September 30, 2000, 45% of our total revenues and 44% of our total expenses were from companies incorporated outside the United States. The net depreciation of the Netherland Guilder against the U.S. dollar and other world currencies since 1997 has had a negative impact on our earnings, as reported in U.S. dollars in our consolidated and combined financial statements. Historically, we have not undertaken hedging strategies to minimize the effect of currency fluctuations. Significant changes in the value of the Netherland Guilder relative to the U.S. dollar could also have an adverse effect on our financial condition and results of operations and our ability to meet interest and principal payments on euro-denominated debt, including certain borrowings under the credit agreement, and U.S. dollar denominated debt, including the notes and certain borrowings under the credit agreement.

Inflation and Seasonality

   Certain of our expenses, such as feedstocks and other raw materials used in the production of final products, supplies, maintenance and repairs and compensation and benefits, are subject to normal inflationary pressures. Although to date we have been able to offset inflationary cost increases through operating efficiencies and price increases, there can be no assurance that we will be able to offset any future inflationary cost increases through these or similar means. Our revenues and earnings are moderately seasonal, with the second and third quarters generally providing stronger results. Such seasonality has also been customary in the chemical industry in general, and we expect this trend to continue in future periods.

Recent Accounting Pronouncements

   Commencing January 1, 2001, we adopted SFAS 133 (Accounting for Derivative Instruments and Hedging Activities). SFAS 133, as amended by SFAS 138, requires that derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the type of derivative and the effectiveness of the hedge. We do not enter into derivative instruments for trading purposes; however, interest rate swaps were entered into during 2001 in connection with our credit agreement. We use interest rate swaps to protect against interest rate fluctuation by fixing the variable portion of interest rates in our credit facility. By using the interest rate swaps to hedge interest rate cash flows, we expose ourselves to market risk; however, market risk is managed through the setting and monitoring of parameters that limit the types and degree of market risk which are acceptable.

   As mentioned above, we entered into interest rate swap agreements related to the term loan B for notional amounts of $50 million, $75 million, and $100 million, $25 million and $50 million that fix the LIBOR portion of our interest rates at 5.41%, 5.25%, 5.41%, 4.61% and 4.39%, respectively. The remaining duration of the interest rate swap agreements range from 5 months to 17 months. The unaudited consolidated statement of income for the nine months ended September 30, 2001 includes interest expense at the fixed rates stated above. We did not hedge interest rate cash flows in the prior year period. For the nine months ended September 30, 2001, we have recognized a net $7 million charge in the unaudited comprehensive income relating to SFAS 133. This charge was due to the change in the fair market value of our interest rate swaps as a result of declining interest rates.

   In July 2001, the FASB issued SFAS 142 (Goodwill and Other Intangible Assets). This statement requires that goodwill no longer be amortized but should be tested for impairment at least on an annual basis. Other intangible assets are to be amortized over their useful life and reviewed for impairment in accordance with the provisions of SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be

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Disposed of). Intangible assets with an indefinite useful life can no longer be amortized until their useful life becomes determinable. SFAS No. 142 is effective for fiscal year beginning after December 15, 2001, however, it does apply to any goodwill acquired in a business combination completed after June 30, 2001. Based upon our review to date of SFAS 142, we do not believe that any changes will be required in its current practices or procedures. We will complete an evaluation of the effects of the provisions of SFAS 142 on our financial statements during the remainder of 2001.

   In August 2001, the FASB issued SFAS 143 (Accounting for Obligations associated with the Retirement of Long-Lived Assets). This statement requires the following: (a) an existing legal obligation associated with the retirement of a tangible long-lived asset be recognized as a liability when incurred and the amount of the liability be initially measured at fair value, (b) an entity recognize subsequent changes in the liability that result from the passage of time and revisions in either the timing or amount of estimated cash flows, and
(c) upon initially recognizing a liability for an asset retirement obligation, an entity capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. SFAS 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002. We are currently evaluating the effects of this pronouncement.

   In October 2001, the FASB issued SFAS 144 (Accounting for the Impairment or Disposal of Long-lived Assets). This statement supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The requirements of this statement provide that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. The scope of discontinued operations will be expanded to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of this statement are effective for fiscal years beginning after December 15, 2001. We will complete our evaluation of the provisions of SFAS 144 during the remainder of 2001.

Quantitative and Qualitative Disclosures About Market Risk

   We are engaged in manufacturing and marketing resins in the U.S. and internationally. As a result, we are exposed to certain market risks which include financial instruments such as foreign currency, short-term investments, trade receivables, and long-term debt. The adverse effects of potential changes in these market risks are discussed below. The sensitivity analyses presented do not consider the effects that such adverse changes may have on overall economic activity nor do they consider additional actions management may take to mitigate our exposure to such changes. The notes to our audited consolidated and combined financial statements provide a description of our accounting policies and other information related to these financial instruments. We do not engage in speculative transactions and typically do not engage in hedging activities, except for the interest rate swaps which were put in place subsequent to December 31, 2000 in connection with our credit agreement.

   A substantial amount of assets and liabilities outside the U.S. are denominated in Netherlands Guilders. The exchange rate of the U.S. dollar to the Netherlands Guilder was approximately 2.41 2.37, 2.19, and 1.89 at September 30, 2001, December 31, 2000, 1999 and 1998, respectively. We may utilize forward exchange contracts to hedge foreign currency transaction exposures.

   We place our short-term investments, which generally have a term of less than 90 days, with high quality financial institutions. We also limit the amount of credit exposure to any one institution, and have investment guidelines concerning diversification and maturities designed to maintain safety and liquidity. Due to the short-term nature of these instruments, their carrying value approximates market value. Management does not believe that a decrease of 1.0% from 2000 average investment rates would be material during 2001.

   Management evaluates the creditworthiness of our customers and monitors accounts on a regular basis, but typically does not require collateral. Our trade receivables are primarily denominated in U.S. dollars and Netherlands Guilders. In addition, trade receivables are generally due within 30 days and are collected in a timely

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manner. Historically bad debts have not been material and have been within management's expectations. Management believes timely collection of trade receivables minimizes associated credit risk.

   As of September 30, 2001, our outstanding long-term debt consisted of the existing notes, a credit facility that includes a term loan A denominated in Euros, a term loan B denominated in U.S. dollars, and European and U.S. revolver loans. The existing notes, which mature in 2010, totaled $200 million and bear interest at a fixed rate of 13 1/2%. As of September 30, 2001, their fair value was estimated to be $208 million. At the same date, the term loan A, term loan B and revolver loans totaled $104 million, $300 million and $0 million, respectively, and approximated their fair value. Borrowings that are denominated in the U.S. dollar bear interest at either Citibank's prime lending rate or the eurodollar rate (Libor) plus, in each case, a margin ranging from 1.25% to 3.75%, depending upon our leverage, as determined quarterly. Borrowings that are denominated in euros bear interest at the euro rate (Euribor) plus a margin ranging from 2.25% to 3.0% depending on our leverage, as determined quarterly. We periodically review various alternatives to protect long-term debt against interest rate fluctuations. Subsequent to year end, we entered into interest rate swaps related to the term loan B for notional principal amounts of $50 million, $75 million, $100 million, $25 million and $50 million that fix the interest rates at 5.41%, 5.25%, 5.41%, 4.61% and 4.39%, respectively. At September 30, 2001, the amount of borrowings outstanding under the credit agreement included $104 million that was subject to variable interest rates. A change of 1% in interest rates on the aggregate amount outstanding under the revolver and the portion of term loans not covered by interest rate swap contracts would have an incremental effect on annual interest expense of approximately $1.0 million.

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                                   BUSINESS

Overview

   We are the leading global supplier of epoxy resins with an estimated market share in 2000 of 39% in the United States, 30% in Europe and 14% in Asia Pacific, and are also the leading global manufacturer of versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials due to their excellent adhesion, effective corrosion resistance, strong electrical insulation and mechanical strength properties. Products containing epoxy resins serve a wide range of end-use industries, including automotive, aerospace, electrical, construction and industrial maintenance. Versatic acids and derivatives are specialty products which complement our epoxy resin product offerings in the coatings, adhesives and construction industries. We focus on providing our customers with specialty "systems and solutions," which are packages of basic and specialty epoxy resins combined with curing agents and other materials that are designed to meet the specific technical requirements of our customers. Many of our products are developed and formulated for specific end-customer products and applications, where the purchasing decisions are driven primarily by product performance, technical specifications and the ability to deliver customized service and solutions rather than solely by price. We plan to continue to enhance our customer focus by growing these high performance specialty products, which accounted for approximately 23% of our revenues in 2000. For the year ended December 31, 2000 and the nine months ended September 30, 2001, we generated pro forma revenue of $952 million and $670 million, respectively, pro forma Consolidated EBITDA of $151 million and $107 million, respectively, pro forma operating income of $96 million and $70 million, respectively and pro forma net income of $12 million and $10 million, respectively. For the year ended December 31, 2000, we generated pro forma adjusted Consolidated EBITDA of $158 million.

   We are a global business with customers in three principal geographic regions. Regional sales based on customer location are comprised of the following: the Americas (49% of revenues for the nine months ended September 30, 2001), Europe (37%) and Asia Pacific (14%). These customers are served by our global sales and customer service network and by manufacturing facilities in all three regions. We manufacture the two principal components, or intermediates, of epoxy resins, which are bisphenol-A, or BPA, and epichlorohydrin, or ECH, and we operate two of the three largest epoxy resins manufacturing plants in the world. This backward integration and world-scale manufacturing capability provides us with a low cost, reliable supply of intermediates for the production of epoxy resins. We believe that our market leadership in the epoxy resins and versatics and derivatives industries is primarily attributable to our strategy of offering our customers a broad line of products, technical expertise and product applications support along with being a low cost producer of epoxy resins.

   RPP Inc., our parent company, was recapitalized in a transaction financed in part by a private placement of the existing notes. Prior to the recapitalization, RPP Inc. was a wholly owned subsidiary of Shell. Shell determined that epoxy resins was a non-core product and that the sale of our business was in line with its strategy to focus its chemical business on basic petrochemical products more directly related to oil and gas production. As part of the recapitalization, our existing management was joined by Marvin O. Schlanger, former President and Chief Executive Officer of Arco Chemical Company, who is our current Chairman and Chief Executive Officer. As an independent entity with a management team and employees focused solely on the manufacture and marketing of epoxy resins and related products, we believe that we will be able to capitalize on unrealized cost-savings and revenue-generating opportunities. The cost-saving opportunities include reductions in overhead and manufacturing costs, improvements in manufacturing efficiencies, optimization of supply and operating arrangements with Shell and other third parties and better cash and working capital management. The revenue-generating opportunities include increasing sales to current customers, acquiring new customers, finding new applications for our existing products, expanding our line of value-added specialty products, capitalizing on the currently announced price increases for epoxy resins and pursuing further price improvement opportunities for our products.

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   We manufacture and sell liquid epoxy resins, or LER, using internally produced BPA and ECH. We also combine LER with a variety of other materials, which we either manufacture ourselves or purchase from others, to produce solid epoxy resins, epoxy resin solutions and specialty epoxy resins. In addition, we manufacture a wide range of epoxy resin curing agents, catalysts and other additives which are sold with our epoxy resin products. Epoxy resins are used in many applications, the most significant of which include:

   . Coatings. Coatings are applied to a surface for protection and to enhance certain properties. Coatings based on our epoxy resins and other additives offer outstanding protection from some of the harshest environments by increasing resistance to moisture, chemicals and heat. Our epoxy resins also serve as bonding agents and enhance the flexibility of coatings. The many readily available forms of the products also offer ease of formulation and use to our customers. Epoxy resins are used in marine coatings for ships and offshore structures and in industrial maintenance coatings for chemical plants, refineries, utility plants, and pulp and paper mills. They are also used for automotive anti-corrosion primers as well as for interior coatings of food and beverage cans, where they protect the freshness and flavor of the contents. Epoxy resins can be formulated into powder coatings and waterborne coatings that attain the performance of traditional solvent-borne coatings but are more environmentally acceptable. Epoxy powder coatings are used on appliances, outdoor furniture, and the exterior of oil and gas pipe. Epoxy waterborne coatings offer excellent performance over concrete and cement surfaces, such as warehouse flooring and parking decks.

   . Electrical and Electronics. Epoxy resin systems are used for the manufacture of the board component in printed circuit boards because of their excellent electrical and thermal insulation properties. In addition, electronic components are often encased in epoxy resins to protect them from moisture and from mechanical and thermal shocks. Epoxy resin systems are used in the manufacture of electronic devices from computers to cellular communications and in the manufacture of the electrical components in transportation vehicles and appliances.

   . Composites. Composites are engineered materials which are fabricated from epoxy resin systems reinforced with a fiber, typically glass or carbon. Epoxy resin systems are chosen for their mechanical strength and toughness as well as their fatigue and chemical resistance. In addition, unlike many other products, epoxy resins adhere especially well to carbon and other fibers. Because of superior strength and weight characteristics, epoxy resin based composites are used in a broad and growing array of applications as they replace metals and other plastics. Examples include fiberglass pipe for use in refineries, chemical plants and oilfields, recreational goods (golf shafts, boats, bicycles, tennis rackets, and fishing rods), aerospace construction materials (commercial and military aircrafts, satellites, and rockets), high performance automobiles and civil infrastructure repair (marine piers, bridge columns, bridge decks and parking decks).

   . Adhesives. Epoxy resin systems are often formulated into two-part adhesives for bonding metal, glass, cement or plastic, often as a replacement for welding or mechanical fasteners. Epoxy resins are used in adhesives because of their superior mechanical strength and toughness and their chemical and moisture resistance. Epoxy adhesives are used in a wide variety of applications in the automotive, aerospace, construction and electronics industries.

   We are also the leading manufacturer and marketer of versatic acids and derivatives, taking advantage of our manufacturing economies of scale and low cost ECH supply. Versatic acids and derivatives can be divided into three groups: basic versatic acids, VeoVa and Cardura. Basic versatic acids are used mainly in pharmaceuticals, peroxides and agrochemicals whereas VeoVa and Cardura are used mainly in decorative and protective coatings and personal care products. Our principal customers for these products operate in the automotive coatings, paint and construction industries, similar to our epoxy resin customers. Versatic acids and derivatives accounted for approximately 10% of our revenues for 2000.

   We also sell our excess production of BPA and ECH to third parties. BPA is a critical component of polycarbonate plastics, which are primarily used in the growing electrical and electronics market, including

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computer and business equipment and optical disk applications. Polycarbonate is also used in the automotive and glass industries. In addition to being used in the manufacture of epoxy resins and versatic acids and derivatives, ECH is used in water treatment applications. Sales of BPA and ECH to third parties accounted for approximately 28% of our revenues for 2000. Sales to Bayer AG, which purchases BPA from us, accounted for approximately 10% of our revenues in 1999 and 2000.

Industry Overview

   The epoxy resin industry, led by three global producers, has had a historical industry growth rate in excess of the growth rate of U.S. gross domestic product. Epoxy resins are produced and consumed globally with 2000 industry volume (including curing agents) of over one million metric tons and worldwide sales of approximately $2.8 billion. According to Garnett Consulting's 1999 report, the worldwide demand for epoxy resins is expected to grow at 4% to 6% per annum from 1999-2004, which we believe is due to its value-added, performance-driven nature and use in a growing number of new end-use applications. From 1975 through 1999, U.S. sales volume of epoxy resins have grown at an annual growth rate in excess of 5% according to SRI International, compared to an annual U.S. real GDP growth rate of approximately 3% over the same period. During the last economic downturn, in the early 1990's, the volume of epoxy resins sold in the U.S. remained flat by gaining share from other materials. In addition, the multitude of epoxy end-use markets and the replacement of other materials with epoxy resins has served to soften demand declines in any one end-use market. The U.S. and Europe accounted for approximately 60% of the industry's global LER demand and capacity in 2000, with the U.S. being a significant exporter of epoxy resins as well.

   We are one of three global producers of epoxy resins, who together accounted for approximately 56% of 2000 global capacity for LER, which is the foundation product of the industry. Due to import tariffs, transportation costs, customer preferences in performance and applications and industry structure, industry dynamics vary by region. In 2000, these three global producers account for essentially all of LER capacity in the United States and 66% of capacity in Europe. There are also several other companies, predominantly in Asia and Eastern Europe, most of whom participate locally and do not have the world-scale manufacturing capabilities or cost structure to compete effectively in the epoxy resins industry on a global basis. We believe the significant capital required to construct a world-scale manufacturing facility, the production volumes required to maintain low unit costs, the need to secure reliable raw material supplies, the significant technical knowledge required to develop high performance products and applications and the need to develop close, integrated relationships with customers serve as substantial barriers to entry for new competitors.

   During the nine months ended September 30, 2001, prices of our major feedstocks (acetone, chlorine, propylene, and phenol) declined relative to fourth quarter 2000. Historically, feedstock pricing is a primary factor in profitability as there is a lag between feedstock price changes and product price changes. This lag has generally ranged from three to twelve months depending on the magnitude of feedstock cost change and market dynamics.

   During the later part of the fourth quarter 2000, the United States economy began to experience a slowdown in the manufacturing sectors. The slowdown continued during the nine months ended September 30, 2001 and spread to other countries in which we operate. A significant portion of our customers operate in the manufacturing sectors. Accordingly, we have experienced softness in product demand apart from expected seasonality. Similarly, the pricing environment for epoxy resins has been negatively impacted by the global economic downturn experienced during the nine months ended September 30, 2001. Prices improved during the first quarter of 2001 against the fourth quarter of 2000 but prices weakened during the second and third quarters of 2001. As of September 30, 2001, we have not lost any major customer or significant volume due to competitive pressures but we cannot give assurance that the company will not lose any significant customers or volume in the future. BPA and ECH pricing has followed the same trend as resins, with stable to improving prices during the first quarter of 2001 compared to fourth quarter 2000 followed by weakening prices in the second and third quarters of 2001.

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   We believe the versatic acids and derivatives market had worldwide sales of approximately $138 million in 2000. Furthermore, we believe that we are the largest supplier of versatic acids and derivatives in the world with an estimated 77% global market share. Although we currently have one principal direct competitor, the major competition for our versatic acids and derivatives business is from alternative products which provide similar, though not exactly comparable, functionality. Cardura and the basic versatic acids have a particular niche in their competitive markets through their unique performance attributes. For VeoVa, there is a large market of competitive products, most importantly, butyl acrylate. In the markets in which VeoVa directly competes with alternative products, VeoVa attains varying market shares which we believe range to up to 27%. The versatic acids and derivatives business has traditionally been focused in the European and Japanese markets. However, we are in the process of developing sales and customer support in other regions, including the U.S., to promote the use of versatic acids and derivatives.

   BPA is produced and consumed globally with 1999 worldwide sales of approximately $2 billion and industry volume of over 2.3 million metric tons, of which 26% related to sales of BPA to third parties. In 1999, the leading six producers of BPA accounted for approximately 80% of global capacity. Most major BPA producers are forward integrated into either or both polycarbonate and epoxy resins and at times will sell excess BPA to third parties. We believe that we are one of the largest suppliers of BPA to third parties (25% market share in 1999) and the third largest producer of BPA in the world. From 1994 to 1998, demand for BPA grew by approximately 8% per year driven primarily by the polycarbonate end-uses (electronics, computer, telecommunications and data equipment). Because of continued demand for these end-uses, CMAI expects BPA volume demand to grow at 7% to 8% per year from 2000 to 2005.

2001 Developments

   On January 31, 2001, we formalized a plan to increase cash flow and reduce expenses. This plan incorporates the initiatives to reduce costs and simplify operations that were previously announced in connection with the transactions. The key elements of the plan include: (1) renewed focus on our epoxy resins and versatics markets and customers, (2) a global integrated production planning and inventory process to reduce working capital, (3) a manufacturing and supply chain effort to reduce logistics and other variable costs, (4) a capital expenditure plan and (5) a fixed cost reduction program. We believe that the cost reduction program will result in savings of approximately $35 million per year over the fourth quarter annualized 2000 rate. We expect to incur one-time costs of approximately $7 million to implement this cost reduction plan which are not reflected in these anticipated cost savings. The one-time costs of $7 million are expected to consist of $4 million in severance costs and $3 million in relocation and exit costs.

   In March 2001, David T. Preston resigned his positions as a director, officer and employee. Marvin O. Schlanger, our Chairman, was elected to the additional position of President.

   In addition, we hired J. Travis Spoede as our Executive Vice President, Chief Financial Officer and Secretary. Mr. Spoede previously held various positions with Union Carbide Corporation, serving most recently as Director of Strategic Development, Joint Ventures from 1999 to 2001 and as Chief Financial Officer of EQUATE Petrochemical Company, a joint venture between Union Carbide Corporation and Petrochemical Industries Company of Kuwait, from 1994 to 1999.

   Also, on March 14, 2001 we hired Hanna M. Lukosavich as Vice President and Chief Information Officer. Ms. Lukosavich previously held various positions with Mannesmann Pipe & Steel Corporation from 1983 to 2000, including Director of Information Technology.

   In May 2001, we hired Mark S. Antonvich as Vice President and General Counsel. Mr. Antonvich was Senior Counsel to Enron Global Exploration & Production Inc. since 2000, and had been Senior Corporate Counsel to BHP Minerals from 1995 to 2000.


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

   In May 2001, we also hired Daniel A. Mariano as Vice President--Supply Chain. Mr. Mariano was previously Vice President of Supply Chain at ARCO Chemical and Lyondell Chemical Company.

   In July 2001, we hired Jeffrey M. Nodland as President and Chief Operating Officer. Mr. Nodland's most recent experience was as Vice President and General Manager, Coatings, Ink, Textiles and Composites for Eastman Chemical Company. Previously, he was President and Chief Executive Officer of McWhorter Technologies, Inc.

Competitive Strengths and Competition

   We believe that the following competitive strengths position us to further enhance our growth and profitability:

   . Leading Global Market Position. We are the leading global supplier of epoxy resins with an estimated market share in 2000 of 39% in the United States, 30% in Europe and 14% in Asia Pacific. We compete primarily with Dow Chemical and Vantico Group S.A. (formerly a division of CIBA Specialty Chemicals) in the epoxy resins industry. In 2000, we, together with Dow and Vantico, accounted for 56% of global capacity for liquid epoxy resins, which are the foundation of this industry. Due to import tariffs, transportation costs, customer preferences in performance and applications and industry structure, industry dynamics vary by region. In 2000, these three companies account for essentially all of LER capacity in the United States while in Europe they account for 66% of capacity in Europe. Nan Ya is a significant competitor in Asia. There are also other smaller competitors, primarily in Asia and Eastern Europe, who participate locally and do not have the world class manufacturing capabilities or cost structure to effectively compete in the epoxy resins industry worldwide.

     We have achieved this position as a result of our worldwide manufacturing presence, broad product line, global sales and distribution network, technological and applications expertise, and research and development capabilities. Our global leadership position enables us to effectively meet our customers' volume and product performance requirements and provides us with economies of scale to enhance our low cost position. In addition, our global production capacity allows us to service local and regional customers who require unique product formulations, as well as globally oriented customers who require uniform products on a worldwide basis. We believe that the globalization of our customers has caused them to shift towards fewer suppliers who can supply globally and has given us an advantage over local or regional suppliers. We believe our broad product line and global presence reduces our exposure to any one industry, product line, market, customer or geographic region. In addition, this diversity provides us with a broad base from which to increase sales and expand customer relationships. We believe the significant capital required to construct a world scale manufacturing facility, the production volumes required to maintain low unit costs, the need to secure a broad range of reliable raw material and intermediate material supplies, the significant technical knowledge required to develop high performance products, applications and processes, and the need to develop close, integrated relationships with customers serve as substantial barriers to entry for new competitors. We and Dow are the only two global epoxy resins companies that are backward integrated into BPA and ECH and have technologically advanced manufacturing facilities.

     In the versatic acids and derivatives product line, which is a small but growing niche market, our only significant competitor is Exxon, who produces a broad range of carboxylic acids. Exxon produces an alternative to our Cardura, called Glydexx, through a tolling arrangement, and an equivalent to VeoVa through a joint venture with Borden. The main competition for versatic products comes from other monomers, such as acrylate esters, which are also used as a monomer with vinyl acetate for the production of emulsions polymers. For Cardura, the main competition is from hydroxy acrylic monomers for use in automotive/industrial coatings applications. We believe that through our relationships with epoxy resins customers to whom we can sell our versatic acids and derivatives product line, we have a strong platform for growth, thereby giving us a competitive advantage.

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   . Low Cost Position. We support our leading global market presence with our strategically located, low cost manufacturing presence. Our low cost position is the result of an integrated supply position in critical intermediate materials combined with advanced process technology and the manufacturing capability of two of the three largest manufacturing facilities in the world for the production of LER.

       . Global Manufacturing. We operate through a network of ten manufacturing facilities located throughout the world which reduces transportation and logistics costs and provides our global customers with targeted service and reliable and timely supply of our products. The majority of our manufacturing operations take place at our technologically advanced, world-scale plants in Pernis, The Netherlands and Deer Park, Texas, both of which are backward integrated and are two of the three largest epoxy resins plants in the world. We believe our Deer Park plant is the only resins plant in the world with a continuous-flow manufacturing process and produces at a low cost what we believe is the most consistent LER in the world. Our Pernis plant is the largest resins facility in Europe and it operates a semi-continuous process which also results in low operating costs. Our global network of specialty and solid resins and versatics plants allows us to respond to our customers' specific requirements. We also maintain a manufacturing presence in Asia through our 50% joint venture with Mitsubishi Chemical Company in Japan and a tolling arrangement with Eternal Chemical, a Taiwan-based company, for certain epoxy solutions.

       . Backward Integration. We manufacture ECH and BPA, the two key intermediate materials for epoxy resins, in both the U.S. and Europe. This backward integration allows us to eliminate certain finishing steps, reduces logistics costs, assures us a reliable long-term supply, improves our production scheduling and capacity utilization rates and further enhances our low cost position. This backward integration differentiates us from several of our competitors and provides us with a significant cost advantage.

     In Europe, demand accelerated in early 2000 and most suppliers encountered capacity problems, often in combination with temporary non-availability of production units. We believe we were able to take advantage of this situation and added new customers to our existing customer base in the second half of the year.

     In the production and sale of BPA, we compete with companies who are backward integrated into phenol such as Aristech and Mitsui Chemical, and those who are forward integrated into polycarbonate, such as General Electric. Forward integrated polycarbonate manufacturers have captive demand but also may sell excess to third parties. Both Mitsui Chemical and Aristech (a subsidiary of Sunoco) do not have captive demand but sell to third parties. Dow is a backward and forward integrated manufacturer of BPA, but does not currently have excess capacity and therefore sells to third parties only on a limited basis. Bayer, a polycarbonate manufacturer who is currently a BPA customer of ours, is reducing purchases from us because it recently started up additional BPA production capacity. Competition in the BPA market is based primarily on price, product quality (purity and form) and security of supply.

   . Process Research and Development. To further improve our manufacturing cost structure, we have invested significantly in process research and development in order to continuously improve the manufacturing efficiency of our facilities.

   . Attractive Raw Material and Operating Agreements. We have entered into attractive long-term agreements with Shell and other third parties to purchase the basic commodity chemicals used to produce ECH and BPA and to ensure the supply of other raw material inputs which we do not produce ourselves. We believe these agreements, combined with the physical proximity of Shell's facilities, provide us with "producer-like" economics without requiring us to manufacture these materials ourselves or own or invest in these types of manufacturing facilities. Since seven of our ten sites are co-located on Shell sites, we have also entered into various other long-term operating agreements with Shell for the supply of utilities and other services to our facilities at attractive and predictable pricing. We will continue to monitor and evaluate these raw material and operating agreements to take advantage of any future opportunities to reduce costs and improve our operating efficiency.

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   . Strong Customer Focus. We believe our strong customer focus provides us with a significant competitive advantage. We provide our customers with a "systems and solutions" package designed to meet their specific needs, which we believe is of significant value to them. This package includes high quality, consistent and reliable products supported by local sales support and technical expertise. We manufacture and sell nearly 100 grades of epoxy resins and over 200 related products, including curing agents, waterborne resins, high performance resins and modifiers, which allows us to offer packages of complementary products to meet customer requirements in many end-uses. We believe that our specialty products, many of which are tailored to our customers' specific needs, enable us to attract customers that value product innovation and reliable supply and are committed to maintaining their established relationships. Customers who buy both basic resins and specialty products accounted for 57% of our revenue in 2000. On a company wide basis, our 50 largest customers accounted for 75% of our revenue in 2000. Approximately 88% of these top global resins customers have been our customers for at least 5 years. For many of our products, our customers might experience significant disruption and costs in order to switch to another supplier.

   . Technological Expertise and Research and Development Capabilities. Our
     technological expertise and our research and development capability enhance our global leadership. With approximately 120 scientists and technicians worldwide, we emphasize a customer-driven approach in discovering new applications and processes while providing excellent technical service. Our research and development organization seeks to maintain our leadership position by:

     --Developing new or improved epoxy applications based on existing products and identified customer needs;

     --Developing new resin products for customers in order to improve their competitive advantage and profitability;

     --Providing premier technical service for customers;

     --Providing technical support for manufacturing locations and assisting in plant optimization;

     --Ensuring that our products are produced in accordance with our global health and safety policies and objectives; and

     --Developing low cost manufacturing processes globally.

   Our research and development efforts have

   . yielded over 1,500 product and process patents and patent applications as of September 30, 2001,

   . significantly strengthened our relationships with our customers and

   . created significant competitive advantages in many of our product lines.

Business Strategy

   We are pursuing a strategy designed to increase our revenues and cash flow and enhance our global leadership position. Key elements of our strategy include:

   . Improve Profitability. As an independent entity (as opposed to a small division of a major petroleum company prior to the recapitalization) with a management team and employees focused solely on the manufacture and marketing of epoxy resins and related products, we have identified opportunities to increase productivity and efficiency and reduce costs. We have simplified our manufacturing, sales and distribution infrastructure. In connection with the recapitalization, we have entered into new key feedstock contracts with Shell. We have also entered into operating agreements with Shell for the supply of utilities and other services at our sites. We will continuously monitor these feedstock, operating and other agreements to ensure competitive terms and take advantage of favorable industry conditions. We

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     anticipate that over a period of time services currently being provided by
     Shell, such as information technology, accounting and building maintenance, will either be provided internally or outsourced to third parties, which we expect to result in significant economic benefits. In a number of foreign locations, we currently share offices with Shell and expect that these foreign arrangements will be replaced with lower cost alternatives. Several manufacturing services provided by Shell were canceled prior to the recapitalization and are being provided by internal resources at substantially lower costs. We have studied the structure and number of our Asian sales offices and have decreased the number of locations and significantly reduced costs. Similarly, we will undertake a study of our European laboratories and manufacturing sites and expect to be able to take advantage of substantial cost savings opportunities.

   . Expand Presence in Specialty Products. We will continue to expand our presence in specialty products by continuing to develop and formulate products for specific customers and applications, by introducing epoxy resin systems into new applications, and by expanding our marketing and sales of current specialty products into all regions. We are committed to growing our specialty product revenue. Specialty products, which are of higher value to our customers, assist us in the retention of these customers, generally provide us with better margins than our basic products, and leverage our research and development capabilities and formulation and application expertise. Most customers' needs are application and performance rather than product specific, requiring an in-depth knowledge of resins systems' applications from our research and development staff. The close partnership of our technical personnel with our marketing and sales staff who work directly with our customers in this highly technical business has been a strategic element in our market value proposition and in developing our leadership position in the industry. Especially in new non-traditional applications, these specialty products add significant value to our customers' operations and products while often representing only a minor portion of their overall costs. In addition, these products have higher competitive barriers due to the significant customization and rigorous qualification and certification procedures necessary to ensure performance and reliability.

     In particular, we intend to focus on the "performance polymers" segment of epoxy resins. These are resins with custom-made high performance characteristics used in the aerospace, automotive and electronics segments, among others. Currently under development with key customers in existing applications are weathering/outdoor durable resins for marine, industrial maintenance, and automotive coatings; curing agents which impart flexibility for applications traditionally served by non-epoxy materials; and thermally stable, rapid processing resin systems for printed circuit boards used in network servers and cell phones. To penetrate new applications, it is often critical to adapt the form of the epoxy resin to the customer's process in order to take advantage of the epoxy's superior properties. Thus, our waterborne epoxy technology allows use of the resins in new processes and applications such as in glass fiber sizing and vinyl floor coating. We also expect to increase our specialty product sales by aggressively marketing our current specialty products into all other regions, such as increasing penetration of our versatic acids and derivatives into the Americas and waterborne epoxy resins into Asia. In addition to this internal growth, we will also pursue modest opportunistic acquisitions ("tuck-ins") to accelerate the growth in particular products or segments, to integrate new technologies, or to obtain access to complementary products, if attractive opportunities arise.

   . Improve Operating Efficiency and Cash Flow. We believe there are significant opportunities to increase our cash flow which were previously unrealized by Shell. As an independent operating entity, we intend to manage our working capital efficiently and generate cash flow from enhanced management focus. Capital expenditures necessary to maintain our business have historically been relatively low at $9 million to $16 million per year, and we expect this trend to continue. We will continue to make selective and capital efficient expansions in our core product areas that allow us to expand capacity by eliminating bottlenecks in our production chain and enhancing and upgrading our production technology. On January 31, 2001 we announced a plan to reduce costs and increase cash flow that is described in more detail under the caption "--2001 Developments." We also intend to evaluate cash generating transactions such as plant capacity reservation or pre-sale contracts whereby the customer would prepay us for our production services. In addition, as a result of the financial and legal structure of the

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     recapitalization, we expect to generate significant cash tax savings over the next three to five years. We expect to use our excess cash flow to reduce leverage by reducing indebtedness incurred in the recapitalization or by reinvesting in our business.

Products

   We manufacture and sell epoxy resins and related products, versatic acids and derivatives, and BPA and ECH, the intermediate materials used in epoxy resins. Our primary products are epoxy resins and related products. In addition, as part of our strategy to provide a range of complementary products which meet our customers' needs, we manufacture and sell versatic acids and derivatives. As a backward integrated manufacturer of epoxy resins, we also manufacture BPA and ECH, the two principal intermediate materials of epoxy resins, for our internal use and sell the excess to third parties.

   The basis on which our products compete in the marketplace varies depending on end-uses. For example, in large volume applications such as automotive primers and can coatings, we believe that customers require security of supply and consistent product quality, but use price as a major factor in their buying decisions. For more specialized applications, such as electronics or composites, criteria such as product performance, technical support, and breadth of product line are often more important than price. We look for customers and markets that value our strengths: providing tailored performance properties in specific end-uses, offering "one-stop shopping" for systems (resin, modifier, curing agent) specially developed to work together for optimum results, using sophisticated technology and technical experience which allows us to make consistent quality product, and providing superior technical service and applications advice. Our products often enhance the key performance properties of the end products of our customers while often accounting for only a small part of the total cost.

   A consideration for many customers in the buying decision is the cost associated with switching from us to another supplier, which also varies greatly by end-use. In applications such as architectural paints, industrial coatings and flooring, switching costs can be very low. In others, like aerospace composites, electronics, can coatings, and automotive applications, switching costs are generally significant. For many of our products, our customers might experience significant disruption and costs in order to switch to another supplier. In addition, most of our customers' needs are application rather than product specific, requiring an in-depth knowledge of resin systems' applications. Our technical and marketing staffs work closely with our customers to develop products for their specific needs. Our specialty products also have higher competitive barriers due to the significant customization and rigorous qualification and certification procedures necessary to ensure performance and reliability.

  Epoxy Resins and Related Products

   Epoxy resins are a family of synthetic thermoset polymers. Epoxy resins are generally combined with other chemical additives to create inert, chemically-stable, or "cured", products. Once cured, epoxy resins have attractive attributes such as outstanding adhesion, corrosion and chemicals resistance, high strength and toughness, temperature stability, electrical insulation and easy processability.

   Liquid epoxy resins are the foundation of the industry since most epoxy resins are initially produced as liquid and can then be modified into solid epoxy resins or solutions through the addition of incremental BPA or solvents. In addition to these resins, there are other specialty epoxy resins based on other raw materials.

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   Epoxy resins are used in applications such as coatings, electrical and electronics, construction, adhesives and composites in a variety of end-use industries. The following table sets forth typical epoxy resin applications and their functionality:

                Product End Uses                                Product Functionality
------------------------------------------------- --------------------------------------------------

Coatings
--Ship coatings          --Interior coatings for  --Moisture resistance     --Film flexibility
--Offshore structure       food and beverage      --Resistance to solvents  --Corrosion resistance
  coatings                 cans                   --Resistance to chemicals --Regulatory compliance
--Industrial coatings in --Appliance coatings     --Heat resistance         --Light weight and high
  chemical plants,       --Outdoor furniture      --Adhesion to substrates    strength
  refineries, utility      coatings                 and coating layers      --UV resistance
  plants, food and dairy --Oil and gas pipe
  plants, and pulp and     coatings
  paper mills            --Concrete coatings
--Automotive anti-       --Warehouse flooring
  corrosion primers      --Parking decks
--Windmill blades

Electrical/Electronics
--Laminates for printed  --Attachment of          --Insulative and          --Mechanical and
  circuit boards           components for           dissipative properties    thermal shock
--Transformers and         printed circuit boards --Thermal stability         resistance
  switchgear             --Embedment of devices   --Moisture resistance     --Processing ease
                           and motors                                       --Flame retardant
Composites
--Fiber reinforced       --Aircraft--tail and     --Mechanical strength     --Chemical resistance
  plastics                 wing sections,           and toughness           --Adhesive properties
--Fiberglass pipes         helicopter blades      --Fatigue resistance        with fibers such as
--Golf club shafts       --Race cars              --Light weight and high     carbon and glass
--Boats                  --Fuel tanks               strength
--Bicycles               --Repairing marine
--Tennis rackets           piers, bridge columns,
--Fishing rods             bridge decks and
--Windmill blades          parking decks

Adhesives
--Metal, glass, cement   --Road markers           --Superior mechanical     --Chemical resistance
  and plastic glues/     --"Do it yourself" kits    strength of adhesion    --Moisture resistance
  bonding agents         --General repairs        --Toughness of adhesion   --Adaptability to a wide
--Automotive vehicles                                                         variety of substrates

Construction Materials
--Moldings               --Glass and carbon fiber --Sound insulation        --Strength
--Lab bench tops           sizing                 --Protection              --Chemical resistance
--Floatation devices     --Textiles               --Saturation properties   --Adhesive properties
--Electrical insulators  --Filters                                            with fibers such as
--Syntactic foams        --Tires                                              carbon or glass

   Our primary customers of epoxy resins and related products are

   . large, multi-national coatings producers, who typically use our epoxy resins to make their finished product and who tend to require from their epoxy resin suppliers consistent quality product and the ability

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     to deliver technical service to any of their worldwide production sites, and also value our wide variety of specialty products;

   . electrical, adhesive and composite end-users, who typically formulate and cure our epoxy resins for their particular end-use and who tend to require from their epoxy resin suppliers a higher quality, consistent product and technical support; and

   . specialty epoxy resin manufacturers, who typically buy standard LERs from distributors and then formulate their own specialty epoxy resin products for sale and who tend to buy their epoxy resins from distributors who are able to deliver smaller orders in a cost-effective manner.

   We believe we are the leading global supplier of epoxy resins because of our low cost position, broad product line and leading technology. We are able to provide consistent product quality, technical expertise, global service and reliable supply at a low cost to our customers, thereby gaining a competitive advantage. Epoxy resins accounted for 62% of our revenues for the nine month period ended September 30, 2001 and the fiscal years 2000, 1999 and 1998.

   To maintain our market leadership and to provide for growth and greater profitability, we have targeted certain segments and customers in each market area and initiated market driven and customer focused research and product development activities. Set forth below are examples of current and recently completed product development activities:

   . In the electrical laminates market, we have targeted development of resin systems which are more thermally stable and/or resins which provide greater productivity or ease in the fabrication of printed circuit boards. More thermally stable electrical laminates are necessary for high density circuitry used in more powerful computing devices and servers and in wireless communication devices and will be increasingly attractive as lead solders are banned and higher temperature solders are used. We have developed resin systems that exhibit the thermal stability demanded. We have also developed resins that increase circuit board production by a significant multiple in the press cycle, the typical bottleneck in the production of printed circuit boards.

   . In the electronics market, our Japanese joint venture has developed a premium product for encapsulating electronic components which we believe is superior to alternative products in cost, performance and ease of processing. In addition, we are developing a resin designed to allow for the easy removal and replacement of a defective chip in a printed circuit board without disposing of the entire board.

   . In the composites market, we have focused our development efforts on products where strength and weight are important and which could replace metal and other plastics. We have solid positions in supplying resin systems for the fabrication of golf shafts as well as resin systems which are especially strong and flexible for use in manufacturing spoolable tubing for the oilfield and other process industries.

   . In the structural applications market, we are developing a sprayable epoxy foam to provide insulation and to prevent corrosion under insulation for use on pipes and storage tanks which will impart sufficient flexibility to allow the pipe or tank to bend under stress or expand with changes in temperature. We are also developing a new waterborne resin for use in vinyl floor coatings to impart stain resistance and gloss to the flooring.

   . In the adhesives market, we are working with key customers to develop a waterborne adhesive primer for use in manufacturing high performance layered aluminum sheeting for aerospace construction. If developed, these products will be significantly more environmentally acceptable than our current products and those of our competitors.

   . In the coatings market, we are introducing a new generation of waterborne epoxy and curing agents which will have substantially the same performance as traditional solventborne materials but could have significantly lower adverse environmental emissions.

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   . We are developing new epoxy molecules which significantly increase resistance to ultraviolet radiation and should enable our customers to attain epoxy performance in outdoor applications where epoxies could not be used previously because traditional epoxies yellow or fade from sunlight. Significant material and labor cost savings can be realized by end-use customers if a non-epoxy topcoat which is used for UV protection can be eliminated from the finished coating.

   . For epoxy powder coatings, curing has traditionally been carried out at high temperatures, making powder unusable on sensitive materials such as wood, paper, and plastics. We are testing new systems that may enable curing of powder coatings at lower temperatures.

  Versatic Acids and Derivatives

   Versatic acids and derivatives include basic versatic acids, VeoVa and Cardura. The applications for basic versatic acids include pharmaceuticals (such as semi-synthetic penicillins), peroxides and agrochemicals and for VeoVa and Cardura range from decorative and protective coatings to personal care products (such as hair spray). Versatic acids and derivatives are specialty products which have relatively high margins. As described below, we anticipate increasing our sales of versatic acids and derivatives significantly over the coming years by expanding our sales efforts geographically. One of the primary end-uses of these products is in polymers and additives for the coatings industry. Within this segment there is a wide spectrum of polymer systems, usually coating binders, which provide significant benefits to the finished coating, including adhesion, gloss, flexibility, outdoor durability and ease of application. These products are alternatives to other products and are distinguished by their unique branched molecular structure. We manufacture versatic acids and derivatives using our integrated manufacturing sites and our internally produced ECH.

   We serve the coatings and construction industries with Cardura and VeoVa, both of which are derivatives of versatic acids. Our customers use Cardura as an intermediate for the production of automotive coatings as well as a flow improver for epoxy resins. Our VeoVa is mainly sold to latex producers for use in the production of latex paints.

   The following table sets forth typical versatic acids and derivatives applications and their functionality:

                 Product End-Uses                              Product Functionality
-------------------------------------------------- -------------------------------------------
Cardura
--Automotive coatings     --Floor surfaces, grouts --Gloss/aesthetic     --Ease of application
--Industrial/metal          and adhesives            appearance          --Water resistance
  coatings                --Binders                --Chemical resistance --UV resistance
--Coil coatings           --Pigment paste          --Acid resistance     --Diluent; reduces
--Can coatings            --Polyester finishing    --Outdoor durability    viscosity
                                                   --Adhesion            --Pigment wetting
                                                   --Flexibility           properties

VeoVa
--Emulsion paints         --Textile coatings       --Scrub resistance    --Latex production
--Decorative plasters     --Paper                  --Water repellency      efficiency
--Concrete additives      --Cement based grouts    --Alkali resistance   --Chemical resistance
--Adhesives               --Tile adhesives
--Inks                    --Mortars

Versatic Acids
--Pharmaceuticals         --Agrochemicals          --Chemical building
--Peroxides               --Personal care products   block

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   Versatic acids and derivatives accounted for approximately 10% of our revenues for the nine month period ended September 30, 2001, 10% of our revenues in 2000 and 12% of our revenues in both 1999 and 1998.

   The versatic acids and derivatives business has traditionally been focused in the European and Japanese markets. We are in the process of developing sales and customer support in other regions, including the U.S., Latin America and Asia, to promote the use of versatic acids and derivatives in those regions. We are also developing additional applications beyond the traditional coatings market in order to broaden the customer base for these products, such as the use of VeoVa in adhesive and paper coatings and Cardura for flow improvement of pigment in epoxy paints. In addition, we are in the process of constructing an advanced manufacturing facility for Cardura at our Pernis facility. Once this plant becomes operational (currently expected to be at the end of 2001), we expect to expand our production capacity for Cardura by one third.

  Bisphenol-A

   BPA is a white, crystalline solid produced by the reaction of phenol with acetone. BPA is produced in a molten state and is either used in a molten or pelletized form in our production process for epoxy resins or is flaked or pelletized for sale to third parties. BPA is used primarily for producing polycarbonate and epoxy resins as well as for the production of other products, including flame-retardants. End-uses of polycarbonate resins include electricals and electronics (including computer and business equipment and optical disks), glazing and sheeting, automobiles and appliances and power tools, as well as recreational products, packaging and medical devices, films, signs and ophthalmic lenses. BPA is also used in the production of tetrabromobisphenol (TBBPA) which is used to impart flame resistance to epoxy resins in printed circuit boards, as well as to polycarbonates and other plastics.

   The following table sets forth typical BPA applications and their functionality:

            Product End-Uses                               Product Functionality
------------------------------------------ ------------------------------------------------------
BPA
--Polycarbonate plastics    --Epoxy resins --Chemical building block
--Computer and business     --Automotive
equipment                   --Appliances
--Optical disk applications --Power tools


--Glazing
--Sheeting

   Most BPA producers are forward integrated into either or both polycarbonate and epoxy resins and at times will sell excess BPA to third parties. A limited number of manufacturers produce BPA for resale. By producing our own BPA, we maintain a low cost position for production of epoxy resins. We produce and sell excess BPA in order to achieve economies of scale and thereby lower our manufacturing costs. We currently use approximately 37% of our BPA to produce epoxy resins and sell the remainder to third parties. We believe that we are one of the largest suppliers of BPA to third parties (25% of market share in 1999) and the third largest producer of BPA in the world. Because the largest end-use segment for BPA is the manufacture of polycarbonate resins, we focus on sales to polycarbonate producers, who desire the high quality product yielded by our process. In addition, because we do not compete in the polycarbonate market, we believe our position as a supplier to non-integrated polycarbonate customers is enhanced.

   As our base epoxy resin business grows, we anticipate that we will be increasing our internal use of BPA and to the extent that third party sales conflict with epoxy resins production, third party BPA sales will be reduced. Bayer, one of our BPA customers which accounted for approximately $99 million, or approximately 10%, of total revenues in 2000, has developed its own internal capability for producing BPA and is reducing its purchases of BPA from us over the next year. However, we do not anticipate a material adverse effect from the

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

reduction of sales to this customer. We expect to replace this lost volume with our own increasing internal use of BPA, with a large contract we expect to enter into with a new third party customer of BPA and by increasing sales of BPA to existing customers.

   Sales of BPA to third parties accounted for 23% of our revenues in the nine month period ended September 30, 2001, 23% of our revenues in 2000, 20% of our revenues in 1999 and 19% of our revenues in 1998.

  Allylics

   We manufacture allyl chloride, or AC, which we convert into ECH for production of epoxy resins. We also sell small quantities of excess AC and ECH to customers who use them for production of epoxy resins, glycerine, water treatment polymers, and other specialty polymers. We currently use approximately 76% of our ECH to produce epoxy resins and sell the remainder to third parties.

   The following table sets forth typical allylics applications and their functionality:

                    Product End-Uses                 Product Functionality
     ---------------------------------------------- ---------------------
     ECH/AC
     --Water treatment         --Synthetic glycerin --Chemical building
                                                      block
     --Epoxy resins

   Sales of AC and ECH to third parties accounted for 5% of our revenues in the nine month period ended September 30, 2001 and fiscal year 2000, 6% of our revenues in 1999 and 7% of our revenues in 1998.

Sales and Marketing

   We market an extensive product line to meet a wide variety of customer needs. We focus on selecting customers who are or have the potential to be leaders in their industries and who have growth objectives which support our own. In addition, we focus on customers who value our "systems and solutions" package. This package includes high-quality, reliable products backed by local sales support and technical expertise offered at an attractive price. Through our customer relationships, we have established important cost and performance requirements for each customer application. In the coatings industry, for example, once we establish a strong position as a supplier of high quality, high volume basic resin to our customers, we are often able to learn of their other needs for specialty products, such as performance resins, curing agents and/or modifiers, and supply these value-added products to them as well. As a result, we have been able to expand the range of products purchased by larger customers and thereby improve our overall margin. In other industries, such as composites and electronics, our broad range of products and technical capabilities has been the initial attraction to a customer seeking to solve a problem or introduce a new product. We are then often able to use this foothold to expand our sales to include many of the larger volume basic resins to these customers.

   The effectiveness of our customer-oriented sales and marketing strategy is evidenced by the composition and history of our customer base:

   . Our 50 largest customers accounted for 75% of our revenue in 2000.

   . Approximately 88% of those customers have been our customers for at least
     5 years.

   . In the coatings industry, we have a majority supply position at 3 of the 4 largest customers globally.

   . Customers who buy both basic resins and specialty epoxy resins accounted for 57% of revenues in 2000.

   We sell and support our products in over 75 countries throughout the world through our regionally organized sales and customer service network. Our three sales regions consist of the Americas, Europe and

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

Africa, and Asia Pacific and the Middle East. Sales in these regions based on customer location were 52%, 35% and 13%, respectively, of total revenues for the year ended December 31, 2000. In all of these regions, we use a direct sales force for sales to our larger customers and third party distributors to serve our smaller customers, where it is more cost efficient to do so. Our direct sales force, customer service and support network consists of 40 employees in the Americas, 45 in Europe and Africa and 40 in Asia Pacific and the Middle East. We have been consolidating our customer service and support network into key regional customer service centers, and expect to continue to do so in order to reduce overhead costs. We have global account teams that focus on coordination for major global customers, including technical service, supply and pricing. In addition, technical professionals are assigned to each of the three regions to support the sales effort. In the Americas, we also have a telephone resource for technical advice and support for our customers .

   Our distributors are compensated through a discount from the list price of our products they purchase. We have also been consolidating the number of distributors we use in order to reduce our logistics and supervisory costs. We have annual distributor evaluations and incentive programs which are designed to reinforce the "systems and solutions" sales approach. We choose our distributors based on reputation, flexibility and capability to bring the "systems and solutions" marketing strategy to their customers. Each distributor carries our entire line of resins and related products line (some on an exclusive basis), as well as versatic acids and derivatives. Our broad product line provides our distributors with a competitive advantage over competing distributors with more limited product lines or who must source from multiple suppliers to achieve the same product breadth. In 2000, distributors accounted for approximately 13% of our sales.

   Approximately 40% of our sales to customers in the United States are made under written contracts with an initial term of one year or longer. Most of these contracts are for terms of one to two years and have either evergreen provisions or automatic renewal. These contracts are generally for the supply of quantities based on targeted quantities or a specified percentage of the customer's requirements. Prices in contracts for epoxy resins are generally negotiated based on market prices and often include volume discounts. Prices in contracts for BPA are generally established using multi-variable formulas, based on underlying chemical benchmark prices, cost of production and a margin.

Research and Development

   Our research and development activities are aimed at developing and enhancing products, processes, applications and technologies to maintain our position as a leading global epoxy resins supplier. We focus on:

   . developing new or improved epoxy and specialty chemical applications based on our existing product line and identified customer needs;

   . developing new resin products for customers in order to improve their competitive advantage and profitability;

   . providing premier technical service for customers;

   . providing technical support for manufacturing locations and assisting in plant optimization;

   . ensuring that our products are manufactured in accordance with our global health and safety policies and objectives; and

   . developing lower cost manufacturing processes globally.

   We emphasize a customer driven, "systems and solutions" approach in discovering new applications and processes and providing excellent customer service through our technical staff. Through regular direct contact with our key customers, our research and development personnel can become aware of evolving customer needs in advance and can anticipate their requirements in planning customer programs. We also focus on on-going improvement of plant yields, fixed costs and capacity. For example, our continuous LER manufacturing process is fed from an integration of continuous feedstock streams from our BPA and ECH plants located on the same site. These continuous integrated streams are characterized by exceptional product consistency, low cost economics, and high quality resin that is valued by the customer for demanding applications. We estimate that this unique process provides us with a sustainable cost advantage over conventional batch technology, which is the traditional method of manufacturing epoxy resins.

   We have approximately 120 scientists and technicians worldwide. We conduct research and development activities at our facilities in Amsterdam and Pernis, The Netherlands; Houston, Texas; Louvain la Neuve, Belgium; and Yokkaichi, Japan. Our research and development facilities include a broad range of epoxy synthesis, testing and formulating equipment, and small scale versions of customer manufacturing processes for applications development and demonstration.

   Our research and development expenditures were $20 million, $29 million, $31 million and $26 million for the nine months ended September 30, 2001 and during 1998, 1999 and 2000, respectively. To improve the investment return on our significant research and development expenditures and improve global sharing of ideas within our business, we intend to centrally manage all such costs. We expect to spend approximately 50% of our research and development budget on product development and approximately 50% on process development over the next few years.

Raw Materials

   We manufacture BPA and ECH, the two key intermediate materials for epoxy resins, at both the Deer Park and Pernis plants. This reduces logistics costs and assures long-term and reliable supply. We currently use 37% of our BPA for the production of our epoxy resins and sell the remainder to third parties. We produce our own ECH but also maintain a position in the merchant market businesses both as a buyer and as a seller to assure supply flexibility and improve plant operating rates. We currently use 76% of the ECH we produce for the manufacture of our epoxy resin products and Cardura.

   We purchase chlorine, a primary raw material for ECH, under long-term supply contracts with third parties which provide us with producer-like economics by allowing us to buy this raw material at a margin above production cost and thereby lower our manufacturing costs. We also purchase propylene, the other primary raw material for ECH, under long-term supply agreements with Shell that are based on market price less negotiated volume discounts. We purchase phenol and acetone, the primary raw materials for BPA, under attractive supply contracts with Shell and other third parties that are based on discounted market prices and input-cost formulae. Because we are co-located with Shell at several of our facilities, our transportation and logistics costs for certain raw materials which Shell provides us are minimized.

   Raw materials for versatic acids consist of carbon monoxide, propylene trimer and di-isobutylene. Carbon monoxide is supplied by pipeline under a long-term contract from a production facility near our Pernis plant, propylene trimer is obtained via price formula based contracts and spot purchases and di-isobutylene is obtained from Shell under a three year supply agreement. At our Pernis site, versatic acids are combined with ECH to produce Cardura and at our Moerdijk site they are combined with acetylene, which is purchased from Shell under long-term supply agreements, to produce VeoVa.

   The majority of our raw materials used in manufacturing our products are available from more than one source and are readily available on the open market. Those materials that are single sourced generally have long-term supply contracts as a basis to guarantee a maximum of supply reliability. Prices for most of our main feedstocks are driven by underlying petrochemical benchmark prices and energy costs. We are in the process of consolidating purchases and contract sharing for other major feedstocks as well as process chemicals, packaging materials and services.

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

Manufacturing and Facilities

   We manufacture our products in the United States, Europe and Asia. Our major manufacturing operations take place at two world-scale sites in Pernis, The Netherlands and Deer Park, Texas. To be world-scale, we believe an LER plant must produce over 80kt per year of resins, achieving the threshold for major economies of scale. Deer Park currently has 133kt capacity and Pernis has 100kt capacity, making Deer Park the largest epoxy resin plant in the world and Pernis one of the three largest plants in the world. We believe the Deer Park plant is the only "continuous" resins plant in the world in which BPA and ECH are manufactured and reacted continuously to make epoxy all in one site. Based on our estimates, this plant, which produces some of the most consistent quality liquid epoxy resins, provides us with a cost advantage over conventional batch technology, which is the traditional method of manufacturing epoxy resins, and, we believe, provides us with the lowest manufacturing cost in the world. We also maintain a manufacturing presence in Asia through our 50% ownership of our Japanese joint venture and a tolling arrangement with Eternal Chemical, a Taiwan-based company, for certain epoxy solutions (used primarily in electronics).

   The manufacturing process for LER requires access to sophisticated technology and experience to make consistent quality product from batch to batch. ECH is difficult to handle, especially the disposal of by-products from its productions. Backward integration into both ECH and BPA and world-scale plants are needed to achieve low manufacturing costs. Epoxy production requires that product be manufactured to meet narrow ranges of molecular weight and product reactivity. These properties are then aligned with performance properties for customers, such as filler settling, adhesion and color stability. We believe our technical knowledge, backward integration and world-scale plants provide us with a significant competitive advantage in manufacturing epoxy resins.

   The severe conditions in the versatic acid production process require exotic construction materials for various manufacturing facilities. The need to access low-cost acetylene and ECH for the derivative products and the necessary scale of the operation and experience which we have built up over many years provide significant barriers to entry for the production of versatic acids and derivatives.

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

   We are headquartered in Houston, Texas and operate through a network of ten manufacturing facilities. We own the plants and equipment at all of our facilities, except at the facility owned and operated by our Japanese joint venture. We lease the underlying real property at all of our facilities under long-term leases with Shell, other than those located in Barbastro, Spain and Lakeland, Florida, which we own, and the facility located in Yokkaichi, Japan which is owned and operated by our Japanese joint venture. All of our manufacturing facilities are co-located within Shell facilities, other than our facilities in Barbastro, Spain and Lakeland, Florida and the facility operated by our Japanese joint venture which is co-located within a Mitsubishi Chemical facility. All of our facilities which are co-located within a Shell site share utilities with the Shell site through operating agreements, and generally such utilities and related assets are not owned by us. Our manufacturing facilities with associated principal manufacturing capacities (which may vary based on product mix in some locations) are listed below.

                                                             2000 Capacities
    Plant Location                       Product              (in kilotons)
    --------------           ------------------------------- ---------------
    Argo (IL, USA)           SER, Solutions and Other               38
    Barbastro (Spain)        SER, Solutions and Other               10
    Deer Park (TX, USA)      BPA                                   228
                             ECH                                    85
                             LER                                   133
                             SER, Solutions and Other               25
    Lakeland (FL, USA)       SER, Solutions and Other               17
    Moerdijk (Netherlands)*  Versatic acids and derivatives         58
    Norco (LA, USA)          Crude ECH                              80
                             SER, Solutions and Other                7
    Pernis (Netherlands)     BPA                                   144
                             ECH                                    80
                             LER                                   100
                             SER, Solutions and Other               40
                             Versatic acids and derivatives*        92
    Stanlow (UK)*            SER, Solutions and Other               15
    Wesseling (Germany)*     SER, Solutions and Other               20
    Yokkaichi City (Japan)** LER                                    15
                             SER, Solutions and Other               27

--------
* These facilities are operated by Shell or its affiliates on our behalf pursuant to contractual arrangements.
** This facility is owned and operated by our Japanese joint venture with Mitsubishi Chemical.

Intellectual Property

   Our most significant intellectual property rights are our patents and related proprietary rights. As of September 30, 2001, we owned or licensed or had rights to approximately 1,500 patents and patent applications. Over half of our patents are in Europe and the remainder are in the United States and Asia. We anticipate that we will apply for additional patents in the future as we develop new products and processes. Our intellectual property rights include know-how and patents covering analytical tests, extensive applications testing capability and industry-leading processing and formulating knowledge of thermoset resin systems for specific end-uses such as protective and decorative coatings, electrical laminates, electronics, composites, adhesives, fibers and textiles and civil engineering. We have a broad portfolio of patents, know-how and intellectual property agreements relating to our products.

   As of September 30, 2001, we owned or had licensing rights to a number of trademarks. Our most significant trademarks are EPIKOTE(R) Resins, EPON(R) Resins, EPI-CURE(R) Curing Agents, EPI-REZ(R) Waterborne Resins, HELOXY(R) Modifiers, CARDURA(R) Glycidyl Ester, and VeoVa(R) Monomers.

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

   Shell has retained rights in some of the intellectual property acquired by us as part of the Transactions. See "Certain Relationships and Related Transactions--Ongoing Relationship with Shell--Intellectual Property Agreements."

Employees

   At September 30, 2001, we had approximately 970 employees worldwide (excluding Shell employees who operate certain of our facilities under operating and maintenance agreements), approximately 67% of whom were employed in manufacturing, 12% in research and development, 13% in sales and marketing and 8% in management and administration. Of our employees, approximately 52% are based in the Americas, 43% in Europe and Africa and 5% in Asia Pacific and the Middle East. Certain of Shell's epoxy resin employees at the Deer Park and Norco facilities in the United States who are represented by labor unions had the right, and have exercised such right, to remain with Shell. Shell has agreed to provide these employees (43 at Deer Park and 10 at Norco) to us pursuant to interim labor services agreements until November 14, 2002. We do not believe that the election by such employees will have a material adverse effect on our operations and anticipate that we will replace any such employees utilized under the interim labor services agreements as soon as practicable. See "Certain Relationships and Related Transactions."

   Approximately 94 employees at our Deer Park plant are subject to a collective bargaining agreement which expires in November 2002. Approximately 58 employees at our Norco plant are subject to a collective bargaining agreement which expires on June 30, 2003. In several locations outside the United States, employees are represented by local Staff Councils as required by local laws or customs. Where necessary, we have completed the required consultation process with these entities.

   Management generally considers its relationships with its employees to be satisfactory.

Environmental/Occupational Health and Safety Matters

   We have adopted and implemented health, safety and environmental policies similar to those that were developed and implemented by Shell. These policies include systems and procedures governing environmental emissions, waste generation, process safety management, handling and disposal, worker health and safety requirements, emergency planning and response, and product stewardship. Facility managers will assume day to day responsibility for statutory and regulatory compliance, with oversight and support provided by our corporate environmental and health and safety managers.

   We are subject to extensive regulation under the environmental and occupational health and safety laws by federal, state and local governmental entities and foreign authorities, such as the European Union. These laws are designed to protect workers and the public from exposure to certain hazardous chemicals and dangerous work conditions and to protect natural resources and limit discharges of hazardous substances to the environment from ongoing operations. They provide for substantial fines and potential criminal sanctions for violations and they establish requirements to remediate contamination. The laws are complex, change frequently and have tended to become more stringent over time.

   Environmental laws will affect how we operate our business, including the costs associated with the storage and disposal of raw materials, finished products and wastes, as well as the investigation and remediation of environmental conditions at current and former facilities. Moreover, the nature of our operations exposes us to risks of liability for breaches of safety, health and environmental laws as a result of the production, storage, transportation, handling, sale and disposal of materials that may cause contamination or personal injury when released to the environment.

   For example, statutes such as CERCLA and comparable state and foreign laws impose strict, joint and several liability for investigating and remediating the consequences of spills and other releases of hazardous materials, substances and wastes at current and former facilities, and at third-party disposal sites. In addition,

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

individuals may seek recovery of damages for alleged personal injury or property damage due to exposure to hazardous substances and conditions at our facilities or to substances otherwise owned, sold or controlled by us. Therefore, notwithstanding our commitment to environmental management, we cannot assure you that environmental, health and safety liabilities will not be incurred in the future, nor that such liabilities will not result in a material adverse effect on our financial condition, results of operations or business reputation.

   Our sites have an extended history in the manufacture of epoxy resins and other industrial chemical processes. Shell has performed site assessments at the major manufacturing facilities. The assessments have identified soil, groundwater and/or surface water contamination associated with historical operations and on-site waste disposal practices at a majority of the sites. Liabilities associated with these matters generally are covered under our environmental indemnity from Shell. See "Certain Relationships and Related Transactions--Ongoing Relationship with Shell--Environmental Agreements." These conditions are currently being investigated, remediated and/or monitored by Shell, some at the direction of governmental authorities. With two exceptions, Lakeland and Barbastro, the manufacturing facilities are part of larger integrated complexes and, therefore, the on-going activities are part of a site-wide cleanup program. Shell has the right to retain control over such activities under the term of the Environmental Agreements. See "Certain Relationships and Related Transactions--Ongoing Relationship with Shell--Environmental Agreements."

   At the Barbastro facility, we are unaware of any environmental conditions likely to require material expenditures. At the Lakeland facility, the other one of our two sites which is not co-located with a Shell facility, groundwater contamination is present at and is migrating from the facility. The characterization and remediation of this condition and the sources thereof are the subject of a consent order (and any amendments thereto) issued by the Florida Department of Environmental Protection. Remediation activities are currently on-going. Shell will retain financial responsibility for all contamination issues that are or become subject to the consent order and any existing or future amendments thereto.

   As a general matter, notwithstanding the indemnity provided by Shell, certain liabilities for environmental and occupational health and safety matters fall outside the scope of the protections offered in the Environmental Agreements, including liabilities and costs resulting from future laws, permit conditions and other requirements. These liabilities may result in the incurrence of material costs and/or impact our future operations. They include the following:

   . The permit for the hazardous waste incinerators at the Norco facility expired in January 2000 although we are permitted to continue to utilize the incinerators until a final decision is made regarding the permit renewal. We have been involved in on-going negotiations with the Louisiana Department of Environmental Quality regarding the renewal of the permit for several years. In connection with these activities, we have performed a risk assessment evaluating the potential impact of incinerator emissions on the surrounding area. The risk assessment has been submitted to the Louisiana Department of Environmental Quality and is awaiting the agency's review and comment.

   . Also affecting the renewal process described above are emission control upgrades that must be installed on the incinerator to satisfy maximum achievable control technology requirements imposed under the federal Clean Air Act. Shell has agreed to indemnify us for issues relating to the permit renewal and equipment upgrades, subject to a deductible, until December 31, 2002. We are in the process of installing the required hardware for emission control. In the event that the Louisiana Department of Environmental Quality does not renew the incinerator permit or if the new incinerator hardware does not meet the emission control regulatory requirements, we may be required to incur significant additional waste disposal costs or curtail operations, or both. Such costs will no longer be subject to indemnification from Shell after December 31, 2002. Insufficient information is available at this time to evaluate the likelihood that the agency will not renew the permit or that the hardware will not meet the regulatory requirements. If the Louisiana Department of Environmental Quality renews the permit, it may impose more stringent emissions requirements than those presently in force. Such requirements may result in not only additional material expenditures for emissions control equipment, but also increased operational costs.

   . The toxicity level in an effluent discharge from a treatment system at Shell's Deer Park facility has exceeded permit requirements in recent months. The cause of such exceedances has not been determined, although they may be attributable to elevated levels of our BPA in the wastewater. If similar exceedances occur, penalties might be sought for noncompliance. At present, there is no BPA limit in the facility's wastewater discharge permit; however, we established an internal limit and are currently meeting that limit and toxicity requirements. Additional studies must be performed and controls implemented to limit BPA in the effluent discharges if an effluent discharge limit below current levels comes into effect. Subject to a deductible, Shell will indemnify us for costs associated with identifying and implementing any such controls, provided that such costs are incurred within the allotted limitations period. In the event that additional controls are required at a later date or as a result of new toxicity and/or BPA limitations imposed by a governmental authority after the date of the recapitalization, we would be responsible for the costs associated with achieving compliance with the applicable standards.

   . Approximately 50 of Shell's resins employees at the Pernis site have experienced allergic reactions of the skin to ECH and the "Epikote" epoxy resin manufactured at the facility over the past 15 years. In the past, Shell transferred these employees to other operating units within the Pernis complex or to other facilities in an effort to alleviate the conditions. Notwithstanding these efforts, reoccurrences have developed in the last 18 months among six previously sensitized employees currently working in a resins BPA manufacturing site adjacent to the ECH and Epikote facility. Although we have been unable to determine the cause of these reoccurrences, we are currently evaluating the effect of work practice controls to resolve the issue. Similar allergic reactions have been identified at other facilities, although to a lesser extent. The continued occurrence of such reactions may ultimately impact on-going operations at the facility.

   . Certain chemicals have been alleged to interact with the endocrine systems of humans and wildlife and disrupt normal processes (i.e. endocrine disrupters). BPA is under evaluation as a potential "endocrine disrupter." BPA is used as an intermediate at the Deer Park and Pernis manufacturing facilities and is also sold directly to third parties. Recent studies are inconclusive regarding BPA's influence, if any, on endocrine systems. Industry groups and governmental agencies continue to evaluate this matter. Their efforts may yield results that permit us to evaluate better the significance of the alleged interaction. In the event that BPA is determined to be an endocrine disrupter, further additional operating costs would likely be incurred to meet more stringent regulation of the chemical.

Industry Regulatory Matters

   The production and marketing of chemical substances are regulated by national and international laws. Although almost every country has its own legal procedure for registration and import, laws and regulations in the European Union, the United States and Japan are most significant to our business, including the European inventory of existing commercial chemical substances, the European list of notified chemical substances, the United States Toxic Substances Control Act inventory and the chemical list of the Japanese Ministry of Trade and Industry. Chemicals which are on one or more of the above lists can usually be registered and imported without additional testing in other countries, although additional administrative hurdles may exist.

   We also actively seek approvals from the U.S. Food and Drug Administration for certain specialty chemicals produced by us, principally where we believe that these specialty chemicals will or may be used by our customers in the manufacture of products that will come in direct or indirect contact with food.

Legal Proceedings

   In the ordinary course of business, we are subject to various laws and regulations and, from time to time, litigation. In the opinion of management, compliance with existing laws and regulations will not materially affect our financial position or results of operations. Management is not aware of any pending actions against us.

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

                                  MANAGEMENT

Board of Managers and Executive Officers

   The following table sets forth certain information as of December 1, 2001 with respect to the members of our Board of Managers and our executive officers, who also hold the same positions with our parent RPP Inc.

Name                    Age                            Position
----                    ---                            --------
Marvin O. Schlanger.... 53  Chairman and Chief Executive Officer
Jeffrey M. Nodland..... 46  President and Chief Operating Officer
J. Travis Spoede....... 49  Executive Vice President, Chief Financial Officer and Secretary
James H. Melloan, Jr... 58  Vice President, Americas
Wouter W. Jongepier.... 39  Vice President, Europe and Africa
Dany Subrata........... 38  Vice President, Asia Pacific and the Middle East
Abraham van Mannekes... 55  Vice President, Global Operations
Mark S. Antonvich...... 41  Vice President and General Counsel
Hanna M. Lukosavich.... 45  Vice President and Chief Information Officer
Daniel A. Mariano...... 58  Vice President--Supply Chain
Laurence M. Berg....... 35  Director
Peter P. Copses........ 43  Director
Joshua J. Harris....... 36  Director
Scott M. Kleinman...... 28  Director
Joel A. Asen........... 50  Director
Heinn F. Tomfohrde, III 67  Director

   Marvin O. Schlanger became Chairman of the Board of Managers of RPP LLC on November 14, 2000. Mr. Schlanger was appointed Chairman and Chief Executive Officer of RPP Capital on March 2, 2001 and served as President of RPP LLC and RPP Capital until July 2001. Since October 1998, Mr. Schlanger has been a principal in the firm of Cherry Hill Chemical Investments, L.L.C., which provides management services and capital to the chemical and allied industries. From 1999 to 2000, he also served as interim president of OneChem, Ltd. From 1975 to October 1998, Mr. Schlanger held various positions with ARCO Chemical Company, serving most recently as President and Chief Executive Officer from May 1998 to October 1998 and as Executive Vice President and Chief Operating Officer from 1994 to May 1998. Mr. Schlanger is also a director of RPP Capital, UGI Corporation, OneChem, Ltd. and Wellman, Inc.

   Jeffrey M. Nodland became President and Chief Operating Officer of RPP LLC and RPP Capital in July 2001. Prior thereto since 2000, Mr. Nodland was Vice President and General Manager, Coatings, Ink, Textiles and Composites for Eastman Chemical Company. From 1994 to 2000, he was President and Chief Executive Officer of McWhorter Technologies, Inc. Prior thereto since 1977, Mr. Nodland held various positions at Valspar Corporation, serving most recently as President of the McWhorter division.

   J. Travis Spoede became Executive Vice President, Chief Financial Officer and Secretary of RPP LLC and RPP Capital in March 2001. Prior thereto since 1974, Mr. Spoede held various positions with Union Carbide Corporation, serving most recently as Director of Strategic Development, Joint Ventures from 1999 to 2001 and as Chief Financial Officer of EQUATE Petrochemical Company, a joint venture between Union Carbide Corporation and Petrochemical Industries Company of Kuwait, from 1994 to 1999.

   James H. Melloan, Jr. became Vice President, Americas of RPP LLC and RPP Capital on November 14, 2000 and prior thereto had been the Business Manager of the Americas of Shell's Resins/Versatics Products business since January 1998. Mr. Melloan joined Shell in 1993 and previously served as Marketing Director of Epoxy Resins Formulators for ten years and a Business Director for Celanese for five years.

   Wouter W. Jongepier became Vice President, Europe and Africa of RPP LLC and RPP Capital on November 14, 2000 and prior thereto had been the Sales Director of the European and African operations of

Shell's Resins/Versatics Products business since 1999. Mr. Jongepier joined Shell in 1988 and has served in roles varying from researcher in Belgium, specialties plant manager in Pernis, and market development manager in the southern part of Europe.

   Dany Subrata became Vice President, Asia Pacific and the Middle East of RPP LLC and RPP Capital on November 14, 2000 and prior thereto had been the Business Manager for Asia Pacific--Middle East of Shell's Resins/Versatics Products business since late 1997. Mr. Subrata joined Shell in 1988 after a brief career in manufacturing at P&G. In 1992, Mr. Subrata was assigned to a Resins/Versatics Products business co-ordination and planning position in Shell Centre, London. He was appointed Chemicals Manager--Indonesia and Business Manager--Resins/Versatic Products for South East Asia and Oceania upon his return to Asia in 1995.

   Abraham van Mannekes became Vice President, Global Operations of RPP LLC and RPP Capital on November 14, 2000 and prior thereto had been the Manager of Operations of Shell's Resins/Versatics Products business since August 1999. Prior to becoming Manager of Operations, Mr. van Mannekes served as a Director of Shell's Research and Technology Centre in Amsterdam. Mr. van Mannekes spent fifteen years, from 1972 to 1987, with Shell in polymer process development, design and plan operations and in strategic planning, followed by seven years in operations management at manufacturing sites in The Netherlands. Mr. van Mannekes has held managerial positions in South Africa, The Netherlands and Singapore.

   Mark S. Antonvich became Vice President and General Counsel of RPP LLC in May 2001 and prior thereto had been Senior Counsel for Enron Global Exploration & Production Inc. since 2000. From 1995 to 2000, Mr. Antonvich represented BHP Minerals in Tucson, Arizona and Houston, Texas, most recently serving as Senior Corporate Counsel, advising those companies on commercial and administrative manners in connection with copper mining activities, smelting, refining and sales. He was associated with the firm of Lerch, Early & Brewer from 1991 to 1995 and Holland & Knight from 1987 to 1991.

   Hanna M. Lukosavich became Vice President and Chief Information Officer of RPP LLC and RPP Capital in March 2001. From 1983 to 2000, Ms. Lukosavich held various positions with Mannesmann Pipe & Steel Corporation, including Director of Information Technology.

   Daniel A. Mariano became Vice President--Supply Chain of RPP LLC in May 2001. From 1998 to 1999, Mr. Mariano served as Vice President of Supply Chain at Lyondell Chemical Company. From 1981 to 1984 and 1989 to 1998, Mr. Mariano was a Vice President in various roles at ARCO Chemical Company, most recently serving as Vice President of Supply Chain. From 1985 to 1988, Mr. Mariano worked at Horsehead Industries.
   Laurence M. Berg became a director of RPP Inc. on November 14, 2000 and a member of the Board of Managers of RPP LLC on March 2, 2001. Mr. Berg is a partner in Apollo Management, L.P., where he has worked since 1992. Prior to that time, Mr. Berg was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Berg is also a director of Berlitz International, Continental Graphics Holdings, Inc. and Rent-A-Center, Inc.

   Peter P. Copses became a director of RPP Inc. on November 14, 2000 and a member of the Board of Managers of RPP LLC on March 2, 2001. Mr. Copses is a partner in Apollo Management, L.P., where he has worked since 1990. From 1986 to 1990, Mr. Copses was initially an investment banker at Drexel Burnham Lambert Incorporated, and subsequently at Donaldson, Lufkin Jenrette Securities Corporation, concentrating on the structuring, financing and negotiation of mergers and acquisitions. Mr. Copses is also a director of Rent-A-Center, Inc., Prandium, Inc. and Zale Corporation.

   Joshua J. Harris became a director of RPP Inc., a member of the Board of Managers of RPP LLC and a director of RPP Capital on November 14, 2000. Mr. Harris is a partner in Apollo Management, L.P. and has served as an officer of certain affiliates of Apollo since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of RPP Capital, Breuners Home Furnishings Corporation, Clark Retail Enterprises, Inc., Florsheim Group Inc., NRT, Incorporated, Pacer International, Inc. and Quality Distribution Inc.

   Scott M. Kleinman became a director of RPP Inc., a member of the Board of Managers of RPP LLC and a director of RPP Capital on November 14, 2000. Mr. Kleinman is a principal of Apollo Management, L.P., where he has worked since February 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division from July 1994 through January 1996. Mr. Kleinman is also a director of Encompass Services Corporation.

   Joel A. Asen became a director of RPP Inc. on November 14, 2000 and a member of the Board of Managers of RPP LLC on March 2, 2001. Since May 1992, Mr. Asen has been President of Asen Advisory, which provides strategic and financial advisory services. He was Managing Director at Whitehead Sterling from 1991 to 1992, at Paine Webber, Inc. from 1990 to 1991 and at Drexel Burnham Lambert Incorporated from 1988 to 1990. From 1985 to 1988 he was a Senior Vice President at GAF Corporation. Prior to that time, Mr. Asen was a Manager of Business Development at GE and Manager of Marketing and Business Development at GECC.

   Heinn F. Tomfohrde, III became a director of RPP Inc. on November 14, 2000 and a member of the Board of Managers of RPP LLC on March 2, 2001. Mr. Tomfohrde has served the chemicals industry in a variety of leadership positions for 44 years. He served as President and Chief Operating Officer of International Specialty Products, Inc. and its predecessor company, GAF Chemicals Corp. from 1987 to 1993. Prior to that time, Mr. Tomfohrde spent 31 years with Union Carbide Corp., rising from positions in research and development and marketing to senior management, serving as President of Union Carbides Consumer and Industrial Products Group from 1983 to 1986.

Compensation of Board of Managers

   The members of the Board of Managers of RPP LLC do not receive compensation for their service on the Board of Managers but are reimbursed for their out-of-pocket expenses.

   Each of the members of the Board of Managers of RPP LLC also serves as a director of RPP Inc. and is compensated for such services by RPP Inc. RPP Inc. adopted a non-employee director stock option plan, effective as of November 14, 2000, pursuant to which options with respect to a total of 15,000 shares of RPP Inc.'s common stock will be available for grant to directors of RPP Inc. or any of its subsidiaries, including us, who are not also employees of RPP Inc. or any of its subsidiaries. The option plan will be administered by the board of directors of RPP Inc. or a compensation committee appointed from time to time by the board of directors. The right to grant options under the plan will expire on November 14, 2010 unless earlier terminated by the board of directors of RPP Inc. Options granted under the plan will be nonqualified stock options. As of September 30, 2001, RPP Inc. granted options covering 6,000 shares to its non-employee directors, each of whom also serves as a member of the Board of Managers of RPP LLC.

   Options are granted in the amounts determined by the board of directors of RPP Inc. or the compensation committee. Except as otherwise determined by the board of directors, options will vest as follows:

   . One-third of the options will time vest in equal increments over five years, ending on November 14, 2005. However, vesting of all of these options will be accelerated immediately upon the consummation of a sale of RPP Inc. for cash, or any transaction in which Apollo sells at least fifty percent of its shares of common stock of RPP Inc.

   . Two-thirds of the options will be performance options and will vest on November 14, 2008. However, vesting of all or a portion of the performance options will be accelerated upon the consummation of a sale of RPP Inc. for cash, or any transaction in which Apollo sells at least fifty percent of its shares of common stock of RPP Inc. The amount vested will be based on the operating results achieved by the business.

   The vesting of options will cease when the grantee is no longer a director of RPP Inc. or any of its subsidiaries, and all unvested options will be forfeited at such time.

   The exercise price for the options will be determined by the board of directors of RPP Inc. or the compensation committee. All options granted under the plan will expire thirty days after the eighth anniversary of the date of grant.

Committees of the Board of Managers

   The Board of Managers of RPP LLC has an executive committee, compensation committee, audit committee and environmental health and safety committee. The executive committee may exercise all powers expressly reserved to the Board of Managers under Delaware law. The members of the executive committee are Messrs. Schlanger, Harris and Kleinman. The compensation committee reviews and makes recommendations regarding our compensation policies and forms of compensation provided to our board of managers and officers. The compensation committee also reviews and determines bonuses for our officers and other employees. In addition, the compensation committee reviews and determines stock-based compensation for our board of managers, officers, employees and consultants and administers our option plan. The members of the compensation committee are Messrs. Harris, Tomfohrde and Schlanger. The audit committee provides assistance to the Board of Managers in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee also oversees the audit efforts of our independent accountants and takes those actions it deems necessary to satisfy itself that the auditors are independent of management. The members of the audit committee are Messrs. Kleinman, Asen and Schlanger. The environmental health and safety committee oversees our environmental health and safety compliance program. In addition, the environmental health and safety committee reviews compliance with environmental health and safety indemnifications as well as our environmental health and safety performance statistics. The environmental health and safety committee also recommends to the Board of Managers the general budget for environmental health and safety capital spending. The members of the environmental health and safety committee are Messrs. Tomfohrde, Kleinman and Schlanger.

Compensation Committee Interlocks and Insider Participation

   No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Managers or compensation committee.

Executive Compensation

   Prior to the recapitalization, we were a wholly owned business of Shell operated by a management team comprised solely of Shell personnel. For the period prior to the closing of the transactions on November 14, 2000 our executive officers were compensated by Shell and for the period on and after November 14, 2000 were compensated by us. The following table sets forth information concerning the compensation of our Chairman and each of our other four most highly compensated executive officers (including former officers) for the years ended December 31, 2000 and 1999.

                          Summary Compensation Table


                                                         Annual Compensation
                                                         -------------------    All Other
Name and Principal Position                         Year  Salary   Bonus(1)  Compensation(2)
---------------------------                         ---- --------  --------- ---------------
Marvin O. Schlanger................................ 2000 $ 50,000  $      --     $    --
   Chairman and Chief Executive Officer(3)          1999       --         --          --
David T. Preston................................... 2000  180,583     94,700      18,050
   Former President(4)                              1999  177,000     67,200      24,420
James C. Smith..................................... 2000  144,000     50,400      14,400
   Former Vice President, Finance and Secretary(5)  1999  144,000     20,700      16,470
James H. Melloan, Jr............................... 2000  149,333     49,200      14,933
   Vice President, Americas                         1999  147,000     27,300      17,480
Abraham van Mannekes............................... 2000  134,962     25,000          --
   Vice President, Global Operations                1999  137,614     36,017          --

--------
(1)Bonuses were paid pursuant to the Incentive Compensation Program. Awards were calculated on an annual basis according to business and individual performance based on a formula determined by Shell for 1999 and 2000. Bonuses were earned in the year reflected and paid in the subsequent year.
(2)Consists of employer's contributions to a tax deferred savings fund.
(3)Mr. Schlanger joined us on November 14, 2000 and his 2000 compensation is reported only for the period we employed him.
(4)Mr. Preston served as our President from November 14, 2000 until March 2001. Prior thereto, Mr. Preston had been Vice President of Shell's Resins/Versatics Products business since November 1997.
(5)Mr. Smith served as our Vice President, Finance and Secretary from November 14, 2000 until March 31, 2001. Prior thereto, Mr. Smith was the Finance Manager of Shell's Resins/Versatics Products business since 1999.

                       Option Grants in Last Fiscal Year

   The following table lists the stock options granted to each of the officers named in the Summary Compensation Table above during the fiscal year 2000.







                          Individual Grants
                          -----------------
                                                                          Potential
                                                                       Realizable Value
                                 Percent of                               at Assumed
                                   Total                               Annual Rates of
                      Number of   Options                                Stock Price
                      Securities Granted to                            Appreciation for
                      Underlying Employees  Exercise                    Option Term(1)
                       Options   In Fiscal   Price                     ----------------
Name                  Granted(2)    Year     ($/Sh)   Expiration Date   5%($)   10%($)
----                  ---------- ---------- -------- -----------------  ------  ------
                                                                        (In Thousands)

Marvin O. Schlanger..   21,000      50.0%   $100.00  December 14, 2008 $1,003   $2,402

David T. Preston.....    3,900       9.3%   $100.00  December 14, 2008 $  186   $  446

James C. Smith.......       --        --         --                 -- $   --   $   --

James H. Melloan, Jr.    1,374       3.3%   $100.00  December 14, 2008 $   65   $  157

Abraham van Mannekes.    1,200       2.9%   $100.00  December 14, 2008 $   57   $  137

--------
(1)These amounts represent hypothetical gains that could be achieved for those options if exercised at the end of the option term, assuming that the fair market value of the common stock on the date of grant appreciates at 5% or 10% over the option term, and that the option is exercised and sold on the last day of the option term for the appreciated value. The assumed 5% and 10% rates of common stock value appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future value of the common stock of RPP, Inc. Actual gains, if any, on option exercises will depend upon the future performance of the common stock of RPP, Inc.
(2)These options were granted under the 2000 Stock Option Plan. One third of these options vest ratably over five years, beginning with the first anniversary of the date of grant. Two-thirds of these options vest based on performance criteria and will be exercisable on November 14, 2008. Vesting accelerates upon a change of control.

   The following table provides information as to the value of options held by each of the named executive officers at the end of fiscal year 2000. None of the named executive officers exercised any options during the last fiscal year.

                     Option Values as of December 31, 2000

                                                      Number of Securities
                                                     Underlying Unexercised
                                                  Options at December 31, 2000
                                                  ----------------------------
Name                                              Exercisable Unexercisable(1)
----                                              ----------- ----------------
Marvin O. Schlanger..............................     --           21,000
David T. Preston.................................     --               --
James C. Smith...................................     --               --
James H. Melloan, Jr.............................     --            1,374
Abraham van Mannekes.............................     --            1,200

--------
(1)At December 31, 2000 the fair market value of the common stock of RPP, Inc. of $100 per share (which has the per share price paid in the transactions) was the same as the exercise price of the options so none of these options were in the money at December 31, 2000.

2000 Option Plan

   RPP Inc. has adopted a stock option plan, effective as of November 14, 2000, pursuant to which options with respect to a total of 54,000 shares of RPP Inc.'s common stock will be available for grant to employees of, consultants to, or directors of RPP Inc. or us. The option plan is administered by the board of directors of RPP Inc. or a compensation committee appointed from time to time by the board of directors. The right to grant options under the option plan will expire on November 14, 2010. Options granted under the plan are either nonqualified or incentive stock options.

   Options are granted in amounts and at such times and to such eligible persons as determined by the board of directors of RPP Inc. or the compensation committee. As of October 15, 2001, RPP Inc. granted nonqualified options covering 51,282 shares, representing approximately 8% of its total common stock outstanding on a fully diluted basis. Options will vest in accordance with a schedule as determined by the board of directors of RPP Inc. or the compensation committee and this vesting schedule will be outlined in the optionee's option agreement. We generally expect options to vest as follows:

      (a) One-third of the options will be time vesting options and will vest in equal increments over five years, ending on November 14, 2005. However, upon termination of a grantee's employment without cause or for good reason within six months following the sale of RPP Inc. for cash or any transaction in which RPP Holdings sells at least fifty percent of its shares of common stock of RPP Inc. acquired by it, all of the time vesting options allocated to such terminated employee shall vest immediately on such termination.

      (b) Two-thirds of the options will be performance options and will vest on November 14, 2008. The amount vested will be based on the operating results achieved by the business. However, vesting of all or a portion of the performance options will be accelerated upon the consummation of a sale of RPP Inc. for cash, or any transaction in which Apollo sells at least fifty percent of shares of common stock of RPP Inc. acquired by it.

   The vesting of options will occur only during an employee's term of employment. All unvested options will be forfeited upon a termination of employment.

   The exercise price for the options will be determined by the board of directors of RPP Inc. or the compensation committee, with the exercise price initially being the same as the per share price being paid by

RPP Holdings in the recapitalization. The options will expire on the thirtieth day immediately following the eighth anniversary of issuance.

   Upon a termination of employment, RPP Inc. and RPP Holdings have repurchase rights. Upon a sale of RPP Inc. for cash or the occurrence of any transaction in which RPP Holdings sells at least 50% of the shares of common stock acquired by it, RPP Inc. also has repurchase rights.

Employment Agreements

   On November 14, 2000, we entered into an employment agreement with Marvin O. Schlanger to act as our Chairman of the Board. Mr. Schlanger receives an annual base salary of $400,000 per year, subject to any increase as determined by the compensation committee of the board of directors. In addition, Mr. Schlanger is entitled to receive an annual cash bonus based upon achievement of certain operating and/or financial goals, with an annual target bonus amount equal to seventy-five percent of Mr. Schlanger's then current annual base salary. On November 14, 2000, Mr. Schlanger also was granted options to purchase 21,000 shares of RPP Inc.'s common stock under the RPP Inc. stock option plan. Mr. Schlanger will be entitled to participate in our benefit plans.

   The term of Mr. Schlanger's employment agreement is initially three years, with automatic extensions for additional two year periods if neither party gives notice that the term will not be so extended. We may terminate Mr. Schlanger's employment at any time and for any reason and Mr. Schlanger may resign at any time and for any reason. Under his employment agreement, Mr. Schlanger has also agreed to non-competition provisions. In consideration of this non-competition agreement, we have agreed to make payments to Mr. Schlanger following the termination of his employment. If we terminate Mr. Schlanger's employment without cause or Mr. Schlanger resigns for good reason (including any material diminution of his duties), Mr. Schlanger will be entitled to receive (1) earned but unpaid amounts under our salary or benefit plans or programs and (2) his current base salary for a period equal to the greater of (a) 12 months following the termination date and (b) the period between the termination date and November 14, 2003. If any such payments constitute a "parachute payment," as defined in Section 280G of the Internal Revenue Code of 1986, as amended, then the total amount of payments or benefits payable to Mr. Schlanger will be reduced to the largest amount such that the provisions of 280G of the Code relating to "excess parachute payments" shall no longer be applicable. However, in the event Mr. Schlanger is terminated for cause or resigns without good reason, we will not be obligated to make those payments.

   On July 16, 2001, we entered into an employment agreement with Jeffrey M. Nodland to act as our President and Chief Operating Officer. Mr. Nodland receives an annual base salary of $250,000 per year, subject to any increase as determined by the Board or its compensation committee. In addition, Mr. Nodland is entitled to receive an annual cash bonus based upon achievement of certain operating and/or financial goals, with an annual target bonus amount equal to fifty percent of Mr. Nodland's then-current annual base salary. On August 10, 2001, Mr. Nodland also was granted options effective as of July 16, 2001 to purchase 5,100 shares of RPP Inc.'s common stock under the RPP Inc. stock option plan. Mr. Nodland is entitled to participate in our benefit plans.

   The term of Mr. Nodland's employment agreement is initially three years, with automatic extensions for additional one year periods if neither party gives notice that the term will not be so extended. We may terminate Mr. Nodland's employment at any time and for any reason and Mr. Nodland may resign at any time and for any reason. Under his employment agreement, Mr. Nodland has also agreed to non-competition provisions. In consideration of this non-competition agreement, we have agreed to make payments to Mr. Nodland following the termination of his employment. If we terminate Mr. Nodland's employment without cause or Mr. Nodland resigns for good reason (including any material diminution of his duties), Mr. Nodland will be entitled to receive (1) earned but unpaid amounts under our salary or benefit plans or programs and (2) his current base salary for a period equal to the greater of (a) 12 months following the termination date and (b) the period between the termination date and July 16, 2003. If any such payments constitute a "parachute payment," as defined in Section

280G of the Internal Revenue Code of 1986, as amended, then the total amount of payments or benefits payable to Mr. Nodland will be reduced to the largest amount such that the provisions of 280G of the Code relating to "excess parachute payments" shall no longer be applicable. However, in the event Mr. Nodland is terminated for cause or resigns without good reason, we will not be obligated to make those payments.

Restricted Unit Plan

   On November 14, 2000, RPP Inc. established a restricted unit plan under which it issued to Marvin O. Schlanger restricted stock units, representing a conditional right to receive 6,000 shares of common stock of RPP Inc., and restricted note units, representing a conditional right to receive $1,400,000 principal amount of junior subordinated notes. Mr. Schlanger will be entitled to receive the underlying shares of RPP Inc. common stock and junior subordinated notes upon the earliest to occur of (1) Mr. Schlanger's achieving the age of 65, (2) the termination of Mr. Schlanger's employment or (3) upon a sale of control in which RPP Holdings sells at least fifty percent of its shares of RPP Inc. or any merger or consolidation in which RPP Inc. is not the surviving entity.

Separation Agreement with Former President

   On March 9, 2001, we entered into a separation agreement with our then President, David T. Preston, under which he resigned his positions as a director, officer and employee effective as of March 17, 2001. Pursuant to the separation agreement, we will pay Mr. Preston all salary and benefits due to him through March 17, 2001 as well as medical coverage through June 30, 2001. In addition, we have agreed to pay to Mr. Preston additional severance in equal monthly installments of $18,333.33 each, commencing on March 17, 2001 and ending on March 1, 2003. Mr. Preston has agreed not to compete with us until March 17, 2003.

   Pursuant to the separation agreement, Mr. Preston forfeited all options previously granted to him. On April 9, 2001, our parent, RPP Inc., repurchased at their original cost of $250,000 all shares of its common stock and junior subordinated notes that were held by Mr. Preston and pledged to RPP Inc. Mr. Preston repaid in full all principal outstanding on the promissory note that he gave to us on November 14, 2000 as consideration for our loan to him of $125,000 in connection with his original purchase of the shares and the junior subordinated notes. Pursuant to an investor rights agreement dated November 14, 2000, the repurchase amount payable to Mr. Preston was applied to the outstanding principal on the promissory note, and all accrued and unpaid interest on that note was forgiven.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   All of our membership units are owned by RPP Inc. and all of RPP Capital's equity securities are owned by us. The following table sets forth information with respect to the ownership of the capital stock of RPP Inc., as of December 1, 2001 (based on 601,130.4 shares of common stock outstanding), by

 . eachperson who owns beneficially more than 5% of the capital stock of RPP
      Inc.,
 . eachmember of our Board of Managers,
 . eachof our named executive officers, and . allof our executive officers and members of the Board of Managers of RPP LLC as a group.

                                                                RPP Inc. Common Stock (1)
                                                                ------------------------
                                                                Number of      Percent of
Name and Address of Beneficial Owner                             Shares          Class
------------------------------------                            ---------      ----------
Apollo Management IV, L.P. (2).................................  546,720          90.9%
Shell Oil Company (3)..........................................   45,000           7.5
Marvin O. Schlanger (4)........................................      800            *
Abraham van Mannekes (5).......................................      680            *
James H. Melloan, Jr. (6)......................................      587            *
Laurence M. Berg (2)(7)........................................  546,787          90.9
Peter P. Copses (2)(7).........................................  546,787          90.9
Joshua J. Harris (2)(7)........................................  546,787          90.9
Scott M. Kleinman (2)(7).......................................  546,787          90.9
Joel A. Asen (8)...............................................       67            *
Heinn F. Tomfohrde, III (9)....................................       67            *
All managers and executive officers as a group (16 persons)(10)  552,322          91.6

--------
*  Less than one percent.

(1)The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(2)Represents all shares held of record by RPP Holdings. RPP Holdings is an affiliate of, and is controlled by, Apollo Management through its 79.1% ownership of RPP Holdings' membership interests. The address of each of RPP Holdings and Apollo Management and of Messrs. Berg, Copses, Harris and Kleinman is c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, New York 10019.
(3)The address of Shell Oil Company is 910 Louisiana Street, One Shell Plaza, Houston, Texas 77252.
(4)Represents 800 shares of common stock issuable upon exercise of options granted to Mr. Schlanger under the RPP Inc. stock option plan that vested on November 14, 2001. Does not include options to purchase 20,200 shares of common stock that RPP Inc. issued to Mr. Schlanger under the RPP Inc. stock option plan and 6,000 restricted stock units that RPP Inc. issued to Mr. Schlanger pursuant to the restricted unit plan on November 14, 2000. The options are subject to time and performance vesting conditions. See "Management--2000 Option Plan." The restricted stock units represent a conditional right to receive 6,000

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   shares of common stock of RPP Inc. upon the occurrence of the events described under "Management--Restricted Unit Plan." The address of Mr. Schlanger is c/o Resolution Performance Products Inc., 1600 Smith Street, Houston, Texas 77002. In addition, does not reflect Mr. Schlanger's indirect ownership interest in the common stock of RPP Inc. through his direct ownership of 6,000 membership units of RPP Holdings.
(5)Includes 80 shares of common stock issuable upon exercise of options granted to Mr. van Mannekes under the RPP Inc. stock option plan that vested on November 14, 2001. Does not include options to purchase 1,120 shares of common stock that RPP Inc. issued to Mr. van Mannekes under the RPP Inc. stock option plan. These options are subject to time and performance vesting conditions. See "Management--2000 Option Plan." The address of Mr. van Mannekes is c/o Resolution Performance Products Inc., 1600 Smith Street, Houston, Texas 77002.
(6)Includes 137 shares of common stock issuable upon exercise of options granted to Mr. Melloan under the RPP Inc. stock option plan that vested on November 14, 2001. Does not include options to purchase 1,237 shares of common stock that RPP Inc. issued to Mr. Melloan under the RPP Inc. stock option plan. These options are subject to time and performance vesting conditions. See "Management--2000 Option Plan." The address of Mr. Melloan is c/o Resolution Performance Products Inc., 1600 Smith Street, Houston, Texas 77002.
(7)Includes 546,720 shares owned by RPP Holdings. Each of Messrs. Berg, Copses, Harris and Kleinman may be deemed the beneficial owner of shares of RPP Inc. owned by RPP Holdings and membership units of RPP Holdings due to his status as a partner (in the case of Messrs. Berg, Copses and Harris) and principal (in the case of Mr. Kleinman) of Apollo Management, which controls RPP Holdings. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. Includes 67 shares of common stock issuable upon exercise of options granted to each of Messrs. Berg, Copses, Hanis and Kleinman pursuant to the RPP Inc. non-employee director stock option plan that vested on November 14, 2001. Does not include options to purchase 933 shares of common stock that RPP Inc. issued to each of Messrs. Berg, Copses, Harris and Kleinman pursuant to the RPP Inc. non-employee director stock option plan. The options are subject to time and performance vesting conditions. See "Management--Compensation of Board of Managers."
(8)Includes 67 shares of common stock issuable upon exercise of options granted to Mr. Asen pursuant to the RPP Inc. non-employee director stock option plan that vested on November 14, 2001. Does not include options to purchase 933 shares of common stock that RPP Inc. issued to Mr. Asen pursuant to the RPP Inc. non-employee director stock option plan. The options are subject to time and performance vesting conditions. See "Management--Compensation of Board of Managers." The address of Mr. Asen is 445 Old Academy Road, Fairfield, Connecticut 06430.
(9)Includes 67 shares of common stock issuable upon exercise of options granted to Mr. Tomfohrde pursuant to the RPP Inc. non-employee director stock option plan that vested on November 14, 2001. Does not include options to purchase 933 shares of common stock that RPP Inc. issued to Mr. Tomfohrde pursuant to the RPP Inc. non-employee director stock option plan. The options are subject to time and performance vesting conditions. See "Management--Compensation of Board of Managers." The address of Mr. Tomfohrde is 9 Sea Robin Court, Hilton Head, South Carolina 29926.
(10)Includes 1,532 shares of common stock issuable upon exercise of options granted to the managers and executive officers under the RPP Inc. stock option plan that vested on November 14, 2001. Does not include options to purchase 40,540 shares of common stock that RPP Inc. issued to the managers and executive officers under the RPP Inc. stock option plan and 6,000 restricted stock units that RPP Inc. issued to Mr. Schlanger pursuant to the restricted unit plan on November 14, 2000.

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                               THE TRANSACTIONS

   On November 14, 2000, RPP Holdings, an affiliate of Apollo Management IV, L.P., acquired control of RPP Inc. in a recapitalization transaction for approximately $857.7 million in cash and retained securities (net of $8.5 million of excess cash at RPP LLC used to fund the Transactions), subject to adjustment, and a contingent subordinated note for up to $127 million. The contingent subordinated note, issued by RPP Inc., our parent, will only be earned to the extent the average contribution margin in 2001 and 2002 exceeds the contribution margin for the twelve months ended December 31, 2000 by $60 million to $75 million. Interest payments, which are payable at an annual rate of 8% commencing after December 31, 2002, and the repayment of principal, which is due on December 31, 2007, on the contingent subordinated note will be payable in cash only to the extent the contingent subordinated note is earned and such payments are permitted under the terms of all indebtedness of RPP Inc. and its subsidiaries. In connection with the recapitalization, RPP Holdings and certain members of our management invested $185 million of cash and Shell had retained an investment of $15 million. We entered into a new senior secured credit agreement and distributed the proceeds from borrowings thereunder, together with the proceeds from the offering of the old notes, to RPP Inc. which in turn used the proceeds to fund $701.4 million of the recapitalization. On a fully-diluted basis for all management options and stock issuable under RPP Inc.'s stock option plan and restricted unit plan, Apollo Management and its affiliates and certain other institutional investors own (through their ownership of RPP Holdings) approximately 81.9% of the outstanding common stock of RPP Inc., management owns (through its ownership of RPP Holdings and RPP Inc.) approximately 11.3% and Shell owns approximately 6.8%.

   In order to facilitate our ability to operate on a stand-alone basis, Shell, itself or through an affiliate, agreed, among other things, to (1) assign, license and sublicense to us certain intellectual property in connection with the products manufactured and sold by us under contractual arrangements, (2) continue to provide us with certain support services for specified periods of time and (3) enter into supply and operating agreements. See "Certain Relationships and Related Transactions--Ongoing Relationship with Shell."

   Upon consummation of the transactions, RPP Inc. adopted a stock option plan entitling certain key members of our management to acquire, subject to certain conditions, up to approximately 9% of RPP Inc.'s total common stock outstanding. See "Management--2000 Option Plan."

The Sale Agreements and the Assignment

   On July 10, 2000, Shell and RPP Inc. entered into a US Sale Agreement with Resin Acquisition, which has assigned its rights and obligations thereunder to RPP Holdings, setting forth the terms and conditions upon which RPP Holdings purchased the US portion of the business from Shell. On September 11, 2000, RPP Inc. and Shell entered into a Non-US Sale Agreement, pursuant to which RPP Inc. has agreed to acquire from Shell all of the outstanding capital stock of RPP B.V., which is the entity that holds all of the non-US operations of our business and RPP Inc. issued a note to Shell for the full purchase price of $662 million less the European indebtedness to be assumed by us and RPP Inc. at closing. RPP Inc. assigned to us its rights and obligations under the non-US Sale Agreement. The following is a summary of the sale agreements which governed the recapitalization.

  Consideration

   The consideration paid under the sale agreements for the recapitalization consisted of the following:

   . RPP Holdings and some members of our management purchased from Shell approximately $54.7 million of RPP Inc.'s common stock;

   . RPP Inc. redeemed all of Shell's common stock ownership of RPP Inc. other than the 7.5% retained ownership, for $185.0 million in cash and $140.0 million of its junior subordinated notes;

   . RPP Holdings and some members of our management purchased from Shell
     $127.6 million of junior subordinated notes of RPP Inc.;

   . Certain other members of our management purchased from Shell $1.9 million of junior subordinated notes of RPP Inc. and purchased $.8 million of common stock of RPP Inc.;

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   . RPP Inc. issued the contingent subordinated note to RPP LLC as a capital contribution; and

   . RPP LLC paid Shell $659 million in cash and assumed $145 million of European indebtedness then outstanding and transferred the contingent subordinated note (which redeemed the promissory note issued by RPP LLC to RPP B.V.) to Shell.

   A working capital settlement in the amount of $16 million was paid to us by Shell in the first half of 2001. Of the $16 million, $15 million was related to a purchase price adjustment for working capital in accordance with the sale agreement. In addition, a purchase price adjustment of $4 million was made that represents additional amounts recorded in connection with our January 2001 purchase of the French subsidiary.

   Shell has publicly disclosed in its Annual Report on Form 20-F filed with the Commission that Shell's adjusted earnings in its Chemicals segment for 2000 excluded special credits of $67 million, resulting mainly from a net gain from its divestment programs, partly offset by provisions for litigation. The profit or loss realized by Shell in the transactions is a component of these special credits.

  Representations and Warranties

   The sale agreements contained representations and warranties from Shell. However, our ability to recover for breaches of such representations and warranties is limited as follows: (a) RPP Holdings and RPP Inc. may only recover damages in excess of $12.0 million and (b) no party's total liability under the Sale Agreements may exceed $209.4 million, unless the claims arise from breaches of fundamental representations and warranties, in which case this limitation is raised to $905.0 million.

   The representations and warranties contained in the sale agreements generally survive until May 14, 2002. Fundamental representations and warranties survive the closing indefinitely. The environmental agreements described below under "Certain Relationships and Related Transactions--Ongoing Relationship with Shell" contain the only representations and warranties relating to environmental conditions that survived the closing. Some of the representations and warranties relating to tax matters survive the closing until the expiration of the applicable statute of limitations.

  Indemnification

   Shell has agreed to indemnify us and RPP Inc. and its affiliates against certain liabilities, including, but not limited to:

   . damages resulting from third party claims or other third party liabilities
     (other than product liability claims, third party claims and third party liabilities reflected on the closing working capital statement) to the extent they relate to or arise prior to the closing of the recapitalization;

   . damages resulting from Shell's breach of any representations, warranties or covenants contained in the Sale Agreements, subject to the limitations set forth above; and

   . damages resulting from product liability claims with respect to products that were manufactured prior to the closing of the recapitalization and sold within 90 days after the closing.

  Covenant Not to Compete

   Shell has agreed that neither it nor any of its affiliates will engage in or own more than 10% of a business that manufactures or sells products related to our business for five years following the closing of the recapitalization. However, Shell and its affiliates may (a) continue to manufacture or sell refinery products, including chemical feedstocks, (b) carry on their other businesses as they existed on the day before the closing and any natural development thereof, (c) acquire other entities as an immaterial part of its business, (d) engage in

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the incidental resale of products similar to ours and (e) develop and operate an e-commerce platform involving the trading of products similar to ours.

  Post-Closing Continuation of Contracts and Assignments

   Except with respect to information technology, Shell has agreed to allow us and RPP Inc. to continue to purchase goods and services under existing contracts between Shell and its affiliates and third parties that governed the sale of certain goods and services to the business prior to the closing to the extent permitted by such third parties. However, Shell did not make any representations or warranties as to the costs that any third party vendor may charge us or that such contracts will not be terminated by Shell. If we choose to make purchases under such contracts, we will be responsible for all charges and costs relating to such purchases. We and RPP Inc. agreed to indemnify Shell and its affiliates for all claims, damages and liabilities related to our purchases under such contracts.

   To the extent that they were unable to do so before the closing of the recapitalization, Shell has agreed to, and to cause its affiliates to, assign to RPP Inc. or us those contracts identified in the sale agreements as promptly as practicable after the closing. However, it was a closing condition that Shell assign to us all of the material contracts identified in the sale agreements.

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                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ongoing Relationship with Shell

   In connection with the recapitalization, we, our parent, RPP Inc., and Shell or their respective affiliates entered into several additional agreements providing for the continuation or transfer and transition of certain aspects of our business operations. These agreements were the result of arm's-length negotiations in connection with the recapitalization, and we believe they are on terms at least as favorable to us as those we could have obtained from unaffiliated third parties at that time. Set forth below are descriptions of the material agreements that we or RPP Inc. have entered into with Shell.

   From November 1, 2000 to December 31, 2000 and for the nine months ended September 30, 2001, we paid Shell approximately $63 million and $267 million in the aggregate, respectively, under the various agreements described below, net of payments made by Shell to us.

  SUMF, OMS and Supply Agreements

   Several of our operations are located within or adjacent to sites occupied by Shell's refinery business and its chemical business. In the United States, these shared sites are in: Deer Park, Texas; Norco, Louisiana; Argo, near Chicago, Illinois; and a laboratory facility in Westhollow, Texas. Shared sites in Europe are in: Pernis and Moerdijk, near Rotterdam, The Netherlands; Stanlow in the United Kingdom; Wesseling, Germany; and laboratory facilities in Amsterdam and Pernis, The Netherlands and Louvain-La-Neuve, Belgium.

   At most of the shared sites, we and Shell supply to each other certain site services, utilities, materials and facilities, or "SUMF items." The substantial majority of the SUMF items are provided by Shell to us. These SUMF items include electricity, gas, water, steam, sewer systems, waste water systems, waste management services, and environmental facilities, such as incinerators and biotreaters, which are used to treat waste products generated by both Shell and us. They also include, in some sites, office services, emergency services, laboratory services, storage and warehousing functions, rail, barge and trucking facilities, and other items. We believe that some SUMF items supplied by Shell are critical to the continued operations of our business and cannot easily be obtained from third parties. Other SUMF items, however, we believe can be readily obtained from parties other than Shell.

   Effective as of November 1, 2000, Shell and RPP Inc. or their affiliates entered into various new or amended and restated agreements dealing with the shared sites, including SUMF agreements, ground leases from Shell to us for the ground under several of our plants and other improvements purchased by us, office and space leases and operation and maintenance services agreements ("OMS agreements").

   In addition, the parties entered into a SUMF agreement relating to our Lakeland, Florida site. Under this agreement, we will supply groundwater recovery and biotreater systems services to facilitate compliance with the consent order issued by the Florida Department of Environmental Protection. See "Business--Environmental/Occupational Health and Safety Matters."

   SUMF Agreements. In consideration for each SUMF item provided under a SUMF agreement, the purchaser of the SUMF item is required in most cases to pay the supplier an amount comprised of three basic components:

   . its share of the supplier's variable costs for the SUMF item based on the purchaser's consumption of such SUMF item;

   . its share of the supplier's direct site costs and operating costs for the SUMF item based on the purchaser's reserved capacity of the SUMF item or an allocation agreed upon in the SUMF agreement; and

   . a fixed amount representing the infrastructure charge for the SUMF item.

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   The purchaser is responsible under the SUMF agreements for certain other charges, such as taxes levied or imposed on the supplier with respect to SUMF items consumed by the purchaser. In a few cases, charges for the SUMF items are based on commercial rates for similar products or services.

   The SUMF agreements allocate liability for loss or damage to a party's property or employees or to third parties either to Shell or to us based upon certain factors, including the presence of a party's negligence in causing the loss or damage. In addition, the SUMF agreements provide for indemnification by one party to the other in certain instances. We have obtained insurance to cover losses and damages for which we may be responsible under the SUMF agreements. To the extent the environmental damages are recoverable under the SUMF agreements and under the environmental agreements, we are required to make our claims under the environmental agreements.

   SUMF items that we believe can be easily obtained from a third party other than Shell or that Shell believes can be easily obtained by it from a third party other than us, such as warehouse management and office services, are generally provided under the SUMF agreements on a short-term basis, typically less than five years. Certain other SUMF items, such as provision of utilities such as steam, are generally provided on a long-term basis for a period of twenty years plus up to three five-year renewal terms. Either party has the right to terminate a SUMF agreement in its entirety for various reasons, including bankruptcy and payment or performance defaults of the other party and upon three years' notice at the expiration of the initial term or any renewal term. In addition, a party has the right to terminate a SUMF agreement in its entirety if it is terminating the operations of all or substantially all of its SUMF assets at the relevant site. Either party has the right to terminate individual SUMF items (other than sole supplier SUMF items which can be terminated by terminating the SUMF agreement in its entirety) for various reasons, including bankruptcy and payment or certain limited performance defaults of the other party. In addition, the supplier of a SUMF item can generally terminate the supply of that SUMF item to the purchaser if it is ceasing to supply the SUMF item to the entire site; and the purchaser of SUMF items can generally terminate individual short-term SUMF items on 90 days' notice (but, in the case of sites in Europe, termination must generally occur at the end of each year) and individual long-term SUMF items on three years' notice.

   Lease Agreements. Shell has provided us ground leases in the United States for the business' facilities in Deer Park, Norco and Argo and in Europe for our facilities in Pernis, Moerdijk, Stanlow and Wesseling on a long-term basis for lease terms at least as long as the terms of the SUMF or equivalent agreements related to those sites. Shell has also provided to us space leases for laboratory space in Westhollow and laboratory, office and warehouse space in Norco in the United States and for laboratory space in Amsterdam and Louvain-La-Neuve in Europe. The term of the Westhollow lease is ten years (with Shell having the right to terminate at the end of the fifth year). The term of each of the Amsterdam and Louvain-La-Neuve leases is two years. Rent under all the ground leases is either de minimis or included as part of the SUMF or equivalent agreement, except that rent payable by us to Shell under the Pernis lease is equal to the payments required to be made by Shell under its original lease with the Port of Rotterdam and additional payments are required at Deer Park and Norco for our use of Shell's adjoining property. Under the ground leases, we are also required to pay the pro rata portion of taxes assessed on the land. Our space leases for laboratory and/or office and warehouse space in Norco, Westhollow, Amsterdam and Louvain-La-Neuve require us to pay rents for the space we occupy. The rental payments for space at Norco escalate based on increases in the producer price index. Shell is subleasing back space from us at our Norco facility at the same rental rate per square foot that we pay Shell for the space we lease from it at Norco. The ground leases impose certain responsibilities on us with respect to environmental matters at or relating to the business facilities, from November 1, 2000 and allocate liability for environmental damages to the properties. Generally, to the extent environmental damages are recoverable under a lease and under the Environmental Agreement, the claims will be made under the Environmental Agreements.

   OMS Agreements. Our versatics facility in Pernis, The Netherlands, is situated within Shell's refinery and chemical site and is operated on our behalf by Shell pursuant to an OMS agreement. Shell's solvents and demineralized water plants in Pernis are located within our facility and are operated by us on behalf of Shell

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pursuant to two OMS agreements. Shell operates our Moerdijk, The Netherlands, and Stanlow, England, facilities under OMS agreements and our Wesseling, Germany facility is operated by a joint venture between Shell and BASF AG, under a production agreement that is similar to an OMS agreement.

   In consideration for the services provided under an OMS agreement, the owner of the facility is generally required to pay the operator of the facility an amount comprised of three basic components: (1) the fixed costs of the operator in supplying the operation services; (2) maintenance, parts and materials costs; and (3) depreciation and capital charges for certain shared assets.

   The OMS agreements contain liability and indemnification provisions similar to those contained in the SUMF agreements. We have obtained insurance to cover losses and damages for which we may be responsible under the OMS agreements.

   Operation and maintenance services under the OMS agreements are generally provided on a long-term basis. However, the parties have termination rights under these agreements that are similar to their termination rights under the SUMF agreements.

   Incinerator Agreement. In addition to shared services provided under the SUMF agreements, we operate for ourselves and for Shell two incinerators located at our Norco facility under a shared incinerator agreement. These incinerators are owned jointly by Shell and us (6% and 94%, respectively).

   Shell is required to pay us an amount comprised of two basic components: (1) its share of our variable costs relating to the incinerators based on Shell's use of the incinerators; and (2) its share of our fixed operating costs relating to the incinerators based on Shell's capacity right in the incinerators. Shell's initial capacity right in the incinerators is 6%. We and Shell are also required to pay our respective shares of any required capital improvements to the incinerators based on our relative capacity rights and, in order to receive any of the benefits of discretionary capital improvements to the incinerators, to pay our respective shares of any such improvements.

   The incinerator agreement contains liability provisions similar to those contained in the SUMF Agreements. We have obtained insurance to cover losses and damages for which we may be responsible under the Incinerator Agreement.

   Supply Agreements. We have contracted with Shell for our U.S. and European facilities to purchase chemical ingredients, or feedstocks, to produce our products. The terms of the agreements vary from three to ten years. Some of the agreements can be extended at our option. Products we purchase from Shell include phenol and acetone, acetylene, propylene, di-isobutylene and various solvents. We also provide waste-stream propylene to Shell from our Norco facility under a twenty year contract.

   The price we pay to Shell for feedstocks varies depending upon the item. However, we believe that the prices Shell is charging us are generally at or below the prices we can obtain from third persons. Some contracts require us to purchase all of our requirements for a particular feedstock from Shell. Those contracts generally permit us to obtain a lower price elsewhere and, if Shell does not match the lower price, we can purchase at the lower price from a third party. We can also purchase from third parties if a force majeure event prevents Shell from delivering feedstocks to us. Shell will make its distribution facilities available for those third party purchases. Pricing for propylene is based on market price less negotiated volume discounts. Pricing for phenol and acetone is based on discounted market prices and input-cost formulae.

  Human Resources Agreements

   In connection with the sale agreements, RPP Inc. entered into two human resources agreements with Shell, one for our U.S. business and one for our non-U.S. business. Prior to the recapitalization, RPP Inc. assigned its interests under the human resources agreements to us.

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  U.S. Human Resources Agreement

   Nonrepresented Employees. Pursuant to the U.S. human resources agreement with Shell, RPP Inc. had the right to offer employment in a reasonably comparable position to any employee of Shell's epoxy resins business in the U.S. who is not represented by a labor union. Any nonrepresented employee who accepted RPP Inc.'s employment offer and whose employment is terminated (except for cause) by RPP Inc. on or before November 30, 2001 will be entitled to specified severance payments. RPP Inc. is also obligated (1) to adopt and maintain for six months following the closing certain employee welfare and fringe benefit plans, programs, policies and practices for nonrepresented employees that mirror the plans applicable to them before the closing date, (2) to establish new pension plans that parallel those applicable to nonrepresented employees before the closing date, and (3) to maintain until November 14, 2002 the value of the total pay and benefits package for each transferred nonrepresented employee so that it is reasonably comparable in the aggregate to such employee's package prior to the closing. RPP Inc. has also agreed to offer employment to each expatriate nonrepresented employee and if such employee elects to accept employment, RPP Inc. was required to maintain such employee's pay and benefits package until November 30, 2001.

   Shell has agreed not to employ, from the closing until November 14, 2001, any nonrepresented employee to whom RPP Inc. has offered employment or to whom RPP Inc. is paying severance. RPP Inc. has agreed not to employ for a period from the closing until November 14, 2001 any nonrepresented employee to whom it has not offered employment or who during the six months prior to November 14, 2000 worked full-time or continuously part-time but was made redundant by Shell within six months before or after November 14, 2000.

   Shell will indemnify RPP Inc. against any losses arising out of certain claims by nonrepresented employees that relate to their employment with or termination of employment by Shell. RPP Inc. will indemnify Shell against any losses arising out of claims by nonrepresented employees that arise prior to, on or after November 30, 2000 and relate to their termination of employment from Shell as a result of RPP Inc.'s failure to comply with applicable law in its employment offer and selection process and any losses arising out of claims by transferred nonrepresented employees that arise after the closing date and that relate to their employment with or termination by RPP Inc.

   Represented Employees. With respect to represented employees, RPP Inc. has adopted, and will be the successor to Shell's obligations under, the collective bargaining agreements at the Deer Park and Norco facilities and the Deer Park Resins Divestiture Settlement Agreement and accompanying Letters of Agreement. RPP Inc. will indemnify Shell for any loses arising out of RPP Inc.'s failure to perform its obligations under any collective bargaining agreement on and after November 30, 2000. Shell will indemnify RPP Inc. for losses arising out of Shell's failure to perform under the collective bargaining agreements and for certain other losses relating to represented employees.

   Non-U.S. Human Resources Agreement. Pursuant to the Non-U.S. human resources agreement with Shell, RPP Inc. has agreed to fulfill all Shell's obligations under any local agreements or arrangements with the staff councils and any other relevant employee representatives in connection with the recapitalization. RPP Inc. has also agreed to offer employment to each expatriate non-U.S. employee and, if such employee elects to accept employment, RPP Inc. will maintain such employee's pay and benefits package. With respect to the non-U.S. employees who were previously employed by Shell or its affiliates but have become employees of RPP Inc., RPP Inc. has agreed to:

   . provide each such employee with a severance package if no reasonably comparable position is available with RPP Inc. or if such employee is terminated for any reason (except cause) on or prior to November 14, 2002;

   . either maintain the value of the total pay and benefits package for all such employees or provide transitional payments to all such employees in order to compensate them in full for any difference in value between the old and new packages;

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   . adopt and maintain for a period of at least 6 months after November 14,
     2000 new welfare plans for the benefit of all non-U.S. employees that mirror the plans applied to them prior to November 14, 2000; and

   . establish new pension plans that are similar to the plans applied to them prior to November 14, 2000.

   RPP Inc. has agreed not to solicit or employ, until November 14, 2001, any non-U.S. employee (1) to whom RPP Inc. has not offered employment, (2) who continues to be employed by Shell and was employed in the business at any time during the six months prior to November 14, 2000 or (3) who exercises a legal right to remain with Shell. Shell has agreed generally not to solicit or employ, from the closing date until November 14, 2001, any non-U.S. employee.

   Shell agreed to provide RPP Inc., and its subsidiaries upon request, with certain employees for its non-U.S. operations for up to nine months after November 14, 2000.

   Shell will indemnify RPP Inc. against any losses arising out of certain claims by non-U.S. employees that relate to their employment prior to November 14, 2000 or their employment date, as the case may be, with, or termination by, Shell or its affiliates and the failure by Shell or its affiliates to perform their obligations to inform or consult with employee representatives under any trade union or works council agreement. RPP Inc. will indemnify Shell against any losses arising out of claims by non-U.S. employees that arise after November 14, 2000 or their employment date, as the case may be, and relate to their employment with, or termination by, RPP Inc.

  Interim Labor Services Agreements

   As part of the recapitalization, we entered into two interim labor services agreements dated as of November 1, 2000, one for our Deer Park facility and the other for our Norco facility, pursuant to which Shell, upon our request, will provide us with qualified operators and maintenance personnel at these facilities. Certain of Shell's epoxy resin employees at the Deer Park and Norco facilities in the United States who are represented by labor unions had the right, and have exercised such right, to remain with Shell upon consummation of the recapitalization. Shell has agreed to provide these employees (43 at Deer Park and 10 at Norco) to us pursuant to the interim labor services agreements for a period of up to two years from November 14, 2000. We will pay Shell the amount due for actual hours of service provided at the actual labor rates incurred in the relevant facility during the month the service was provided. Shell will provide interim labor services for a period of up to two years from November 14, 2000; provided, however, that if Shell ceases operations at the Deer Park or Norco facilities, Shell may terminate the applicable interim labor services agreement on one year advance notice to us.

  Environmental Agreements

   Shell and we entered into two environmental agreements dated as of November 1, 2000, one for our U.S. business and one for our non-U.S. business setting forth Shell's indemnification obligations with respect to health, safety and environmental matters. Shell will generally remain liable for environmental conditions that occurred or existed before November 14, 2000. The indemnity extends to damages associated with third-party claims (including those by a governmental entity) for (1) exposure or injury to persons or third-party property caused by hazardous substances at our property, off-site disposal locations and pre-close toll manufacturing facilities; (2) the transportation, treatment, storage, handling or disposal of hazardous materials at off-site locations, our property and pre-close toll manufacturing facilities; (3) the remediation of contamination at or migrating from our property and pre-close toll manufacturing facilities; and (4) non-conformance with environmental, health and safety laws in effect as of November 14, 2000. Claims relating to any of the above matters are subject to an aggregate deductible of $1.0 million.

   Special provision is also made for: (1) compliance issues identified in the environmental agreements and (2) existing groundwater contamination at and migrating from the facility in Lakeland, Florida, which is currently

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subject to a consent order issued by the Florida Department of Environmental
Protection. With respect to compliance issues, Shell generally has agreed to indemnify us to the extent that costs for these matters exceed approximately $9.8 million and RPP Inc. incurs costs before the assigned expiration dates. Once these criteria are met, Shell is responsible for 100% of the environmental damages up to an aggregate of $10.0 million and then becomes liable for 80% of the costs in excess of $10.0 million. Indemnity claims for site contamination issues at the Lakeland facility, which relate to the consent order and any amendments thereto, are not subject to any deductible, nor are they limited in time or amount.

   Shell also will indemnify us for environmental damages relating to: (1) site contamination issues at (a) the Lakeland, Florida facility which are not the subject of the consent order and (b) the facility in Barbastro, and (2) certain issues of non-compliance, which exist as of November 14, 2000, but are not specifically identified in the environmental agreements. Claims for these matters are limited to $10.0 million in the aggregate, are subject to the $1.0 million deductible and must be asserted within five and three years, respectively, of November 14, 2000.

   Shell also has agreed to provide a limited indemnity where, in the absence of a third-party claim and where we are not required by law or regulation to report, we elect to investigate and remediate environmental conditions for which a third-party claim, although not pending, would likely be brought if such a condition were brought to the attention of the relevant governmental agency. In such instance, Shell will indemnify us for 75% of any costs incurred.

   With respect to environmental conditions at the Yokkaichi facility, RPP, Inc. and Shell have agreed that any environmental damages shall be reduced to reflect proportionate interest of RPP B.V. in the joint venture and its exposure to environmental damages of the joint venture.

   In addition to those noted above, the environmental agreements impose some limitations on Shell's indemnification obligations, the primary of which include the following:

    . we are not entitled to seek indemnity for environmental damages that result from or are increased by any material change in use of certain sites;

    . we have certain restrictions on performing sub-surface investigations at the properties after November 14, 2003 (except that those restrictions apply to the Pernis facility as of November 14, 2000); and

    . Shell has no obligation for most environmental damages if such damages result from or are increased by a post-closing requirement of any permit or environmental law or any environmental laws or changes to applicable standards that come into force after November 14, 2000. This limitation applies only to

       -- compliance issues which are not specifically identified in the Environmental Agreements,

       -- site contamination issues at the Lakeland facility (other than known
          Lakeland site contamination issues) and

       -- site contamination issues at the Barbastro facility.

   RPP Inc., in turn, has agreed to indemnify and hold Shell harmless for environmental damages that result from any environmental condition that arises on or after November 14, 2000, unless Shell has agreed to assume responsibility for the matter under the terms of the environmental agreements.

  Intellectual Property Agreements

   As part of the recapitalization, we entered into two intellectual property transfer and license agreements, one for our U.S. business and one for our non-U.S. business, pursuant to which Shell contributed to us by assignment

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or license intellectual property of all types used in Shell's resins business worldwide. Certain of the intellectual property rights that we have acquired from Shell are subject to pre-existing licenses to third parties. In addition, Shell retained some rights to the transferred intellectual property. For example, many patents and know-how are currently shared among Shell's other divisions and our business. Where these shared rights are used in our business, they have either been acquired by us subject to licenses back to Shell to use these rights for their other businesses, or licensed from Shell. Our licenses from Shell are royalty-free licenses and their duration is generally linked to the life of the relevant licensed rights. The licenses are freely assignable and include the right to sublicense, with the exception of certain rights used principally by Shell that may be transferred only to affiliates or successors of our business. Pursuant to the intellectual property transfer and license agreements, we have also acquired the worldwide trademarks that are used exclusively in our business, and rights in the copyright to all technical information used in our business. In addition, Shell assigned to us, and we have assumed the obligations under, intellectual property agreements to which Shell is a party and which are used exclusively in our business. To the extent any such material agreements are not transferable by their terms, Shell has agreed to cooperate with us to obtain the necessary third party consents to such transfer. We and Shell have also agreed to indemnify each other for claims by a third party arising out of or in connection with the exercise of the licenses and rights granted under these agreements.

  Interim Agreements for Information Technology Services

   As part of the recapitalization, we entered into two interim agreements for information technology services, one for our U.S. business and the other for our non-U.S. business, pursuant to which Shell Chemical Company and Shell Services, Inc. provide specified information technology services to us. The purpose of these agreements is to assure that we receive substantially the same information technology services on substantially the same terms and conditions after the recapitalization that the resins business of Shell Chemical received prior to the recapitalization.

   The services to be provided include, among others, the management, support and administration of voice communications, desktop computers and desktop applications, servers and other infrastructure systems, email, Internet and intranet access and disaster recovery support.

   Shell will provide the services for a period up until November 1, 2004. However, we may terminate the provision of any particular service on thirty
(30) days' notice to Shell. On November 1, 2001, we informed Shell that we will not require Shell to continue to provide the services for the full four year term.

   The aggregate cost to us for the provision of the services under the interim agreements for information technology services will be no more than $13.7 million per year, subject to increases in the third and fourth years of the term based on changes to the producer price index. The costs will be increased for additional services requested by us. In addition, if Shell is able to generate certain cost savings, they will be passed along to us.

  Financial Business Processing Transition Agreements

   As part of the recapitalization, we entered into two financial business processing transition agreements dated as of November 1, 2000, one for our U.S. business and one for our non-U.S. business, pursuant to which Shell, or its subcontractor, will provide specified accounting and related services to us. The purpose of these agreements is to ensure that we receive substantially the same accounting and related services on substantially the same terms and conditions after the recapitalization that the resins units of Shell received prior to the recapitalization.

   The services being provided include, among others, the accounting, management and administration of purchasing, invoicing, accounts payable and receivable, inventory, fixed assets, month-end and year-end closings and business reporting.

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   Shell will provide the services until the financial business processing transition agreements terminate on November 1, 2002. The aggregate cost to us for the provision of the services under the financial business processing transition agreements will be $8.0 million per year.

  Interim Services Agreement

   As part of the recapitalization, we entered into an interim services agreement dated as of November 1, 2000, pursuant to which Shell will provide us with the same level of office services, building and plant maintenance and other services as in effect during the prior six month period. We will pay Shell up to $153,250 per month for these services, which Shell has agreed to provide for terms ranging from six months to two years, unless we terminate them on 90 days' advance written notice. In addition, we and Shell will indemnify each other for certain losses.

  Tax Agreement and Tax Deed

   As part of the recapitalization, we entered into a tax agreement for our U.S. business and a tax deed for our non-U.S. business dated as of November 1, 2000. The tax agreement provides, among other things, that Shell will be responsible for, and will indemnify us against, any liability for taxes that were payable, or accrued, as a result of business activities during the period prior to November 14, 2000. The tax deed provides, among other things, that Shell Petroleum N.V. will indemnify us against any liability for taxes arising as a result of business activities occurring on or prior to November 1, 2000, subject to certain exceptions, such as liabilities for taxes that arise as a result of any change in law after the closing that had retrospective effect. The tax agreement and tax deed also provide that we will be responsible for, and will indemnify Shell Chemical against any liability for taxes that become payable after November 14, 2000 and November 1, 2000, respectively, except to the extent that the liability relates to an event occurring during, or to income that was earned or accrued during, a pre-closing period.

   Pursuant to the tax agreement, both Shell Chemical and we have made an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, to treat the recapitalization, for federal income tax purposes, as a purchase of all of the assets of the epoxy resins business that we now own after the recapitalization. Making this election allows us to increase our depreciation and amortization deductions for U.S. Federal income tax purposes with respect to the U.S. assets we now own.

Agreements with Stockholders of RPP Inc.

  Shareholders' Agreement

   On November 14, 2000, RPP Inc. entered into a shareholders' agreement with RPP Holdings and Shell which governs certain aspects of the relationship among RPP Inc., RPP Holdings and Shell. The shareholders' agreement contains, among other matters,

   . restrictions on the transfer of shares of common stock by Shell;

   . preemptive rights granted to Shell to purchase equity securities issued by RPP Inc. to RPP Holdings or its affiliates in the amounts required to maintain Shell's percentage ownership;

   . agreement by Shell to consent to the sale of more than 50% of the equity securities of RPP Inc. or substantially all of its assets to a third party if such sale is approved by the Board of Directors, and to sell its shares of common stock if so required;

   . rights of Shell to participate in certain transfers of common stock by RPP
     Holdings other than to an affiliate;

   . rights of Shell to receive financial information; and

   . prohibitions on transactions between RPP Inc. and its affiliates, subject to certain exceptions.


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   The shareholders' agreement terminates upon the earlier of a sale of RPP
Inc. and the consummation of a public equity offering that raises gross proceeds of at least $100 million.

  Investor Rights Agreement

   RPP Inc. entered into an investor rights agreement with RPP Holdings and members of management who own stock, options and/or junior subordinated notes of RPP Inc. which governs certain aspects of the relationship among RPP Inc., RPP Holdings and the management holders. The investor rights agreement contains, among other matters,

   . restrictions on the transfer of shares of common stock, options and junior subordinated notes by the management holders;

   . rights of RPP Inc. and RPP Holdings to purchase common stock and junior subordinated notes in the event of certain permitted transfers by the management holders;

   . agreement by the management holders to consent to the sale of more than 50% of the equity securities of RPP Inc. or substantially all of its assets to a third party and to sell their shares of common stock if so required;

   . rights of the management holders to participate in certain transfers of common stock and junior subordinated notes by RPP Holdings other than to an affiliate;

   . repurchase rights of RPP Inc. and RPP Holdings in the event of termination of employment of the management holders;

   . requirements of RPP Inc. to purchase common stock and junior subordinated notes in the event of a termination of employment initiated by RPP Inc. or any of its subsidiaries for any reason other than for cause within six months of the closing of the recapitalization of management holders who accepted loans from RPP LLC; and

   . restrictions on sales of common stock and junior subordinated notes by the management holders in the event of an initial public offering.

   The investor rights agreement terminates upon the earlier of a sale of RPP Inc. or approval by holders holding a majority of the common stock of RPP Inc. and the vote of the common stock of RPP Inc. owned by RPP Holdings.

  Shell Registration Rights Agreement

   On November 14, 2000, RPP Inc. entered into a registration rights agreement with Shell pursuant to which Shell has incidental registration rights to include its RPP Inc. common stock in the same or concurrent registration statement filed by RPP Inc. for the registration of RPP Inc. common stock under the Securities Act. RPP Inc. will bear all expenses, other than selling expenses, incurred in the registration process. The registration rights agreement also contains customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights.

  RPP Holdings Registration Rights Agreement

   On November 14, 2000, RPP Inc. entered into a registration rights agreement with RPP Holdings pursuant to which RPP Holdings has demand and incidental registration rights. As a result, at RPP Holdings' request, RPP Inc. will be obliged to prepare and file a registration statement covering the securities so requested to be registered by RPP Holdings. In addition, should RPP Inc. propose to register any of its common stock for sale to the public, RPP Holdings will have the right to include its RPP Inc. common stock in the same or concurrent registration statement filed by RPP Inc. for the registration of RPP Inc. common stock under the Securities Act.

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RPP Inc. will bear all expenses, other than selling expenses, incurred in the registration process. The registration rights agreement also contains customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights.

  Management Promissory Notes

   On November 14, 2000, we loaned $925,000 in the aggregate to some members of our then existing management and other employees, to finance up to one-half of the purchase price payable by them in connection with their purchases of RPP Inc.'s common stock and junior subordinated notes in the recapitalization. In particular, we made loans to each of our then executive officers in the following amounts:

   . David T. Preston--$125,000 loaned to finance in part his purchase of 750 shares of RPP Inc. stock and $175,000 principal amount of RPP Inc. junior subordinated notes, which loan was repaid on April 9, 2001 as described below; and

   . Dany Subrata--$100,000 loaned to finance in part his purchase of 600 shares of RPP Inc. stock and $140,000 principal amount of RPP Inc. junior subordinated notes.

   In March 2001, we loaned $100,000 to J. Travis Spoede, our new Executive Vice President, Chief Financial Officer and Secretary, to finance in part his purchase of 600 shares of RPP Inc. stock and $140,000 principal amount of RPP Inc. junior subordinated notes.

   From June to September 2001, we made additional loans to new employees to finance in part their purchase of RPP Inc.'s common stock and RPP Inc. junior subordinated notes, including:

   . Mark Antonvich--$100,000 loaned to finance in part his purchase of 600 shares of RPP Inc. stock and $140,000 principal amount of RPP Inc. junior subordinated notes; and

   . Jeffrey M. Nodland--$250,000 loaned to finance in part his purchase of
     545.4545 shares of RPP Inc. stock and $350,000 principal amount of RPP Inc. junior subordinated notes.

   The loans are evidenced by promissory notes made by the employee in favor of us. Interest payable on each promissory note will accrue at an annual rate of 10.75%. Interest payments are, at the option of the employee, payable in cash semi-annually or accrue and become due and payable on the eighth anniversary of the purchase date. Except in the case of Mr. Preston, principal on the promissory notes will become due and payable on the eighth anniversary of the purchase date. Each promissory note is secured by the RPP Inc. common stock and junior subordinated notes to be purchased by such employee and options held by such employee and, except for such pledged securities, is non-recourse to the employee.

   In connection with the termination of Mr. Preston's employment with us, on April 9, 2001, Mr. Preston repaid his loan to us with the proceeds from the repurchase of his securities by RPP Inc. and the accrued and unpaid interest of $4,480 on his promissory note was forgiven by us. For a discussion of the terms of Mr. Preston's severance arrangements, "Management--Separation Agreement with Former President."

  Securities Indemnification Agreement

   On November 14, 2000, we entered into a securities indemnification agreement with Shell and RPP Holdings. Under the agreement, we agreed to indemnify Shell, RPP Holdings and their respective affiliates and each of their respective directors and officers and other related persons against liabilities arising under the Securities Act in connection with the private placement offering of the existing notes, and we also granted contribution rights to such persons.

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  Apollo Management Agreement

   On November 14, 2000, we entered into a management consulting agreement with Apollo Management IV, L.P. Under the terms of the management consulting agreement, we retained Apollo to provide management consulting and financial advisory services to us and pay Apollo an annual management fee of $1.0 million for providing those services. In particular, Apollo will provide at our request consulting and advisory services relating to proposed financial transactions, acquisitions and other senior management matters relating to our business. In addition, as consideration for arranging the recapitalization and the related financing thereof, we paid Apollo a fee of $5.0 million on November 14, 2000. We will also be required to pay Apollo a transaction fee if we engage in any merger, acquisition or similar transaction unless we and Apollo are unable to mutually agree upon the terms of Apollo's engagement, in which case we will be able to retain another special advisor. Since Apollo beneficially owns 90.9% of us and a majority of the members of our Board of Managers are affiliated with Apollo, it has the power, through its representatives and equity ownership, to approve on our behalf and set the terms of Apollo's engagement, even if the independent members of the Board of Managers were opposed. See "Risk Factors--Concentration of Ownership and Control of Us." However, the members of the Board of Managers of RPP LLC who are affiliated with Apollo are aware that they have fiduciary obligations to RPP LLC, not Apollo, and RPP LLC expects that each member of its Board of Managers will comply with his fiduciary duties under Delaware law. The management consulting agreement has a ten-year term and, commencing on November 14, 2005 and at the end of each year thereafter, will automatically extend for an additional year unless notice to the contrary is given by either party at least thirty, but no more than sixty, days prior to the end of any such year commencing on November 14, 2005.

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                      DESCRIPTION OF THE CREDIT AGREEMENT

   In connection with the recapitalization transaction, we entered into a credit agreement with a syndicate of financial institutions. The credit agreement provides for the following:

   . a six-year euro equivalent of $100 million A term loan at issuance and an eight-year $350 million B term loan which was drawn at the closing to finance in part the recapitalization and certain related costs and expenses, of which $103.7 million was outstanding at September 30, 2001 under the term A loan and $300.0 million was outstanding under the term B loan as a result of voluntary prepayments and scheduled amortization payments; and

   . a six-year $150 million revolving credit facility (the euro equivalent of which is also available), which may include letters of credit (subject to a sublimit of not more than $50 million), to be used for, among other things, working capital and general corporate purposes of ours and our subsidiaries, including, without limitation, effecting certain permitted acquisitions.

   On November 6, 2001, we entered into an amendment to the credit agreement, which, among other things, permitted us to issue the old notes so long as we prepaid the term loans with the proceeds therefrom and amended our financial covenants regarding consolidated interest coverage and adjusted total leverage.

Prepayments

   The loans under the term loan facilities are required to be prepaid (subject to certain exceptions) with, and after the repayment in full of such loans, permanent reductions to the revolving credit facility are required in an amount equal to,

   . 100.0% of the net cash proceeds of all asset sales and dispositions by us and our subsidiaries, subject to certain exceptions,

   . 100.0% of the net cash proceeds of issuances of certain debt obligations and certain preferred stock by us and our subsidiaries,

   . 50.0% of the net cash proceeds from common equity and certain preferred stock issuances by us and our subsidiaries, including in connection with permitted acquisitions,

   . 75.0% of annual excess cash flow (as defined in the credit agreement) and

   . 100.0% of certain insurance proceeds.

The applicable percentages in the first four items may be reduced based upon our leverage ratio. Mandatory prepayments and permanent reductions will be allocated first, to the term loan facilities and second, to the revolving credit facility. The credit agreement will require us to make annual amortization payments (payable in quarterly installments) equal to 3 1/3% of the facility with respect to A term loans and 1% with respect to B term loans.

   Voluntary prepayments and commitment reductions will be permitted in whole or in part, subject to minimum prepayment or reduction requirements, provided that voluntary prepayments of certain loans on a date other than the last day of the relevant interest period will be subject to the payment of customary breakage costs, if any. Such voluntary prepayments and commitment reductions may be made without premium or penalty except that a premium will be payable if we prepay the B term loans on or before November 14, 2002.

Interest and Fees

   The interest rates under the credit agreement are as follows:

   . A dollar term loan facility and loans under revolving credit facility denominated in dollars: at our option the base rate or the eurodollar rate (as defined in the credit agreement), plus, in each case, a margin;

   . A euro term loan facility and loans under the revolving credit facility denominated in euros: the euro rate (as defined in the credit agreement) plus a margin plus associated costs (as defined in the credit agreement); and

   . B term loan facility: at our option the base rate or the eurodollar rate, plus, in each case, a margin.

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   We may elect interest periods of 1, 2, 3 or 6, or to the extent available to each lender with outstanding loans and/or commitments under the respective tranche of loans, 9 or 12, months for eurodollar loans and euro rate loans.
With respect to eurodollar loans and euro rate loans, interest will be payable at the end of each interest period and, in any event, at least every 3 months for interest periods longer than three months. With respect to base rate loans, interest will be payable quarterly on the last business day of each fiscal quarter. In each case, calculation of interest will be on the basis of actual number of days elapsed in a year of 360 days.

   For each letter of credit we issue, we will be required to pay (a) a per annum fee equal to the spread over the eurodollar rate for the revolving credit facility from time to time in effect, (b) a fronting fee equal to 1/4 of 1% on the aggregate outstanding stated amounts of such letters of credit, plus (c) customary administrative charges. We are also required to pay a commitment fee equal to 1/2 of 1% per annum on the undrawn portion of the revolving credit facility. The percentage shall decrease if our leverage ratio decreases.

Collateral and Guarantees

   The loans incurred by the Issuers are guaranteed by RPP Inc. and all of our existing and future direct and indirect wholly-owned domestic subsidiaries. The Issuers' U.S. loans are secured by a perfected security interest in substantially all of our properties and assets and our direct and indirect wholly-owned domestic subsidiaries, now owned or acquired later, including a pledge of all capital stock and notes owned by us and our domestic subsidiaries; provided that no more than 66 2/3% of the stock of our foreign subsidiaries are required to be pledged in respect of such loans. In addition, loans incurred by Resolution Nederland B.V., a subsidiary of RPP B.V., are guaranteed by RPP Inc., us and all of our existing and future direct and indirect domestic and material foreign subsidiaries (the "Non-U.S. Guarantors"), subject to exceptions and restrictions. The obligations of Resolution Nederland B.V. and the Non-U.S. Guarantors will be secured by a perfected security interest in the assets described above and in certain material property and assets owned by Resolution Nederland B.V. and the Non-U.S. Guarantors.

Representations and Warranties and Covenants

   The credit agreement contains customary representations and warranties and contains customary covenants restricting our ability to, among others

   . declare dividends or redeem or repurchase capital stock;

 . prepay,redeem or purchase debt;

 . incurliens and engage in sale-leaseback transactions;

   . make loans and investments;

   . incur additional indebtedness;

   . amend or otherwise alter debt and other material agreements;

   . make capital expenditures;

   . engage in mergers, acquisitions and asset sales;

   . transact with affiliates; and

   . alter the business we conduct.

   We are required to indemnify the agent and lenders and comply with specified financial and affirmative covenants.

   The credit agreement also contains the following financial covenants:

   . We must maintain a ratio of Consolidated EBITDA to consolidated interest expense of at least 1.60:1.00 for any 12-month period ending on the last day of any fiscal quarter ending on or prior to September 30,

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     2003. Thereafter, the minimum ratio we are required to maintain increases in various increments until June 30, 2008, when it becomes 2.25:1.00 for such quarterly period and all subsequent quarters.

   . We must maintain a ratio of consolidated debt to Consolidated EBITDA of no more than 5.75:1.00 for any 12-month period ending on the last day of any fiscal quarter ending on or prior to September 30, 2003. Thereafter, the maximum ratio we are allowed decreases in various increments after every four quarters until March 31, 2007, when it becomes 4.50:1.00 for such period and all subsequent periods.

   Under the credit agreement, our Consolidated EBITDA is calculated as follows:

   . our Consolidated Net Income before consolidated interest expense and provision for taxes; plus

   . the amount of all amortization and depreciation and other non-cash items;
     plus

   . management and consultant fees paid to Apollo under the Apollo management consulting agreement; minus

   . the amount of all cash payments to the extent that such cash payments relate to a non-cash item incurred in a previous period which was added back to Consolidated EBITDA in such previous period. However, we agreed that with respect to calculating covenant compliance for any twelve month period including the calendar quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and December 31, 2000:

     --Consolidated EBITDA would be $47,400,000, $40,300,000, $37,200,000 (or, if higher, our actual Consolidated EBITDA for the fiscal quarter ending September 30, 2000) and $39,200,000, respectively, and

     --Consolidated interest expense would be $19,125,000 for each such fiscal quarter.

   As defined in the credit agreement, "Consolidated Net Income" means our consolidated net income minus any dividends that we pay to RPP Inc. plus the following adjustments:

      (a) after-tax non-recurring or extraordinary gains or losses, and non-recurring transition expenses related to the transactions,

      (b) creation of accruals and reserves within twelve months of closing of the transactions,

      (c) until May 14, 2002, adjustments made in connection with the calculation of "pro forma EBITDA" and "Adjusted EBITDA" as defined in the offering memorandum dated November 14, 2000 relating to the private placement of the old notes to the extent those adjustments are not reflected in any period of four consecutive fiscal quarters ending before May 14, 2002 and continue to be applicable, and

      (d) gains and losses on asset sales.

   The definition of Consolidated EBITDA contained in our credit agreement is different than the definition of Consolidated EBITDA contained in the indenture. The indenture definition is used in presenting Consolidated EBITDA for all other purposes in this prospectus, including under "Selected Historical and Pro Forma Financial Information." However, the differences in Consolidated EBITDA for 2000 and 2001 as calculated under the indenture and the credit agreement would not be material.

Events of Default

   Events of default under the credit agreement include, but are not limited to,

   . our failure to pay principal or interest when due;

   . our material breach of any representation or warranty;

   . covenant defaults;

   . events of bankruptcy; and

   . a change of control.


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

                           DESCRIPTION OF THE NOTES

   The old notes were, and the exchange notes will be, issued under an indenture among RPP LLC and RPP Capital and The Bank of New York, as successor to the corporate trust business of United States Trust Company of New York, as trustee. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." For purposes of this section, references to the "Issuers" refer to RPP LLC and RPP Capital.

   On November 14, 2001, we issued $75.0 million aggregate principal amount of old notes under the indenture. The terms of the exchange notes are identical in all material respects to the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or be entitled to any additional interest. The trustee will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of the exchange offer, together with the exchange notes and the existing $200 million principal amount of 13 1/2 Senior Subordinated Notes (the "Existing RPP Notes" and, together with the old notes and the exchange notes, the "notes"), will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding exchange notes will be deemed, at any time after the exchange offer is consummated, to be the same percentage in aggregate principal amount of the old notes, exchange notes and Existing RPP Notes then outstanding.

   The following description is a summary of the material provisions of the indenture. It does not restate the terms of the indenture in their entirety. We urge that you carefully read the indenture, which has been filed as an exhibit to the registration statement, and the Trust Indenture Act of 1939 because the indenture and the TIA govern your rights as holders of the notes, not this description.

General

   The old notes and Existing RPP Notes are, and the exchange notes will be, general unsecured obligations of the Issuers, ranking subordinate in right of payment to all existing and future Senior Debt of the Issuers.

   The exchange notes will be issued in fully registered form only, without coupons, in denominations and integral multiples of $1,000.

   Initially, the trustee will act as paying agent registrar for the notes. You may present your notes for registration or transfer and exchange at the offices of the registrar, which initially will be the trustee's corporate trust office. The Issuers may change any paying agent and registrar without prior notice.

   The Issuers will pay principal (and premium, if any) on the notes at the trustee's corporate office in New York, New York. At the Issuers' option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered address of holders.

Principal, Maturity and Interest

   The Issuers will issue up to an aggregate principal amount of $75.0 million of exchange notes in the exchange offer. The old notes, the exchange notes and the Existing RPP Notes will mature on November 15, 2010. Additional notes in an unlimited amount may be issued under the indenture from time to time, subject to the limitations set forth under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness." The old notes, the exchange notes, the Existing RPP Notes and any additional notes subsequently issued will be treated as a single class for all purposes under the indenture.

   Interest on the old notes and exchange notes will be payable semi-annually in cash on each May 15 and November 15, commencing in the case of the old notes on November 15, 2001 to the persons who are registered

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

holders at the close of business on the May 1 and November 1 immediately preceding the applicable interest payment date. However, interest paid on November 15, 2001 with respect to the old notes was payable to persons who were registered holders at the close of business on November 14, 2001. Interest on the old notes and exchange notes will accrue from November 15, 2001, the most recent date to which interest has been paid, and will be computed on the basis of a 360-day year of twelve 30-day months.

   Holders of old notes whose old notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from November 15, 2001 (the most recent date to which interest on the old notes was paid) to the date of issuance of the exchange notes. Consequently, holders who exchange their old notes for exchange notes will receive the same interest payment on May 15, 2002 (the first interest payment date with respect to the old notes and the exchange notes following consummation of the exchange offer) that they would have received had they not accepted the exchange offer.

   The notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

  Optional Redemption

   The Issuers may redeem all or portions of the notes, on and after November 15, 2005, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on November 15 of the year set forth below, plus, in each case, accrued and unpaid interest if any, to the date of redemption:

                         Year                Percentage
                         ----                ----------
                         2005...............  106.750%
                         2006...............  104.500%
                         2007...............  102.250%
                         2008 and thereafter  100.000%

  Optional Redemption upon Change of Control

   In addition, at any time prior to November 15, 2005, upon the occurrence of a Change of Control, the Issuers may redeem the notes, in whole but not in part, at a redemption price equal to the principal amount of the notes plus the Applicable Premium plus accrued and unpaid interest, if any, to the date of redemption. Notice of redemption of the notes upon a Change of Control will be mailed to holders of the notes not more than 30 days following the occurrence of a Change of Control.

Selection and Notice of Redemption

   If less than all of the notes are to be redeemed at any time, the trustee will select those notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a proportional basis, by lot or by such method as the trustee considers fair and appropriate, provided that:

   . notes with a principal amount of $1,000 or less may only be redeemed in full and

   . if a partial redemption is made with the Net Cash Proceeds of an Equity
     Offering, the trustee will select the notes or portions of the notes for redemption only on a proportional basis or on as nearly a proportional basis as is practicable, unless the method is otherwise prohibited.

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

   Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount to be redeemed. A new note in a principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on those notes called for redemption if the Issuers have deposited with the paying agent the funds needed to pay the applicable redemption price.

Subordination

   The payment of all Obligations on or relating to the notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt of the Issuers (including the Obligations with respect to the Credit Agreement).

   The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest accruing after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt even if such interest is not an allowed claim in such proceeding) before the holders of notes will be entitled to receive any payment or distribution of any kind with respect to any Obligations on, or relating to, the notes in the event of any distribution to creditors of either Issuer:

    (1)in a liquidation or dissolution of either Issuer;

    (2)in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to either Issuer or their respective properties;

    (3)in an assignment for the benefit of creditors; or

    (4)in any marshalling of either of the Issuers' assets and liabilities.

   Neither Issuer may make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes or acquire any notes for cash or property or otherwise if:

    (1)a payment default on any Senior Debt of either of the Issuers occurs and is continuing; or

    (2)any other default occurs and is continuing on Designated Senior Debt of either of the Issuers that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt.

   Payments on and distributions with respect to any Obligations on, or with respect to, the notes may and will be resumed:

    (1)in the case of a payment default, upon the date on which such default is cured or waived; and

    (2)in case of a nonpayment default, the earliest to happen of:

       . the date on which all nonpayment defaults are cured or waived (so long as no other event of default exists),

       . 180 days after the date on which the applicable Payment Blockage
         Notice is received or

       . the date on which the trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

   No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

   No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. However, under the indenture, any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing would constitute a new default for this purpose.

   The Credit Agreement requires that we promptly notify each lender if payment of the notes is accelerated because of an Event of Default.

   Since the right to be paid principal and interest on the notes ranks junior to the rights of holders of our Senior Debt, if we become bankrupt or insolvent, creditors of either Issuer who are not holders of Senior Debt, including the holders of the notes, may recover less proportionately than holders of Senior Debt.

   At September 30, 2001, on a pro forma basis after giving effect to the offering of the old notes and the use of proceeds therefrom, we and our Restricted Subsidiaries would have had approximately $326.0 million of Senior Debt outstanding. In addition to the amount then outstanding, we could have borrowed an additional $149 million under the Credit Agreement which, if borrowed, also would have been senior to the notes. Further, as of September 30, 2001, our subsidiaries had $200 million of liabilities, all of which ranks senior in right of payment to the notes.

Excess Cash Flow Repurchase Offer

   (a) If we have Excess Cash Flow for any year beginning with 2001, and our Leverage Ratio is more than 3.0 to 1.0 on the last day of such year, we must use an amount equal to 50% of the Excess Cash Flow in that fiscal year:

      (1) first, to the extent we elect (or are required by the terms of any Senior Debt), to prepay, repay, redeem or purchase (and permanently reduce the commitments thereunder) Senior Debt with such percentage of Excess Cash Flow;

      (2) second, to the extent of the balance of such percentage of Excess Cash Flow after application in accordance with clause (1), to make an offer to the holders of the notes (and to holders of other Senior Subordinated Debt whom we designate) to purchase notes (and such other Senior Subordinated Debt) any remaining as provided in the indenture (an "Excess Cash Flow Offer"); and

      (3) third, to the extent of the balance of such percentage of Excess Cash Flow, after application in accordance with clause (1) or (2) above, to any other application or use not prohibited by the indenture.

   In connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (1) above, we must permanently retire that Indebtedness and cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

   The amount of Excess Cash Flow included in any Excess Cash Flow Offer will be reduced by the aggregate amount of any optional prepayments of Senior Debt during the fiscal year for which Excess Cash Flow was calculated, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Senior Debt.

   (b) If we make an Excess Cash Flow Offer, we will be required to purchase notes tendered in response to an offer by us for the notes (and other Senior Subordinated Debt) at a purchase price of 100% of their principal

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

amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Debt at such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Debt), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of notes (and any other Senior Subordinated Debt) tendered pursuant to the offer is less than the Excess Cash Flow allotted to the purchase of the notes, we will be required to apply the remaining Excess Cash Flow in accordance with clause (a)(3) above. We will not be required to make an Excess Cash Flow Offer to purchase notes (and other Senior Subordinated Debt) pursuant to this covenant if the available Excess Cash Flow is less than $5.0 million (which lesser amount will be carried forward for purposes of determining whether such an offer is required with respect to the Excess Cash Flow in any subsequent fiscal year).

   (c) We will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes under this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by so doing. The covenant and other provisions contained in the indenture relating to our obligation to make an Excess Cash Flow Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

   For example, using our year 2000 historical results, we would have had Excess Cash Flow of approximately $100 million. The calculation of Excess Cash Flow for 2000 is provided in the table below:

                                                       (Dollars in millions)
Step One:
Calculate Adjusted
Consolidated Net Income  Consolidated Net Income......         $ 19
                         Plus:
                         Depreciation and amortization           34
                         Non-cash interest expense....            6
                         Net non-cash charges
                         includedin Consolidated Net
                         Income.......................           12
                         Minus:
                         Non-cash gains...............           (2)
                         Deferred tax benefit.........          (10)
                                                               ----
                         Adjusted Consolidated Net
                         Income.......................           59

Step Two:
Add Decrease
in Consolidated
Working Capital (less Cashand Cash Equivalents).......           65

Step Three:
Subtract Capital Expenditures.........................          (18)

Step Four:
Subtract Cash Used inElenac Acquisition...............           (6)
                                                               ----
Total Excess Cash Flow for 2000.......................         $100
                                                               ====

For future years, we will also be required to subtract the amount of any permanent principal payment on the notes and capital lease obligations to calculate Excess Cash Flow.


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

Change of Control

   The indenture provides that upon the occurrence of a Change of Control, each holder will have the right to require that we purchase all or a portion of the notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101.0% of the principal amount plus accrued interest to the date of purchase. Notwithstanding the occurrence of a Change of Control, we will not be obligated to repurchase the notes under this covenant if we have exercised our right to redeem all the notes under the terms of the section titled "--Optional Redemption."

   The indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, we covenant to:

   . repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to (and terminate all commitments of) each lender which has accepted such offer; or

   . obtain consents required under the Credit Agreement and all such other
     Senior Debt to permit the repurchase of the notes as provided below.

   We will first comply with the covenant in the immediately preceding sentence before we are required to repurchase notes under the provisions described below. Our failure to comply with the covenant described in the second preceding sentence (and any failure to send the notice referred to in the succeeding paragraph as a result of the prohibition in the second preceding sentence) constitutes an Event of Default described in clause (3) and not in clause (2) under "Events of Default" below.

   Within 30 days following the date upon which the Change of Control occurred, we will send, by first class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer must surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

   We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

   If we make a Change of Control Offer, there can be no assurance that we will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we lack available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

   The trustee may not waive the covenant relating to a holder's right to redemption upon a Change of Control. However, the covenant and other provisions contained in the indenture relating to our obligation to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes. Restrictions described in the indenture on the ability of the issuers and our Restricted Subsidiaries to incur additional Indebtedness, to grant liens on our property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of RPP LLC, whether favored or opposed by our management. Consummation of any such transaction may require redemption or repurchase of the notes, and there can be no assurance that the Issuers or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of RPP LLC or any of our Restricted Subsidiaries by our management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford you protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

   We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the "Change of Control" provisions of the indenture by so doing.

   The definition of "Change of Control" includes, among other transactions, a disposition of "all or substantially all" of the property and assets of RPP LLC. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear whether a Change of Control has occurred and whether we are required to make a Change of Control Offer.

Certain Covenants

   The indenture contains, among others, the following covenants:

  Limitation on Incurrence of Additional Indebtedness

   RPP LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, RPP LLC and its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of RPP LLC is greater than 2.0 to 1.0 if such incurrence is on or prior to June 30, 2002 and 2.25 to 1.0 if such incurrence is thereafter; provided that the amount of Indebtedness (other than Acquired Indebtedness) that may be incurred pursuant to the foregoing by Restricted Subsidiaries of RPP LLC that have not Guaranteed the Notes in compliance with the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" or "Future Guarantees" covenant shall not exceed $50.0 million, in the case of the Domestic Restricted Subsidiaries, and $50.0 million, in the case of the Foreign Restricted Subsidiaries, in each case, at any one time outstanding.

  Limitation on Restricted Payments

   RPP LLC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

    . declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of RPP
       LLC) on or in respect of shares of its Capital Stock to holders of that Capital Stock;

    . purchase, redeem or otherwise acquire or retire for value any Capital Stock of RPP LLC or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock of RPP LLC;

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

    . make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of RPP LLC that is subordinate or junior in right of payment to the notes (other than Indebtedness described in clause (7) of the definition of "Permitted Indebtedness"); or

    . make any Investment (other than Permitted Investments) (each of the actions listed above being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto:

      (1) a Default or an Event of Default shall have occurred and be continuing; or

      (2) RPP LLC is not able to incur at least $1.00 of additional
          Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

      (3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after November 14, 2000 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of RPP LLC, whose determination will be conclusive) exceeds the sum of:

          (a) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of RPP LLC earned after November 14, 2000 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

          (b) 100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors of RPP LLC, of property other than cash received by RPP LLC from any Person (other than a Subsidiary of RPP LLC) from the issuance and sale subsequent to November 14, 2000 and on or prior to the Reference Date of Qualified Capital Stock of RPP LLC (other than Excluded Contributions); plus

          (c) without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate Net Cash Proceeds of any equity contribution received by RPP LLC from a holder of RPP LLC's Capital Stock (other than Excluded Contributions); plus

          (d) the amount by which Indebtedness of RPP LLC or any of its Restricted Subsidiaries is reduced on RPP LLC's balance sheet upon the conversion or exchange after November 14, 2000 of any Indebtedness of RPP LLC or any of its Restricted Subsidiaries incurred after November 14, 2000 into or for Qualified Capital Stock; plus

          (e) without duplication, the sum of:

             (I) the aggregate amount returned in cash on or with respect to
                 Investments (other than Permitted Investments) made after November 14, 2000 whether through interest payments, principal payments, dividends or other distributions or payments;

            (II) the net cash proceeds received by RPP LLC or any Restricted
                 Subsidiary of RPP LLC from the disposition of all or any portion of such Investments (other than to a Subsidiary of RPP LLC's); and

           (III) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary (valued in each case as provided in the definition of "Investment");

     provided, however, that the sum of clauses (I), (II) and (III) above will not exceed the aggregate amount of all such Investments made by RPP LLC or any Restricted Subsidiary in the relevant Person or Unrestricted Subsidiary after November 14, 2000.

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

   However, the provisions set forth in the immediately preceding paragraph do not prohibit:

      (1) the payment of any dividend or other distribution within 60 days after the date of declaration of that dividend or other distribution if the dividend or other distribution would have been permitted on the date of declaration;

      (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of RPP LLC, either (a) solely in exchange for shares of Qualified Capital Stock of RPP LLC or Qualified Capital Stock of RPP Inc. or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of RPP LLC) of shares of Qualified Capital Stock of RPP LLC or, to the extent the proceeds are contributed by RPP Inc. to RPP LLC, from the shares of Capital Stock of RPP Inc.;

      (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of RPP LLC that is subordinate or junior in right of payment to the notes either:

          (a) solely in exchange for shares of Qualified Capital Stock of RPP LLC or RPP Inc., or

          (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of RPP LLC) of:

              -- shares of Qualified Capital Stock of RPP LLC or RPP Inc., or

              -- Refinancing Indebtedness;

      (4) if no Default or Event of Default shall have occurred and be continuing, repurchases by RPP LLC or any Restricted Subsidiary of RPP LLC of, or dividends, distributions or advances to RPP Inc. to allow RPP Inc. to repurchase (and/or to make payments on notes previously issued by RPP Inc. representing the consideration for the previous repurchase of), securities of RPP Inc., RPP Holdings or RPP LLC from employees, directors or consultants of RPP Inc., RPP LLC or any Subsidiaries of RPP LLC or their authorized representatives

          (a) upon the death, disability or termination of employment of such employees, directors or consultants or to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements or

          (b) pursuant to any other agreements with such employees or directors of or consultants to RPP Inc., RPP LLC or any Subsidiaries of RPP LLC, in an aggregate amount not to exceed $7.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years subject to a maximum of $15.0 million in any calendar year), provided that the cancellation of Indebtedness owing to RPP LLC or any Restricted Subsidiary of RPP LLC from such employees, directors or consultants of RPP LLC or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of RPP LLC will not be deemed to constitute a Restricted Payment under the indenture;

      (5) the declaration and payment of dividends to holders of any class or series of Preferred Stock of RPP LLC, provided that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Preferred Stock, after giving effect to such issuance on a pro forma basis, RPP LLC would have been able to incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) under the "Limitation on Incurrence of Additional Indebtedness" covenant;

      (6) the payment of dividends on RPP LLC's Common Stock (or dividends, distributions or advances to RPP Inc. to allow RPP Inc. to pay dividends on RPP Inc.'s Common Stock), following the first public offering of RPP LLC's Common Stock (or of RPP Inc.'s Common Stock) after November 14, 2000, of:

           . in the case of the first public offering of RPP LLC's Common Stock, up to 6% per annum of the net proceeds received by RPP LLC in such public offering, or

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           .  in the case of the first public offering of RPP Inc.'s Common
              Stock, up to 6% per annum of the amount contributed by RPP Inc. from the proceeds received by RPP Inc. from such offering, other than, in each case, public offerings with respect to RPP LLC's Common Stock (or of RPP Inc.'s Common Stock) registered on Form S-8;

      (7) the payment of dividends, distribution or advances to RPP Inc. to allow RPP Inc. to repurchase, retire or otherwise acquire or retire for value equity interests of RPP Inc., in existence on November 14, 2000 and from the persons holding such equity interests on November 14, 2000 and which are not held by Apollo or any of its Affiliates or members of management of RPP LLC and its Subsidiaries on November 14, 2000 (including any equity interests issued in respect of such equity interests as a result of a stock split, recapitalization, merger, combination, consolidation or similar transaction), provided, however, that RPP LLC shall be permitted to make Restricted Payments under this clause only if after giving effect thereto, RPP LLC would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant;

      (8) other Restricted Payments in an aggregate amount not to exceed $20.0 million;

      (9) if no Default or Event of Default shall have occurred and be continuing, payments or distributions to, or dividends, distributions or advances to RPP Inc. to allow RPP Inc. to make payments or distributions to, dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of RPP LLC;

     (10) Investments that are made with Excluded Contributions;

     (11) Any payments made to consummate the transactions pursuant to or contemplated by the Master Sale Agreement, the Non-US Sale Agreement, the Transaction Documents, the Non-US Transaction Documents (as such terms are defined in the Master Sale Agreement) and any other agreements related to the Recapitalization in effect on the closing date of the Recapitalization, including payments made by RPP LLC to RPP Inc. to allow RPP Inc. to satisfy its obligations under such agreements or documents, in each case, as such agreements or documents are in effect on November 14, 2000 as amended from time to time so long as such amendment is in the good faith judgment of the Board of Directors of RPP LLC not more disadvantageous to you in any material respect than such agreement or document as in effect on November 14, 2000;

     (12) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities, to the extent such Capital Stock represents a portion of the consideration for such exercise;

     (13) payment of dividends, other distributions or other amounts by RPP LLC to RPP Inc. in amounts required for RPP Inc. to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of RPP Inc., including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses, including all costs and expenses with respect to filings with the SEC, of up to $2.5 million per fiscal year;

     (14) the acquisition of any shares of Disqualified Capital Stock of RPP LLC either:

           . solely in exchange for shares of Disqualified Capital Stock of RPP LLC or Capital Stock of RPP Inc. or

           . through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of RPP LLC) of shares of Disqualified Capital Stock of RPP LLC or, to the extent the proceeds are contributed by RPP Inc. to RPP LLC, from shares of Capital Stock of RPP Inc.;

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      (15)any purchase or redemption of Indebtedness that ranks junior to the notes utilizing any Net Cash Proceeds remaining after RPP LLC has complied with the requirements of the covenants described under "Limitation on Asset Sales" and "Change of Control";

      (16)the payment of dividends, other distributions or amounts by RPP LLC to RPP Inc. in amounts required to pay the tax obligations of RPP LLC and its Subsidiaries and the tax obligations of RPP Inc. or any of its direct or indirect parents attributable to RPP LLC and its Subsidiaries; provided that:

           . the amount of dividends paid pursuant to this clause (16) to enable RPP Inc. or any of its direct or indirect parents to pay Federal and state income taxes at any time will not exceed the amount of such Federal and state income taxes actually owing by RPP Inc. or any of its direct or indirect parents at such time for the respective period and

           . any refunds received by RPP Inc. or any of its direct or indirect parents attributable to RPP LLC and its Subsidiaries shall promptly be returned by RPP Inc. or any of its direct or indirect parents to RPP LLC; and

      (17)if no Default or Event of Default shall have occurred and be continuing, payments of cash, or dividends, distributions or advances to RPP Inc. to allow RPP Inc. to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on, any Capital Stock of RPP Inc., RPP LLC or any Restricted Subsidiary, which in the aggregate do not exceed $3.0 million.

In determining the aggregate amount of Restricted Payments made after November 14, 2000 in accordance with clause (3) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (4), (5), (6), (7), (8), (9),
(15) and (17) will be included in the calculation.

   Not later than the date of making any Restricted Payment, RPP LLC will deliver to the trustee an officers' certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon RPP LLC's latest available internal quarterly financial statements.

Limitation on Asset Sales

   RPP LLC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

       (1)RPP LLC or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by RPP LLC's senior management, or in the case of an Asset Sale in excess of $5.0 million, the Board of Managers of RPP LLC);

       (2)at least 75% of the consideration received by RPP LLC or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of:

           .  cash or Cash Equivalents,

           . properties and assets to be owned by RPP LLC or any of its Restricted Subsidiaries and used in a Permitted Business or

           . Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of RPP LLC,

       and, in each case, such consideration is received at the time of such disposition; provided that the amount of

           . any liabilities (as shown on RPP LLC's or such Restricted Subsidiary's most recent balance sheet) of RPP LLC or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets, and

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           .  any notes or other securities received by RPP LLC or any such
              Restricted Subsidiary from such transferee that are converted by RPP LLC or such Restricted Subsidiary into cash within 180 days after such Asset Sale (to the extent of the cash received) shall be deemed to be cash for the purposes of this provision only; and

      (3) upon the consummation of an Asset Sale, RPP LLC will apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

          (a) to prepay any Senior Debt or any Indebtedness of a Restricted Subsidiary and, in the case of any Senior Debt or Indebtedness of a Restricted Subsidiary under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in availability under such revolving credit facility regardless of the fact that no prepayment is required);

          (b) to make an Investment

              -- in properties and assets that replace the properties and assets that were the subject of such Asset Sale,

              -- in properties and assets that will be used in a Permitted
                 Business or

              -- permitted by clause (1) of the definition of Permitted
                 Investments (collectively, "Replacement Assets"); or

          (c) a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

   Pending the final application of the Net Cash Proceeds, RPP LLC and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Cash Proceeds in any manner not prohibited by the indenture.

   On the 361st day after an Asset Sale or such earlier date, if any, as the senior management or the Board of Directors of RPP LLC or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the next preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the next preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by RPP LLC or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if RPP LLC elects (or is required by the terms of any Senior Subordinated Debt), such Net Proceeds Offer may be made ratably to purchase the Notes and other Indebtedness of RPP LLC that ranks pari passu with the Notes.

   If at any time any non-cash consideration received by RPP LLC or any Restricted Subsidiary of RPP LLC, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder as of the date of such conversion or disposition and the Net Cash Proceeds thereof will be applied in accordance with this covenant.

   RPP LCC may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to the preceding paragraph).

   In the event of the transfer of substantially all (but not all) of the property and assets of RPP LLC and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "Merger, Consolidation and

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Sale of Assets," which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of RPP LLC and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of clause (3) of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of RPP LLC or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

   Notice of each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of the notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, RPP LLC may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purposes not prohibited by the indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

   RPP LLC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, RPP LLC shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Asset Sale" provisions of the indenture by virtue thereof. The covenant and other provisions contained in the indenture relating to RPP LLC's obligation to make a Net Proceeds Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

  Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries

   RPP LLC will not, and will not cause or permit any of its Restricted Subsidiaries (other than a Restricted Subsidiary that has executed a Subsidiary Guarantee) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of RPP LLC to

   (a) pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

   (b) make loans or advances or to pay any Indebtedness or other obligation owed to RPP LLC or any other Restricted Subsidiary of RPP LLC; or

   (c) transfer any of its property or assets to RPP LLC or any other Restricted Subsidiary of RPP LLC, except for such encumbrances or restrictions existing under or by reason of:

      (1) applicable law, rule, regulation, order, grant or governmental permit;

      (2) the indenture;

      (3) the Credit Agreement;

      (4) customary non-assignment provisions of any contract, license or any lease of any Restricted Subsidiary of RPP LLC;

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      (6) agreements existing or entered into on November 14, 2000 to the extent and in the manner such agreements are in effect on November 14, 2000;

      (7) purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

      (8) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary of RPP LLC pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

      (9) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "Limitation on Incurrence of Additional Indebtedness" and "Limitation on Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

     (10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

     (11) customary net worth and restrictions on transfer, assignment or subletting provisions contained in leases and other agreements entered into by RPP LLC or any Restricted Subsidiary;

     (12) any restriction in any agreement or instrument of a Receivables Subsidiary governing a Qualified Receivables Transaction;

     (13) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (1) through (12) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, taken as a whole, are no less favorable to RPP LLC in any material respect as determined by the Board of Directors of RPP LLC in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses; or

     (14) an agreement governing Indebtedness permitted to be incurred pursuant to the "Limitation on Incurrence on Additional Indebtedness" covenant; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are no less favorable to RPP LLC in any material respect as determined by the Board of Directors of RPP LLC in their reasonable and good faith judgment than the provisions contained in the Credit Agreement or in the indenture as in effect on November 14, 2000.

  Limitation on the Issuance and Sale of Capital Stock of Restricted
  Subsidiaries

   RPP LLC will not sell, and will not permit any Restricted Subsidiary of RPP LLC, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

      (1) to RPP LLC or a Wholly Owned Restricted Subsidiary;

      (2) issuance of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of Foreign Restricted Subsidiaries of RPP LLC, to the extent required by applicable law;

      (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary of RPP LLC and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

      (4) the sale or issuance of Common Stock that is Qualified Capital Stock of Restricted Subsidiaries of RPP LLC, if the proceeds from such issuance and sale are applied in accordance with the "Limitation on Asset Sales" covenant.

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  Limitation on Issuances of Guarantees by Restricted Subsidiaries

   RPP LLC will not permit any of its Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of RRP LLC which ranks equally with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the notes by such Restricted Subsidiary and (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against RPP LLC or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee so long as any notes remain outstanding; provided that this paragraph will not apply to any Guarantee of any Restricted Subsidiary

   (a) that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or

   (b) of Indebtedness incurred under the Credit Agreement or

   (c) that is provided by a Foreign Restricted Subsidiary of Indebtedness incurred by another Foreign Restricted Subsidiary.

   If the Guaranteed Indebtedness is pari passu with the notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee. If the Guaranteed Indebtedness is subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

   Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon

    . any sale, exchange or transfer, to any Person not an Affiliate of RPP LLC, of all of RPP LLC's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture),

    . the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee or

    . the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the Indenture.

  Future Guarantors

   If RPP LLC organizes or acquires any Domestic Restricted Subsidiary after November 14, 2000 (each, a "New Domestic Restricted Subsidiary"), that, after giving pro forma effect to the acquisition or organization of such New Domestic Restricted Subsidiary or Subsidiaries (if applicable), together with each other New Domestic Restricted Subsidiary, has consolidated assets or Consolidated EBITDA which exceeds 5 percent of the total consolidated assets, as of the end of the most recently completed fiscal quarter for which financial statements are available, or total Consolidated EBITDA, for the most recent preceding 4 fiscal quarters for which financial statements are available, of RPP LLC and its Restricted Subsidiaries, RRP LLC will cause each New Domestic Restricted Subsidiary to promptly execute and deliver to the trustee a Subsidiary Guarantee.

   Thereafter, such New Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

   As of the date of this prospectus, RPP LLC has no Domestic Restricted Subsidiaries other than RPP Capital, a co-obligor on the notes.

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  Limitations on Liens

   RPP LLC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of RPP LLC or any of its Restricted Subsidiaries whether owned on November 14, 2000 or acquired after November 14, 2000, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

       (1)in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment of the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

       (2)in all other cases, the notes are equally and ratably secured,

   except for the following Liens which are expressly permitted:

           (a)Liens existing as of November 14, 2000;

           (b)Liens securing Senior Debt, Guarantor Senior Debt and Indebtedness (including any guarantee) incurred by a Restricted Subsidiary under the Credit Agreement;

           (c)Liens securing the notes or any Subsidiary Guarantee;

           (d)Liens in favor of RPP LLC or a Wholly Owned Restricted Subsidiary of RPP LLC on assets of any Restricted Subsidiary of RPP LLC;

           (e)Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided, however, that such Liens:

              (I)are no less favorable to holders of the notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

             (II)do not extend to or cover any property or assets of RPP LLC or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

           (f)Liens securing Indebtedness of Restricted Subsidiaries of RPP LLC so long as such Indebtedness is otherwise permitted under the indenture; and

           (g)Permitted Liens.

  Prohibition on Incurrence of Senior Subordinated Debt

   The Issuers and the Guarantors, if any, will not incur or suffer to exist Indebtedness that is senior in right of payment to the notes or any Subsidiary Guarantee and subordinate in right of payment by its terms to any other Indebtedness of the Issuers or such Guarantor, as the case may be.

  Merger, Consolidation and Sale of Assets

   RPP LLC will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of RPP LLC to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of RPP LLC's assets (determined on a consolidated basis for RPP LLC and RPP LLC's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

       (1)either (a) RPP LLC shall be the surviving or continuing corporation, partnership, trust or limited liability company or (b) the Person (if other than RPP LLC) formed by such consolidation or into which RPP LLC is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of RPP LLC and of RPP LLC's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

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           (x)shall be a corporation, partnership, trust or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

           (y)shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the indenture on the part of RPP LLC to be performed or observed;

       (2)immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired
          Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), RPP LLC or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant;

       (3)immediately before and immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred or repaid and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

       (4)RPP LLC or the Surviving Entity, as the case may be, shall have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

   Notwithstanding the foregoing, (a) the merger of RPP LLC with an Affiliate incorporated solely for the purpose of reincorporating RPP LLC in another jurisdiction shall be permitted and (b) the merger of any Restricted Subsidiary of RPP LLC into RPP LLC or the transfer, lease, conveyance or other disposition of all or substantially all of the assets of a Restricted Subsidiary of RPP LLC to RPP LLC shall be permitted so long as RPP LLC delivers to the Trustee an Officers' Certificate stating that the purpose of such merger, transfer, lease, conveyance or other disposition is not to consummate a transaction that would otherwise be prohibited by clause (3) of this covenant.

   For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of RPP LLC the Capital Stock of which constitutes all or substantially all of the properties and assets of RPP LLC, shall be deemed to be the transfer of all or substantially all of the properties and assets of RPP LLC.

   The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of RPP LLC in accordance with the foregoing, in which RPP LLC is not the continuing corporation, the successor Person formed by such consolidation or into which RPP LLC is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, RPP LLC under the indenture and the notes with the same effect as if such Surviving Entity had been named as such.

   Each Guarantor (other than any Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of such Subsidiary Guarantee and the indenture in connection with any transaction complying with the provisions of "--Limitation on Asset Sales") will not, and RPP LLC will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than RPP LLC or any other Guarantor unless:

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       (1)the entity formed by or surviving any such consolidation or merger
          (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State thereof, the District of Columbia thereof or the jurisdiction in which such Guarantor is organized;

       (2)such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Subsidiary Guarantee;

       (3)immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

       (4)immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, RPP LLC could satisfy the provisions of clause (2) of the first paragraph of this covenant.

   Any merger or consolidation of a Guarantor with and into RPP LLC (with RPP LLC being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of RPP LLC need only comply with clause (4) of the first paragraph of this covenant.

  Limitations on Transactions with Affiliates

   (1) RPP LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than

   . Affiliate Transactions permitted under paragraph (2) below and

   . Affiliate Transactions on terms that are no less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of RPP LLC or such Restricted Subsidiary.

   All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.0 million shall be approved by the Board of Directors of RPP LLC or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If RPP LLC or any Restricted Subsidiary of RPP LLC enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, RPP LLC or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to RPP LLC or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

   (2) The restrictions set forth in clause (1) shall not apply to:

       (a)reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of RPP LLC or any Restricted Subsidiary of RPP LLC as determined in good faith by RPP LLC's Board of Directors;

       (b)transactions exclusively between or among RPP LLC and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

       (c)any agreement as in effect or entered into as of November 14, 2000 or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any

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          replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on November 14, 2000;

       (d)Restricted Payments and Permitted Investments permitted by the Indenture;

       (e)transactions in which RPP LLC or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that such transaction is fair to RPP LLC or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of paragraph (1) above;

       (f)the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of RPP LLC in good faith and loans to employees of RPP LLC and its Subsidiaries which are approved by the Board of Directors of RPP LLC in good faith;

       (g)the payment of all fees and expenses related to the Transactions;

       (h)transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case on ordinary business terms and otherwise in compliance with the terms of the Indenture, which are fair to RPP LLC or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of RPP LLC or the senior management thereof, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party;

       (i)fees payable to Apollo pursuant to the Management Agreement;

       (j)any contribution to the capital of RPP LLC by RPP Inc., or any sales of Capital Stock of RPP LLC to RPP Inc.; and

       (k)any tax sharing agreement or arrangement and payments pursuant thereto among RPP LLC and its Subsidiaries and any other Person with which RPP LLC or its Subsidiaries is required or permitted to file a consolidated tax return or with which RPP LLC or any of its Restricted Subsidiaries is or could be part of a consolidated group for tax purposes in amounts not otherwise prohibited by the indenture.

  Reports to Holders

   The indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, RPP LLC will file a copy of the following information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and will furnish to the holders of notes and to securities analysts and prospective investors, upon their written request:

       (1)all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if RPP LLC were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of RPP LLC and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by RPP LLC's certified independent accountants; and

       (2)all current reports that would be required to be filed with the Commission on Form 8-K if RPP LLC were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

   In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, RPP LLC will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon written request to RPP LLC.


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   In addition, RPP LLC has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

   The following events are defined in the indenture as "Events of Default":

       (1)the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

       (2)the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

       (3)a default by RPP LLC or any Restricted Subsidiary of RPP LLC in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after RPP LLC receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

       (4)the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of RPP LLC or any Significant Subsidiary of RPP LLC, or the acceleration of the final stated maturity of any such Indebtedness by the holders thereof if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, exceeds $10.0 million or more at any time;

       (5)one or more judgments in an aggregate amount in excess of $10.0 million (exclusive of amounts covered by insurance other than self-insurance) shall have been rendered against RPP LLC or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

       (6)certain events of bankruptcy affecting RPP LLC or any of its Significant Subsidiaries; or

       (7)any Subsidiary Guarantee made by a Significant Subsidiary ceases to be in full force and effect or any Subsidiary Guarantee made by a Significant Subsidiary is declared to be null and void and unenforceable or any Subsidiary Guarantee made by a Significant Subsidiary is found to be invalid or any such Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

   If an Event of Default (other than an Event of Default specified in clause
(6) above with respect to RPP LLC) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Issuers and the trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same

   . shall become immediately due and payable or

   . if there are any amounts outstanding under the Credit Agreement, it shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after receipt by RPP LLC and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

If an Event of Default specified in clause (6) above with respect to RPP LLC occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

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   The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

       (1)if the rescission would not conflict with any judgment or decree;

       (2)if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

       (3)to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

       (4)if RPP LLC has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

       (5)in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

   No such rescission will affect any subsequent Default or Event of Default or impair any right consequent thereto.

   The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a Default in the payment of the principal of or interest on any notes.

   Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

   Under the indenture, RPP LLC is required to provide an officers' certificate to the trustee

    -- promptly upon any such officer obtaining knowledge of any Default or Event of Default describing such Default or Event of Default and the status thereof, and

    -- annually, describing whether or not they know of any Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Members and
Stockholders

   No Affiliate, director, officer, employee, limited liability company member or stockholder of RPP LLC or any Subsidiary, as such, shall have any liability for any obligations of the Issuers under the notes or the indenture or any Subsidiary Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

   The Issuers may at any time elect to have their obligations and the obligations of any Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that the Issuers will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

       (1)the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

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       (2)RPP LLC's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

       (3)the rights, powers, trust, duties and immunities of the trustee and RPP LLC's obligations in connection therewith; and

       (4)the Legal Defeasance provisions of the indenture.

   In addition, the Issuers may at any time elect to have their obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance"). Any omission to comply with such obligations would then not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, RPP LLC's failure to perform these covenants will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

       (1)the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

       (2)in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

           (a)the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

           (b)since the date of the execution of the Indenture, there has been a change in the applicable federal income tax law,

   in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

       (3)in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

       (4)no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

       (5)such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under the indenture, the Credit Agreement or any other material agreement or instrument to which RPP LLC or any of its Subsidiaries is a party or by which RPP LLC or any of its Subsidiaries is bound;

       (6)the Issuers must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others;

       (7)RPP LLC must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the Legal Defeasance or the Covenant Defeasance was complied with;

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       (8)RPP LLC must deliver to the trustee an opinion of counsel to the effect that if no intervening bankruptcy of RPP LLC occurs between the date of deposit and the 91st day following the date of the deposit and no holder is an insider of RPP LLC, then after the 91st day following the date of the deposit the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law; and

       (9)certain other customary conditions precedent are satisfied.

   However, the opinion of counsel required by clause (2) above is not required if all notes not theretofore delivered to the trustee for cancellation

   . have become due and payable,

   . will become due and payable on the maturity date within one year or

   . are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of RPP LLC.

Satisfaction and Discharge

   The indenture will be discharged when:

       (1)either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by RPP LLC and thereafter repaid to RPP LLC or discharged from such trust) have been delivered to the trustee for cancellation or (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable upon redemption or maturity and RPP LLC has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from RPP LLC directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

       (2)RPP LLC has paid all other sums payable under the indenture by RPP LLC; and

       (3)RPP LLC has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

   When the indenture is discharged, it ceases to be of further effect except for surviving rights of registration or transfer or exchange of the notes.

Modification of the Indenture

   From time to time, the Issuers, any Guarantors and the trustee, without the consent of the holders, may amend the indenture to cure ambiguities, defects or inconsistencies, and to add guaranties to secure the notes or similar provisions, so long as such change does not, in the good faith determination of the Board of Directors of RPP LLC, adversely affect the rights of any of the Holders in any material respect. In making its determination, the Board of Directors of RPP LLC may rely on such evidence as it deems appropriate. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that the consent of each holder affected thereby is required to:

       (1)reduce the amount of notes whose holders must consent to an amendment;

       (2)reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;


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       (3)reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor as described under "--Redemption";

       (4)make any notes payable in money other than that stated in the notes;

       (5)make any changes in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

       (6)modify or change any provision of the indenture or the related definitions affecting the subordination or ranking of the notes or any Subsidiary Guarantee in a manner which adversely affects the holders;

       (7)make any change in the foregoing amendment provisions, which require each holder's consent, or in the waiver provisions; or

       (8)release any Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or the Indenture other than in accordance with the terms of the indenture.

Governing Law

   The Indenture provides that it and the notes and any Subsidiary Guarantee are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

   The Bank of New York, as successor to the corporate trust business of United States Trust Company of New York, is the trustee under the indenture and has been appointed to act as registrar and paying agent with respect to the notes. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and issue the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

   If the trustee becomes a creditor of the Issuers, the indenture and the provisions of the TIA limit the rights of the trustee to obtain payments of its claims or to realize on certain property received in respect of its claims. Subject to the TIA, the trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the indenture. You should read the indenture for the full definition of all such terms and any other terms used herein for which no definition is provided.

   "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries

    (1)existing at the time such Person becomes a Restricted Subsidiary of RPP LLC or at the time it merges or consolidates with RPP LLC or any of its Restricted Subsidiaries or

    (2)Assumed in connection with the acquisition of assets from such Person in each case, not incurred by such Person in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of RPP LLC or such acquisition, merger or consolidation.

   "Affiliate" of any specified Person means any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.

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The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Controlling" and "controlled" shall have correlative meanings. For purposes of the Indenture, the Royal Dutch/Shell Group of Companies and their Affiliates are not deemed Affiliates of RPP LLC so long as they beneficially own securities representing less than thirty-five percent of the voting power of RPP LLC or RPP Inc; provided that Apollo beneficially owns securities representing a greater percentage of the voting power of RPP LLC or RPP Inc. than the Royal Dutch/Shell Group of Companies and their Affiliates.

   "Apollo" means Apollo Management IV, L.P. and its Affiliates.

   "Applicable Premium" means, with respect to a note, the greater of

       (1)1.0% of the then outstanding principal amount of such note and

       (2) (a) the present value of all remaining required interest and principal payments due on such note and all premium payments relating to the note assuming a redemption date of November 15, 2005, computed using a discount rate equal to the Treasury Rate plus 50 basis points minus

           (b)the then outstanding principal amount of such note minus

           (c)accrued interest paid on the date of redemption.

   "Asset Acquisition" means:

    (1)an Investment by RPP LLC or any Restricted Subsidiary of RPP LLC in any other Person pursuant to which such Person shall become a Restricted Subsidiary of RPP LLC or any Restricted Subsidiary of RPP LLC, or shall be merged with or into or consolidated with RPP LLC or any Restricted Subsidiary of RPP LLC; or

    (2)the acquisition by RPP LLC or any Restricted Subsidiary of RPP LLC of the assets of any Person (other than a Restricted Subsidiary of RPP LLC) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

   "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by RPP LLC or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction, to any Person other than RPP LLC or a Wholly Owned Restricted Subsidiary of RPP LLC of

   . any Capital Stock of any Restricted Subsidiary of RPP LLC (other than directors' qualifying shares); or

   . any other property or assets of RPP LLC or any Restricted Subsidiary of RPP LLC other than in the ordinary course of business

   Notwithstanding the preceding, the following items shall not be deemed Asset
   Sales:

       (1)a transaction or series of related transactions for which RPP LLC or its Restricted Subsidiaries receive aggregate consideration of less than $3.0 million;

       (2)the sale or exchange of equipment in connection with the purchase or other acquisition of other equipment, in each case used in the business of RPP LLC and its Restricted Subsidiaries;

       (3)the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of RPP LLC that is permitted under "Merger, Consolidation and Sale of Assets";

       (4)disposals of equipment in connection with the reinvestment in or the replacement of its equipment and disposals of worn-out or obsolete equipment, in each case in the ordinary course of business of RPP LLC or its Restricted Subsidiaries;

       (5)the sale of accounts receivable pursuant to a Qualified Receivable Transaction;


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       (6)sales or grants of licenses to use RPP LLC's or any Restricted
          Subsidiary's patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology;

       (7)the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary;

       (8)Capacity Arrangements;

       (9)any Restricted Payment permitted by the covenant described under "Limitations on Restricted Payments" or that constitutes a Permitted Investment; and

      (10)one or more Sale and Leaseback Transactions for which RPP LLC or any Restricted Subsidiary of RPP LLC receives aggregate consideration from them of less than $15.0 million.

   "Beneficial Owner" has the meaning assigned to such term in rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership or any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "Person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, regardless of when such right may be exercised.

   "Board of Directors" of any Person means the board of directors or equivalent governing board of such Person or any duly authorized committee thereof.

   "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of any Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

   "Capacity Arrangements" means any agreement or arrangement involving, relating to or otherwise facilitating, (a) requirement contracts, (b) tolling arrangements or (c) the reservation or presale of production capacity of RPP LLC or its Restricted Subsidiaries by one or more third parties.

   "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability of a Person under a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, with the stated maturity being the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may by prepaid by the lessee without payment of a penalty.

   "Capital Stock" means:

       (1)in the case of a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated and whether or not voting) of corporate stock; and

       (2)with respect to any other Person, any and all partnership, membership, limited liability interests or other equity interests of such Person.

   "Cash Equivalents" means:

       (1)U.S. dollars, and in the case of any Foreign Restricted Subsidiaries of RPP LLC, Euros and such local currencies held by them from time to time in the ordinary course of business;

       (2)marketable direct obligations issued by, or unconditionally guaranteed by, the United States, Germany, Spain, Great Britain and The Netherlands or issued by any agency of those countries and backed by the full faith and credit of the respective country, in each case maturing within one year from the date of acquisition;

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       (3)marketable direct obligations issued by any state of the United
          States of America or any political subdivision of any such state or any public instrumentality maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Services ("S&P") or Moody's Investors Service, Inc. ("Moody's") or, if Moody's and S&P cease to exist, any other nationally recognized statistical rating organization designated by the Board of Directors of RPP LLC;

       (4)commercial paper maturing no more than one year from the date it is created and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's or, if Moody's and S&P cease to exist, the equivalent from any other nationally recognized statistical rating organization designated by the Board of Directors of RPP LLC;

       (5)time deposits, certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition issued by any bank organized under the laws of the United States of America or any state or the District of Columbia or any foreign jurisdiction having at the date of acquisition combined capital and surplus of at least $250.0 million;

       (6)repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (2) above entered into with any bank meeting the qualifications specified in clause (5) above;

       (7)investments in money market funds, which invest substantially all their assets in securities of the types described in clauses (2) through (6) above; and

       (8)overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

   "Change of Control" means the occurrence of one or more of the following:

       (1)any sale, lease, exchange, convenance, disposition or other transfer, in one or a series of related transactions, of all or substantially all of the assets of RPP Inc. or RPP LLC to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates of such Person, other than to the Permitted Holders;

       (2)any approval, adoption or initiating of a plan or proposal for the liquidation or dissolution of RPP Inc. or RPP LLC;

       (3)any Person or Group, together with any Affiliates, other than the Permitted Holders, shall become the Beneficial Owner or owner of record, by way of merger, consolidation or other business combinations or by purchase in one transaction or a series of related transactions, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of RPP Inc. or RPP LLC;

       (4)any Person or Group, together with any Affiliates or related Persons thereof, other than Permitted Holders, shall succeed in having a sufficient number of its nominees elected in the Board of Directors of RPP Inc. or RPP LLC such that such nominees, when added to any existing director remaining on the Board of Directors of RPP LLC after such election who was a nominee of or is an Affiliate or related Persons of such Person or Group, will constitute a majority of the Board of Directors of RPP LLC; or

       (5)RPP Inc. shall cease to own, directly or indirectly, a majority of the Capital Stock of RPP LLC.

   "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by RPP LLC or any Restricted Subsidiary of RPP LLC designed to protect RPP LLC or any of its Restricted Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of business of RPP LCC or any of its Restricted Subsidiaries.

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   "Common Stock" means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on November 14, 2000 or issued after November 14, 2000, including all series and classes of such common stock.

   "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

   (1) Consolidated Net Income; and

   (2) to the extent Consolidated Net Income has been reduced by the following,

      (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses),

      (b) Consolidated Interest Expense, and

      (c) Consolidated Non-cash Charges less any noncash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP as applicable.

   "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis (consistent with the provisions below) for the period of such calculation to:

      (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

      (2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions, adjustments and other operating improvements or synergies both achieved by such Person during such period and to be achieved by such Person and with respect to the acquired assets, all as determined in good faith by a responsible financial or accounting officer of such Person attributable to the assets which are the subject of the Asset Acquisition or asset sale or other dispositions during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other dispositions or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness; and

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      (3) all adjustments used in connection with the calculation of pro forma
          EBITDA and Adjusted EBITDA as set forth in the Offering Memorandum to the extent such adjustments are not fully reflected in such Four Quarter Period and continue to be applicable.

   Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

      (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

      (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations or Currency Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

      (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs), plus

      (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person or its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

   "Consolidated Indebtedness" shall mean, at any time, the sum of (without duplication) all Indebtedness of RPP LLC and its Restricted Subsidiaries exclusive of the items referred to in clauses (6) and (8) of the definition of Indebtedness.

   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

      (1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

          (a) any amortization of debt discount and amortization or write-off of deferred financing costs (including the amortization of costs relating to interest rate caps or other similar agreements),

          (b) the net costs under Interest Swap Obligations,

          (c) all capitalized interest and

          (d) the interest portion of any deferred payment obligation; and

      (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, minus interest income for such period.

   "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that the following shall be excluded:

      (1) after-tax gains or losses from Asset Sales (without regard to the $3.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

      (2) after-tax items which are extraordinary gains or losses or nonrecurring gains, losses, expenses or income (including, without limitation, expenses related to the Transactions, severance and

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          transition expenses incurred as a direct result of the transition of
          RPP LLC to an independent operating company in connection with the Transactions provided that with respect to any non- recurring item or transition expense, RPP LLC delivers to the trustee an Officer's Certificate specifying and quantifying such item or expense and states that such item or expense is a general non-recurring item or specifically a severance or transition expense, as the case may be);

      (3) the net income of any Person acquired in a "pooling of interests" transaction accrued before the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

      (4) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is prohibited by contract, operation of law or otherwise;

      (5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

      (6) the establishment of accruals and reserves within twelve months after November 14, 2000 that are required to be so established in accordance with GAAP;

      (7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

      (8) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

   "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses (solely for the purpose of determining compliance with the "Limitation on Restricted Payments" covenant, excluding any non-cash items for which a future cash payment will be required and for which an accrual or reserve is required by GAAP to be made) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and, its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

   "Credit Agreement" means the Credit Agreement dated as of the Issue Date, among RPP LLC, RPP Capital, one or more other Subsidiaries of RPP LCC, the lenders party to the Credit Agreement in their capacities as lenders and Morgan Stanley Senior Funding, Inc., as administrative agent, together with the related documents (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of RPP LLC as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

   "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect RPP LLC or any Restricted Subsidiary of RPP LLC against fluctuations in currency values.

   "Default" means an event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Designated Senior Debt" means:

      (1) Indebtedness under or in respect of the Credit Agreement; and

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      (2) any other Senior Debt the principal amount of which is at least $25.0 million and that RPP LLC has designated as "Designated Senior Debt".

   "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale) on or prior to the final maturity date of the notes; provided that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Qualified Capital Stock shall not be deemed Disqualified Stock.

   "Domestic Restricted Subsidiary" means any Restricted Subsidiary of RPP LLC incorporated under the laws of the United States, any State or the District of Columbia.

   "Euros" means the single currency of the participating member states as described in any legislative measures of the European Union for the introduction of, change over to, or operation of, a single or unified European currency.

   "Excess Cash Flow" has the same meaning specified under "Adjusted Excess Cash Flow" in the Credit Agreement as in effect on November 14, 2000, without giving effect to any amendment.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statutes.

   "Excluded Contribution" means Net Cash Proceeds received by RPP LLC from (a) contributions to its common equity capital and (b) the sale of Qualified Capital Stock of RPP LLC, in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed on the date such capital contributions are made or the date such Qualified Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (3) under "--Certain Covenants--Limitation on Restricted Payments."

   "fair market value" means with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined conclusively by the Board of Directors of RPP LLC acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of RPP LLC delivered to the trustee.

   "Foreign Restricted Subsidiary" means any Restricted Subsidiary of RPP LLC incorporated in any jurisdiction outside of the United States.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of November 14, 2000.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any obligation, direct or indirect, contingent or otherwise, of such Person

      (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business) to take-or-pay, or to maintain financial statement conditions or otherwise), or

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      (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

Notwithstanding the preceding, "Guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

   "Guarantor" means:

      (1) each New Domestic Restricted Subsidiary required to execute and deliver a Subsidiary Guarantee pursuant to the "Future Guarantors" covenant; and

      (2) each of RPP LLC's Restricted Subsidiaries that in the future executes a supplemental indenture, in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor, provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms of the indenture.

   "Guarantor Senior Debt" means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a Guarantor, whether outstanding on November 14, 2000 or created, incurred or assumed after the Issue Date, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the Indebtedness or pursuant to which the Indebtedness is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Subsidiary Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing by any Guarantor in respect of,

   . all monetary obligations of every nature of a Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (including guarantees thereof);

   . all Interest Swap Obligations (including guarantees thereof); and

   . all obligations under Currency Agreements (including guarantees thereof), in each case whether outstanding on or incurred after the Issue Date.

   Notwithstanding the preceding, "Guarantor Senior Debt" shall not include:

      (1) any Indebtedness of such Guarantor to a Restricted Subsidiary of such Guarantor;

      (2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of such Guarantor or any director, officer or employee of any Restricted Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation);

      (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (other than if incurred under the Credit Agreement);

      (4) Indebtedness represented by Disqualified Capital Stock;

      (5) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

      (6) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers' certificate of RPP LLC to the effect that the

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          incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

      (7) any Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to RPP LLC or any Guarantor; and

      (8) any Indebtedness, which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

   "Indebtedness" means with respect to any Person any indebtedness of such Person, without duplication, in respect of:

      (1) all Obligations for borrowed money, including, without limitation, Senior Debt;

      (2) all Obligations evidenced by bonds, debentures, notes or other similar instruments;

      (3) all Capitalized Lease Obligations;

      (4) the deferred and unpaid purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business;

      (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

      (6) guarantees and other contingent Obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause
          (8) below;

      (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

      (8) all Obligations under Currency Agreements, Commodity Agreements and Interest Swap Obligations of such Person; and

      (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes of the definition of Indebtedness, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For purposes of the covenant described above under the caption "Limitation on Incurrence of Additional Indebtedness," in determining the principal amount of any Indebtedness to be incurred by RPP LLC or any Restricted Subsidiary or which is outstanding at any date, the principal amount of any Indebtedness which provides that an amount less than the principal amount shall be due upon any declaration of acceleration shall be the accreted value of the Indebtedness at the date of determination.

   "Independent Financial Advisor" means a firm:

      (1) which does not have a direct or indirect common equity interest in RPP LLC; and

      (2) which, in the judgment of the Board of Directors of RPP LLC, is otherwise independent and qualified to perform the task for which it is to be engaged.

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   "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

   "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit, including a guarantee, or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" does not include extensions of trade credit by, prepayment of expenses by, and receivables owing to, RPP LLC and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of RPP LLC or such Restricted Subsidiary, as the case may be. For purposes of the "Limitation on Restricted Payments" covenant:

      (1) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of RPP LLC at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary of RPP LLC and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary of RPP LLC at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of RPP LLC ; and

      (2) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by RPP LLC or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

If RPP LLC or any Restricted Subsidiary of RPP LLC sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of RPP LLC such that, after giving effect to any such sale or disposition, such Person ceases to be a Restricted Subsidiary of RPP LLC, RPP LLC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of that Restricted Subsidiary not sold or disposed of.

   "Leverage Ratio" means, with respect to any Person as of any date, the ratio of (1) Consolidated Indebtedness on such date to (2) Consolidated EBITDA of such Person during the Four Quarter Period ending on or prior to the Transaction Date. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Indebtedness" shall be calculated after giving effect on a pro forma basis for the period of such calculation to clauses (2) and (3) of the first paragraph of the definition of "Consolidated Fixed Charge Coverage Ratio."

   "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

   "Management Agreement" means the Management Agreement dated as of November 14, 2000 between RPP LLC and Apollo.

   "Net Cash Proceeds" means (a) with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or

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Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by RPP LLC or any of its Restricted Subsidiaries from such Asset Sale net of:

       (1)reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

       (2)taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

       (3)repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

       (4)appropriate amounts to be provided by RPP LLC or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by RPP LLC or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

       (5)all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sales;

and (b) with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' or initial purchasers' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "New Domestic Restricted Subsidiary" has the meaning set forth in the "Future Guarantors" covenant.

   "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Offering Memorandum" means the Offering Memorandum dated November 8, 2000 relating to the offering of the Existing RPP Notes issued on November 14, 2000.

   "Option Plan" means the Resolution Performance Products Inc. 2000 Stock Option Plan.

   "Permitted Business" means the business of RPP LLC and its Restricted Subsidiaries as existing on November 14, 2000 and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

   "Permitted Holders" means Apollo and other Related Parties.

   "Permitted Indebtedness" means, without duplication, each of the following:

       (1)Indebtedness under the Existing RPP Notes and any Subsidiary Guarantee with respect to Existing RPP Notes;

       (2)Indebtedness incurred pursuant to the Credit Agreement by RPP LLC and its Restricted Subsidiaries, including RPP Nederland B.V., in an aggregate principal amount at any time outstanding not to exceed $600.0 million less (A) scheduled permanent repayments of Indebtedness under the Credit Agreement made upon or after the scheduled maturity date for such payment by RPP LLC and its Restricted Subsidiaries, if the Leverage Ratio of RPP LLC on the date such payment is made is more than 3.0 to 1.0 and (B) the amount of all repayments of term debt and permanent commitment reductions under the Credit Agreement with (1) Net Cash Proceeds of Asset Sales applied thereto as required by the "Limitation on Asset Sales" covenant and (2) Excess Cash Flow applied thereto in the amounts required by the "Excess Cash Flow Repurchase Offer" covenant if the Leverage Ratio of RPP LLC on the date such payment or

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          commitment reduction is made is more than 3.0 to 1.0; provided that the aggregate principal amount of Indebtedness permitted to be incurred from time to time under this clause (2) shall be reduced dollar for dollar by the amount of any Indebtedness then outstanding under clause (12) below and provided further that any Indebtedness incurred pursuant to the Credit Agreement on November 14, 2000 shall be deemed to be incurred under this clause (2); and provided further that the amount of Indebtedness permitted to be incurred pursuant to the Credit Agreement in accordance with this clause (2) shall be in addition to any Indebtedness to be incurred pursuant to the Credit Agreement in reliance on and in accordance with clauses (10) and (16) below;

       (3)other Indebtedness of RPP LLC and its Restricted Subsidiaries outstanding on the Issue Date (including, without limitation, Indebtedness incurred in connection with the Transactions) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

       (4)Interest Swap Obligations of RPP LLC covering Indebtedness of RPP LLC or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of RPP LLC covering Indebtedness of RPP LLC or such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect RPP LLC and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

       (5)Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of RPP LLC and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

       (6)Indebtedness of a Restricted Subsidiary of RPP LLC to RPP LLC or to a Restricted Subsidiary of RPP LLC for so long as such Indebtedness is held by RPP LLC, a Restricted Subsidiary of RPP LLC or the lenders or collateral agent under the Credit Agreement, in each case subject to no Lien held by a Person other than RPP LLC, a Restricted Subsidiary of RPP LLC or the lenders or collateral agent under the Credit Agreement; provided that if as of any date any Person other than RPP LLC, a Restricted Subsidiary of RPP LLC or the lenders or collateral agent under the Credit Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

       (7)Indebtedness of RPP LLC to a Restricted Subsidiary of RPP LLC for so long as such Indebtedness is held by a Restricted Subsidiary of RPP LLC or the lenders or the collateral agent under the Credit Agreement and is subject to no Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement; provided that (a) any Indebtedness of RPP LLC to any Restricted Subsidiary of RPP LLC is unsecured and subordinated, pursuant to a written agreement, to RPP LLC's obligations under the Indenture and the notes and (b) if as of any date any Person other than a Restricted Subsidiary of RPP LLC owns or holds any such Indebtedness or any Person holds a Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by RPP LLC;

       (8)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

       (9)Indebtedness of RPP LLC or any of its Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof);

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     (10) Indebtedness represented by Capitalized Lease Obligations, Purchase
          Money Indebtedness or Acquired Indebtedness of RPP LLC and its Restricted Subsidiaries not to exceed $30.0 million in the aggregate at any one time outstanding; provided that all or a portion of the $30.0 million permitted to be incurred under this clause (10) may, at the option of RPP LLC, be incurred under the Credit Agreement or pursuant to clause (16) below (in addition to the amount set forth therein) instead of pursuant to Capitalized Lease Obligations, Purchase Money Indebtedness or Acquired Indebtedness;

     (11) Indebtedness arising from agreements of RPP LLC or a Restricted Subsidiary of RPP LLC providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees by RPP LLC or a Restricted Subsidiary of RPP LLC of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

          (a) such Indebtedness is not reflected on the balance sheet of RPP LLC or any Restricted Subsidiary of RPP LLC (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause
              (a)); and

          (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including the fair market value of noncash proceeds (the fair market value of such noncash proceeds being measured at the time it is received as determined in good faith by the Board of Directors of RPP LLC or the Restricted Subsidiary, as applicable, and without giving effect to any subsequent changes in value) actually received by RPP LLC and its Restricted Subsidiaries in connection with such disposition;

     (12) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction) to RPP LLC or to any Restricted Subsidiary of RPP LLC or their assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such Person; provided that any outstanding Indebtedness incurred under this clause (12) shall reduce (for so long as, and to the extent that, the Indebtedness referred to in this clause (12) remains outstanding) the aggregate amount permitted to be incurred under clause (2) above to the extent set forth therein;

     (13) Indebtedness under Commodity Agreements;

     (14) Guarantees of Indebtedness of (a) any Restricted Subsidiary of RPP LLC by RPP LLC and its Restricted Subsidiaries, including agreements of RPP LLC to keep well or maintain financial statement conditions of any Restricted Subsidiary of RPP LLC and (a) RPP LLC incurred pursuant to the Credit Agreement or pursuant to clauses (4) and (5) above by any Restricted Subsidiary of RPP LLC;

     (15) Refinancing Indebtedness;

     (16) additional Indebtedness of RPP LLC and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) plus up to an additional amount as contemplated by, and to the extent not incurred under, clause (10) above; and

     (17) Indebtedness of RPP LLC or any of its Restricted Subsidiaries consisting of (x) the financing of insurance premiums in the ordinary course of business or (y) take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business and on a basis consistent with past practice.

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   For purposes of determining compliance with the "Limitation on Incurrence of
Additional Indebtedness" covenant,

   (a) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, RPP LLC shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant,

   (b) accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms or in the form of Capital Stock, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant,

   (c) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included,

   (d) if obligations in respect of letters of credit are incurred pursuant to the Credit Agreement and are being treated as incurred pursuant to clause (2) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included,

   (e) if such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof will be calculated based on the relevant currency exchange rates in effect on the date such indebtedness was incurred, and

   (f) Indebtedness need not be incurred solely by reference to one category of Permitted Indebtedness or the Consolidated Fixed Charge Coverage Ratio provisions of such covenant but may be permitted to be incurred in part under any combination of categories of Permitted Indebtedness and the Consolidated Fixed Charge Coverage Ratio provisions.

   "Permitted Investments" means:

      (1) Investments by RPP LLC or any Restricted Subsidiary of RPP LLC in any Person that is or will become immediately after such Investment a Restricted Subsidiary of RPP LLC or that will merge or consolidate into RPP LLC or a Restricted Subsidiary of RPP LLC; provided that such Restricted Subsidiary of RPP LLC is not restricted from making dividends or similar distributions by contract, operation of law or otherwise other than as permitted by the "Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant;

      (2) Investments in RPP LLC by any Restricted Subsidiary of RPP LLC; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to RPP LLC's obligations under the notes and the indenture;

      (3) Investments in cash and Cash Equivalents;

      (4) loans and advances to employees and officers of RPP LLC and its Restricted Subsidiaries made (a) in the ordinary course of business for bona fide business purposes not to exceed $7.5 million in the aggregate at any one time outstanding or (b) to fund purchases of Capital Stock of RPP LLC or RPP Inc. under the Option Plan or similar employment arrangements so long as no cash is actually advanced by RPP LLC or any of its Restricted Subsidiaries to such employees and officers to fund such purchases;

      (5) Currency Agreements, Commodity Agreements and Interest Swap Obligations entered into in the ordinary course of RPP LLC's or its Restricted Subsidiaries' businesses and otherwise in compliance with the indenture;

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      (6) Investments in securities of trade creditors or customers received

          (a) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or

          (b) in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

      (7) Investments

          (a) made by RPP LLC or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (b) consisting of consideration received by RPP LLC or any of its Restricted Subsidiaries in connection with a transaction that would be an Asset Sale if it consisted of aggregate consideration received by RPP LLC or any of its Restricted Subsidiaries of $3.0 million or more or

          (c) acquired in exchange for, or out of the proceeds of, a substantially concurrent offering of Capital Stock (other than Disqualified Stock) of RPP LLC (which proceeds of any such offering of Capital Stock of RPP LLC shall not have been, and shall not be, included in clause (3)(b) of the first paragraph of the "Limitation on Restricted Payments" covenant);

      (8) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of RPP LLC or at the time such Person merges or consolidates with RPP LLC or any of its Restricted Subsidiaries, in either case in compliance with the indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of RPP LLC or such merger or consolidation;

      (9) Investments in the notes;

     (10) Investments in existence on November 14, 2000 (including, without limitation, Investments made in connection with the Transactions);

     (11) Investments made after November 14, 2000 in the Yuka Shell Epoxy Kabushi Kaisha Company joint venture between RPP LLC and Mitsubishi Chemical Corp. not to exceed $10.0 million at any one time outstanding;

     (12) guarantees of Indebtedness to the extent permitted pursuant to the "Limitation on Indebtedness" and "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenants; and

     (13) additional Investments (including Investments in joint ventures and Unrestricted Subsidiaries) not to exceed $50.0 million at any one time outstanding.

   "Permitted Liens" means the following types of Liens:

      (1) Liens for taxes, assessments or governmental charges or claims that are either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which RPP LLC or its Restricted Subsidiaries shall have set aside on its books such reserves, if any, as shall be required in conformity with

          . GAAP in the case of a Domestic Restricted Subsidiary, and

          . generally accepted accounting principles in effect from time to time in the applicable jurisdiction, in the case of a Foreign Restricted Subsidiary;

      (2) statutory and common law Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, customs and revenue authorities and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in

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          good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

      (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

      (4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

      (5) licenses, sublicenses, leases, subleases, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of property not interfering in any material respect with the ordinary conduct of the business of RPP LLC and its Restricted Subsidiaries, taken as a whole;

      (6) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation or operating lease;

      (7) Liens securing Indebtedness permitted pursuant to clause (10) of the definition of "Permitted Indebtedness"; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of RPP LLC or any Restricted Subsidiary of RPP LLC other than the property and assets so acquired or constructed and any improvements thereon and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

      (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances or similar credit transactions issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

      (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

     (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of RPP LLC or any of its Restricted Subsidiaries, including rights of offset and set-off;

     (11) Liens securing Interest Swap Obligations so long as the Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

     (12) Liens in the ordinary course of business not exceeding $10.0 million at any one time outstanding that (a) are not incurred in connection with borrowing of money and (b) do not materially detract from the value of the property or materially impair its use;

     (13) Liens by reason of judgment or decree not otherwise resulting in an Event of Default;

     (14) Liens securing Indebtedness permitted to be incurred pursuant to clauses (12) and (16) of the definition of "Permitted Indebtedness";

     (15) Liens securing Indebtedness under Currency Agreements and Commodity Agreements permitted under the indenture;

     (16) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

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     (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by RPP LLC or any of its Restricted Subsidiaries in the ordinary course of business;

     (18) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (including, without limitation, clause (10) of the definition of Permitted Indebtedness); provided that:

          (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by RPP LLC or a Restricted Subsidiary of RPP LLC and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by RPP LLC or a Restricted Subsidiary of RPP LLC; and

          (b) such Liens do not extend to or cover any property or assets of RPP LLC or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of RPP LLC or a Restricted Subsidiary of RPP LLC and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired
              Indebtedness by RPP LLC or a Restricted Subsidiary of RPP LLC; and

     (19) Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts.

   "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

   "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

   "Purchase Money Indebtedness" means Indebtedness of RPP LLC and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment or other related assets and any Refinancing thereof.

   "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

   "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by RPP LLC or any of its Restricted Subsidiaries in which RPP LLC or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by RPP LLC or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of RPP LLC or any of its Restricted Subsidiaries, and any related assets, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

   "Recapitalization" means the recapitalization of RPP LLC and RPP Inc. consummated on November 14, 2000.

   "Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of RPP LLC that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of RPP LLC (as provided below) as a Receivables Subsidiary:

      (1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

          (a) is guaranteed by RPP LLC or any Restricted Subsidiary of RPP LLC (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to

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              representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction),

          (b) is recourse to or obligates RPP LLC or any Restricted Subsidiary of RPP LLC in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or

          (c) subjects any property or asset of RPP LLC or any Restricted Subsidiary of RPP LLC, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

      (2) with which neither RPP LLC nor any Restricted Subsidiary of RPP LLC has any material contract, agreement, arrangement or understanding other than on terms no less favorable to RPP LLC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of RPP LLC, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

      (3) with which neither RPP LLC nor any Restricted Subsidiary of RPP LLC has any obligation to maintain or preserve such Restricted Subsidiary's financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.

   Any such designation by the Board of Directors of RPP LLC shall be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions.

   "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Refinancing Indebtedness" means any Refinancing by RPP LLC or any Restricted Subsidiary of RPP LLC of (A) for purposes of clause (15) of the definition of Permitted Indebtedness, Indebtedness incurred or existing in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9),
(10), (11), (12) or (14) of the definition of Permitted Indebtedness) or (B) for any other purpose, Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in each case that does not:

      (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium, accrued interest and defeasance costs, required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees, expenses, discounts and commissions incurred by RPP LLC in connection with such Refinancing); or

      (2) create Indebtedness with

          (a) if the Indebtedness being Refinanced was incurred pursuant to clause (3) of the definition of Permitted Indebtedness, a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or a final maturity earlier than the final maturity of the Indebtedness being Refinanced or

          (b) if the Indebtedness being Refinanced was otherwise incurred in accordance with the definition of Permitted Indebtedness or with the "Limitation on Incurrence of Additional Indebtedness" covenant, a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the notes or a final maturity earlier than the final maturity of the notes;

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provided that--

              . if such Indebtedness being Refinanced is Indebtedness solely of RPP LCC, then such Refinancing Indebtedness shall be Indebtedness solely of RPP LCC and

              . if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

   "Related Parties" of a specified Person means

           (a)if a natural person, (1) any spouse, parent or lineal descendant (including by adoption) of such Person or (2) the estate of such Person during any period in which such estate holds Capital Stock of RPP LLC or of RPP Inc. for the benefit of any Person referred to in clause (a)(1) and

           (b)if a trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

   "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

   "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

   "RPP Nederland" means Resolution Nederland, B.V.

   "RPP Inc." means Resolution Performance Products Inc., a Delaware corporation, and any successor corporation.

   "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to RPP LLC or a Restricted Subsidiary of any property, whether owned by RPP LLC or any Restricted Subsidiary at November 14, 2000 or later acquired, which has been or is to be sold or transferred by RPP LLC or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property other than:

   (a) arrangements between RPP LLC and a Wholly Owned Restricted Subsidiary of RPP LLC or between Wholly Owned Restricted Subsidiaries of RPP LLC or

   (b) any arrangement whereby the transfer involves fixed or capital assets and is consummated within 120 days after the date RPP LLC or a Restricted Subsidiary acquires or finishes construction of such fixed or capital assets.

   "Senior Debt" means the principal of, premium, if any, and accrued and unpaid interest (including any interest accruing subsequent to the filing of a petition of bankruptcy or other like proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of either Issuer, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the preceding sentence, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of

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petition of bankruptcy or other like proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing by either Issuer in respect of,

   . all monetary obligations of every nature (including guarantees thereof) of either Issuer under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

   . all Interest Swap Obligations (including guarantees thereof); and

   . all obligations under Currency Agreements and Commodity Agreements
     (including guarantees thereof), in each case whether outstanding on or incurred after the Issue Date.

   Notwithstanding the preceding, "Senior Debt" shall not include:

      (1) any Indebtedness of RPP LLC to any of its Subsidiaries;

      (2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of RPP LLC or any director, officer or employee of any Subsidiary of RPP LLC (including, without limitation, amounts owed for compensation);

      (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (other than if incurred under the Credit Agreement);

      (4) Indebtedness represented by Disqualified Capital Stock;

      (5) any liability for federal, state, local or other taxes owed or owing by either Issuer;

      (6) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (unless the holder(s) of such obligation or their representative shall have received an officers' certificate of RPP LLC to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

      (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to either Issuer; and

      (8) any Indebtedness, which is, by its express terms, subordinated in right of payment to any other Indebtedness of either Issuer.

   "Senior Subordinated Debt" means, with respect to a Person, the notes and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank on an equal basis with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligations of such Person which is not Senior Debt of such Person.

   "Shell" means the Royal Dutch/Shell Group of Companies and its Affiliates; provided that such Affiliates are not Affiliates of Apollo.

   "Significant Subsidiary," means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Rule 1.02(w) of Regulation S-X under the Securities Act.

   "Subsidiary," with respect to any Person, means:

      (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or a Subsidiary of such Person; or

      (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or a Subsidiary of such Person.

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   "Transactions" means the offering of the notes, the recapitalization of RPP
LLC and the related borrowings under the Credit Agreement on November 14, 2000.

   "Treasury Rate" means the rate per annum equal to the yield to maturity at the time of computation of United States Treasury securities with a constant maturity most nearly equal to the period from such date of redemption to November 15, 2005; provided, however, that if the period from such date of redemption to November 15, 2005 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to November 15, 2005 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

   "Unrestricted Subsidiary" means (1) any Subsidiary of any Person that is designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary only if:

   . such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, RPP LLC or any other Subsidiary of RPP LLC that is not a Subsidiary of the Subsidiary to be so designated;

   . either (1) RPP LLC certifies to the trustee in an officers' certificate that such designation complies with the "Limitation on Restricted Payments" covenant or (2) the Subsidiary to be so designated at the time of designation has total consolidated assets of $1,000 or less; and

   . each Subsidiary to be so designated and each of its Subsidiaries has not and does not after the time of designation, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of RPP LLC or any of its Restricted Subsidiaries (other than the assets of such Unrestricted Subsidiary).

   The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if

   . immediately after giving effect to such designation, RPP LLC is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and

   . immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

   "Weighted Average Life to Maturity" means, when applied to any indebtedness at any date, the number of years obtained by dividing

      (1) the then outstanding aggregate principal amount of such Indebtedness into

      (2) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

   "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.


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                         BOOK-ENTRY; DELIVERY AND FORM

   Except as set forth below, the exchange notes will initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The old notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

   Except as set forth below, the global note may be transferred, in which but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

   We expect that pursuant to procedures established by DTC

   (a) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary, and

   (b) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through:

       . records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC "participants" and

       . the records of participants with respect to interests of persons other than participants.

   So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

   Payments of the principal of, premium, if any, and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

   We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

   Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the global notes, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture. Consequently, the ability to transfer notes or to pledge notes as collateral will be limited to such extent.


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   Notes that are issued as described below under "--Certified Notes," will be issued in registered definitive form without coupons (each, a "Certificated Note"). Upon the transfer of Certificated Notes, such certificated notes may, unless the global note has previously been exchanged for certificated notes, be exchanged for an interest in the global note representing the principal amount of notes being transferred.

   DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated notes, which it will distribute to its participants.

   DTC has advised the issuers as follows:

   (1) DTC is a limited-purpose trust company organized under the laws of the State of New York,

   (2) a member of the Federal Reserve System,

   (3) a "clearing corporation" within the meaning of the New York Uniform Commercial Code and

   (4) a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

   DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic bookentry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

   Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

   If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, certificated notes will be issued in exchange for the global notes.

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                      EXCHANGE OFFER; REGISTRATION RIGHTS

   We and the placement agents entered into the registration rights agreement on November 14, 2001 where we agreed, for the benefit of holders of the old notes, that we would, at our expense,

   (1) within 120 days after November 14, 2001, file a registration statement on Form S-1 or Form S-4 with the Commission relating to a registered exchange offer for the old notes under the Securities Act, and

   (2) use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after November 14, 2001.

As soon as practicable after the registration statement of which this prospectus forms a part is declared effective, we will offer to all holders of the old notes not prohibited by law or Commission staff policy an opportunity to exchange their securities for a like principal amount of the exchange notes. We will keep the exchange offer open for acceptance for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes. For each old note surrendered to us for exchange pursuant to the exchange offer, the holder of such old note will receive an exchange note having a principal amount at maturity equal to that of the surrendered old note. Interest on each exchange note will accrue from the later of

   (1) the last interest payment date on which interest was paid on the old note surrendered in exchange therefor or

   (2) if the old note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment.

   Under existing interpretations of the Commission contained in several no-action letters to third parties, after the exchange offer the exchange notes will be freely transferable by holders thereof who are not our affiliates without further registration under the Securities Act. However, each holder that wishes to exchange its old notes for exchange notes will be required to represent

      (a) that any exchange notes to be received by it will be acquired in the ordinary course of its business,

      (b) that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the exchange notes in violation of the Securities Act,

      (c) that it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of ours,

      (d) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes and

      (e) if such holder is a broker-dealer--

       that it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes.

   The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the old notes, by delivering to prospective purchasers the prospectus contained in the exchange offer registration statement. We have agreed to make available during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes.

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   If:

    . because of any change in current law or prevailing interpretations of the staff of the Commission, we are not permitted to effect an exchange offer,

    . the exchange offer is not consummated within 210 days after November 14, 2001,

    . the placement agents in the private offering of old notes hold old notes that have the status of an unsold allotment, or

    . any other holder of old notes who is not able to participate in the exchange offer so requests in writing on or before the 60th day after the consummation of the exchange offer,

then in each case, we will promptly deliver to the holders of the old notes and the trustee written notice thereof and at our sole expense,

    . as promptly as practicable, file a shelf registration statement covering resales of the old notes,

    . use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act and

    . subject to customary exceptions, use our commercially reasonable efforts to keep effective the shelf registration statement until the earlier of
       (a) the date on which, in the written opinion of our counsel, all outstanding old notes held by persons that are not affiliates of any of us may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act or any successor provision thereto and (b) such time as all of the old notes have been sold thereunder.

If a shelf registration statement is filed, we will

    -- provide to each holder of old notes copies of the prospectus that is a part of the shelf registration statement,

    -- notify each such holder when the shelf registration statement for the old notes has become effective and

    -- take certain other actions as are required to permit unrestricted resales of the old notes.

A holder that sells old notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder, including certain indemnification rights and obligations.

   If we fail to comply with the above provisions or if the exchange offer registration statement or the shelf registration statement fails to become effective, then, as additional interest, amounts shall become payable in respect of the old notes as follows:

      (a) if (A) neither the exchange offer registration statement nor the shelf registration statement is filed with the Commission within 120 days following November 14, 2001 or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, additional interest shall accrue on the principal amount of the notes at a rate of .25% per annum for the first 90 days immediately following each such filing date, such additional interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; or

      (b) if (A) neither the exchange offer registration statement nor a shelf registration statement is declared effective by the Commission within 180 days following November 14, 2001 or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration

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   statement and such shelf registration statement is not declared effective by the Commission on or prior to the 60th day following the date such shelf registration statement was filed, then, commencing on the day after either such required effective date, additional interest shall accrue on the principal amount of the notes at a rate of .25% per annum for the first 90 days immediately following such date, such additional interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; or

      (c) subject to certain customary exceptions, if (A) we have not exchanged exchange notes for all old notes validly tendered in accordance with the terms of the exchange offer on or prior to June 12, 2002 or (B) if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to November 14, 2003 (other than after such time as all notes have been disposed of thereunder), then additional interest shall accrue on the principal amount of the notes at a rate of .25% per annum for the first 90 days commencing on (x) June 13, 2002 in the case of (A) above, or (y) the day such shelf registration statement ceases to be effective in the case of
   (B) above, such additional interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period.

However, the additional interest rate on the notes we may be required to pay will not exceed in the aggregate 1.0% per annum. If we are required to pay additional interest, the additional interest will cease to accrue:

   (1) upon the filing of the exchange offer registration statement or a shelf registration statement, in the case of clause (a) above,

   (2) upon the effectiveness of the exchange offer registration or a shelf registration statement, in the case of clause (b) above,

   (3) upon the exchange of exchange notes for all old notes tendered,in the case of clause (c)(A) above, or

   (4) upon the effectiveness of the shelf registration statement which had ceased to remain effective, in the case of clause (c)(B) above.

   Any amounts of additional interest due pursuant to clause (a), (b) or (c) above will be payable in cash on the same original interest payment dates as the old notes.

                    U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

   The following is a summary of material U.S. Federal income tax consequences of the exchange of old notes for exchange notes pursuant to the exchange offer, but does not address any other aspects of U.S. Federal income tax consequences to holders of old notes or exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

   Except as expressly stated otherwise, this summary applies only to U.S. holders that exchange old notes for exchange notes in the exchange offer and who hold the old notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations and insurance companies). A "U.S. holder" means a beneficial owner of a note who purchased the notes pursuant to the offering and is, for U.S. Federal income tax purposes

   . a citizen or resident of the United States;

   . a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

   . an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

   . a trust if

     --a court within the United States is able to exercise primary supervision over the administration of the trust and

     --one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

   Persons considering the exchange of old notes for exchange notes should consult their own tax advisors concerning the U.S. Federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an Old Note for an Exchange Note Pursuant to the Exchange Offer

   The exchange by any holder of an old note for an exchange note will not constitute a taxable exchange for U.S. Federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange old notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder's tax basis in an exchange will be the same as such holder's tax basis in the old note exchanged therefor. Holders will be considered to have held the exchange notes from the time of their acquisition of the old notes.

                             PLAN OF DISTRIBUTION

   Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

   Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

   We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the exchange notes will be passed upon for RPP LLC and RPP Capital by O'Sullivan LLP, New York, New York.

                                    EXPERTS

   The Consolidated and Combined Financial Statements of Resolution Performance Products LLC as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, included in this prospectus, except as they relate to Shell Nederland Chemie B.V.'s Resins Business, at December 31, 1999 and for the years ended December 31, 1999 and 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to Shell Nederland Chemie B.V.'s Resins Business for the six months ended June 30, 2000 and the years ended December 31, 1999 and 1998, have been audited by KPMG Accountants N.V., independent auditors as stated in their reports appearing herein. Such financial statements have been so included in reliance on the reports of such independent accountants and auditors given on the authority of such firms as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are required to file annual and quarterly reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the Commission. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

   We have filed a registration statement on Form S-4 to register with the Commission the exchange notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

   We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

                         Index To Financial Statements

                                                                                                   Page
                                                                                                   ----
Resolution Performance Products LLC

Consolidated and Combined Financial Statements

As of September 30, 2001 and for the nine months ended September 30, 2001 (Unaudited)

   Consolidated Balance Sheets as of September 30, 2001 (unaudited) and December 31, 2000.........  F-2

   Consolidated and Combined Statements of Income and Comprehensive Income for the three and nine months ended September 30, 2001 and 2000 (unaudited).........................................  F-3

   Consolidated Statement of Owner's Deficit for the nine month period ended September 30, 2001
     (unaudited)..................................................................................  F-4

   Consolidated and Combined Statement of Cash Flows for the nine months ended September 30, 2001 and 2000 (unaudited).........................................................................  F-5

   Notes to Consolidated and Combined Financial Statements........................................  F-6

As of December 31, 2000 and 1999 and for each of the three years in the period ended
  December 31, 2000

   Report of PricewaterhouseCoopers LLP, Independent Accountants.................................. F-13

   Independent Auditors' Report of KPMG Accountants N.V........................................... F-14

   Independent Auditors' Report of KPMG Accountants N.V........................................... F-15

   Consolidated and Combined Balance Sheets as of December 31, 2000 and 1999...................... F-16

   Consolidated and Combined Statements of Income and Comprehensive Income for each of the three years in the period ended December 31, 2000..................................... F-17

   Consolidated and Combined Statements of Owner's Equity (Deficit) and Accumulated Other
     Comprehensive Loss for each of the three years in the period ended December 31, 2000......... F-18

   Consolidated and Combined Statements of Cash Flows for each of the three years in the period ended December 31, 2000............................................................... F-19

   Notes to Consolidated and Combined Financial Statements........................................ F-20

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                          CONSOLIDATED BALANCE SHEETS
               (in millions of U. S. dollars, except for Units)

                                                                        September 30, December 31,
                                                                            2001          2000
                                                                        ------------- ------------
                                                                         (unaudited)
                                Assets
Current assets:
   Cash and cash equivalents...........................................     $ 24          $ 19
   Receivables, less allowance of $4 and $3, respectively..............      117           148
   Due from related parties............................................        3             3
   Prepaid assets......................................................        3             6
   Inventories, less allowance of $4 and $7, respectively..............      131           149
   Deferred income taxes...............................................       --             1
                                                                            ----          ----
       Total current assets............................................      278           326
Property and equipment, at cost, less accumulated depreciation.........      398           411
Intangible assets, at cost, less accumulated amortization..............       18            20
Investments in equity affiliate........................................        9            10
Deferred income taxes..................................................       35            25
                                                                            ----          ----
       Total assets....................................................     $738          $792
                                                                            ====          ====
                   Liabilities and Owner's Deficit
Current liabilities:
   Accounts payable-trade..............................................     $ 94          $118
   Other payables and accruals.........................................       33            27
   Taxes payable.......................................................        6            --
   Current portion of long-term debt...................................        4             7
                                                                            ----          ----
       Total current liabilities.......................................      137           152
Capital lease obligation...............................................        1            --
Deferred income taxes..................................................        7             5
Interest rate swap obligation..........................................        6            --
Pensions and other retirement plan obligations.........................       33            27
Long-term debt.........................................................      597           674
                                                                            ----          ----
       Total liabilities...............................................      781           858
Commitments and contingencies (Note 8)
Owner's deficit
   Member Interest, 1,000,000 units authorized, 1,000,000 units issued.       --            --
   Accumulated Deficit.................................................       (7)          (37)
   Accumulated Other Comprehensive Loss................................      (36)          (29)
                                                                            ----          ----
   Total Owner's deficit...............................................      (43)          (66)
                                                                            ----          ----
       Total liabilities and owner's deficit...........................     $738          $792
                                                                            ====          ====

   See accompanying notes to consolidated and combined financial statements.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
                     AND COMPREHENSIVE INCOME (unaudited)
                         (in millions of U.S. dollars)

                                             Three months ended  Nine months ended
                                               September 30,       September 30,
                                             -----------------   -----------------
                                             2001       2000     2001      2000
                                             ----   ------------ ----  ------------
                                                    As adjusted        As adjusted
                                                    (See Note 3)       (See Note 3)
Revenue..................................... $207       $240     $670      $709
Cost and expenses:
   Purchase and variable product costs......  108        161      388       440
   Operating expenses.......................   36         43      111       126
   Selling, general and administrative......   18         18       45        40
   Depreciation and amortization............    8          8       25        25
   Research and development.................    7          7       20        18
   Special charges..........................    2         (1)      11         2
                                             ----       ----     ----      ----
       Total................................  179        236      600       651
                                             ----       ----     ----      ----
Operating income............................   28          4       70        58
Income from equity investment...............   --         --        1         2
Interest expense, net.......................   18         --       53        --
                                             ----       ----     ----      ----
Income before income taxes..................   10          4       18        60
Income tax expense..........................    4          2        7        23
                                             ----       ----     ----      ----
Net income.................................. $  6       $  2     $ 11      $ 37
                                             ====       ====     ====      ====
Comprehensive income (loss):
Net income.................................. $  6       $  2     $ 11      $ 37
Currency translation gain (loss), net of tax    9        (16)      --       (28)
Interest rate swap, net of tax..............  (4)         --       (7)       --
                                             ----       ----     ----      ----
Comprehensive income (loss)................. $ 11       $(14)    $  4      $  9
                                             ====       ====     ====      ====


   See accompanying notes to consolidated and combined financial statements.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                   CONSOLIDATED STATEMENT OF OWNER'S DEFICIT
                         (in million of U. S. dollars)

                                                            Accumulated
                                                               Other
                                        Member Accumulated Comprehensive
                                        Units    Deficit       Loss      Total
                                        ------ ----------- ------------- -----
Balance, December 31, 2000.............  $--      $(37)        $(29)     $(66)
Net income.............................   --        11           --        11
Purchase price adjustments.............   --        19           --        19
Other comprehensive loss, net of tax...   --        --           (7)       (7)
                                         ---      ----         ----      ----
Balance, September 30, 2001 (unaudited)  $--      $ (7)        $(36)     $(43)
                                         ===      ====         ====      ====



   See accompanying notes to consolidated and combined financial statements.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

              CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
                                  (unaudited)
                        (in millions of U. S. dollars)

                                                                                       Nine months ended
                                                                                         September 30,
                                                                                      ------------------
                                                                                      2001       2000
                                                                                      -----  ------------
                                                                                             As adjusted
                                                                                             (See Note 3)
Cash flows provided by (used for) operating activities:
   Net income........................................................................ $  11      $ 37
   Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization.................................................    25        25
       Amortization of deferred finance costs........................................     2        --
       Equity earnings in affiliates.................................................    (1)       (2)
       Deferred income taxes.........................................................    (7)       (3)
       Pensions and other retirement plans obligations...............................     7        (3)
       Changes in operating assets and liabilities:
          Receivables, net...........................................................    30       (16)
          Due from related parties...................................................    --         3
          Prepaid assets.............................................................     3        --
          Inventories................................................................    17       (11)
          Payables and accruals......................................................   (16)       15
          Taxes payable..............................................................     6        13
                                                                                      -----      ----
              Net cash provided by operating activities..............................    77        58
                                                                                      -----      ----
Cash flows provided by (used for) investing activities:
   Capital expenditures..............................................................   (14)       (9)
   Purchase price adjustments........................................................    19        --
   Purchase of France subsidiary.....................................................    (1)       --
   Purchase of Elenac................................................................    --        (6)
   Distributions from equity affiliates..............................................     1         3
                                                                                      -----      ----
              Net cash (used for) provided by investing activities...................     5       (12)
                                                                                      -----      ----
Cash flows provided by (used for) financing activities:
   Capital lease obligation..........................................................     1        --
   Net cash distributions to owner...................................................    --       (46)
   Proceeds from long-term debt......................................................   167        --
   Repayments of long-term debt......................................................  (245)       --
                                                                                      -----      ----
              Net cash used for financing activities.................................   (77)      (46)
                                                                                      -----      ----
Net increase in cash.................................................................     5        --
Cash and cash equivalents at beginning of period.....................................    19        --
                                                                                      -----      ----
Cash and cash equivalents at end of period........................................... $  24      $ --
                                                                                      =====      ====

   See accompanying notes to consolidated and combined financial statements.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                                  (Unaudited)

                              September 30, 2001

1. Organization, Formation and Basis of Presentation

   The consolidated and combined financial statements include the consolidated operations of Resolution Performance Products LLC ("RPP LLC", or the "Company"), and its wholly owned subsidiaries including RPP Capital Corporation ("RPP CC") since November 1, 2000. Prior to November 1, 2000, the financial statements include the operations of the resins business ("Resins Business") of the Royal Dutch/Shell Group of Companies ("Shell"). RPP LLC is a wholly owned subsidiary of Resolution Performance Products Inc. ("RPPI").

   RPP CC is a wholly owned finance subsidiary of RPP LLC that was formed in October 2000 to co-issue the 13 1/2% Senior Subordinated Notes jointly and severally with RPP LLC. RPP CC has nominal assets and no operations.

   On November 14, 2000, with an effective date of November 1, 2000, RPP LLC acquired all of the Resins Business from Shell. On the same dates, simultaneous with the above acquisition, RPPI was acquired by RPP Holdings LLC, an affiliate of Apollo Management IV, L.P. ("Apollo") in a recapitalization transaction.

   The accompanying unaudited consolidated and combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments, consisting only of normal, recurring adjustments considered necessary for a fair presentation, have been included. For further information, refer to the consolidated and combined financial statements and notes thereto for the year ended December 31, 2000 included in the Resolution Performance Products LLC Registration Statement on Form S-4, as amended (File No. 333-57170), declared effective by the Securities and Exchange Commission on May 11, 2001. Certain amounts from prior periods have been reclassified to conform to the current period presentation.

   The accompanying unaudited consolidated and combined financial statements as of September 30, 2000 and for the three and nine months ended September 30, 2000 have been prepared from Shell's historical accounting records and are presented on a carve-out basis to include the historical operations applicable to the Resins Business of Shell. In addition, the unaudited consolidated and combined financial statements have been restated to reflect the accounting change from LIFO to FIFO method of costing inventory. See Note 3.

   In July 1999, Shell commenced a corporate restructuring program in preparation for the sale of the Resins Business. Under this program, all of the Resins Business manufacturing operations and certain of its marketing activities were transferred into new legal entities within the Shell Group. This program included the transfer of the manufacturing operations in The Netherlands, the U.S. and the United Kingdom to Shell Epoxy Resins LLC and Shell Epoxy Resins Holdings B.V. and its various non-U.S. subsidiaries. No gains or losses were recognized on the transfer of assets and operations pursuant to this program, given the related party nature of such transactions. The tax effects of these transactions, resulting from changes to the tax basis of assets, have been recorded through owner's net investment.

   The unaudited combined financial statements for the three and nine months ended September 30, 2000 include all revenues and costs directly attributable to the Resins Business, including costs for facilities, functions and services used by the Resins Business at shared Shell sites and costs for certain functions and services

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                                  (Unaudited)

                              September 30, 2001

performed by centralized Shell organizations and directly charged to the Resins Business based on usage. The results of operations for the three and nine months ended September 30, 2000 also include allocations of Shell's general corporate expenses.

   In addition, in 2000 Shell provided cash management services to the Resins Business through centralized treasury systems. As a result, all charges and cost allocations for facilities, functions and services performed by Shell organizations for the Resins Business are deemed to have been paid by the Resins Business to Shell, in cash, during the period in which the cost was recorded in the unaudited combined financial statements. Allocations of current income taxes receivable or payable are deemed remitted, in cash, by or to Shell in the year 2000 in which the related income taxes were recorded.

   All of the allocations and estimates in the unaudited combined financial statements as of September 30, 2000 and for the three and nine months ended September 30, 2000 were based on assumptions that Shell management believes were reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Resins Business had been operated as a separate entity. It is not practicable to estimate the costs and expenses that would have resulted on a stand-alone basis.

   The Company is engaged in manufacturing and marketing resins in the U.S. and internationally. Resins include epoxy resins, versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials.

   Products containing epoxy resins serve a wide range of end-users; including automotive, aerospace, electrical, construction and industrial maintenance. Versatic acid and derivatives are specialty products that complement epoxy resins product offerings in the coatings, adhesives and construction industries.

2. New Accounting Standards

   Commencing January 1, 2001, the Company adopted SFAS 133 (Accounting for Derivative Instruments and Hedging Activities). SFAS 133, as amended by SFAS 138, requires that derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the type of derivative and the effectiveness of the hedge. The Company does not enter into derivative instruments for trading purposes; however, interest rate swaps were entered into during 2001 in connection with the Company's credit facility. The Company uses interest rate swaps to protect against interest rate fluctuation by fixing the variable portion of interest rates in its credit facility. By using the interest rate swaps to hedge interest rate cash flows, the Company exposes itself to market risk; however market risk is managed through the setting and monitoring of parameters that limit the types and degree of market risk which are acceptable.

   The Company entered into interest rate swap agreements related to the term loan B for notional amounts of $50 million, $75 million, $100 million, $25 million and $50 million that fix the LIBOR portion of our interest rates at 5.41%, 5.25%, 5.41%, 4.61% and 4.39%, respectively. The remaining duration of the interest rate swap agreements range from 5 months to 17 months. The unaudited consolidated statement of income for the three and nine months ended September 30, 2001 includes interest expense at the fixed rates stated above. The Company

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                                  (Unaudited)

                              September 30, 2001

did not hedge interest rate cash flows in the prior year period. For the nine months ended September 30, 2001, the Company has recognized a net $7 million charge in the unaudited comprehensive income relating to SFAS 133. This charge was due to the change in the fair market value of the Company's interest rate swaps as a result of declining interest rates.

   In July 2001, the FASB issued SFAS 142 (Goodwill and Other Intangible Assets). This statement requires that goodwill no longer be amortized but should be tested for impairment at least on an annual basis. Other intangible assets are to be amortized over their useful life and reviewed for impairment in accordance with the provisions of SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of). Intangible assets with an indefinite useful life can no longer be amortized until its useful life becomes determinable. SFAS 142 is effective for fiscal year beginning after December 15, 2001, however, it does apply to any goodwill acquired in a business combination completed after June 30, 2001. Based upon its review to date of SFAS 142, the Company does not believe that any changes will be required in its current practices or procedures. The Company will complete its evaluation of the provisions of SFAS 142 during the remainder of 2001.

   In August 2001, the FASB issued SFAS 143 (Accounting for Obligations associated with the Retirement of Long-Lived Assets). This statement requires the following: (a) an existing legal obligation associated with the retirement of a tangible long-lived asset be recognized as a liability when incurred and the amount of the liability be initially measured at fair value, (b) an entity recognize subsequent changes in the liability that result from the passage of time and revisions in either the timing or amount of estimated cash flows, and
(c) upon initially recognizing a liability for an asset retirement obligation, an entity capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. SFAS 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002. We are currently evaluating the effects of this pronouncement.

   In October 2001, the FASB issued SFAS 144 (Accounting for the Impairment or Disposal of Long-lived Assets). This statement supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The requirements of this statement provide that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. The scope of discontinued operations will be expanded to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of this statement are effective for fiscal years beginning after December 15, 2001. The Company will complete its evaluation of the provisions of SFAS 144 during the remainder of 2001.

3. Inventories of Products

   Product inventories are valued at the lower of cost or net realizable value, cost being determined using either a weighted-average or FIFO (First In First
Out) method. Effective November 1, 2000, the Company changed its inventory accounting policy in the U. S. from LIFO (Last In First Out) to FIFO. The change was made to provide a better matching of revenues and expenses.

   A retroactive restatement of prior period financial statements was made to present financial results on a consistent basis. The change decreased cost of sales for the nine months ended September 30, 2000 by $1 million.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                                  (Unaudited)

                              September 30, 2001


   Total inventories at September 30, 2001 and December 31, 2000 were comprised of the following (in millions of U. S. dollars):

                                      September 30, December 31,
                                          2001          2000
                                      ------------- ------------
               Raw materials.........     $  9          $ 17
               Finished products.....      111           121
               Materials and supplies       11            11
                                          ----          ----
                  Total..............     $131          $149
                                          ====          ====

4. Long-term Debt

   Long-term debt at September 30, 2001 and December 31, 2000 consisted of the following (in millions of U.S. dollars):

                                                September 30, December 31,
                                                    2001          2000
                                                ------------- ------------
     Senior Subordinated Notes, net of discount     $197          $197
     Term Loan A...............................      104           108
     Term Loan B...............................      300           350
     European Revolver.........................       --            23
     US Revolver...............................       --             3
                                                    ----          ----
        Total long-term debt...................      601           681
        Less current portion of long-term debt.       (4)           (7)
                                                    ----          ----
                                                    $597          $674
                                                    ====          ====

   During the nine months ended September 30, 2001, our operating cash flow was more than our working capital needs, and we used this excess cash to make $49.1 million in voluntary principal payments that reduced the amount of long-term debt outstanding under the credit agreement.

5. Segment Information

   Using guidelines set forth in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has identified three reportable segments based on geographic and customer information: (i) America, (ii) Europe and Africa, and (iii) Asia Pacific and Middle East. Management operates its business through geographic regions and is not organized nor does it prepare discreet financial information by product line within the geographic regions.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                                  (Unaudited)

                              September 30, 2001


   Selected financial data by geographic region are presented below (in millions of U. S. dollars):

                                             Europe Asia Pacific
                                              and       and
                                     America Africa Middle East  Intersegment Total
                                     ------- ------ ------------ ------------ -----
As of and for the three months ended
  September 30, 2001:
Revenues from external customers.... $108     $ 91      $ 8         $  --     $207
Intersegment revenues...............    5       36       (2)          (39)      --
Operating income....................   32       (4)      --            --       28
Total assets........................  415      315        8            --      738
As of and for the three months ended
  September 30, 2000:
Revenues from external customers.... $126     $107      $ 7         $  --     $240
Intersegment revenues...............    4       60       --           (64)      --
Operating income....................   (2)       5        1            --        4
Total assets........................  399      307       10            --      716

As of and for the nine months ended
  September 30, 2001:
Revenues from external customers.... $350     $304      $16         $  --     $670
Intersegment revenues...............   13      177       --          (190)      --
Operating income....................   47       23       --            --       70
Total assets........................  415      315        8            --      738
As of and for the nine months ended
  September 30, 2000:
Revenues from external customers.... $392     $299      $18         $  --     $709
Intersegment revenues...............   17      188        2          (207)      --
Operating income....................   29       30       (1)           --       58
Total assets........................  399      307       10            --      716

   Sales revenues are attributed to geographic regions based on the location of the manufacturing facility and/or marketing company, and are not based on location of customer. Intersegment amounts represent sales transactions within and between geographic regions.

6. Income Taxes

   The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities.

   Prior to recapitalization of the Company, the Resins Business of Shell, and the related tax effects thereof, were included in a number of tax returns submitted by various Shell operating companies. There was no formal tax allocation agreement between the various Shell operating companies and the Resins Business. Accordingly, the tax amounts reflected in the three and nine months ended September 30, 2000 have been allocated based on the amounts expected to be paid or received from the various Shell operating companies filing tax returns in

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                                  (Unaudited)

                              September 30, 2001

which the Resins Business is included, with net operating loss and credit carryforwards recorded in the event such benefits are expected to be realized by the Shell operating companies. The provision for income taxes represents income taxes deemed paid or received for the current year plus the change in deferred taxes during the year, excluding effects related to Shell's corporate restructuring program. The pro forma effect on the unaudited consolidated and combined statement of income and comprehensive income and consolidated statement of owner's deficit of reflecting the provision for income taxes on a separate return basis is not material.

   Deferred taxes result from differences between the financial and tax basis assets and liabilities, and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

7. Special Charges

   In connection with the recapitalization and related cost restructure program, the Company expensed certain costs totaling $11 million for the nine months ended September 30, 2001. These costs were primarily transitional costs that are non-recurring in nature and relate to $3 million of severance costs and $8 million of exit/relocation costs. As a result of the restructure program, 35 employees were terminated in 2001. In addition, seven foreign locations have been targeted and are in the process of being closed as of September 30, 2001. As of September 30, 2001 the remaining accrued severance and exit/relocation costs was $3 million. The Company expects to complete the restructure program by the end of 2002.

8. Commitments and Contingencies

   In the ordinary course of business, the Company is subject to various laws and regulations and, from time to time, litigation. In the opinion of management, compliance with existing laws and regulations will not materially affect the financial position or results of operations of the Company. Management is not aware of any pending actions against the Company.

   The Company is also subject to various environmental laws and regulations. Similar to other companies in the chemicals industry, the Company incurs costs for preventive and corrective actions at facilities and waste disposal sites, and those environmental costs of operations and remediation activities are accrued on a basis consistent with the Company's accounting policy. The Company may be obligated to take remedial action as a result of the enactment of laws or the issuance of new regulations or to correct the effects on the environment of disposal practices or releases of chemical substances. Most of the expenditures to fulfill these obligations relate to facilities and sites where past operations followed practices and procedures that were considered appropriate under regulations, if any, existing at the time, but may now require investigatory or remedial work to adequately protect the environment or address new regulatory requirements.

   The fact that no accrual was provided in 2000 or in the nine months ended September 30, 2001 is influenced by agreements associated with the transaction whereby Shell will indemnify RPP LLC for environmental damages associated with certain environmental conditions that occurred or existed before the closing date of the recapitalization, subject to limitations. In addition, the Company believes that it carries adequate insurance coverage, subject to certain deductibles and limitations.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                                  (Unaudited)

                              September 30, 2001


9. Obligations Under Capital Leases

   During the quarter ending September 30, 2001, the Company has entered into a five to seven year leases for equipment at an aggregate annual rental of $0.3 million. The equipment has been capitalized at its fair market value of $1.2 million, which approximates the present value of the minimum lease payments.

10. Supplemental Cash Flow Information

   The Company translates its foreign subsidiaries financial statements for consolidation in accordance with SFAS 52 (Foreign Currency Translation) using the current rate method. As a result, the statement of cash flows is affected by the non-cash foreign currency translation adjustments that are pervasive in the consolidated balance sheet. The statement of cash flows has been adjusted to exclude the non-cash effects of the foreign currency translation adjustments.

11. Purchase Price Adjustments

   In connection with the recapitalization transaction described in Note 1, a working capital settlement in the amount of $16 million was received in 2001. Of the $16 million, $15 million was related to a purchase price adjustment for a working capital true-up at date of acquisition in accordance with the purchase agreement. The acquisition had been accounted for as a leveraged recapitalization and the excess of the purchase price over the net assets acquired was recorded in Owner's Equity. In addition, included in the purchase price adjustments is $4 million that represents additional amounts recorded in connection with the January 2001 purchase of the French subsidiary.

12. Stock Option Plan

   RPP Inc. has adopted a stock option plan, effective as of November 14, 2000, pursuant to which options with respect to a total of 54,000 shares of RPP Inc.'s common stock will be available for grant to employees of, consultants to, or directors of RPP Inc. or RPP LLC. The option plan is administered by the board of directors of RPP Inc. or a compensation committee appointed from time to time by the board of directors. The right to grant options under the option plan will expire on November 14, 2010 and options granted under the plan are either nonqualified or incentive stock options.

   Options are granted in amounts and at such times and to such eligible persons as determined by the board of directors of RPP Inc. or the compensation committee. As of October 15, 2001, RPP Inc. granted nonqualified options covering 51,282 shares, representing approximately 8% of its total common stock outstanding on a fully diluted base. Options will vest in accordance with a schedule as determined by the board of directors of RPP Inc. or the compensation committee and this vesting schedule will be outlined in the optionee's option agreement.

13. Subsequent Event

   On November 14, 2001, the Company, with RPP Capital Corporation, its wholly-owned subsidiary, as co-issuer, completed an offering of $75 million aggregate principal amount of their 13 1/2% Senior Subordinated Notes Due 2010 (the "Notes"). The Notes, together with the $200 million aggregate principal amount of Notes which were originally issued on November 14, 2000, are treated as a single class of securities under the Company's existing indenture. The proceeds from the offering of the Notes were used to repay borrowings under the Company's credit agreement. In connection with the offering, the Company amended the credit agreement with respect to the financial covenants.

                       Report of Independent Accountants

To the Board of Managers and Owner of
Resolution Performance Products LLC

   In our opinion, based on our audits and the reports of other auditors, the accompanying consolidated and combined balance sheet and the related consolidated and combined statements of income and comprehensive income, owner's equity and accumulated other comprehensive loss and cash flows present fairly, in all material respects, the financial position of Resolution Performance Products LLC and its predecessor, the Shell Chemicals' Resins Business (the Resins Business) at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Resolution Performance Products LLC management and management of the Resins Business; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the Resins Business's manufacturing and marketing operations in The Netherlands, for any period prior to July 1, 2000. The Resins Business's manufacturing and marketing operations in The Netherlands had total assets of $234 million and $251 million at June 30, 2000, and December 31, 1999, respectively, and total revenues of $173 million, $330 million and $341 million for the six months ended June 30, 2000 and for the years ended December 31, 1999 and 1998, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for those operations, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

   As described in Note 3 to the Consolidated and Combined Financial Statements, the Resins Business had significant transactions and relationships with affiliated entities. Because of these relationships, it is possible that the terms of these transactions were not the same as those that would result from transactions among wholly unrelated parties. Furthermore, as discussed in Notes 1 and 3, the Consolidated and Combined Financial Statements include various cost allocations and management estimates based on assumptions that management believed were reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted had Resolution Performance Products LLC been operated as a separate entity.

   As discussed in Note 4 to the Consolidated and Combined Financial Statements, effective for the year ended December 31, 2000, the Company has given retroactive effect to the change in its method of accounting for its inventories in the United States from LIFO (last-in, first-out) method to the FIFO (first-in, first-out) method.

/S/ PRICEWATERHOUSECOOPERS LLP
Houston, Texas

March 15, 2001

                         Independent Auditors' Report

To the Board of Directors and Shareholder of Shell Nederland Chemie B.V.

   We have audited the balance sheet as at 30 June 2000, and the related statements of income, comprehensive income and owner's net investment and of cash flows, for the six month period ended 30 June 2000, of Shell Nederland Chemie B.V.'s Resins Business ("SNC Resins Business"), not separately presented herein. We did not audit the statements of income, comprehensive income and owner's net investment and of cash flows for the six-month period ended 30 June 1999. These financial statements are the responsibility of Shell Nederland Chemie B.V.'s and SNC Resins Business' management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the SNC Resins Business as at 30 June 2000 and the results of its operations and its cash flows for the six month period ended 30 June 2000, in conformity with generally accepted accounting principles in the United States.

   As described in Note 3 to the financial statements, the SNC Resins Business has significant transactions and relationships with affiliated entities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated third parties. Furthermore, as described in notes 1 and 3, the financial statements include various cost allocations and management estimates based on assumptions that management believe are reasonable under the circumstances. These allocations and estimates, however, are not necessarily indicative of the costs and expenses, assets or liabilities that would have resulted had the SNC Resins Business been operated as a separate entity.

Rotterdam, The Netherlands, 15 September 2000

(except for Note 10.5 which is as of 27 October 2000)

/s/ KPMG ACCOUNTANTS N.V.

                         Independent Auditors' Report

To the Board of Directors and Shareholder of Shell Nederland Chemie B.V.

   We have audited the balance sheet as at 31 December 1999, and the related statements of income, comprehensive income and owner's net investment and of cash flows, for each of the years in the two-year period ended 31 December 1999, of Shell Nederland Chemie B.V.'s Resins Business ("SNC Resins Business"), not separately presented herein. These financial statements are the responsibility of Shell Nederland Chemie B.V.'s and SNC Resins Business' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the SNC Resins Business as at 31 December 1999, and the results of its operations and its cash flows for each of the years in the two-year period ended 31 December 1999, in conformity with generally accepted accounting principles in the United States.

   As described in Note 3 to the financial statements, the SNC Resins Business has significant transactions and relationships with affiliated entities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated third parties. Furthermore, as described in notes 1 and 3, the financial statements include various cost allocations and management estimates based on assumptions that management believe are reasonable under the circumstances. These allocations and estimates, however, are not necessarily indicative of the costs and expenses, assets or liabilities that would have resulted had the SNC Resins Business been operated as a separate entity.

Rotterdam, The Netherlands, 31 March 2000

(except for Note 10.5 which is as of 27 October 2000)

/S/ KPMG ACCOUNTANTS N.V.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                   CONSOLIDATED AND COMBINED BALANCE SHEETS

                          December 31, 2000 and 1999
                         (in millions of U.S. dollars)

                                                                                                    2000  1999
                                                                                                    ----  ----
                                            Assets
Current assets:
   Cash and cash equivalents....................................................................... $ 19  $ --
   Receivables, less allowance for doubtful accounts of $3 and $0, respectively....................  148   127
   Due from related parties........................................................................    3     7
   Prepaid assets..................................................................................    6    --
   Inventories, less allowance for inventory obsolescence of $7 and $0, respectively...............  149   158
   Deferred income taxes...........................................................................    1     2
                                                                                                    ----  ----
       Total current assets........................................................................  326   294
Property, plant and equipment, at cost, less accumulated depreciation..............................  411   432
Intangible assets, at cost, less accumulated amortization..........................................   20     4
Investments in equity affiliates...................................................................   10    12
Deferred income taxes..............................................................................   25     1
                                                                                                    ----  ----
       Total assets................................................................................ $792  $743
                                                                                                    ====  ====
                         Liabilities and Owner's Equity (Deficit) and
                             Accumulated Other Comprehensive Loss
Current liabilities:
   Accounts payable--trade......................................................................... $118  $ 45
   Other payables and accruals.....................................................................   27    19
   Due to related parties..........................................................................   --     2
   Deferred income taxes...........................................................................   --     8
   Current portion of long-term debt...............................................................    7    --
                                                                                                    ----  ----
       Total current liabilities...................................................................  152    74
Deferred income taxes..............................................................................    5    90
Pensions and other retirement plan obligations.....................................................   27    15
Long-term debt.....................................................................................  674    --
                                                                                                    ----  ----
       Total liabilities...........................................................................  858   179
Commitments and contingencies (Notes 10 and 11)....................................................   --    --
Owner's Equity (deficit)
   Member Interest
   1,000,000 units authorized, 1,000,000 units issued..............................................   --    --
   Predecessor Owner's Investment..................................................................   --   636
   Accumulated Deficit.............................................................................  (37)   --
   Accumulated Other Comprehensive Loss............................................................  (29)  (72)
                                                                                                    ----  ----
   Total Owner's Equity............................................................................  (66)  564
                                                                                                    ----  ----
       Total liabilities and owner's equity (deficit) and accumulated other comprehensive loss..... $792  $743
                                                                                                    ====  ====

  The accompanying notes are an integral part of these financial statements.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
                           AND COMPREHENSIVE INCOME

                 Years Ended December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)

                                                         1999         1998
                                                     As adjusted  As adjusted
                                               2000  (See Note 4) (See Note 4)
                                               ----  ------------ ------------
  Revenues.................................... $949      $942         $995
  Cost and Expenses:
     Purchase and variable product costs---...  579       510          540
     Operating expenses.......................  166       182          197
     Selling, general and administrative......   54        59           62
     Depreciation and amortization............   34        34           35
     Research and development.................   26        31           29
     Special charges..........................   49         6           24
                                               ----      ----         ----
         Total................................  908       822          887
                                               ----      ----         ----
  Operating income............................   41       120          108
                                               ----      ----         ----
  Income from equity investment...............    3         2            1
  Interest expense, net.......................   (9)       --           --
                                               ----      ----         ----
  Income before income taxes..................   35       122          109
  Income tax expense..........................  (16)      (45)         (42)
                                               ----      ----         ----
  Net income.................................. $ 19      $ 77         $ 67
                                               ====      ====         ====
  Comprehensive income:
  Net income.................................. $ 19      $ 77         $ 67
  Currency translation gain (loss), net of tax   43       (34)          17
                                               ----      ----         ----
  Comprehensive income........................ $ 62      $ 43         $ 84
                                               ====      ====         ====


  The accompanying notes are an integral part of these financial statements.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                    CONSOLIDATED AND COMBINED STATEMENTS OF
       OWNER'S EQUITY (DEFICIT) AND ACCUMULATED OTHER COMPREHENSIVE LOSS

                 Years Ended December 31, 2000, 1999 and 1998
               (in millions of U.S. dollars (except for units))

                                                                                Accumulated Other
                                         Member     Predecessor    Accumulated Comprehensive Income
                                        Interest Owners Investment   Deficit          (Loss)        Total
                                        -------- ----------------- ----------- -------------------- -----
Balance, January 1, 1998, as adjusted..  $  --         $ 683          $ --             $(55)        $ 628
Net cash distribution to owners........                 (149)                                        (149)
Tax effect of transaction among
  owners...............................
Net income.............................                   67                                           67
Other comprehensive income, net........                                                  17            17
                                         -----         -----          ----             ----         -----
Balance, December 31, 1998, as
  adjusted.............................  $  --         $ 601          $ --             $(38)        $ 563
                                         =====         =====          ====             ====         =====
Balance, January 1, 1999, as adjusted..  $  --         $ 601          $ --              (38)        $ 563
Net cash distribution to owners........                  (31)                                         (31)
Tax effect of transaction among
  owners...............................                  (11)                                         (11)
Net income.............................                   77                                           77
Other comprehensive loss, net..........                                                $(34)          (34)
                                         -----         -----          ----             ----         -----
Balance, December 31, 1999.............  $  --         $ 636          $ --             $(72)        $ 564
                                         =====         =====          ====             ====         =====
Balance, January 1, 2000, as adjusted..  $  --         $ 636          $ --             $(72)        $ 564
Net cash distribution to owners........                  (61)                                         (61)
Tax effect of transaction among
  owners...............................                    4                                            4
Net income for the period January 1 to
  October 31, 2000.....................                   47                                           47
Recapitalization through the reissuance
  of 1,000,000 member units............    626          (626)                                          --
Capital contribution...................    200                                                        200
Distribution to parent after
  recapitalization.....................   (826)                         (9)                          (835)
Net loss for the period November 1 to
  December 31, 2000....................                                (28)                           (28)
Other comprehensive income, net........                                                  43            43
                                         -----         -----          ----             ----         -----
Balance, December 31, 2000.............  $  --         $  --          $(37)            $(29)        $ (66)
                                         =====         =====          ====             ====         =====

  The accompanying notes are an integral part of these financial statements.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

              CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                 Years Ended December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)

                                                                                        2000   1999   1998
                                                                                        -----  -----  -----
Cash flows provided by (used for) operating activities:
   Net income.......................................................................... $  19  $  77  $  67
   Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization...................................................    34     34     35
       Gain on sale of assets..........................................................    (2)    --     --
       Equity earnings in affiliates...................................................    (3)    --     --
       (Increase) decrease in working capital:
          Receivables..................................................................   (21)   (19)     4
          Due from and owing to related parties........................................     2     --      1
          Prepaid assets...............................................................    (6)    --     --
          Inventories..................................................................     9     36     14
          Payables and accruals........................................................    81      1     20
       Deferred income taxes...........................................................   (11)     4     (2)
       Pensions and other retirement plans obligations.................................    12     --     --
       Other non-current items.........................................................    --      1     (3)

                                                                                        -----  -----  -----
              Net cash provided by operating activities................................   114    134    136

                                                                                        -----  -----  -----
Cash flows provided by (used for) investing activities:
   Capital expenditures................................................................   (18)  (105)   (59)
   Purchase of Elenac..................................................................    (6)    --     --
   Proceeds from asset disposals.......................................................     2     --     71
   Distributions from equity affiliates................................................     5      2      1

                                                                                        -----  -----  -----
              Net cash (used for) provided by investing activities.....................   (17)  (103)    13

                                                                                        -----  -----  -----
Cash flows provided by (used for) financing activities:
   Net cash distributions to owner.....................................................   (61)   (31)  (149)
   Purchase of owner's investment......................................................  (858)    --     --
   Proceeds from issuance of long-term debt............................................   504     --     --
   Proceeds from senior subordinated notes.............................................   197     --     --
   Payments on long-term debt..........................................................   (28)    --     --
   Deferred finance costs..............................................................   (17)    --     --
   Equity contributions................................................................   185     --     --

                                                                                        -----  -----  -----
              Net cash (used for) financing activities.................................   (78)   (31)  (149)

                                                                                        -----  -----  -----
Net increase in cash and cash equivalents..............................................    19     --     --
Cash and cash equivalents at beginning of year.........................................    --     --     --

                                                                                        -----  -----  -----
Cash and cash equivalents at end of year............................................... $  19  $  --  $  --

                                                                                        -----  -----  -----
Supplemental disclosures of cash flow information:
   Cash paid during the period for interest............................................ $   4  $  --  $  --
   Cash paid during the period for income taxes........................................    --     32     43
                                                                                        =====  =====  =====

  The accompanying notes are an integral part of these financial statements.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)


1. Organization, Formation and Basis of Presentation

   The Consolidated financial statements include the consolidated operations of Resolution Performance Products LLC ("RPP LLC", or the "Company"), and its wholly owned subsidiaries including RPP Capital Corporation ("RPP CC") since November 1, 2000.

   Prior to November 1, 2000, the financial statements include the operations of the resins business ("Resins Business") of the Royal Dutch/Shell Group of Companies ("Shell"). RPP LLC is a wholly owned subsidiary of Resolution Performance Products, Inc. ("RPPI"). RPP CC is a wholly owned finance subsidiary of RPP LLC that was formed in October 2000 to co-issue the 13 1/2% Senior Subordinated Notes jointly and severally with RPP LLC. RPP CC has nominal assets and no operations.

   On November 14, 2000, with an effective date of November 1, 2000, RPP LLC acquired the Resins Business from Shell. On the same dates, simultaneous with the above acquisition, RPPI was acquired by RPP Holdings LLC, an affiliate of Apollo Management IV, L.P. ("Apollo") in a recapitalization transaction. (See
Note 13).

   The accompanying Consolidated and Combined Financial Statements are presented in conformity with generally accepted accounting principles in the United States ("U.S."). The accompanying Combined Financial Statements have been prepared from Shell's historical accounting records and are presented on a carve-out basis to include the historical operations applicable to the Resins Business of Shell. In addition, the Combined Financial Statements have been restated to reflect the accounting change from LIFO to FIFO method of costing inventory. (See Note 4).

   In July 1999, Shell commenced a corporate restructuring program in preparation for the sale of the Resins Business. Under this program, all of the Resins Business manufacturing operations and certain of its marketing activities were transferred into new legal entities within the Shell Group. This program included the transfer of the manufacturing operations in The Netherlands, the U.S. and the United Kingdom to Shell Epoxy Resins LLC and Shell Epoxy Resins Holdings B.V. and its various non-U.S. subsidiaries. No gains or losses were recognized on the transfer of assets and operations pursuant to this program, given the related party nature of such transactions. The tax effects of these transactions, resulting from changes to the tax bases of assets, have been recorded through owner's net investment.

   The Consolidated and Combined Financial Statements include all revenues and costs directly attributable to the Resins Business, including costs for facilities, functions and services used by the Resins Business at shared Shell sites and costs for certain functions and services performed by centralized Shell organizations and directly charged to the Resins Business based on usage. The results of operations also include allocations of Shell's general corporate expenses.

   In addition, Shell provided cash management services to the Resins Business through centralized treasury systems. As a result, all charges and cost allocations for facilities, functions and services performed by Shell organizations for the Resins Business are deemed to have been paid by the Resins Business to Shell, in cash, during the period in which the cost was recorded in the Consolidated and Combined Financial Statements. Allocations of current income taxes receivable or payable are deemed remitted, in cash, by or to Shell in the year in which the related income taxes were recorded.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)


   All of the allocations and estimates in the Consolidated and Combined Financial Statements are based on assumptions that Shell management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Resins Business had been operated as a separate entity. It is not practicable to estimate the costs and expenses that would have resulted on a stand-alone basis.

   The Company is engaged in manufacturing and marketing resins in the U.S. and internationally. Resins include epoxy resins, versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials.

   Products containing epoxy resins serve a wide range of end-users, including automotive, aerospace, electrical, construction and industrial maintenance. Versatic acid and derivatives are specialty products that complement epoxy resins product offerings in the coatings, adhesives and construction industries.

2. Significant Accounting Policies

   Principles of Consolidation and Combination

   The accompanying Consolidated Financial Statements include the accounts of RPP LLC and its subsidiaries. The Combined Financial Statements include the accounts of the resin business of Shell. Corporate joint ventures are accounted for using the equity method. All significant intercompany transactions and accounts have been eliminated in consolidation.

   Cash and Cash Equivalents

   Cash equivalents consist of highly liquid investments that are readily convertible into cash and have a maturity of three months or less at the date of acquisition.

   Inventories

   Inventories primarily include product, materials and supplies. The inventories are valued at the lower of cost or net realizable value. The Company uses the FIFO method to cost its inventories. (See Note 4)

   Inventory exchange transactions, which involve homogeneous commodities in the same line of business and do not involve the payment or receipt of cash, are not accounted for as a purchase or a sale. Any resulting volumetric exchange balances are accounted for as part of accrued liabilities or receivables. As of December 31, 2000 and 1999, amounts reclassified as part of accrued liabilities were $1 and $1, respectively.

   Property, Plant and Equipment

   Property, plant and equipment is carried at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the respective assets. Estimated useful lives for plant and equipment, office buildings, tanks and pipelines are 20 years and range from three to ten years for other assets. Gains or losses from retirements or sales are recognized in income. Expenditures for maintenance and repairs, including major plant maintenance (turnaround), are expensed as incurred. Replacements and improvements are capitalized.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)



   Intangible Assets

   Intangible assets consist primarily of patents, which are being amortized on a straight-line basis over periods ranging from 6 to 17 years. The intangible assets totaled $3 and $4, net of accumulated amortization of $9 and $8, at December 31, 2000 and 1999, respectively.

   Other intangibles include deferred financing costs of $17 and $0, net of accumulated amortization of $0 at each of December 31, 2000 and 1999. Deferred financing costs are being amortized over 5 to 10 year financing terms and are recorded as interest expense.

   Impairment of Long-Lived Assets

   The carrying values of long-lived assets and intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the carrying value of an asset is assessed by reference to an estimate of the asset's undiscounted future net cash flows. Measurement of any impairment would include a comparison of discounted estimated future net cash flows to the net carrying value of the related assets.

   Revenue Recognition

   Revenues associated with sales of chemical products are recorded when title passes to the customer upon delivery. Provisions for discounts and rebates to customers, and returns are provided for in the same period the related sales are recorded.

   Research and Development Costs

   Internal research and development costs are expensed as incurred.

   Income Taxes

   The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities.

   Prior to recapitalization of the Company, the Resins Business of Shell, and the related tax effects thereof, are included in a number of tax returns submitted by various Shell operating companies. There is no formal tax allocation agreement between the various Shell operating companies and the Resins Business. Accordingly, the tax amounts reflected in these Combined Financial Statements have been allocated based on the amounts expected to be paid or received from the various Shell operating companies filing tax returns in which the Resins Business is included, with net operating loss and credit carryforwards recorded in the event such benefits are expected to be realized by the Shell operating companies. The provision for income taxes represents income taxes deemed paid or received for the current year plus the change in deferred taxes during the year, excluding effects related to Shell's corporate restructuring program. The pro forma effect on the Consolidated and Combined Statement of Income and Comprehensive Income, Owner's Equity and Accumulated Other Comprehensive Loss of reflecting the provision for income taxes on a separate return basis is not material.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)



   Deferred taxes result from differences between the financial and tax bases of Shell's Resins Business's assets and liabilities, and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized by the relevant Shell operating company.

   Stock-Based Compensation

   RPPI grants stock options to employees of the Company for a fixed number of shares with an exercise price no less than the fair value of the shares at the date of grant. The Company accounts for such stock option grants in accordance with Financial Accounting Standards Board No. 123, Accounting for Stock-Based Compensation ("FAS 123"), which permits the measurement of compensation expense in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and the Company has elected to follow APB 25.

   Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities. Although management believes these estimates are reasonable, actual results could differ from those estimates.

   Risks and Uncertainties

   The Company has operations in approximately 13 countries, and in each country, the business is subject to varying degrees of risk and uncertainty. The Company insures its business and assets against insurable risks in a manner that it deems appropriate. Because of its diversity, the Company believes that the risk of loss from non-insurable events in any one business or country would not have a material, adverse effect on its operations as a whole. Additionally, management believes there is no material concentration of risk within any single customer or supplier, except for Shell, or small group of customers or suppliers, whose failure or nonperformance would materially affect the Company's results.

   Foreign Currency Transactions

   For the Company's operations outside the U.S., where the local currency is considered to be the functional currency, those operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities; the average exchange rate is utilized for each period for revenues, expenses, gains and losses and cash flows. The effects of translating such operations into U.S. dollars are included as a component of comprehensive income and owner's equity. A substantial amount of assets and liabilities outside the United States are denominated in the Netherland Guilder. The U.S. dollar to The Netherland Guilder exchange rate was 2.37, 2.19 and 1.89 at December 31, 2000, 1999 and 1998, respectively. The effects of remeasuring those operations where the U.S. dollar is used as the functional currency, and all related transaction gains and losses, are reflected in current earnings.

   The Company may utilize forward exchange contracts to hedge foreign currency transaction exposures. Gains and losses on hedging contracts are deferred and included in the measurement of the related transaction. The fair value of open forward exchange contracts was not significant at December 31, 2000 and 1999.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)



   Environmental Costs

   Environmental costs relating to current operations are expensed or capitalized, as appropriate, depending on whether such costs provide future economic benefits. Liabilities are recognized when the costs are considered probable and can be reasonably estimated. Measurement of liabilities is based on currently enacted laws and regulations, existing technology and undiscounted, site-specific costs. Environmental liabilities in connection with properties which are sold or closed are realized upon such sale or closure, to the extent they are probable and estimable and not previously reserved. In assessing environmental liabilities, no set-off is made for potential insurance recoveries. Recognition of any joint and several liability is based upon the Company's best estimate of its final pro rata share of the liability.

   Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, as amended by SFAS 137 and 138, and is effective for the Company as of January 1, 2001. SFAS 133, as amended by SFAS 138, requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The adoption of these policies will have no material impact on the Company's operations.

   Reclassifications

   Certain reclassifications were made to prior year amounts in order to conform with the current year's presentation.

3. Transactions With Related Parties

   The Company and its predecessor have entered into transactions with subsidiaries and affiliates of the Royal Dutch/Shell Group of Companies. All transactions were entered into in the ordinary course of business. Upon consummation of the recapitalization, Shell, while owning a 6.8% fully diluted ownership interest in RPPI, has no operational controls or board of director representation, and therefore is no longer considered a related party. The aggregate amounts of related party transactions were as follows for the years ended December 31, 2000, 1999 and 1998:

                                                 2000 1999 1998
                                                 ---- ---- ----
Revenues........................................ $ 18 $ 33 $ 31
Cost and expenses:
   Purchases and variable products costs........  308  234  279
   Operating expenses...........................   85   66   67
   Selling, general and administrative expenses.   25   39   60
   Research and development expenses............   17   14   18

   Revenues

   Sales to related parties are derived largely from the sale of finished products. Amounts due from related parties were $3 and $7 at December 31, 2000 and 1999, respectively.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)



   Costs and Expenses

   The Company purchases a significant portion of its primary feedstocks from Shell. In instances where the Business's manufacturing facilities are operated as part of a larger Shell petrochemical and refining complex, Shell may also provide site services, utilities, materials, facilities and operatorship services. Research and development activities are performed largely by the Company's employees at Shell's technology centers in the United States and The Netherlands. In addition, Shell provided various corporate services (such as cash management, legal, marketing, benefit plans and other financial services) to the Resins Business.

   Prior to the recapitalization, the costs of services were directly charged to or allocated between the Resins Business and other divisions of Shell, using methods which Shell's management considered reasonable. Allocation methods include proportionate allocation on the basis of assets, production volumes, usage, revenues and employees. Such charges and allocations are not necessarily indicative of amounts that would have been incurred had the Resins Business operated as a separate entity. As of the recapitalization, all transactions between Shell and the Company are governed by written contractual agreements that clearly define all goods and services to be delivered and the costs for such goods and services.

   All charges and cost allocations for facilities, functions and services performed by Shell organizations for the Resins Business are deemed to have been paid by the Resins Business to Shell, in cash, during the period in which the cost was recorded in the Combined Financial Statements. Since the Resins Business was in a net receivable position from Shell due to the cash management agreement, no interest expenses were provided. Amounts owing to related parties were $0 and $2 at December 31, 2000 and 1999, respectively.

   The Company has significant transactions and relationships with affiliated entities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

   On November 14, 2000, certain officers of the Company issued notes payable totaling $1 to the Company to purchase stock of RPPI.

   The Company entered into a management agreement with Apollo for management consulting services. Under the agreement, Apollo shall advise the Company concerning such management matters that relate to proposed financial transactions, acquisitions and other senior management matters related to the business, administration and policies of the Company.

   As consideration, the Company has agreed to pay Apollo an annual fee of $1 payable in equal quarterly installments of $0.250.

4. Inventories of Products

   Product inventories are valued at the lower of cost or net realizable value, cost being determined using either a weighted-average or FIFO method. Effective November 1, 2000, the Company changed its inventory accounting policy in the U.S. from LIFO (Last In First Out) to FIFO (First In First Out). The change was made to provide better matching of revenues and expenses.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)



   A retroactive restatement of prior year's financial statements was made to present financial results on a consistent basis. The change increased/(decreased) cost of sales previously reported by the following amounts:

1998................................................................. $ 3
1999................................................................. $(7)

   The cumulative effect on Owner's Equity at December 31, 1997 of this accounting change was an increase of $19.

   Total inventories at December 31, 2000 were comprised of the following:

                                                                 2000 1999
                                                                 ---- ----
     Raw materials.............................................. $ 17 $  5
     Finished products..........................................  121  137
     Materials and supplies.....................................   11   16
                                                                 ---- ----
        Total................................................... $149 $158
                                                                 ==== ====

5. Property, Plant and Equipment

   Property, plant and equipment consists primarily of manufacturing assets as follows:

                                                                December 31,
                                                               -------------
                                                                2000   1999
                                                               ------  -----
   Plant and equipment........................................ $  983  $ 918
   Office buildings...........................................     32     29
   Other assets...............................................     32     50
                                                               ------  -----
      Total................................................... $1,047  $ 997
   Less: accumulated depreciation ............................   (636)  (565)
                                                               ------  -----
   Net property, plant and equipment ......................... $  411  $ 432
                                                               ======  =====

   Effective January 1, 1998, the useful life for the Resins Business's European manufacturing facilities was changed from 10 years to 20 years. This change in estimate reduced 1998 depreciation expense by approximately $22.

6. Investments in Equity Affiliates

   Investments in affiliates, accounted for using the equity method, are as follows as of December 31, 2000 and 1999:

                                                    Country of   Percentage
                  Joint venture                    incorporation  holding   2000 1999
                  -------------                    ------------- ---------- ---- ----
Japan Epoxy Resins (formerly Yuka Shell Epoxy k.k)      Japan        50%    $10  $ 9
Resins manufacturing operations of Elenac Gmbh)...    Germany        50%     --    3
                                                      -------        --     ---  ---
                                                                            $10  $12
                                                      =======        ==     ===  ===

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)



   On March 31, 2000, Shell purchased the remaining 50% resin manufacturing operations and inventory of Elenac Gmbh for $6.

7. Income Taxes

   The income tax expense consists of the following:

                                                   2000  1999 1998
                                                   ----  ---- ----
             U.S. and other income taxes:
                Current income tax--U.S........... $ 12  $34  $37
                Current income tax--outside U.S...   14    7    7
                Deferred income tax--U.S..........  (12)  (1)  (5)
                Deferred income tax--outside U.S..    2    5    3
                                                   ----  ---  ---
                    Total......................... $ 16  $45  $42
                                                   ====  ===  ===

   Deferred income taxes are provided for the temporary differences between the book and tax bases of the Resins Business's assets and liabilities. Significant components of deferred tax assets and liabilities as of December 31, 2000 and 1999 are as follows:

                                                           2000 1999
                                                           ---- -----
          Deferred tax assets:
          Environmental liabilities and other............. $ 1  $   1
          Tax carryforwards...............................  --      9
          Employee related accruals.......................  25     --
                                                           ---  -----
                    Total deferred tax assets.............  26     10
                                                           ---  -----
          Deferred tax liabilities:--
             Items associated with capitalized costs:
                 Expenditures and other...................  (5)   (84)
                 Transactions with shareholders...........  --    (11)
             Inventory....................................  --    (10)
                                                           ---  -----
                    Total deferred tax liabilities........  (5)  (105)
                                                           ---  -----
          Net deferred tax asset (liabilities)............ $21  $ (95)
                                                           ===  =====

   Historically, our operations have been included in the tax returns submitted by various Shell operating companies. The tax amounts reflected in our historical results have been allocated based on the amounts expected to be paid or received from the various Shell operating companies filing tax returns in which our operations were included. As of December 31, 2000, we have accrued for income taxes and income taxes will consist of deferred and current income taxes. Additionally, we will make a Section 338(h)(10) election to allow our recapitalization to be treated as an acquisition of assets for tax purposes. Accordingly, for tax purposes the bases of our U.S. assets will be stepped-up to their fair market values, and we will be able to depreciate our assets using higher bases than the historical amount. This tax basis step-up will reduce cash payments for income taxes over the next five years.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)


   The corporate restructuring program (see Note 1) resulted in changes in the tax bases of certain of the Resins Business assets. Due to the related party nature of this restructuring, the changes in the deferred tax balances relating to these changes in the tax bases have been recorded through owner's equity. A deferred tax liability of $11 resulted from the tax bases changes for the year ended December 31, 1999. A deferred tax asset of $115 resulted from the bases changes for the year ended December 31, 2000.

   Deferred tax assets and liabilities are recorded in the accompanying Consolidated and Combined Balance Sheet as follows:

                                              2000 1999
                                              ---- ----
                       Current assets........ $ 1  $  2
                       Noncurrent assets.....  25     1
                       Current liabilities...  --    (8)
                       Noncurrent liabilities  (5)  (90)
                                              ---  ----
                                              $21  $(95)
                                              ===  ====

   Total income tax expense for the years 2000, 1999 and 1998 was equivalent to effective tax rates of 46%, 36% and 39%, respectively. Income before income taxes attributable to U.S. and non-U.S. operations was as follows:

                                           2000 1999 1998
                                           ---- ---- ----
                       U.S................ $(5) $ 96 $ 81
                       Non-U.S............  40    33   25
                                           ---  ---- ----
                                           $35  $129 $106
                                           ===  ==== ====

   Reconciliation of actual tax expense to the expected tax expense calculated at the U.S. statutory rate (35%) is as follows:

                                                2000 1999 1998
                                                ---- ---- ----
                  Tax at 35%................... $12  $44  $38
                  Non-deductible expenditures..   1   --   --
                  U.S. state taxes.............  (1)   2    4
                  Benefit of Foreign Sales
                    Corporation................   2   (2)  (1)
                  Effect of different tax rates
                    in non-U.S. jurisdictions..   2    1    1
                                                ---  ---  ---
                     Total..................... $16  $45  $42
                                                ===  ===  ===

8. Pension Plans, Other Postretirement Benefits and 401(k) Plan

   Effective December 1, 2000, the Company began providing defined pension and other post-retirement benefit plans to employees in the U.S. and internationally. Approximately 531 employees in the U.S. and 415 employees internationally participate in these plans. The following table provides a reconciliation of benefit obligations, plan assets and the funded status of the plans for the year ended December 31, 2000:

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)




                                                      Pension
                                                      Benefits   Other Benefits
                                                     ----------  --------------
Change in benefits obligation
   Benefits obligation at beginning of year......... $       76    $       19
   Service and interest cost........................          1             1
                                                     ----------    ----------
   Benefits obligation at end of year............... $       77    $       20
                                                     ----------    ----------

Change in plan assets
   Fair value of plan assets at beginning of year... $       70    $       --
                                                     ----------    ----------
   Fair value of plan assets at end of year......... $       70    $       --
                                                     ----------    ----------
   Funded status....................................         (7)           --
   Unrecognized net transition obligation / (asset).         --           (20)
   Unrecognized net actuarial loss / (gain).........         --            --
   Unrecognized prior service cost..................         --            --
                                                     ----------    ----------
   Prepaid (accrued) benefit cost................... $       (7)   $      (20)
                                                     ==========    ==========
Weighted-average assumptions as of December 31, 2000
   Discount rate....................................  3.5%-7.8%     0.0%-7.8%
   Expected return on plan assets...................  8.0%-9.5%     0.0%-9.5%
   Rate of compensation increase....................  2.0%-4.5%     0.0%-4.5%

   Net periodic benefit cost........................ $       --    $       --
                                                     ==========    ==========

   Effective December 1, 2000, the Company established a 401(k) plan or a savings plan as an additional retirement and income tax reduction facility. Full time employees are eligible to participate immediately. Employees may make pre-tax and after-tax contributions ranging from 1% to 16% and 1% to 21%, respectively. Employees are eligible to participate in the Company contributions after completion of two years of service. Company contributions range from 3, 5 and 10 percent after completion of service of 2, 5 and 9 years, respectively. Company contributions amounted to less than $1 for the year ended December 31, 2000.

   Prior to the recapitalization, certain of the Resin Business's U.S. employees participated in the Shell Oil Company Pension Plan (a defined benefit plan) and the Shell Provident Fund (a defined contribution plan). The Resins Business's allocated share of contributions to these plans was $2 in each of 2000, 1999 and 1998.

   Prior to the recapitalization, substantially all of the Resins Business U.S. employees participate in Shell Oil Company sponsored postretirement benefit plans that provided healthcare and life insurance benefits for retirees and their eligible dependents. Such plans are unfunded, and the costs are shared by Shell Oil Company and its employees. The Resins Business allocated share of expense for such postretirement plans was $1 in each of 2000, 1999 and 1998.

   Prior to the recapitalization, certain of the Resins Business employees based outside the U.S. participated in various Shell defined benefit and defined contribution pension schemes and postretirement benefit plans. The Resins Business allocated share of contributions to these plans was $0, $2 and $2 in 2000, 1999 and 1998, respectively.

   Pension and other retirement obligations related to the aforementioned funded pension plan and unfunded OPEB plan totaled $27 and $15 as of December 31, 2000 and 1999, respectively.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)



9. Long-term Debt

   Long-term debt at December 31, 2000, consisted of the following (in millions):

Senior Subordinated Notes, net of discount $197
Term Loan A...............................  108
Term Loan B...............................  350
European Revolver.........................   23
US Revolver...............................    3
                                           ----
Total long-term debt...................... $681
Less current portion of long-term debt....   (7)
                                           ----
                                           $674
                                           ====

   In November 2000, RPP LLC and RPP Capital Corporation issued $200 aggregate principal amount of 13 1/2% Senior Subordinated Notes due November 15, 2010 (the "Notes") in a private offering pursuant to Rule 144A under the Securities Act of 1933. The Notes were issued at a discount of $3, for a total of $197 in net proceeds. The Notes may be redeemed in whole at any time or in part from time to time, on and after November 15, 2005, at specified redemption prices.

   The Notes are general unsecured obligations ranking subordinate in right of payment to all existing and future senior debt. The proceeds from the issuance of the Notes were used to finance the recapitalization and certain related transaction costs and expenses. Interest on the Notes is payable semi-annually in cash on each May 15 and November 15.

   On November 14, 2000, RPPI, RPP LLC, RPP Capital Corporation, and Resolution Nederland BV entered into a $600 Credit Facility with a syndicate of financial institutions. The Credit Facility provides for a six-year Euro equivalent $100 (at issuance) term loan (Term Loan A) and an eight-year $350 term loan (Term Loan B). Each Term Loan was fully drawn at closing and used to finance the recapitalization and certain related costs and expenses. In addition, the Credit Facility provides a six-year, $150 revolving credit facility, the euro equivalent of which is also available; the proceeds may be used for expenditures including working capital and general corporate purposes, including without limitation, certain permitted acquisitions. The revolving Credit Facility includes a sub-limit for letters of credit in an amount not to exceed $50.

   As of December 31, 2000, additional borrowings of up to $124 million under the revolving Credit Facility were available for working capital and general corporate purposes subject to certain conditions. The revolving credit facility may be drawn in U.S. dollars or euros.

   The Credit Facility is principally secured by all current and future assets of RPP LLC, and requires the Company to maintain certain minimum financial covenants including a minimum interest coverage ratio and a maximum total leverage ratio. As of December 31, 2000, the Company was in compliance with each of its financial covenants. In addition, the Credit Facility is not subject to advance rates or a borrowing base.

   Borrowings that are maintained as dollar term loans or loans under the revolving Credit Facility denominated in dollars, incur interest at either Citibank's prime lending rate (Base Rate) or the Eurodollar Rate (Libor) plus, in each case, a margin ranging from 1.25% to 3.75%, which margin is dependent upon the Company's leverage, as determined quarterly. Interest rates on the borrowings maintained as Euro term loans, and loans under the revolving Credit Facility denominated in Euros, are at the Euro Rate (Euribor) plus associated costs plus, in each case, a margin ranging from 2.25% to 3.0% depending on the Company's leverage, as determined quarterly.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)



   Interest period elections generally range from one to six months, or to the extent available, nine or twelve months for Eurodollar and Euro Rate loans. With respect to Eurodollar loans and Euro Rate loans, interest is payable at the end of each interest period and, in any event, at least every 3 months for interest periods longer than three months.

   With respect to Base Rate loans, interest is payable quarterly on the last business day of each fiscal quarter. Calculation of all interest expense is based on the actual number of days elapsed in a year comprising 360 days. For each drawn letter of credit, the Company is required to pay a per annum fee equal to the spread over the Eurodollar rate for the revolving Credit Facility, a fronting fee equal to 1/4 of 1% on the aggregate daily stated amount of each letter of credit, plus administrative charges. Additionally, the Company will pay a commitment fee ranging from 0.375% to 0.500% per annum, depending on the Company's leverage ratio, and is payable quarterly on the available portion of the revolving Credit Facility.

   Each term loan requires quarterly principal reductions beginning on March 31, 2001. Also, the Company may be required to make mandatory additional principal reductions, based on the Company's excess cash flow and certain other events as described in the Credit Agreement.

   Current maturities of long-term debt, including the Senior Subordinated Notes, for the years ending December 31, are as follows (in millions):

2001...... $  7
2002......    7
2003......    7
2004......    7
2005......    7
Thereafter  646
           ----
           $681
           ====

10. Contingencies and Other Matters

   In the ordinary course of business, the Company is subject to various laws and regulations and, from time to time, litigation. In the opinion of management, compliance with existing laws and regulations will not materially affect the financial position or results of operations of the Company. Management is not aware of any pending actions against the Company.

   The Company is also subject to various environmental laws and regulations. Similar to other companies in the chemicals industry, the Company incurs costs for preventive and corrective actions at facilities and waste disposal sites, and those environmental costs of operations and remediation activities are accrued on a basis consistent with the accounting policy set forth in Note 2. The Company may be obligated to take remedial action as a result of the enactment of laws or the issuance of new regulations or to correct the effects on the environment of disposal practices or releases of chemical substances. Most of the expenditures to fulfill these obligations relate to facilities and sites where past operations followed practices and procedures that were considered appropriate under regulations, if any, existing at the time, but may now require investigatory or remedial work to adequately protect the environment or address new regulatory requirements. The Company has accrued $3 at December 31, 1999 for planned environmental remediation activities at three sites, and this accrual, in management's opinion, is appropriate based on existing facts and circumstances. Expensed environmental costs were less than $1 in each of 2000, 1999 and 1998.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)



   The fact that no additional accrual was provided in 2000 is influenced by agreements associated with the transaction whereby Shell will indemnify RPP LLC for environmental damages associated with certain environmental conditions that occurred or existed before the closing date of the recapitalization, subject to limitations. In addition, the Company believes that it carries adequate insurance coverage, subject to certain deductibles and limitations.

11. Leases and Other Commitments

   Effective January 1, 2000, the Company entered into contractual agreements with Shell for the supply of site services, utilities, materials and facilities (SUMF services) and for operation and maintenance services (OMS services) necessary to operate the Company on a stand-alone basis. The duration of the contracts range from one year or less to 20 years, depending on the nature of services. Such contracts may be terminated by either party as provided for in the respective agreements; generally, 90 days notice is required for short-term contracts and three years notice is required for longer-term contracts (generally in excess of five years). Contractual pricing generally includes a fixed and variable component.

   Also effective January 1, 2000, the Company entered into contractual agreements with Shell for the purchase of feedstocks. The terms of the agreements vary from three to ten years, extendable at the Company's request and cancelable by either party as provided for in the respective agreements. Feedstock prices are based on market prices less negotiated volume discounts or cost input formulas.

   The total net payable outstanding under these contracts as of December 31, 2000, was approximately $38, and the Company expensed $63 for the two months from the inception of the transaction to December 31, 2000.

   In July 1999, Shell repurchased for $71 certain equipment used in the Company's U.S. operations and previously held under an operating lease pursuant to a sale and leaseback transaction executed by Shell in December 1998. No gain or loss associated with the sale and leaseback transaction was attributable to the Resins Business in 1998.

   Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2000:

                                 Total
                                 -----
2001............................  $ 3
2002............................    2
2003............................    1
2004............................    1
2005 and thereafter.............   --
                                  ---
   Total minimum lease payments.  $ 7
                                  ===

   Rental expense under operating leases was $4, $5 and $7 in 2000, 1999 and 1998, respectively.

12. Segment and Related Information

   Using guidelines set forth in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has identified three reportable segments based on geographic information: (i) America, (ii) Europe and Africa, and (iii) Asia Pacific and Middle East. Management operates its business through geographic regions and is not organized nor does it prepare discreet financial information by product line within the geographic regions.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)



   Selected financial data by geographic region are presented below:

                                                                                  Asia
                                                                                 Pacific
                                                                          Europe   and
                                                                           and   Middle  Inter-
                                                                  America Africa  East   segment Total
                                                                  ------- ------ ------- ------- -----
As of and for the year ended
  December 31, 2000:
Revenues from external customers.................................  $523    $397    $29    $  --  $949
Intersegment revenues............................................    32     244      4     (280)   --
Depreciation and amortization expense............................    24      10     --       --    34
Special charges..................................................    45       4     --       --    49
Operating income.................................................     4      37     --       --    41
Total assets.....................................................   441     340     11       --   792
Equity investments in and advances
  to unconsolidated subsidiaries.................................    --      10     --       --    10
Expenditures for long-lived assets...............................     8      10     --       --    18
As of and for the year ended
  December 31, 1999:
Revenues from external customers.................................  $508    $362    $72    $  --  $942
Intersegment revenues............................................    51     260      2     (313)   --
Depreciation and amortization expense............................    20      14     --       --    34
Special charges..................................................     3       2      1       --     6
Operating income.................................................    83      33      4       --   120
Total assets.....................................................   431     331     20      (39)  743
Equity investments in and advances to unconsolidated subsidiaries    --      12     --       --    12
Expenditures for long-lived assets...............................    74      31     --       --   105
As of and for the year ended
  December 31, 1998:
Revenues from external customers.................................  $544    $380    $71    $  --  $995
Intersegment revenues............................................    60     269      2     (331)   --
Depreciation and amortization expense............................    26       9     --       --    35
Special charges..................................................    13       9      2       --    24
Operating income.................................................    85      22      1       --   108
Total assets.....................................................   368     354     30      (33)  719
Equity investments in and advances to unconsolidated subsidiaries    --      13     --       --    13
Expenditures for long-lived assets...............................    17      42     --       --    59

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)



   Revenues from external customers for each product group are presented below:

                December 31,
               --------------
               2000 1999 1998
               ---- ---- ----
BPA........... $219 $194 $188
ECH...........   48   54   70
Resins........  585  584  615
Versatics.....   90  102  113
Other.........    7    8    9
               ---- ---- ----
Total Revenues $949 $942 $995

   Selected information on a per domicile country basis is presented below:

Revenues:

                           December 31,
                       -------------------
                       2000   1999   1998
                       -----  -----  -----
U.S................... $ 551  $ 533  $ 569
Netherlands...........   363    330    341
Germany...............    93     73     79
Other*................   222    319    337
Intercompany..........  (280)  (313)  (331)
                       -----  -----  -----
   Total.............. $ 949  $ 942  $ 995

Net Long Lived Assets:
                           December 31,
                       -------------------
                       2000   1999   1998
                       -----  -----  -----
U.S................... $ 245  $ 263  $ 201
Netherlands...........   163    173    185
Germany...............     4     --     --
Other*................    12     12     15
Intercompany..........    --     --     --
                       -----  -----  -----
   Total.............. $ 424  $ 448  $ 401

--------
* Other consists of other foreign countries that individually account for less than 10% of the total revenues.

   Sales revenues are attributed to geographic regions based on the location of the manufacturing facility and/or marketing company, and are not based on location of customer. Intersegment amounts represent sales transactions within and between geographic regions.

   During the year ended December 31, 2000 and 1999, sales to one major customer, Bayer, amounted to approximately 10% and 10%, respectively, of the total Company revenue.

13. The Transaction

   On November 14, 2000, RPP LLC and its affiliates acquired the Resins Business of Shell. Furthermore, on such date, Shell and RPP Inc. completed their sale to RPP Holdings LLC, an affiliate of Apollo Management IV,

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)


L.P., whereby RPP Holdings acquired control of RPP Inc. in a recapitalization transaction ("the Transaction"). The purchase price was approximately $840 million (net of $18 million of excess cash at RPP LLC), subject to adjustment, and a contingent subordinated note for up to $127 million (the "Earn-out"), to be issued by RPP Inc., our parent. Immediately following the Transaction, on a fully-diluted basis for all management options and stock issuable under RPP Inc.'s stock option plan, Apollo Management and certain co-investors own (through their ownership of RPP Holdings) approximately 81.9% of the outstanding common stock of RPP Inc., management owns (through its ownership of RPP Holdings and RPP Inc.) approximately 11.3% of the outstanding common stock of RPP Inc. and Shell owns approximately 6.8% of the outstanding common stock of RPP Inc.

   The acquisition has been accounted for as a leveraged recapitalization. The excess of the purchase price over the net assets acquired was recorded in Owner's Equity.

   The consolidated net loss for the period November 1, 2000 to December 31, 2000 was $28. The difference between the net income for the year ended December 31, 2000 of $19 and the net loss for the period November 1, 2000 to December 31, 2000 was classified as part of predecessor Owner's investment in the Owner's Equity.

   The results of operations derived from the Resins Business of Shell are included in the Company's Consolidated and Combined Financial Statements for all periods presented. Unaudited pro forma consolidated results of operations have been prepared as if the acquisition had occurred on January 1, 2000, 1999 and 1998:

                 Year Ended December 31,
                 -----------------------
                  2000    1999    1998
                 ----    ----    ----
Revenue......... $952    $942    $995
Operating income   96     160     156
Net income......   14      53      49

   The unaudited pro forma consolidated results of operations presented above do not purport to be indicative of results that would have occurred had the acquisition occurred as of the dates presented, nor do they purport to be indicative of results that will be obtained in the future.

14. Special Charges

   Transaction and Transition Costs

   In connection with the recapitalization transaction, the Company expensed certain costs totaling $49. The transaction costs were directly related to the acquisition, and consisted primarily of outside professional services. These costs were primarily transitional costs that are non-recurring in nature and relate to charges required to establish RPP LLC as an independent entity, and consisted of the following:

(1) $31of transaction costs relating to transaction due diligence and activities associated with the sale and recapitalization, including approximately $21 in legal fees and other due diligence fees, and $10 in financial services and advice.

(2) $18of transition costs, the majority of which related to activities required to become an independent entity including organizational design, recruiting, establishment of fit for purpose work processes, information service fees as well as establishment of a new brand.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)



   Employee Severance Costs

   The Resins Business of Shell recorded charges for employee severance of approximately $0, $6 and $24 during the years ended December 31, 2000, 1999 and 1998, respectively, representing an allocation of its proportionate share of a comprehensive Shell Chemicals severance program announced in December 1998.

15. Fair Value of Financial Instruments

   The Company does not hold or issue financial instruments for trading purposes.

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value. Potential income tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale or settlement have not been taken into consideration.

   The carrying amounts for cash and cash equivalents, accounts receivable, and current liabilities are reasonable estimates of their fair values, principally due to the short-term maturities of these instruments. The estimated fair value of the Senior Subordinated Notes is based on the most recently available trading prices. The carrying amounts for the Term Loans are reasonable estimates of fair values, principally due to their relatively short-term maturities and the lack of markets for these instruments.

   The estimated fair values of financial instruments are as follows:

                                                          2000           1999
                                                     -------------- --------------
                                                     Carrying Fair  Carrying Fair
                                                     Amounts  Value Amounts  Value
                                                     -------- ----- -------- -----
Financial assets:
Cash and cash equivalents ..........................   $ 19   $ 19    $ --   $ --
Accounts receivable, net ...........................    148    148     127    127
Financial liabilities:
Accounts Payable and Accruals.......................    145    145      64     64
Long-term debt--principal:
Senior subordinated notes, including current portion    197    203      --     --
Term loan A.........................................    108    108      --     --
Term loan B.........................................    350    350      --     --
Revolver loans .....................................     26     26      --     --

16. Stock Option Plan

   RPP Inc. has adopted a stock option plan pursuant to which options with respect to a total of 54,000 shares of RPP Inc.'s common stock will be available for grant to employees of, consultants to, or directors of RPP Inc. or RRP LLC. The option plan is administered by the board of directors of RPP Inc. or a compensation committee appointed from time to time by the board of directors. The right to grant options under the option plan will expire on the tenth anniversary of the closing date of the Transactions. Options granted under the plan are or will be either nonqualified or incentive stock options.

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)



   Options are granted in amounts and at such times and to such eligible persons as determined by the board of directors of RPP Inc. or the compensation committee. On December 31, 2000, RPP Inc. granted nonqualified options covering 41,982 shares, representing approximately 8% of its total common stock outstanding on a fully diluted basis. Options will vest in accordance with a schedule as determined by the board of directors of RPP Inc. or the compensation committee and this vesting schedule will be outlined in the optionee's option agreement. We expect options to vest as follows:

      (a) One-third of the options will be time vesting options and will vest in equal increments over five years, ending on November 14, 2005. However, upon termination of a grantee's employment without cause or for good reason within six months following the sale of RPP Inc. for cash or any transaction in which RPP Holdings sells at least fifty percent of its shares of common stock of RPP Inc. acquired by it, all of the time vesting options allocated to such terminated employee shall vest immediately on such termination.

      (b) Two-thirds of the options will be performance options and will vest on November 14, 2008, the eighth anniversary of the closing date of the Transactions. The amount vested will be based on the operating results achieved by the business. However, vesting of all or a portion of the performance options will be accelerated upon the consummation of a sale of RPP Inc. for cash, or any transaction in which Apollo sells at least fifty percent of shares of common stock of RPP Inc. acquired by it.

   The vesting of options will occur only during an employee's term of employment. All unvested options will be forfeited upon a termination of employment.

   The exercise price for the options will be determined by the board of directors of RPP Inc. or the compensation committee, with the exercise price initially being the same as the per share price being paid by RPP Holdings in the recapitalization. The options will expire on the thirtieth day immediately following the eighth anniversary of issuance.

   Upon a termination of employment, RPP Inc. and RPP Holdings have certain repurchase rights. Upon a sale of RPP Inc. for cash or the occurrence of any transaction in which RPP Holdings sells at least 50% of the shares of common stock acquired by it, RPP Inc. also has certain repurchase rights. The weighted-average remaining contractual life of outstanding options at December 31, 2000 was approximately 8 years.

   A summary of the Option Plan as of December 31, 2000, and changes during the year ended is presented below:

                                  Number of shares  Weighted average
                                 covered by options  exercise price
                                 ------------------ ----------------
Outstanding at January 1, 2000..           --               --
Granted.........................       35,450             $100
Exercised.......................           --               --
Cancelled.......................           --               --
                                       ------             ----
Outstanding at December 31, 2000       35,450             $100
                                       ======             ====
Exercisable at December 31, 2000           --               --
                                       ======             ====

   The Company has elected to follow APB 25 and related interpretations in accounting for employee stock options. The options granted were valued using the fair value approach which represents the purchase price of the

                      RESOLUTION PERFORMANCE PRODUCTS LLC

                       December 31, 2000, 1999 and 1998
                         (in millions of U.S. dollars)


stock paid by RPP Holdings in the recapitalization. Accordingly, no compensation expense has been recognized for these stock options. Pro forma information regarding net income and earnings per share is required by FAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model, and was not material.

17. Subsequent Events

   On January 8, 2001, the Company and its affiliates acquired Shell Epoxy Resins France S.A.S. The purchase price in U.S. dollars was $1. This acquisition was made in connection with the transaction described in Note 13.

   On January 31, 2001, the Company announced the commencement of a cost restructure program in connection with its business strategy. The cost restructure program included among other things, a reduction in workforce that affected 17 employees globally. The total costs associated with the cost restructure program is currently estimated at $7. The total costs include severance costs associated with the reduction in workforce of $4 and relocation costs of $3. These costs will be recognized in 2001 as special charges.

                            [LOGO] LARGE RESOLUTION

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Pursuant to Section 102(b)(7) of the DGCL, the Certificate of Incorporation of RPP Capital provides that the directors of RPP Capital shall not be held personally liable to RPP Capital Corp or its stockholders for monetary damages for breaches of fiduciary duty as directors, except that any director shall remain liable (1) for any breach of the director's fiduciary duty of loyalty to RPP Capital Corp or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) for liability under
Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The amended and restated By-laws of RPP Capital provide for indemnification of its officers and directors to the full extent authorized by law.

   Section 18-108 of the Delaware Limited Liability Company Act (the "Act") provides that, subject to such standards and restrictions, if any, as are set forth in a limited liability company's operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The By-laws of RPP LLC provide that RPP LLC shall, to the fullest extent authorized under the Act, indemnify and hold harmless against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered, any manager or officer of RPP LLC including indemnification for negligence or gross negligence but excluding indemnification (1) for acts or omissions involving actual fraud or willful misconduct or (2) with respect to any transaction from which the indemnitee derived an improper personal benefit.

Item 21. Exhibits and Financial Statement Schedules.


2.1 Amended and Restated Master Sale Agreement (US) dated as of November 14, 2000 among Shell Oil
    Company, Resin Acquisition, LLC and Resolution Performance Products Inc. (incorporated by reference to Exhibit 2.1 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

2.2 Amended and Restated SPNV Resins Sale Agreement dated as of November 14, 2000 between Shell Oil
    Company and Resolution Performance Products Inc. (incorporated by reference to Exhibit 2.2 to the
    Registrants' Registration Statement on Form S-4 (File No. 333-57170))

2.3 Assignment and Assumption Agreement dated November 13, 2000 between Resolution Performance
    Products Inc. and Resolution Performance Products LLC (incorporated by reference to Exhibit 2.3 to the
    Registrants' Registration Statement on Form S-4 (File No. 333-57170))

2.4 Assignment and Assumption Agreement dated November 14, 2000 between Resin Acquisition, LLC and
    RPP Holdings LLC (incorporated by reference to Exhibit 2.4 to the Registrants' Registration Statement
    on Form S-4 (File No. 333-57170))

3.1 Certificate of Formation of Resolution Performance Products LLC filed on May 10, 1999 (incorporated by reference to Exhibit 3.1 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

3.2 Certificate of Amendment to Certificate of Formation of Resolution Performance Products LLC filed on
    November 14, 2000 (incorporated by reference to Exhibit 3.2 to the Registrants' Registration Statement
    on Form S-4 (File No. 333-57170))


 3.3  Amended and Restated Limited Liability Company Agreement of Resolution Performance Products
      LLC dated as of November 14, 2000 (incorporated by reference to Exhibit 3.3 to the Registrants'
      Registration Statement on Form S-4 (File No. 333-57170))

 3.4  Bylaws of Resolution Performance Products LLC dated as of November 14, 2000 (incorporated by reference to Exhibit 3.4 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

 3.5  Certificate of Incorporation of RPP Capital Corporation dated as of October 23, 2000 (incorporated by reference to Exhibit 3.5 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

 3.6  Amended and Restated Bylaws of RPP Capital Corporation dated as of November 14, 2000
      (incorporated by reference to Exhibit 3.6 to the Registrants' Registration Statement on Form S-4 (File
      No. 333-57170))

 4.1  Indenture, dated as of November 14, 2000, among Resolution Performance Products LLC, RPP Capital
      Corporation and United States Trust Company of New York (incorporated by reference to Exhibit 4.1 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

 4.2  Form of Exchange Note (included as Exhibit B to Exhibit 4.1)

 4.3  Registration Rights Agreement, dated as of November 14, 2000 among Resolution Performance
      Products LLC, RPP Capital Corporation, RPP Holdings LLC, Morgan Stanley & Co. Incorporated, J.P.
      Morgan Securities Inc. and Salomon Smith Barney Inc. (incorporated by reference to Exhibit 4.3 to the
      Registrants' Registration Statement on Form S-4 (File No. 333-57170))

 4.4  Registration Rights Agreement, dated as of November 14, 2001, among Resolution Performance
      Products LLC, RPP Capital Corporation, Morgan Stanley & Co. Incorporated, Credit Suisse First
      Boston Inc., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc.

 5.1* Opinion of O'Sullivan LLP

10.1  Credit Agreement dated as of November 14, 2000 among Resolution Performance Products Inc.,
      Resolution Performance Products LLC, RPP Capital Corporation, Resolution Nederland B.V., the
      various lender parties thereto, Salomon Smith Barney Inc., as Syndication Agent, Morgan Guaranty
      Trust Company of New York, as Documentation Agent, and Morgan Stanley Senior Funding Inc., as
      Administrative Agent, Lead Arranger and Sole Book Manager (incorporated by reference to Exhibit
      10.1 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.2  First Amendment to Credit Agreement dated November 6, 2001 (incorporated by reference to Exhibit
      10.1 to the Registrants' Current Report on Form 8-K dated November 7, 2001 (Commission File No.
      333-57170))

10.3  Employment Agreement dated as of November 14, 2000 between Resolution Performance Products
      LLC and Marvin O. Schlanger (incorporated by reference to Exhibit 10.2 to the Registrants'
      Registration Statement on Form S-4 (File No. 333-57170))

10.4  Secured Promissory Note dated as of November 14, 2000 entered into by David T. Preston in favor of
      Resolution Performance Products LLC (incorporated by reference to Exhibit 10.3 to the Registrants'
      Registration Statement on Form S-4 (File No. 333-57170))

10.5  Pledge Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and
      David T. Preston (incorporated by reference to Exhibit 10.4 to the Registrants' Registration Statement
      on Form S-4 (File No. 333-57170))

10.6  Secured Promissory Note dated as of November 14, 2000 entered into by Wouter W. Jongepier in favor of Resolution Performance Products LLC (incorporated by reference to Exhibit 10.5 to the Registrants'
      Registration Statement on Form S-4 (File No. 333-57170))


 10.7 Pledge Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and Wouter W. Jongepier (incorporated by reference to Exhibit 10.6 to the Registrants' Registration
      Statement on Form S-4 (File No. 333-57170))

 10.8 Secured Promissory Note dated as of November 14, 2000 entered into by Dany Subrata in favor of
      Resolution Performance Products LLC (incorporated by reference to Exhibit 10.7 to the Registrants'
      Registration Statement on Form S-4 (File No. 333-57170))

 10.9 Pledge Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and Dany Subrata (incorporated by reference to Exhibit 10.8 to the Registrants' Registration Statement
      on Form S-4 (File No. 333-57170))

10.10 Secured Promissory Note dated as of March 7, 2001 entered into by J. Travis Spoede Trust (Dated
      03/26/99) in favor of Resolution Performance Products LLC (incorporated by reference to Exhibit 10.9 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.11 Pledge Agreement dated as of March 7, 2001 among Resolution Performance Products LLC,
      J. Travis Spoede and the J. Travis Spoede Trust (Dated 03/26/99) (incorporated by reference to
      Exhibit 10.10 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.12 Employment Agreement dated July 16, 2001 between Resolution Performance Product LLC and
      Jeffrey M. Nodland (incorporated by reference to Exhibit 10.1 to the Registrants' Quarterly Report on
      Form 10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.13 Secured Promissory Note dated August 10, 2001 from Jeffrey M. Nodland to Resolution Performance
      Product LLC (incorporated by reference to Exhibit 10.2 to the Registrants' Quarterly Report on Form
      10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.14 Pledge Agreement dated August 10, 2001 between Jeffrey M. Nodland and Resolution Performance
      Products LLC (incorporated by reference to Exhibit 10.3 to the Registrants' Quarterly Report on Form
      10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.15 Secured Promissory Note dated June 18, 2001 from Mark S. Antonvich to Resolution Performance
      Products LLC (incorporated by reference to Exhibit 10.4 to the Registrants' Quarterly Report on Form
      10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.16 Pledge Agreement dated June 18, 2001 between Mark S. Antonvich to Resolution Performance
      Products LLC (incorporated by reference to Exhibit 10.5 to the Registrants' Quarterly Report on Form
      10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.17 Environmental Agreement dated as of November 1, 2000 between Shell Oil Company and Resolution
      Performance Products LLC (incorporated by reference to Exhibit 10.11 to the Registrants'
      Registration Statement on Form S-4 (File No. 333-57170))

10.18 Environmental Agreement dated as of November 1, 2000 between Shell Petroleum N.V. and
      Resolution Performance Products LLC (incorporated by reference to Exhibit 10.12 to the Registrants'
      Registration Statement on Form S-4 (File No. 333-57170))

10.19 Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of
      November 14, 2000 between Shell Oil Company and Resolution Performance Products LLC
      (incorporated by reference to Exhibit 10.13 to the Registrants' Registration Statement on Form S-4
      (File No. 333-57170))

10.20 Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of
      November 14, 2000 between Shell Internationale Research Maatschappij B.V. and Shell Epoxy Resins
      Research B.V (incorporated by reference to Exhibit 10.14 to the Registrants' Registration Statement
      on Form S-4 (File No. 333-57170)).


10.21 Interim Agreement for Information Technology Services (US Business) dated as of November 1, 2000 among Shell Chemical Company, Shell Services International Inc. and Resolution Performance
      Products LLC (incorporated by reference to Exhibit 10.15 to the Registrants' Registration Statement
      on Form S-4 (File No. 333-57170))

10.22 Interim Agreement for Information Technology Services (Non-US) dated as of November 1, 2000 among Shell Chemicals Limited, Shell International B.V. and Shell Epoxy Resins Nederland B.V
      (incorporated by reference to Exhibit 10.16 to the Registrants' Registration Statement on Form S-4
      (File No. 333-57170))

10.23 Indemnity and Contribution Agreement dated as of November 14, 2000 among Resolution
      Performance Products LLC and the indemnified parties listed therein (incorporated by reference to
      Exhibit 10.17 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.24 Management Consulting Agreement dated as of November 14, 2000 among Resolution Performance
      Products LLC and Apollo Management IV, L.P. (incorporated by reference to Exhibit 10.18 to the
      Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.25 First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement
      dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil
      Company, and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.19 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.26 First Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated
      November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.20 to the
      Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.27 First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated
      November 1, 2000 between Shell Epoxy Resins Nederland B.V. and Shell Nederland Raffinaderij
      B.V. (incorporated by reference to Exhibit 10.21 to the Registrants' Registration Statement on Form S-
      4 (File No. 333-57170))

10.28 First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated
      November 1, 2000 between Shell Epoxy Resins Nederland B.V. and Shell Nederland Chemie B.V.
      (incorporated by reference to Exhibit 10.22 to the Registrants' Registration Statement on Form S-4
      (File No. 333-57170))

10.29 Deer Park Ground Lease and Grant of Easements dated as of November 1, 2000 between Shell Oil
      Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.23 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.30 Norco Ground Lease and Grant of Servitudes dated as of November 1, 2000 between Shell Oil
      Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.24 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.31 Amended and Restated Agreement of Sub-Lease (Pernis) dated as of November 1, 2000 between Shell
      Epoxy Resins Nederland B.V. and Shell Nederland Raffinaderij B.V. (incorporated by reference to
      Exhibit 10.25 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.32 Resolution Performance Products Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit
      10.26 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.33 Resolution Performance Products Inc. 2000 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.27 to the Registrants' Registration Statement on Form S-4 (File No. 333-
      57170))

10.34 Restricted Unit Plan (incorporated by reference to Exhibit 10.28 to the Registrants' Registration
      Statement on Form S-4 (File No. 333-57170))


10.35 Separation Agreement dated as of March 9, 2001 between Resolution Performance Products Inc.,
      Resolution Performance Products LLC and David T. Preston (incorporated by reference to Exhibit
      10.29 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

 12.1 Statement of Computation of Ratio of Earnings to Fixed Charges

 21.1 Subsidiaries of the Registrants (incorporated by reference to Exhibit 21.1 to the Registrants'
      Registration Statement on Form S-4 (File No. 333-57170))

23.1* Consent of O'Sullivan LLP (included in Exhibit 5.1)

 23.2 Consent of PricewaterhouseCoopers LLP

 23.3 Consent of KPMG Accountants N.V.

 23.4 Consent of CPI Consulting Associates

 23.5 Consent of Garnett Consulting

 24.1 Powers of Attorney (included on signature pages hereto)

 25.1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of United States Trust
      Company of New York as Trustee

 99.1 Form of Letter of Transmittal

 99.2 Form of Notice of Guaranteed Delivery

 99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

 99.4 Form of Letter to Clients

--------
* To be filed by amendment.

   (b) FINANCIAL STATEMENT SCHEDULES:

   Schedule II--Valuation and Qualifying Accounts and Reserves

   All other schedules have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes thereto.

Item 22. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrants hereby undertake:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 13th day of December 2001.

                                          RESOLUTION PERFORMANCE PRODUCTS LLC

                                                  /S/ MARVIN O. SCHLANGER
                                          By: _________________________________
                                                    Marvin O. Schlanger
                                             Chairman and Chief Executive Offer

                               POWER OF ATTORNEY

   Each of the undersigned members of the Board of Managers and officers of RESOLUTION PERFORMANCE PRODUCTS LLC, does hereby constitute and appoint each of MARVIN O. SCHLANGER and J. TRAVIS SPOEDE, or either of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as director or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the name and capacity indicated below, any and all amendments (including post-effective amendments) hereto; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         Signature                        Title                     Date
         ---------                        -----                     ----

  /S/ MARVIN O. SCHLANGER   Chairman and Chief Executive      December 13, 2001
---------------------------   Officer (principal executive
    Marvin O. Schlanger       officer)

   /S/ J. TRAVIS SPOEDE     Executive Vice President, Chief   December 13, 2001
---------------------------   Financial Officer and Secretary
     J. Travis Spoede         (principal financial and
                              accounting officer)

     /S/ JOEL A. ASEN       Manager                           December 13, 2001
---------------------------
       Joel A. Asen

   /S/ LAURENCE M. BERG     Manager                           December 13, 2001
---------------------------
     Laurence M. Berg

    /S/ PETER P. COPSES     Manager                           December 13, 2001
---------------------------
      Peter P. Copses

   /S/ JOSHUA J. HARRIS     Manager                           December 13, 2001
---------------------------
     Joshua J. Harris

   /S/ SCOTT M. KLEINMAN    Manager                           December 13, 2001
---------------------------
     Scott M. Kleinman

/S/ HEINN F. TOMFOHRDE, III Manager                           December 13, 2001
---------------------------
  Heinn F. Tomfohrde, III

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 13th day of December, 2001.

                                          RPP CAPITAL CORPORATION

                                                  /s/ MARVIN O. SCHLANGER
                                          By: _________________________________
                                                    Marvin O. Schlanger
                                             Chairman and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   Each of the undersigned directors and officers of RPP CAPITAL CORPORATION, does hereby constitute and appoint each of MARVIN O. SCHLANGER and J. TRAVIS SPOEDE or either of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as director or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the name and capacity indicated below, any and all amendments (including post-effective amendments) hereto; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or either of them, shall lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated:

       Signature                      Title                     Date
       ---------                      -----                     ----

/s/ Marvin O. Schlanger Chairman and Chief Executive      December 13, 2001
-----------------------   Officer (principal executive
  Marvin O. Schlanger     officer)

 /s/ J. Travis Spoede   Executive Vice President, Chief   December 13, 2001
-----------------------   Financial Officer and Secretary
   J. Travis Spoede       (principal financial and
                          accounting officer)

 /s/ Joshua J. Harris   Director                          December 13, 2001
-----------------------
   Joshua J. Harris

 /s/ Scott M. Kleinman  Director                          December 13, 2001
-----------------------
   Scott M. Kleinman

                      RESOLUTION PERFORMANCE PRODUCTS LLC

          SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                        (in millions of U. S. dollars)

                                                                  Additions
                                                             -------------------
                                                  Balance at Charges to Charged              Balance at
                                                  January 1, costs and  to other            December 31,
                   Description                       1999     expenses  accounts Deductions     2000
                   -----------                    ---------- ---------- -------- ---------- ------------
Allowance for doubtful accounts..................    $--         3         --        --          $3
Allowance for inventory obsolescence.............    $--         5          2        --          $7

                                                                  Additions
                                                             -------------------
                                                  Balance at Charges to Charged              Balance at
                                                  January 1, costs and  to other            September 30,
                   Description                       2001     expenses  accounts Deductions     2001
                   -----------                    ---------- ---------- -------- ---------- -------------
Allowance for doubtful accounts..................     $3         1         --        --          $4
Allowance for inventory obsolescence.............     $7         1         --         4          $4

                                 Exhibit Index


2.1  Amended and Restated Master Sale Agreement (US) dated as of November 14, 2000 among Shell Oil
     Company, Resin Acquisition, LLC and Resolution Performance Products Inc. (incorporated by reference to Exhibit 2.1 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

2.2  Amended and Restated SPNV Resins Sale Agreement dated as of November 14, 2000 between Shell Oil
     Company and Resolution Performance Products Inc. (incorporated by reference to Exhibit 2.2 to the
     Registrants' Registration Statement on Form S-4 (File No. 333-57170))

2.3  Assignment and Assumption Agreement dated November 13, 2000 between Resolution Performance
     Products Inc. and Resolution Performance Products LLC (incorporated by reference to Exhibit 2.3 to the
     Registrants' Registration Statement on Form S-4 (File No. 333-57170))

2.4  Assignment and Assumption Agreement dated November 14, 2000 between Resin Acquisition, LLC and
     RPP Holdings LLC (incorporated by reference to Exhibit 2.4 to the Registrants' Registration Statement
     on Form S-4 (File No. 333-57170))

3.1  Certificate of Formation of Resolution Performance Products LLC filed on May 10, 1999 (incorporated by reference to Exhibit 3.1 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

3.2  Certificate of Amendment to Certificate of Formation of Resolution Performance Products LLC filed on
     November 14, 2000 (incorporated by reference to Exhibit 3.2 to the Registrants' Registration Statement
     on Form S-4 (File No. 333-57170))

3.3  Amended and Restated Limited Liability Company Agreement of Resolution Performance Products LLC
     dated as of November 14, 2000 (incorporated by reference to Exhibit 3.3 to the Registrants' Registration
     Statement on Form S-4 (File No. 333-57170))

3.4  Bylaws of Resolution Performance Products LLC dated as of November 14, 2000 (incorporated by reference to Exhibit 3.4 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

3.5  Certificate of Incorporation of RPP Capital Corporation dated as of October 23, 2000 (incorporated by reference to Exhibit 3.5 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

3.6  Amended and Restated Bylaws of RPP Capital Corporation dated as of November 14, 2000 (incorporated by reference to Exhibit 3.6 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

4.1  Indenture, dated as of November 14, 2000, among Resolution Performance Products LLC, RPP Capital
     Corporation and United States Trust Company of New York (incorporated by reference to Exhibit 4.1 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

4.2  Form of Exchange Note (included as Exhibit B to Exhibit 4.1)

4.3  Registration Rights Agreement, dated as of November 14, 2000 among Resolution Performance Products
     LLC, RPP Capital Corporation, RPP Holdings LLC, Morgan Stanley & Co. Incorporated, J.P. Morgan
     Securities Inc. and Salomon Smith Barney Inc. (incorporated by reference to Exhibit 4.3 to the
     Registrants' Registration Statement on Form S-4 (File No. 333-57170))

4.4  Registration Rights Agreement, dated as of November 14, 2001, among Resolution Performance
     Products LLC, RPP Capital Corporation, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston
     Inc., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc.

5.1* Opinion of O'Sullivan LLP


10.1  Credit Agreement dated as of November 14, 2000 among Resolution Performance Products Inc.,
      Resolution Performance Products LLC, RPP Capital Corporation, Resolution Nederland B.V., the
      various lender parties thereto, Salomon Smith Barney Inc., as Syndication Agent, Morgan Guaranty
      Trust Company of New York, as Documentation Agent, and Morgan Stanley Senior Funding Inc., as
      Administrative Agent, Lead Arranger and Sole Book Manager (incorporated by reference to Exhibit
      10.1 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.2  First Amendment to Credit Agreement dated November 6, 2001 (incorporated by reference to Exhibit
      10.1 to the Registrants' Current Report on Form 8-K dated November 7, 2001 (Commission File No.
      333-57170))

10.3  Employment Agreement dated as of November 14, 2000 between Resolution Performance Products
      LLC and Marvin O. Schlanger (incorporated by reference to Exhibit 10.2 to the Registrants'
      Registration Statement on Form S-4 (File No. 333-57170))

10.4  Secured Promissory Note dated as of November 14, 2000 entered into by David T. Preston in favor of
      Resolution Performance Products LLC (incorporated by reference to Exhibit 10.3 to the Registrants'
      Registration Statement on Form S-4 (File No. 333-57170))

10.5  Pledge Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and David T. Preston (incorporated by reference to Exhibit 10.4 to the Registrants' Registration
      Statement on Form S-4 (File No. 333-57170))

10.6  Secured Promissory Note dated as of November 14, 2000 entered into by Wouter W. Jongepier in favor of Resolution Performance Products LLC (incorporated by reference to Exhibit 10.5 to the
      Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.7  Pledge Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and Wouter W. Jongepier (incorporated by reference to Exhibit 10.6 to the Registrants' Registration
      Statement on Form S-4 (File No. 333-57170))

10.8  Secured Promissory Note dated as of November 14, 2000 entered into by Dany Subrata in favor of
      Resolution Performance Products LLC (incorporated by reference to Exhibit 10.7 to the Registrants'
      Registration Statement on Form S-4 (File No. 333-57170))

10.9  Pledge Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and Dany Subrata (incorporated by reference to Exhibit 10.8 to the Registrants' Registration Statement
      on Form S-4 (File No. 333-57170))

10.10 Secured Promissory Note dated as of March 7, 2001 entered into by J. Travis Spoede Trust (Dated
      03/26/99) in favor of Resolution Performance Products LLC (incorporated by reference to Exhibit 10.9 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.11 Pledge Agreement dated as of March 7, 2001 among Resolution Performance Products LLC,
      J. Travis Spoede and the J. Travis Spoede Trust (Dated 03/26/99) (incorporated by reference to
      Exhibit 10.10 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.12 Employment Agreement dated July 16, 2001 between Resolution Performance Product LLC and
      Jeffrey M. Nodland (incorporated by reference to Exhibit 10.1 to the Registrants' Quarterly Report on
      Form 10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.13 Secured Promissory Note dated August 10, 2001 from Jeffrey M. Nodland to Resolution Performance
      Product LLC (incorporated by reference to Exhibit 10.2 to the Registrants' Quarterly Report on Form
      10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.14 Pledge Agreement dated August 10, 2001 between Jeffrey M. Nodland and Resolution Performance
      Products LLC (incorporated by reference to Exhibit 10.3 to the Registrants' Quarterly Report on Form
      10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))


10.15 Secured Promissory Note dated June 18, 2001 from Mark S. Antonvich to Resolution Performance
      Products LLC (incorporated by reference to Exhibit 10.4 to the Registrants' Quarterly Report on Form
      10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.16 Pledge Agreement dated June 18, 2001 between Mark S. Antonvich to Resolution Performance
      Products LLC (incorporated by reference to Exhibit 10.5 to the Registrants' Quarterly Report on Form
      10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.17 Environmental Agreement dated as of November 1, 2000 between Shell Oil Company and Resolution
      Performance Products LLC (incorporated by reference to Exhibit 10.11 to the Registrants'
      Registration Statement on Form S-4 (File No. 333-57170))

10.18 Environmental Agreement dated as of November 1, 2000 between Shell Petroleum N.V. and
      Resolution Performance Products LLC (incorporated by reference to Exhibit 10.12 to the Registrants'
      Registration Statement on Form S-4 (File No. 333-57170))

10.19 Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of
      November 14, 2000 between Shell Oil Company and Resolution Performance Products LLC
      (incorporated by reference to Exhibit 10.13 to the Registrants' Registration Statement on Form S-4
      (File No. 333-57170))

10.20 Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of
      November 14, 2000 between Shell Internationale Research Maatschappij B.V. and Shell Epoxy Resins
      Research B.V. (incorporated by reference to Exhibit 10.14 to the Registrants' Registration Statement
      on Form S-4 (File No. 333-57170))

10.21 Interim Agreement for Information Technology Services (US Business) dated as of November 1, 2000 among Shell Chemical Company, Shell Services International Inc. and Resolution Performance
      Products LLC (incorporated by reference to Exhibit 10.15 to the Registrants' Registration Statement
      on Form S-4 (File No. 333-57170))

10.22 Interim Agreement for Information Technology Services (Non-US) dated as of November 1, 2000 among Shell Chemicals Limited, Shell International B.V. and Shell Epoxy Resins Nederland B.V.
      (incorporated by reference to Exhibit 10.16 to the Registrants' Registration Statement on Form S-4
      (File No. 333-57170))

10.23 Indemnity and Contribution Agreement dated as of November 14, 2000 among Resolution
      Performance Products LLC and the indemnified parties listed therein (incorporated by reference to
      Exhibit 10.17 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.24 Management Consulting Agreement dated as of November 14, 2000 among Resolution Performance
      Products LLC and Apollo Management IV, L.P. (incorporated by reference to Exhibit 10.18 to the
      Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.25 First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement
      dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil
      Company, and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.19 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.26 First Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated
      November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.20 to the
      Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.27 First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated
      November 1, 2000 between Shell Epoxy Resins Nederland B.V. and Shell Nederland Raffinaderij
      B.V. (incorporated by reference to Exhibit 10.21 to the Registrants' Registration Statement on Form
      S-4 (File No. 333-57170))
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

10.28 First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated
      November 1, 2000 between Shell Epoxy Resins Nederland B.V. and Shell Nederland Chemie B.V.
      (incorporated by reference to Exhibit 10.22 to the Registrants' Registration Statement on Form S-4
      (File No. 333-57170))

10.29 Deer Park Ground Lease and Grant of Easements dated as of November 1, 2000 between Shell Oil
      Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.23 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.30 Norco Ground Lease and Grant of Servitudes dated as of November 1, 2000 between Shell Oil
      Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.24 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.31 Amended and Restated Agreement of Sub-Lease (Pernis) dated as of November 1, 2000 between Shell
      Epoxy Resins Nederland B.V. and Shell Nederland Raffinaderij B.V. (incorporated by reference to
      Exhibit 10.25 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.32 Resolution Performance Products Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit
      10.26 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

10.33 Resolution Performance Products Inc. 2000 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.27 to the Registrants' Registration Statement on Form S-4 (File No. 333-
      57170))

10.34 Restricted Unit Plan (incorporated by reference to Exhibit 10.28 to the Registrants' Registration
      Statement on Form S-4 (File No. 333-57170))

10.35 Separation Agreement dated as of March 9, 2001 between Resolution Performance Products Inc.,
      Resolution Performance Products LLC and David T. Preston (incorporated by reference to Exhibit
      10.29 to the Registrants' Registration Statement on Form S-4 (File No. 333-57170))

12.1  Statement of Computation of Ratio of Earnings to Fixed Charges.

21.1  Subsidiaries of the Registrants (incorporated by reference to Exhibit 21.1 to the Registrants'
      Registration Statement on Form S-4 (File No. 333-57170))

23.1* Consent of O'Sullivan LLP (included in Exhibit 5.1)

23.2  Consent of PricewaterhouseCoopers LLP

23.3  Consent of KPMG Accountants N.V.

23.4  Consent of CPI Consulting Associates

23.5  Consent of Garnett Consulting

24.1  Powers of Attorney (included on signature pages hereto)

25.1  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of United States Trust
      Company of New York as Trustee

99.1  Form of Letter of Transmittal

99.2  Form of Notice of Guaranteed Delivery

99.3  Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4  Form of Letter to Clients
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* To be filed by amendment.